IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE IN RE 8X8, INC. ) ) ) C.A. No. 2024-____-___ VERIFIED APPLICATION PURSUANT TO 8 DEL. C. § 205 1. 8x8, Inc., a Delaware corporation (“8x8” or the “Company”), by and through its undersigned counsel, hereby brings this Verified Application Pursuant to 8 Del. C. § 205 (“Section 205”) for an Order validating (i) a 2012 amendment to the Company’s certificate of incorporation increasing the authorized shares of Company common stock from 100,000,000 to 200,000,000 (the “Charter Amendment”); (ii) a 2022 amendment to the Company’s certificate of incorporation increasing the authorized shares of Company common stock from 200,000,000 to 300,000,000 (the “Second Charter Amendment,” and, with the Charter Amendment, the “Charter Amendments”); and (iii) all subsequent issuances of common stock, and other securities that are convertible, exercisable or exchangeable into common stock, made in reliance on the validity of the Charter Amendments (collectively, the “Stock Issuances”). PRELIMINARY STATEMENT 2. 8x8 is a Delaware corporation with its principal place of business in California. 8x8 went public in 1997 through an IPO, its stock now trades on the NASDAQ, and it has more than 116 million shares outstanding. EFiled: Feb 20 2024 05:50PM EST Transaction ID 72092235 Case No. 2024-0154-

2 3. This Section 205 application arises out of a stockholder vote that took place twelve years ago at 8x8’s 2012 annual meeting, where stockholders were asked to approve an amendment to 8x8’s charter to increase the number of authorized shares from 100,000,000 to 200,000,000. 4. Recently, 8x8 received a stockholder demand letter identifying a potential disclosure discrepancy in the proxy statement issued in connection with the 2012 annual meeting. The thrust of the letter concerned whether the vote to amend the charter to increase the number of authorized shares was a “routine” matter or a “non-routine” matter under applicable stock exchange rules. The difference between a routine or non-routine matter is pertinent to this application, because the matter type has a bearing on the outcome of the vote. 5. Specifically, under applicable stock exchange rules, the stockholder vote to amend the charter was considered a “routine” matter such that brokers had the ability to vote on behalf of beneficial owners without receiving instructions. Under this “routine” standard, the Company received the appropriate number of votes to approve the Charter Amendment. However, 8x8’s proxy statement mistakenly disclosed that the vote to amend the charter was a “non- routine” vote, which would have meant that brokers did not have the ability to vote shares without specific instructions from beneficial owners. In the absence of such instructions, brokers’ votes are considered “broker non-votes,” which effectively

3 count as a vote “against” the proposal. Under this standard, the Company would have failed to receive the appropriate number of votes to approve the Charter Amendment. 6. As a result, there is a cloud of uncertainty relating to whether the disclosures in the proxy impacted stockholders’ voting decisions in such a way that calls into question the validity of the vote. 7. This uncertainty impacts, among other things: (i) the validity of the Company’s charter; (ii) the number of authorized Company shares; (iii) the Company’s subsequent stock issuances made in good faith reliance on the approval of the Charter Amendment; (iv) the validity of the more recent amendment in 2022 to the Company’s charter to further increase the number of authorized shares; (v) disclosures concerning or relying on the number of outstanding shares; and (vi) the capital structure itself. 8. At all times, the Company believed in good faith that it complied with applicable New York Stock Exchange and NASDAQ rules, and has treated the approval of the Charter Amendment as a valid corporate act ever since, which is evidenced by the Company’s subsequent actions over the past twelve years. 9. Acting in good faith reliance on the effectiveness of the approval of the Charter Amendment proposal, the Company announced that the

4 vote was successful, filed its amended charter with the Delaware’s Secretary of State, issued additional shares in reliance on the validity of the amended charter and has conducted corporate business for the past twelve years, including issuing convertible debt, in reliance on the validity of the amended charter. Additionally, third parties, including financing sources, key business partners, stockholders, employees, directors, and officers, have relied on the validity of the Charter Amendment and treated all acts in reliance on the Charter Amendment as valid. 10. The Company and all of its stockholders will be harmed if the cloud of uncertainty surrounding the Charter Amendments and Stock Issuances is not resolved. Among other things, the uncertainty risks jeopardizing past and future voting results and securities issuances, risks the Company’s ability to obtain future financing and effectuate future securities issuances, and harms the Company’s ongoing operations. 11. Further, entering an order validating the Charter Amendments and the Stock Issuances will not cause harm to any of the Company’s stockholders. The Company’s stockholders have acted in reliance on the validity of the Charter Amendment and Stock Issuances for over a decade. 12. The recent line of Section 205 cases involving SPACs in which this Court validated charter amendments to increase the number of authorized

5 shares of the company, and subsequent stock issuances, make clear that 8x8’s application is exactly the type of issue that Section 205 was designed to address. 13. As explained further herein, all of the factors set forth in Section 205 weigh in favor of the Court entering an order validating the Charter Amendments and Stock Issuances.1 APPLICANT 14. 8x8 provides Voice over IP products, including cloud-based voice, contact center, video, mobile and unified communications for businesses. 8x8 has publicly traded since its IPO in 1997 on the NASDAQ and New York Stock Exchange, and currently trades under the symbol “EGHT” on the NASDAQ. As of June 30, 2023, 8x8 reported that it has more than 3,000,000 paid business users, and generated nearly $750 million in revenue in FY 2023. BACKGROUND The 2012 Annual Meeting 15. On July 2, 2012, the Company filed a Schedule 14A Definitive Proxy Statement (the “Proxy,” Exhibit A) in connection with the Company’s 2012 annual meeting of stockholders scheduled for July 24, 2012. 1 The Company is prepared to provide notice of the Application in advance of any hearing on the Application, in accordance with the notice procedures ordered by the Court. See In re Lordstown Motors Corp., C.A. No. 2023-0083-LWW, at 10 (Del. Ch. Feb. 3, 2023) (ORDER).

6 16. The Proxy sought stockholder approval for four proposals. Proposal No. 4, a proposal to amend 8x8’s charter to increase the number of authorized shares (the “Charter Amendment Proposal”), sought stockholder approval of an amendment to the Company’s restated certificate of incorporation to increase the number of authorized shares of the Company’s common stock from 100,000,000 to 200,000,000 shares. (Proxy at Cover) Under Delaware law, an affirmative vote of a majority of the Company’s outstanding shares was required to approve the Charter Amendment Proposal. See 8 Del. C. § 242(b)(1). 17. The Proxy correctly described the stockholder vote necessary to approve the Charter Amendment Proposal under Delaware law as follows: “An affirmative vote of the holders of a majority of the outstanding shares of our common stock will constitute approval of this proposal.” (Proxy at 4) 18. Because shares are often held in “street name,” brokers are often tasked with voting shares for beneficial owners. Brokers may have the authority to vote on certain matters on behalf of beneficial owners regardless of whether or not they have received specific instructions from the beneficial owners on how to vote their shares. 19. A broker “non-vote” occurs when a broker is not permitted to vote shares absent instructions from the beneficial owner, and the broker has not received voting instructions from the beneficial owner.

7 20. New York Stock Exchange rules, which are applicable to both New York Stock Exchange and NASDAQ-listed companies like 8x8 at relevant times, provide that votes on certain types of matters are “non-routine” votes, while votes on other types of matters are “routine” votes. 21. For matters that are considered “routine,” brokers have the discretion to vote shares through their discretionary voting authority without receiving specific instructions from beneficial owners. See NYSE Rule 452.10. For matters that are considered “non-routine,” brokers do not have the ability to vote shares without specific instructions from beneficial owners, see NYSE Rule 452.11, and, in the absence of such instructions, brokers’ votes are considered “broker non-votes.” In situations in which an affirmative vote of a majority of a company’s outstanding shares are required to approve a non-routine” matter, a broker “non vote” effectively is counted as a vote “against” a proposal. 22. In connection with the 2012 annual meeting, the Company prepared the Proxy with the advice of outside counsel on the applicable voting rules and standards. The Proxy described the applicable voting standards for voting for, against, and for broker non-votes. 23. According to the Proxy: Q: How are “broker non-votes” and abstentions treated? A: Brokers holding shares in street name for customers have discretionary authority to vote on some matters when they have not

8 received instructions from the beneficial owners of shares. Under the Delaware General Corporation Law, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Annual Meeting. A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”) but does not vote on a particular matter due to a lack of discretionary voting power and instructions from the beneficial owner. Under listing rules governing voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. At the Annual Meeting, the uncontested election of nominees for the Board, the approval of the 2012 Equity Incentive Plan, and the amendment of the restated certificate of incorporation are non-routine matters under these rules. Brokers that do not receive instructions from the beneficial owners of the shares are entitled to vote only on Proposal No. 2 (the ratification of appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal 2013 audit). Broker non-votes are considered present but not entitled to vote at the meeting. They will not affect the outcome of the vote on the proposals for the election of director, the ratification of the appointment of Moss Adams LLP, and the approval of the 2012 Equity Incentive Plan at the Annual Meeting because broker non-votes are excluded from the tabulation of votes cast on each proposal. Abstentions are counted as present and entitled to vote for purposes of establishing a quorum. An abstention will have no effect on the election of directors under Proposals No. 1. However, an abstention will have the same effect as a vote “against” the ratification of the appointment by the Audit Committee of Moss Adams LLP as our independent registered public accounting firm for the fiscal 2013 audit under Proposal No. 2, a vote against the approval of the 2012 Equity Incentive Plan under Proposal No. 3, and a vote against the approval of the amendment of the restated certificate of incorporation under Proposal No. 4. (Proxy at 5) 24. The Proxy mistakenly described the vote on the Charter Amendment Proposal as a “non-routine” matter. Thus, pursuant to the description

9 in the Proxy, stockholders could have understood that, absent submitting instructions to their broker with respect to the Charter Amendment Proposal, brokers would not be permitted to vote on such proposal, effectively counting as votes “against” the proposal. 25. However, under applicable stock exchange rules, the Charter Amendment Proposal was, in fact, a “routine” matter, pursuant to which brokers had discretionary authority to vote for beneficial owners. Since brokers had discretionary authority to vote for beneficial owners, there would be no broker “non-votes.” 26. As of the record date for the 2012 annual meeting, there were 70,751,211 shares of common stock outstanding and entitled to vote. (Proxy at 3) In order to receive the approval of an affirmative vote of the holders of a majority of the outstanding shares of common stock, Proposal No. 4, the Charter Amendment Proposal, was therefore required to obtain the affirmative vote of 35,375,606 shares. 27. On July 24, 2012, the Company held its annual meeting. 28. On July 25, 2012, the Company filed an 8-K with the SEC disclosing the annual meeting’s voting results. (Exhibit B) 29. That 8-K disclosed that for Proposal No. 4, the Charter Amendment Proposal, the voting results were as follows:

10 For Against Abstain Broker Non-Vote 48,288,235 9,529,915 1,330,454 -- 30. The Charter Amendment Proposal received 48,288,235 votes in favor, which exceeded the affirmative vote of a majority of outstanding Company shares, and Proposal No. 4 was deemed approved. Because the Charter Amendment Proposal was, in fact, a “routine” proposal under stock exchange rules, brokers were permitted to exercise discretionary authority to vote for beneficial owners, and there were no broker “non-votes” cast for the Charter Amendment Proposal. 31. On August 22, 2012, in reliance on the validity of the vote on the Charter Amendment Proposal and the resulting Charter Amendment, the Company effectuated the Charter Amendment by filing the amended charter with the Delaware Secretary of State to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000 shares. (Exhibit C, the “Amended Charter”). 32. The Charter Amendment Proposal received the necessary number of votes to amend the Charter under Delaware law. However, because of the disclosures in the Proxy surrounding whether the Charter Amendment Proposal was a “non-routine matter” and whether brokers were permitted to exercise discretionary voting authority to vote in favor of the Charter Amendment Proposal,

11 there is a question regarding the validity of the stockholder vote on the Charter Amendment Proposal. 33. Even though twelve years have passed, and any fiduciary duty claims that could arise out of the Proxy’s disclosures are time-barred, the Court previously held in a similar situation that, because the disclosures “affect whether someone thinks that they actually have to take action to vote or whether inaction has consequence,” they could call into question the validity of the vote on the Charter Amendment Proposal and the Charter Amendment. In re Galena Biopharma, Inc., C.A. No. 2017-0423-JTL, Trans. at 72 (Del. Ch. June 14, 2018) (TRANSCRIPT). The 2022 Annual Meeting 34. Nearly a decade later, on June 8, 2022, the Company filed its Proxy Statement on Schedule 14A (the “2022 Proxy”) (Exhibit D) in connection with its 2022 annual meeting of stockholders. The 2022 Proxy included Proposal No. 6, to approve an amendment to the Amended Charter to increase the number of authorized shares of common stock from 200,000,000 to 300,000,000 shares. The 2022 Proxy noted that “[o]ur Restated Certificate of Incorporation currently authorizes the issuance of 200,000,000 shares of common stock,” further evidencing the Company’s belief that the prior Amended Charter was valid. (Ex. D at 72)

12 35. The 2022 Proxy accurately disclosed that Proposal No. 6 to amend the charter was a “routine” matter for which brokers “have the discretion to vote,” and noted that for Proposal No. 6, “a broker non-vote will have the same effect as a vote ‘against’ such proposal (although we do not expect any such broker non-votes since Proposal Six is a routine matter, eligible for discretionary voting by brokers and other nominees).” (Ex. D at 78) 36. On July 12, 2022, the Company held its 2022 annual meeting. The next day, the Company issued an 8-K announcing that 99,549,662 shares voted for, 2,049,037 shares voted against and 103,715 shares abstained from the vote on Proposal No. 6. (Exhibit E) There were no broker non-votes on Proposal No. 6. 37. The July 13, 2022 8-K also disclosed that, on July 12, 2022, the Company filed a Certificate of Amendment to the Certificate of Incorporation reflecting the increase in the number of authorized shares of the Company’s common stock from 200,000,000 authorized shares to 300,000,000 authorized shares (the “Second Charter Amendment,” as defined in Paragraph 1) (Exhibit F). 38. There is no issue as to whether the applicable voting standard on Proposal No. 6 in connection with the 2022 annual meeting was accurately disclosed or whether the vote itself was valid. However, since there is a question regarding whether the Amended Charter in 2012 was properly authorized, that

13 calls into question what shares were entitled to vote on Proposal No. 6 at the 2022 annual meeting and, thus, whether the Second Charter Amendment was validly approved. At the time of the 2022 annual meeting, there were 118,643,968 shares of common stock outstanding – 18,643,968 in excess of that authorized by the charter in place before the Amended Charter. However, even if those 18,643,968 shares were removed from the count of shares voting in “favor” of Proposal No. 6 to adopt the Second Charter Amendment, Proposal No. 6 still would have received the affirmative vote of 80,905,694 shares – more than a majority of outstanding shares necessary for the proposal to pass. 39. The Company has continued to issue shares in reliance on the Charter Amendments. As a result of additional Stock Issuances, there are currently 116,364,248 shares of the Company’s common stock outstanding – in excess of the 100,000,000 permitted under the Company’s charter in place before the 2012 annual meeting. 40. Several of the Stock Issuances were to employees pursuant to stock incentive plans. For example, on July 15, 2022, the Company filed a Form S-8 Registration Statement to register 8,000,000 shares of its common stock issuable to eligible individuals under the Company’s 2022 Equity Incentive Plan, and to register an additional 3,600,000 shares of common stock under the Company’s 1996 Employee Stock Purchase Plan.

14 41. For over a decade, the Company has issued shares to stockholders, financing sources, and employees and conducted business in reliance on the Amended Charter’s validity, including asking stockholders to vote on, and approve, the Second Charter Amendment. The Stockholder Demand Letter 42. On February 7, 2024, the Company received a letter from a stockholder calling into question the validity of the Charter Amendment Proposal and the Charter Amendment. The letter raised that, because the Proxy mistakenly disclosed that the Charter Amendment Proposal was a non-routine vote, stockholders could have interpreted the Proxy to mean that, if they did not provide a broker with voting instructions, the broker would not have authority to vote in favor of the Charter Amendment Proposal, and that failure to provide voting instructions to their broker would effectively count as a vote “against” the proposal. 43. The letter noted that, for the other proposals in the Proxy that were, in fact, “non-routine” votes and disclosed as such (Proposal Nos. 1 and 3), there were 30,838,585 broker “non-votes.” The letter argues if the 30,838,585 broker “non-votes” that were cast for the other proposals disclosed in the proxy as non-routine were also counted as broker “non-votes” for the Charter Amendment Proposal instead of votes “for” the Charter Amendment Proposal, the Charter

15 Amendment Proposal would not have received the affirmative vote of a majority of the Company’s outstanding stock. 44. In light of the stockholder demand letter, there is a potential uncertainty relating to whether the Proxy’s disclosures in connection with the Charter Amendment Proposal affected stockholders’ voting decisions. Section 205 Validation Is Appropriate And Warranted 45. Pursuant to Section 205(a)(4), the Court is empowered to “[d]etermine the validity of any corporate act or transaction and any stock, rights or options to acquire stock.” 8 Del. C. § 205(a)(4). Under Section 205(a)(4), a corporate act may be validated even though it is not defective. In re Lordstown Motors Corp., 290 A.3d 1, 10 (Del. Ch. Feb. 21, 2023). “Section 205 provides the court ‘with a mechanism to eliminate equitably any uncertainty’ where questions of validity persist.” Id. 46. As this Court has recognized, “[t]he historical corporate acts” of a vote to amend a charter to increase the number of authorized shares “are the sort that Section 205 was designed to address.” Lordstown, 290 A.3d at 11. 47. The Court has used Section 205 to validate charter amendments and subsequent stock issuances in analogous circumstances where the disclosures surrounding whether a charter amendment was a “non-routine” matter (for which brokers did not have discretionary authority to vote) called into question the

16 validity of the charter amendment and subsequent stock issuances. For example, in In re Galena Biopharma, Inc., C.A. No. 10-17-0423-JTL (Del. Ch. July 13, 2018), this Court granted Section 205 applications validating charter amendments where the company mistakenly disclosed that the votes to approve charter amendments were non-routine matters for which brokers were not permitted to exercise discretionary authority to vote absent instructions from a stockholder, and a stockholder alleged that this disclosure called into question the validity of the stockholder vote to amend the charter to increase the number of authorized shares. 48. In evaluating an application for validation under Section 205, the Court may consider various factors and considerations, including those the Court deems just and equitable. These factors weigh in favor of validating the Charter Amendments and the Stock Issuances under Section 205(a)(4): a. The Company believed in good faith that the Charter Amendment Proposal was approved in compliance with the DGCL and applicable stock exchange rules. b. The Company has treated the approval of the Charter Amendment as valid and taken significant actions in reliance on the validity of the Charter Amendment, including announcing that the vote on the Charter Amendment Proposal was successful, filing the Charter Amendment with the Delaware Secretary of State, issuing

17 additional shares of common stock, entering into financing transactions involving common stock, asking stockholders to vote on the Second Charter Amendment, filing the Second Charter Amendment with the Delaware Secretary of State, and treating the Second Charter Amendment as valid. c. The Company’s stockholders would not be harmed by validation of the Charter Amendments and the Stock Issuances. The Company’s stockholders have treated the Charter Amendment and Stock Issuances as valid for over a decade, and in reliance on their validity, stockholders approved the Second Charter Amendment.2 d. Conversely, the Company and all of the Company’s stockholders would be harmed if the Charter Amendments and the Stock Issuances are not validated. As the Court explained in Lordstown under similar circumstances, “absent validation, a number of parties would face widespread harm.” 290 A.3d at 14. Among other things, “[t]he potential invalidity of shares of Common Stock issued, or to be issued, in reliance on the Charter Amendment casts 2 The lack of harm to stockholders is further demonstrated by the fact that the stockholder who raised this issue requested that the Company pursue an application pursuant to Section 205.

18 doubt on the Company’s capital structure,” and “[t]his uncertainty could cause market disruption, impair the Company’s commercial relationships, chill strategic opportunities, and jeopardize employee relationships.” Id. Additionally, “[w]ithout validation, past and future results of stockholder votes would be called into question[,] … the Company would not know how many shares it has outstanding and able to vote at its upcoming annual meeting[,] … [t]he Company may not be able to issue public filings, … and [t]he Company may be unable to obtain the … capital needed” for the Company’s ongoing operations. Id. 49. Accordingly, the Court should exercise its power under Section 205(a)(4) to validate the Charter Amendments and the Stock Issuances. COUNT I: VALIDATION OF CORPORATE ACT (Pursuant to 8 Del. C. § 205) 50. The Company repeats and reiterates the allegations above as if fully set forth herein. 51. The Company is authorized to bring this Application pursuant to 8 Del. C. § 205(a). 52. Pursuant to Section 205(a)(4), the Court is empowered to “[d]etermine the validity of any corporate act or transaction and any stock, rights

19 or options to acquire stock.” Under Section 205(a)(4), a corporate act may be validated even though it is not defective. 53. The Company filed and effectuated the Charter Amendment with the good faith belief that the Charter Amendment was approved and adopted in compliance with the DGCL and applicable stock exchange rules. 54. The Company has treated the approval of the Charter Amendment as valid and has taken significant actions in reliance on the validity of the Charter Amendment, including announcing that the Charter Amendment Proposal was successful, filing the Amended Charter with the Delaware Secretary of State, issuing additional shares of common stock, asking stockholders to vote on the Second Charter Amendment, and filing the Second Charter Amendment with the Delaware Secretary of State. 55. The Company’s stockholders would not be harmed by validation of the Charter Amendments and the Stock Issuances because the Charter Amendment Proposal was approved by an affirmative majority of outstanding stock, stockholders have relied on the validity of the Charter Amendment and Stock Issuances for decades, and adopted the Second Charter Amendment by an affirmative majority of outstanding shares in reliance on the validity of the Charter Amendment.

20 56. The Company and all of the Company’s stockholders would be irreparably harmed if the Charter Amendments and the Stock Issuances are not validated. As set forth herein, absent validation, the Company and third parties would face widespread harm. Over 16 million shares in excess of the amount authorized under the charter in place prior to the Charter Amendment were issued in reliance on the validity of the Charter Amendment, including to employees. The potential invalidity of the Company’s capital structure, including the shares issued in excess of that permitted prior to the Charter Amendment, casts doubt on the Company’s capital structure. 57. Uncertainty about the Company’s market structure could cause market disruption, impair the Company’s commercial relationships, chill strategic opportunities, and jeopardize employee relationships. Additionally, without validation, past and future results of stockholder votes would be called into question, the Company would not know how many shares it has outstanding and able to vote at its upcoming annual meeting in July 2024, for which it intends to issue a proxy in May, and the Company may not be able to issue public filings. 8x8 is also required to issue its Form 10-K by the end of May, and any uncertainty around the validity of the Charter Amendments and Stock Issuances could result in the Company’s inability to obtain certified financials from its auditor, further harming 8x8 and its stockholders.

21 939701-WILSR01A - MSW 58. Validation is appropriate and necessary. PRAYER FOR RELIEF WHEREFORE, 8x8 respectfully prays for the following relief: A. An Order pursuant to 8 Del. C. § 205, declaring that the vote on the Charter Amendment Proposal, the Charter Amendment and the Amended Charter are valid and effective; B. An Order pursuant to 8 Del. C. § 205, declaring that the Second Charter Amendment is valid and effective; C. An Order pursuant to 8 Del. C. § 205, declaring that all shares of common stock and other securities that are convertible, exercisable or exchangeable into common stock, issued in reliance on the effectiveness of the Charter Amendments are valid and effective; and C. Such other and further relief as the Court deems just and proper under the circumstances. /s/ Edward B. Micheletti Edward B. Micheletti (ID No. 3794) Sarah Runnells Martin (ID No. 5230) SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP One Rodney Square, P.O. Box 636 Wilmington, Delaware 19899-0636 Tel.: (302) 651-3000 Attorneys for 8x8, Inc. DATED: February 20, 2024

Exhibit A EFiled: Feb 20 2024 05:50PM EST Transaction ID 72092235 Case No. 2024-0154-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington D.C. 20549 SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 Filed by the Registrant ý Filed by a party other than the Registrant ¨ Check the appropriate box: ¨ Preliminary Proxy Statement ¨ Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2)) ý Definitive Proxy Statement ¨ Definitive Additional Materials ¨ Soliciting Material Pursuant to §240.14(a)-12 8X8, INC. (Name of Registrant as Specified in its Charter) Payment of Filing Fee (Check the appropriate box): ý No fee required. ¨ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11. 1.  Title of each class of securities to which transaction applies: 2.  Aggregate number of securities to which transaction applies: 3.  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): 4.  Proposed maximum aggregate value of transaction: 5.  Total fee paid: ¨ Fee paid previously by written preliminary materials. ¨ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. 1.  Amount Previously Paid: 2.  Form, Schedule or Registration Statement No.: 3.  Filing Party: 4.  Date Filed: Note: PDF provided as a courtesy 8X8, INC. NOTICE OF THE 2012 ANNUAL MEETING OF STOCKHOLDERS JULY 24, 2012 Dear Stockholder: The 2012 Annual Meeting of Stockholders (the "2012 Annual Meeting") of 8x8, Inc., a Delaware corporation (the "Company"), will be held Tuesday, July 24, 2012, at 2:00 p.m., local time, at the corporate offices of the Company at 810 West Maude Avenue, Sunnyvale, California 94085, for the following purposes:

1.  To elect five directors to hold office until the 2013 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. The nominees are Bryan R. Martin, Guy L. Hecker, Jr., Mansour Salame, Eric Salzman, and Vikram Verma; 2.  To ratify the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2013; 3.  To approve the Company's 2012 Equity Incentive Plan with 4,100,000 shares of the Company's common stock authorized for issuance under such plan, and to approve the material terms of the 2012 Equity Incentive Plan for purposes of Internal Revenue Code Section 162(m); 4.  To approve an amendment of the Company's restated certificate of incorporation to increase the number of authorized shares of the Company's common stock from 100,000,000 to 200,000,000 shares; and 5.  To transact such other business as may properly come before the 2012 Annual Meeting or any adjournment of the 2012 Annual Meeting. These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on June 4, 2012, are entitled to notice of and to vote at the 2012 Annual Meeting or at any adjournment or postponement thereof. All stockholders are cordially invited to attend the 2012 Annual Meeting in person. However, to ensure your representation at the 2012 Annual Meeting, you are urged to vote as promptly as possible. Any stockholder of record attending the 2012 Annual Meeting may vote in person even if he or she has previously returned a proxy. For ten days prior to the 2012 Annual Meeting, a complete list of stockholders entitled to vote at the 2012 Annual Meeting will be available for examination by any stockholder for any purpose relating to this 2012 Annual Meeting, during ordinary business hours at the Company's corporate headquarters located at 810 West Maude Avenue, Sunnyvale, California 94085. By Order of the Board of Directors Bryan R. Martin  Chairman and Chief Executive Officer Sunnyvale, California June 22, 2011

8X8, INC. 810 West Maude Avenue Sunnyvale, California 94085 PROXY STATEMENT INFORMATION CONCERNING SOLICITATION AND VOTING General The accompanying proxy is solicited by the Board of Directors (the "Board") of 8x8, Inc. (referred to throughout this proxy statement as "8x8," the "Company," "we," "us," and "our"), a Delaware corporation, for use at the 2012 Annual Meeting of Stockholders (the "2012 Annual Meeting") to be held July 24, 2012, at 2:00 p.m., local time, or at any adjournment thereof. The 2012 Annual Meeting will be held at our principal executive offices at 810 West Maude Avenue, Sunnyvale, California 94085. Our telephone number is (408) 727-1885. This proxy statement, the accompanying proxy card and our Annual Report on Form 10-K for the year ended March 31, 2012 ("Annual Report") are being mailed on or about July 5, 2012 to all stockholders of our common stock as of the record date of June 4, 2012 (the "Record Date"). On the Record Date, we had 70,751,211 shares of common stock issued and outstanding held in street name or by registered stockholders. Furthermore, stockholders who wish to view our Annual Report, as filed with the Securities and Exchange Commission, or the SEC, including our audited financial statements, will find it available on the Investor Relations section of our web site at http://www.8x8.com. To request a printed copy of our proxy and Annual Report, which we will provide to you free of charge, either: write to 8x8's Investor Relations Department at 8x8, Inc., 810 West Maude Avenue, Sunnyvale, CA 94085; call us at (866) 587-8516; or email us at 2012@8x8.com. QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE 2012 ANNUAL MEETING Q: What information is contained in this proxy statement? A: The information in this proxy statement relates to the proposals to be voted on at the 2012 Annual Meeting, the voting process, our corporate governance, the compensation of our directors and most highly paid executive officers in fiscal 2012, and certain other required information. Q: What shares can I vote? A: Each share of 8x8 common stock issued and outstanding as of the Record Date is entitled to vote on all proposals presented at the 2012 Annual Meeting. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name.  Q: How many votes am I entitled to per share? A: Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date. Q: Can I attend the 2012 Annual Meeting? A: You are entitled to attend the 2012 Annual Meeting only if you were an 8x8 stockholder or joint holder as of the Record Date, or if you hold a valid proxy for the 2012 Annual Meeting. You should be prepared to present government-issued photo identification (such as a driver's license or passport) for admittance. If you are not a stockholder of record but hold shares in street name through a broker, trustee or nominee, you should be prepared to provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to June 4, 2012, a copy of the voting instruction card provided by your bank, broker, trustee or nominee, or other similar evidence of ownership. The meeting will begin promptly at 2:00 p.m., local time. Check-in will begin at 1:30 p.m. local time, and you should allow ample time for the check-in procedures.

Q: How can I vote my shares in person at the 2012 Annual Meeting? A: Shares held in your name as the stockholder of record may be voted by you in person at the 2012 Annual Meeting. Shares held beneficially in street name may be voted by you in person at the 2012 Annual Meeting only if you obtain a valid proxy, or "legal proxy," from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the 2012 Annual Meeting, we recommend that you also submit your voting instructions prior to the meeting to ensure your vote will be counted if you later decide not to attend the meeting. Q: How can I vote my shares without attending the 2012 Annual Meeting? A: If you hold shares directly as the stockholder of record, you may direct how your shares are voted without attending the 2012 Annual Meeting in accordance with the instructions included in the proxy statement and proxy. Our Chief Executive Officer and our Chief Financial Officer have been designated by the Board to be the proxy holders for the 2012 Annual Meeting. They will cast votes for Proposal Nos. One, Two, Three, and Four at the meeting in accordance with the direction provided in the proxy. Q: Can I change my vote? A: You may change your vote at any time prior to the vote at the 2012 Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to 8x8, Inc., Attn: Secretary, 810 West Maude Avenue, Sunnyvale, CA 94085, prior to your shares being voted, or by attending the 2012 Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instructions they provided or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person. Q: How many shares must be present or represented to conduct business at the 2012 Annual Meeting? A: The quorum requirement for holding and transacting business at the 2012 Annual Meeting is that holders of a majority of the voting power of the issued and outstanding common stock of 8x8 must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum. Q: What is the voting requirement to approve each of the proposals? A: The voting requirements for the proposals that we will consider at the Annual Meeting are: - Proposal No. 1-Election of Directors. Directors are elected by a plurality, and the five directors who receive the most votes will be elected to our Board. Shares represented by properly completed and timely submitted proxies will be voted "FOR" the election of the nominees listed in the Notice of the Annual Meeting, unless authority to do so is specifically withheld. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the board may designate. - Proposal No. 2-Ratification of Appointment of Moss Adams LLP as Independent Registered Public Accounting Firm. An affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting is necessary for approval of this proposal. - Proposal No. 3-Approval of 2012 Equity Incentive Plan. An affirmative vote of the holders of a majority of the shares present or reported by proxy and entitled to vote on this proposal at the Annual Meeting will constitute approval of this proposal. - Proposal No. 4-Approval to amend restated certificate of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000 shares. An affirmative vote of the holders of a majority of the outstanding shares of our common stock will constitute approval of this proposal.

Q: What happens if additional matters are presented at the 2012 Annual Meeting? A: Other than the items of business described in this proxy statement, we are not aware of any additional business to be acted upon at the 2012 Annual Meeting. If you grant a proxy, the named proxy holders, Bryan Martin and Dan Weirich, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any reason, any of our nominees is not available as a candidate for director, the named proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board. Q: How will votes be counted at the 2012 Annual Meeting? A: An automated system administered by Broadridge Financial Solutions, Inc. ("Broadridge") will tabulate stockholder votes by proxy instructions submitted by beneficial owners over the Internet, by telephone, or by proxy cards mailed to Broadridge. Our transfer agent, Computershare Investor Services, will tabulate stockholder votes submitted by proxies submitted by stockholders of record other than beneficial owners. The inspector of the election will tabulate votes cast in person at the 2012 Annual Meeting. Q: How are "broker non-votes" and abstentions treated? A: Brokers holding shares in street name for customers have discretionary authority to vote on some matters when they have not received instructions from the beneficial owners of shares. Under the Delaware General Corporation Law, an abstaining vote and a broker "non-vote" are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Annual Meeting. A broker "non-vote" occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in "street name") but does not vote on a particular matter due to a lack of discretionary voting power and instructions from the beneficial owner. Under listing rules governing voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. At the Annual Meeting, the uncontested election of nominees for the Board, the approval of the 2012 Equity Incentive Plan, and the amendment of the restated certificate of incorporation are non-routine matters under these rules. Brokers that do not receive instructions from the beneficial owners of the shares are entitled to vote only on Proposal No. 2 (the ratification of appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal 2013 audit). Broker non-votes are considered present but not entitled to vote at the meeting. They will not affect the outcome of the vote on the proposals for the election of director, the ratification of the appointment of Moss Adams LLP, and the approval of the 2012 Equity Incentive Plan at the Annual Meeting because broker non-votes are excluded from the tabulation of votes cast on each proposal. Abstentions are counted as present and entitled to vote for purposes of establishing a quorum. An abstention will have no effect on the election of directors under Proposals No. 1. However, an abstention will have the same effect as a vote "against" the ratification of the appointment by the Audit Committee of Moss Adams LLP as our independent registered public accounting firm for the fiscal 2013 audit under Proposal No. 2, a vote against the approval of the 2012 Equity Incentive Plan under Proposal No. 3, and a vote against the approval of the amendment of the restated certificate of incorporation under Proposal No. 4. Q: Who will serve as inspector of elections? A: The inspector of elections will be a representative from the Company. Q: What should I do if I receive more than one set of voting materials? A: You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate proxy card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote using each control number and proxy card that you receive. Q: Who will bear the cost of soliciting votes for the 2012 Annual Meeting? A: The Company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

PROPOSAL NO. ONE:

ELECTION OF DIRECTORS

Nominees

The Board currently consists of five directors, all of whom have been nominated for re-election at the 2012 Annual Meeting and have agreed to serve if elected.

Proxies cannot be voted for a greater number of persons than the number of nominees named. Each of the directors elected at the 2012 Annual Meeting will hold office until the 2013 Annual Meeting of Stockholders or until his successor has been duly elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of our five nominees named below, all of whom are directors currently serving on the Board. In the event that any of our nominees becomes unable or declines to serve as a director at the time of the 2012 Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director. The names of the nominees and certain information about each of them are set forth below.

Name	Age	Principal Occupation	Director Since
Bryan R. Martin	44	Chairman of the Board and Chief Executive Officer 8x8, Inc.	2001
Guy L. Hecker, Jr. (1)(2)(3)(4)	80	Retired Major General, USAF	1997
Mansour Salame (3)(4)	41	Managing Member, Truemetrics LLC	2012
Eric Salzman (1)(4)	45	Managing Member, SarniHaan Capital Partners LLC	2012
Vikram Verma (1)(3)	47	President of Strategic Venture Development, Lockheed Martin	2012

(1) Member of the audit committee
(2) Lead director
(3) Member of the compensation committee
(4) Member of the nominating committee

Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships between any of our directors or executive officers. There are also no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer.

Bryan R. Martin has served as Chairman of the Board since December 2003. Mr. Martin has served as Chief Executive Officer and as a director since February 2002. From March 2007 to November 2008, and again from April 2011 to December 2011, he served as President of the Company. From February 2001 to February 2002, he served as President and Chief Operating Officer and a director of the Company. He served as Senior Vice President, Engineering Operations from July 2000 to February 2001 and as the Company's Chief Technical Officer from August 1995 to August 2000. He also served as a director from January 1998 to July 1999. In addition, Mr. Martin served in various technical roles for the Company from April 1990 to August 1995. He received a B.S. and a M.S. in Electrical Engineering from Stanford University. We believe Mr. Martin's qualifications to serve as a director include his tenure as our Chief Executive Officer and as a member of our Board, his more than 22 years of service to us with extensive experience in the development and sale of communications technologies and services and the 41 United States patents that he holds in the fields of semiconductors, computer architecture, video processing algorithms, videophones and communications.

Major General Guy L. Hecker, Jr. has served as a director since August 1997 and lead director since January 2010. He was the founder of Stafford, Burke and Hecker, Inc., a consulting firm based in Alexandria, Virginia, and served as its President from 1982 to 2008. Prior to his retirement from the United States Air Force in 1982, Major General Hecker's duties included serving as Director of the Air Force Office of Legislative Liaison and an appointment in the Office of the Deputy Chief of Staff, Research, Development and Acquisition for the Air Force. Earlier, he served as a pilot and commander in both fighter and bomber aircraft units, including command of a bomber wing and an air division. During his Air Force career, Major General Hecker was awarded a number of military decorations, including the Air Force Distinguished Service Medal, the Silver Star, the Legion of Merit (awarded twice) and the Distinguished Flying Cross. He currently serves on the board of directors of NavCom Defense Electronics and The Citadel Foundation. Major General Hecker received a B.A. from The Citadel, an M.A. in International Relations from George Washington University, an honorary Ph.D. in military science from The

Citadel and completed the management development program at Harvard Business School. We believe that Major General Hecker's qualifications to serve on the Board include his extensive business and investing experience, including the founding of a successful business at Stafford, Burke and Hecker after retiring from the Air Force and his involvement in venture capital investing including being an initial investor in Micron Computer, a subsidiary of Micron Technology, Inc., prior to its initial public offering and a director and principal shareholder of NavCom Defense Electronics since its founding in 1984. Mansour Salame has served as a director since January 2012. He was the founder of Contactual, Inc., a cloud-based contact center provider the Company acquired in September 2011. Since 2003, Mr. Salame served as either the Chairman or Chief Executive Officer of Contactual, Inc. Prior to Contactual, Inc., Mr. Salame founded NextAge Technologies which was acquired by Alcatel in 1998 and worked at Genesys Telecommunications Laboratories, Inc. and as a consultant at Anderson Consulting (now Accenture). Mr. Salame has a Masters of Science degree in electrical engineering from Stanford University and a Bachelor of Science degree in electrical engineering from Northwestern University. We believe Mr. Salame's qualifications to serve as a director include his successful track record of founding and selling two companies in the contact center space, a market in which we actively participate, as well as his expertise in technology and his background as a consultant. Eric Salzman has served as a director since February 2012. From August 2011 to present, Mr. Salzman has been the Managing Member of SarniHaan Capital Partners LLC. Prior to SarniHaan Capital Partners LLC, Mr. Salzman spent several years at Lehman Brothers Holdings, Inc. including as Managing Director in the Private Equity and Principal Investing Group as well as Managing Director in the Global Trading Strategies Division. Mr. Salzman has a B.A. Honors from the University of Michigan and a MBA from Harvard University. We believe Mr. Salzman's qualifications to serve as a director include his 20 years of experience working in the financial services industry, his investment experience in the telecommunications industry and his past experience working in private equity. Vikram Verma has served as a director since January 2012. From 2008 to present, Mr. Verma has been the President of Strategic Venture Development at Lockheed Martin. Prior to 2008, Mr. Verma was Chief Executive Officer of Savi Technology, Inc., a leader in RFID-based tracking and security solutions and a pioneer in managed service offerings for government and commercial logistic applications, which was acquired by Lockheed Martin in 2006. Mr. Verma holds a B.S degree from the Florida Institute of Technology, an M.S.E degree from University of Michigan and a graduate degree in electrical engineering from Stanford University. He has also attended executive management programs at the Harvard Business School, Stanford Graduate School of Business and the University of California at Berkley Haas School of Business. He has been granted eight patents and has won numerous other accolades including being named one of 40 "Technology Pioneers" by the World Economic Forum in Davos, Switzerland. We believe Mr. Verma's qualifications to serve as a director include his experience leading Savi Technology, Inc. through its rapid growth and eventual sale to Lockheed Martin and his expertise in new venture development. Vote Required and Recommendation The five nominees receiving the highest number of affirmative votes of the shares entitled to vote on this matter shall be elected as directors. The Board unanimously recommends that the stockholders vote "FOR" the election of the nominees set forth above.

PROPOSAL NO. TWO: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS The audit committee of the Board is directly responsible for the appointment of our independent registered public accounting firm. The audit committee has appointed Moss Adams LLP, Independent Registered Accounting Firm, to audit our financial statements for the fiscal year ending March 31, 2013. The Board proposes that the stockholders ratify this appointment. The audit committee understands the need for Moss Adams LLP to maintain objectivity and independence in its audits of our financial statements. The audit committee retained Moss Adams LLP to audit our consolidated financial statements for fiscal 2012 and the audit committee retained Moss Adams LLP to provide other auditing and non-auditing services in fiscal 2012. The audit committee has reviewed all non-audit services provided by Moss Adams LLP and has concluded that the provision of such services was compatible with maintaining Moss Adams LLP's independence in the conduct of its auditing functions. To help ensure the independence of the independent registered public accounting firm, the audit committee has adopted a policy for the pre- approval of all audit and non-audit services to be performed for us by our independent registered public accounting firm. The audit committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full audit committee at its next regularly scheduled meeting. The following table sets forth the aggregate fees billed to us by Moss Adams LLP for the fiscal years ended March 31, 2012 and 2011: Service Categories Fiscal 2012 Fiscal 2011 Audit fees (1) $ 401,500 $ 337,000 Audit-related fees (2) 4,500 - Tax fees - - Total $ 406,000 $ 337,000 (1) Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements, audit of the effectiveness of our internal control over financial reporting, and review of the interim consolidated financial statements included in quarterly reports. (2) Audit-related fees consist of fees for auditor consents of the Form S-8 filed in fiscal 2012. Vote Required and Recommendation The ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for fiscal 2013 will require the affirmative vote of holders of a majority of the shares entitled to vote on this matter. Votes withheld will be counted for purposes of determining the presence or absence of a quorum, but are not counted as affirmative votes. In the event that stockholders fail to ratify the appointment, the audit committee may reconsider its selection. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our best interests. Representatives of Moss Adams LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. The Board unanimously recommends that the stockholders vote "FOR" the proposal to ratify our audit committee's appointment of Moss Adams LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2013.

PROPOSAL NO. THREE: APPROVAL OF THE COMPANY'S 2012 EQUITY INCENTIVE PLAN We are requesting that the stockholders vote in favor of approving the 8x8, Inc. 2012 Equity Incentive Plan, or the 2012 Plan, which was adopted by our Board on June 22, 2012. The maximum number of shares of common stock which may be issued or made subject to awards under the 2012 Plan is 4,100,000 shares. We have experienced steady growth in recent years, with our workforce increasing from 254 to 301 employees in our most recent fiscal year. This employment growth includes 32 new employees from our acquisition of Contactual, Inc. in September 2011. Over 50% of our regular, full-time employees currently hold stock options or other equity awards, with over 40% of all outstanding awards held by non-executive employees. As a small cloud-based services company headquartered in Silicon Valley, we must compete with many successful companies for a limited pool of talented people. We believe it is essential that we continue our use of equity compensation to help retain our skilled employees and recruit talented new employees to achieve our objectives, which include growing our business, developing new products and increasing stockholder value. Employees with a stake in the future success of our business are highly motivated to achieve long-term growth and increase stockholder value. We also recognize the dilutive impact of our equity compensation programs on our stockholders and we continuously strive to balance this concern with the competition for talent, competitive compensation practices and the need to attract and retain talent. Our three-year average annual gross burn rate, calculated using the Institutional Shareholder Services ("ISS") methodology, is approximately 2.0%, which is well below the ISS burn rate threshold of 6.5% applied to our industry. As for March 31,2012, we had the following awards outstanding under our equity compensation programs: Equity Plan Information as of March 31, 20121 Options Outstanding 6,034,335 Full Value Awards Outstanding 966,400 Shares Available for Grant 375,546 Weighted Average Exercise Price of Outstanding Options $1.90 Weighted Average Remaining Term of Outstanding Options 5.31years 1 This table excludes shares requested for the 2012 Plan and shares associated with our Employee Stock Purchase Plan. The purpose of this proposal is to provide 8x8 with additional flexibility and a sufficient share reserve to continue to provide new hires, employees and management for the next few years with opportunities for equity ownership, taking into account our projected hiring growth and the possibility of additional strategic transactions during this period. Our Board decided to adopt a new plan, rather than increase the share reserve under our 2006 Plan, primarily because the 2012 Plan would allow us to grant a wider range of equity awards, as discussed below. Our 2006 Plan permits us to grant only stock options and stock purchase rights. By voting in favor of this proposal, our stockholders will be voting to approve: the reservation of 4,100,000 shares of our common stock for issuance pursuant to the 2012 Plan; and all other material terms of the 2012 Plan, including for the purpose of qualifying awards thereunder as performance-based compensation under Section 162(m) of the Code. The principal features of the 2012 Plan are summarized below, but the summary is qualified in its entirety by reference to the 2012 Plan itself, which is attached to this Proxy Statement as Appendix A.

Purpose. The 2012 Plan is intended to encourage ownership of our common stock by our employees, consultants and directors and to provide additional incentive for them to promote the success of our business through the grant of awards of or relating to our common stock. Administration. The 2012 Plan may be administered by the Board or the compensation committee. The Board intends to have the compensation committee administer the 2012 Plan. Subject to the provisions of the 2012 Plan, the compensation committee has discretion to determine the employee, consultant or director to receive an award, the form of award and any acceleration or extension of an award. Further, the compensation committee has complete authority to interpret the 2012 Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective award agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the 2012 Plan. Eligibility. Awards may be granted to any employee of or consultant to us or our affiliates or to non-employee members of the Board or of any board of directors (or similar governing authority) of any affiliate of ours. As of June 15, 2012, we had 310 employees and four non-employee directors who would be eligible to participate in the 2012 Plan. Term of Plan. Unless the 2012 Plan is terminated earlier by the Board, awards may be made under the 2012 Plan until the tenth anniversary of its adoption by the Board, or June 22, 2022. Shares Subject to Plan. The shares issued or to be issued under the 2012 Plan are authorized but unissued shares of our common stock. The maximum number of shares of common stock which may be issued or made subject to awards under the 2012 Plan is 4,100,000 shares. Types of Awards. Awards under the 2012 Plan may include Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Qualified Performance-Based Awards and Stock Grants. Each award will be evidenced by an instrument in such form as the compensation committee may prescribe, setting forth applicable terms such as the exercise price and term of any option or applicable forfeiture conditions or performance requirements for any Restricted Stock or Restricted Stock Units. Except as noted below, all relevant terms of any award will be set by the compensation committee in its discretion. Nonstatutory Stock Options and Incentive Stock Options (together, "Stock Options") are rights to purchase our common stock. A Stock Option may be immediately exercisable or become exercisable in such installments, cumulative or non- cumulative, as the compensation committee may determine. A Stock Option may be exercised by the recipient giving written notice to us, specifying the number of shares with respect to which the Stock Option is then being exercised, and accompanied by payment of an amount equal to the exercise price of the shares to be purchased. The purchase price may be paid by cash, check, by delivery to us of shares of common stock, or through and under the terms and conditions of any formal cashless exercise program authorized by us. Incentive Stock Options may be granted only to eligible employees of us or any parent or subsidiary corporation of ours and must have an exercise price of not less than 100% of the fair market value of our common stock on the date of grant (110% for Incentive Stock Options granted to any 10% stockholder of ours). In addition, the term of an Incentive Stock Option may not exceed 10 years (five years, if granted to any 10% stockholder). Nonstatutory Stock Options must have an exercise price of not less than 100% of the fair market value of our common stock on the date of grant, unless the Board or the compensation committee determines otherwise. In the case of an Incentive Stock Option, the amount of the aggregate fair market value of common stock (determined at the time of grant) with respect to which Incentive Stock Options are exercisable for the first time by an employee during any calendar year (under all such plans of his or her employer corporation and its parent and subsidiary corporations) may not exceed $100,000. Stock Appreciation Rights, or SARs, are rights to receive (without any payment required) cash, property or other forms of payment, or any combination thereof, as determined by the Board or the compensation committee, based on the increase in the value of the number of shares of common stock specified in the SAR. The base price (above which any appreciation is measured) will in no event be less than the fair market value of the common stock on the date of grant of the SAR or, if the SAR is granted in tandem with a Stock Option (that is, so that the recipient has the opportunity to exercise either the Stock Option or the SAR, but not both), the exercise price under the associated Stock Option. Awards of Restricted Stock are grants or sales of common stock which are subject to a risk of forfeiture, such as a requirement of the continued performance of

Awards of Restricted Stock are grants or sales of common stock which are subject to a risk of forfeiture, such as a requirement of the continued performance of services for a stated term or the achievement of individual or Company performance goals. Awards of Restricted Stock will include the right to any dividends on the shares pending vesting (or forfeiture), although any such dividends would be subject to the same risks of forfeiture as the corresponding shares, unless the Board or the compensation committee otherwise determines. Awards of Restricted Stock Units and Performance Units are grants of rights to receive either shares of common stock (in the case of Restricted Stock Units) or the appreciation over a base value (as specified by the Board or the compensation committee) of a number of shares of common stock (in the case of Performance Stock Units) subject to satisfaction of service or performance requirements established by the Board or the compensation committee in connection with the award. Such awards may, in the discretion of the Board or the compensation committee, include the right to the equivalent to any dividends on the shares covered by the award, but any such dividends would be paid only if and when the award vests. Qualified Performance-Based Awards are awards which include performance criteria intended to satisfy Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) of the Code limits our federal income tax deduction for compensation to certain specified senior executives to $1 million dollars, but excludes from that limit "performance-based compensation." Qualified Performance-Based Awards may be in the form of Stock Options, Restricted Stock, Restricted Stock Units or Performance Units, but in each case will be subject to satisfaction of one of the following criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or affiliate, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Board or the compensation committee in the award: cash flow earnings per share (including, without limitation, earnings before interest, taxes, depreciation and/or amortization) stock price growth return on equity stockholder returns return on capital (including without limitation return on total capital or return on invested capital) return on investment return on assets or net assets market capitalization economic value added sales or net sales revenue income, pre-tax income or net income operating income or pre-tax profit operating profit or net operating profit gross margin, operating margin or profit margin return on operating revenue or operating assets cash flow from operations operating ratio operating revenue backlog general and administrative expenses debt leverage (debt to capital) customer service market share improvement   Qualified Performance-Based Awards in the form of Stock Options must have an exercise price which is not less than 100% of the fair market value of our common stock on the date of grant. No payment or other amount will be available to a recipient of a Qualified Performance- Based Award except upon the Board's or the compensation committee's determination that particular goal or goals established by the Board or the compensation committee for the criteria (from among those specified above) selected by the Board or the compensation committee have been satisfied. The maximum number of shares that may be subject to awards granted as Qualified Performance-Based Awards to any one person in any one calendar year is 750,000 shares.

A Stock Grant is a grant of shares of common stock not subject to restrictions or other forfeiture conditions. Stock Grants may be awarded only in recognition of significant contributions to the success of 8x8 or our affiliates, in lieu of compensation otherwise already due, or in other limited circumstances which the compensation committee deems appropriate. Effect of Termination of Employment or Association. Unless the Board or the compensation committee determines otherwise in connection with any particular award under the 2012 Plan, Stock Options and SARs will generally terminate six months following the recipient's termination of employment or other association with us due to death or disability and three months following the recipient's termination of employment or other association with us for any other reason. The effect of termination on other awards will depend on the terms of those awards. Transferability. In general, no award under the 2012 Plan may be transferred by the recipient and during the life of the recipient all rights under an award may be exercised only by the recipient or his or her legal representative. However, the Board or the compensation committee may approve the transfer, without consideration, of an award of a Nonstatutory Option or Restricted Stock to a family member. Adjustments Upon Changes in Capitalization. In the event of any change in the outstanding shares of common stock through any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to such shares of common stock, our Board will make an appropriate adjustment to the following: (i) the maximum numbers and kinds of shares subject to the 2012 Plan and the 2012 Plan limits, (ii) the numbers and kinds of shares or other securities subject to the then outstanding awards, (iii) the exercise or hurdle price for each share or other unit of any other securities subject to then outstanding Stock Options or SARs (without change in the aggregate purchase or hurdle price as to which Stock Options or SARs remain exercisable), and (iv) the repurchase price of each share of Restricted Stock then subject to a risk of forfeiture in the form of a Company repurchase right. Fundamental Transaction, Liquidation or Dissolution. In the event that we (1) merge or consolidate with or into another entity as a result of which our common stock is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (2) sell or exchange all of our common stock for cash, securities or other property, (3) sell, transfer or otherwise dispose of all or substantially all of our assets to one or more other persons in a single transaction or series of related transactions or (4) undertake a liquidation or dissolution (each, a "Corporate Transaction"), our Board or the compensation committee may take any one or more of the following actions with respect to all or any portion of our outstanding awards: provide for their assumption, or the issuance of substantially equivalent awards in substitution therefor, by the acquiring or succeeding entity; provide for the termination of any or all outstanding awards (and the forfeit or repurchase, as applicable, of any shares subject to such awards) to the extent unvested (and unexercised, in the case of Stock Options and SARs) immediately prior to the consummation of the Corporate Transaction; provide for partial or complete acceleration of vesting of the unvested portions of any outstanding awards, such that Stock Options and SARs become exercisable, and risks of forfeiture applicable to Restricted Stock Units and Restricted Stock lapse, in whole or in part prior to or upon consummation of the Corporate Transaction; provide that all outstanding awards of Restricted Stock and Restricted Stock Units conditioned on the achievement of performance goals or other business objectives and the target payout opportunities attainable under any or all Performance Units will be deemed to have been satisfied as to all, none or a pro rata number of shares covered by the award based on the assumed achievement of all relevant performance goals or other business objectives and the length of time that has elapsed within the performance period before the consummation of the Corporate Transaction; in the case of Stock Options and SARs, provide for cash payments, net of applicable tax withholdings, to be made to holders equal to the excess, if any, of (A) the acquisition price times the number of shares subject to a Stock Option or SAR (to the extent the exercise price does not exceed the acquisition price) over (B) the aggregate exercise price for all such shares subject to the Stock Option or SAR, in exchange for the termination of such Stock Option or SAR; and/or in the case of Stock Options and SARs, provide that, in connection with a liquidation or dissolution of the Company, Stock Options and SARs shall convert into the right to receive liquidation proceeds net of the exercise price thereof and any applicable tax withholdings. Buy-Back of Awards. The Board or the compensation committee may offer to buy out any award in exchange for a cash payment or for another award, or may authorize the recipient of an award to elect to cash out the award, in each case based upon such terms and conditions as the Board or the compensation committee may establish; provided, however, that any repricing of an outstanding award would require stockholder approval under the 2012 Plan. Amendments to the 2012 Plan. The Board may amend or modify the 2012 Plan at any time subject to the rights of holders of outstanding awards on the date of amendment or modification; provided, however, that the Board may not, without the approval of stockholders, reprice outstanding awards. Summary of Tax Consequences. The following is a brief and general discussion of the United States federal income tax consequences to recipients of awards granted under the 2012 Plan. This summary is not comprehensive and is based upon laws and regulations in effect on June 22, 2012. Such laws and regulations are subject to change. This summary is intended for the information of stockholders considering how to vote and not as tax guidance to participants in the 2012 Plan. Participants in the 2012 Plan should consult their own tax advisors as to the tax consequences of participation. Nonstatutory Stock Options. Generally, there are no federal income tax consequences to the participants upon grant of Nonstatutory Stock Options. Upon the exercise of such an Option, the participant will recognize ordinary income in an amount equal to the amount by which the fair market value of the common stock acquired upon the exercise of such Option exceeds the exercise price, if any. A sale of common stock so acquired will give rise to a capital gain or loss equal to the difference between the fair market value of the common stock on the exercise and sale dates. Incentive Stock Options. Except as noted at the end of this paragraph, there are no federal income tax consequences to the participant upon grant or exercise of an Incentive Stock Option. If the participant holds shares of common stock purchased pursuant to the exercise of an Incentive Stock Option for at least two years after the date the Option was granted and at least one year after the exercise of the Option, the subsequent sale of common stock will give rise to a long-term capital gain or loss to the participant and no deduction will be available to us. If the participant sells the shares of common stock within two years after the date an Incentive Stock Option is granted or within one year after the exercise of an Option, the participant will recognize ordinary income in an amount equal to the difference between the fair market value at the exercise date and the Option exercise price, and any additional gain or loss will be a capital gain or loss. Some participants may have to pay alternative minimum tax in connection with exercise of an Incentive Stock Option, however. Restricted Stock. A participant will generally recognize ordinary income on receipt of an award of Restricted Stock when his or her rights in that award become substantially vested, in an amount equal to the amount by which the then fair market value of the common stock acquired exceeds the price he or she has paid for it, if any. Recipients of Restricted Stock may, however, within 30 days of receiving an award of Restricted Stock, choose to have any applicable risk of forfeiture disregarded for tax purposes by making an "83(b) election." If the participant makes an 83(b) election, he or she will have to report compensation income equal to the difference between the value of the shares and the price paid for the shares, if any, at the time of the transfer of the Restricted Stock. Stock Appreciation Rights. A participant will generally recognize ordinary income on receipt of cash or other property pursuant to the exercise of an award of SARs. Restricted Stock Units, Performance Units and Stock Grants. A participant will generally recognize ordinary income on receipt of any shares of common stock, cash or other property in satisfaction of any of these awards under the 2012 Plan. Potential Deferred Compensation. For purposes of the foregoing summary of federal income tax consequences, we assumed that no award under the 2012 Plan will be considered "deferred compensation" as that term is defined for purposes of recent federal tax legislation governing nonqualified deferred compensation arrangements, Section 409A of the Code, or, if any award were considered to any extent to constitute deferred compensation, its terms would comply with the requirements of that legislation (in general, by limiting any flexibility in the time of payment). For example, the award of an SAR at less than 100% of the market value of our common stock, would constitute deferred compensation. If an award includes deferred compensation, and its terms do not comply with the requirements of the legislation, then such award will be taxable when it is earned and vested (even if not then payable) and the recipient will be subject to a 20% additional tax. Section 162(m) Limitations on the Company's Tax Deduction. In general, whenever a recipient is required to recognize ordinary income in connection with an award, we will be entitled to a corresponding tax deduction. However, we will not be entitled to deductions in connection with awards under the 2012 Plan to certain senior executive officers to the extent that the amount of deductible income in a year to any such officer, together with his or her other compensation from us exceeds the $1 million dollar limitation of Section 162(m) of the Code. Compensation which qualifies as "performance-based" is not subject to this limitation, however. New Plan Benefits. The benefits or amounts that will be received under the 2012 Plan by or allocated to each of (1) the named executive officers, (2) each of the nominees for election as a director, (3) all directors who are not executive officers of the company as a group, (4) all present executive officers as a group, and (5) all employees, including all other current officers, as a group are not determinable. Vote Required. The proposal to approve the adoption of the 2012 Plan will require approval by a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. In approving the adoption of the 2012 Plan, stockholders also will be approving the material terms of the 2012 Equity Incentive Plan for purposes of Section 162(m) of the Code. The Board unanimously recommends that the stockholders vote "FOR" approval of the adoption of the 2012 Equity Incentive Plan.

PROPOSAL NO. FOUR: APPROVAL OF AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK Our certificate of incorporation currently authorizes the issuance of 100,000,000 shares of common stock, par value $0.001 per share. On June 22, 2012, our Board adopted a proposal to amend the certificate of incorporation to increase the number of shares of common stock that we are authorized to issue from 100,000,000 to 200,000,000 shares, subject to stockholder approval at our Annual Meeting. Our Board has determined that the proposed amendment is advisable and in the best interests of 8x8 and our stockholders and is accordingly submitting the proposed amendment to be voted on by the stockholders. The additional common stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding common stock. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of our currently outstanding common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of our common stock. If the amendment is adopted, it will become effective upon filing of a certificate of amendment to our certificate of incorporation (or a restated certificate of incorporation) with the Secretary of State of the State of Delaware. Our certificate of incorporation currently also authorizes the issuance of 5,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued or outstanding. The proposed amendment to the certificate of incorporation would not change the authorized number of shares of preferred stock. There are currently no plans, arrangements, commitments or understandings with respect to the issuance of any shares of preferred stock. In addition to the 70,751,211 shares of our common stock outstanding on June 4, 2012, the Board has reserved 6,889,443 shares for issuance pursuant to options and other equity awards outstanding on June 4, 2012 and 4,451,755 shares for future issuances and grants made under our equity incentive plans (including the 2012 Plan). As a result, on June 4, 2012, there were only 17,907,591 shares of common stock available for issuance for other purposes. Although at present the Board has no other plans to issue the additional shares of common stock, it desires to have the shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval to amend our certificate of incorporation to authorize more shares, including for future acquisitions, capital-raising or financing transactions involving the issuance of shares of our common stock, the issuance of convertible securities or other equity securities, stock splits, stock dividends and current or future equity compensation plans, although such transactions and equity compensation plans may require stockholder approval in particular instances. The issuance of additional shares of common stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of 8x8. We are not aware of any attempts on the part of a third party to effect a takeover of 8x8, and the amendment has been proposed for the reasons stated above and not with the intention that any increase in the authorized shares of common stock be used as an anti-takeover device. If this proposal is approved and the amendment becomes effective, the first paragraph of Article IV of our certificate of incorporation, as amended to date, will be amended to read as follows: "IV. This corporation is authorized to issue two classes of shares to be designated respectively Common Stock and Preferred Stock. Each share of Common Stock shall have a par value of $0.001 and each share of Preferred Stock shall have a par value of $0.001. The total number of shares of Common Stock this corporation shall have authority to issue is 200,000,000, and the total number of shares of Preferred Stock this Corporation shall have authority to issue is 5,000,000." Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of our common stock will be required to approve this amendment to our Certificate of Incorporation. The Board unanimously recommends that the stockholders vote "FOR" the proposal to approve the amendment of the certificate of incorporation to increase the number of authorized shares of the Company's common stock from 100,000,000 to 200,000,000 shares.

CORPORATE GOVERNANCE Information Regarding the Board and its Committees The Board held a total of 16 meetings during fiscal 2012. The non-employee members of the Board also met four times in regularly scheduled executive sessions without management present. Every director attended all of the meetings of the Board and committees of the Board during the time and upon which such directors served during fiscal 2012, except that Chris McNiffe, who resigned from the Board in February 2012 did not attend one of the audit committee meetings. The Board acted three times by written consent during fiscal 2012. As allowed by our bylaws, the Board reduced the number of Board seats from five to four by solution in June 2011 and increased the number of Board seats from four to five by resolution in February 2012. The Board has an audit committee, a compensation committee and a nominating committee. The Board has adopted charters for each of these committees that are available on our website under "Corporate Governance" which can be found at http://investors.8x8.com. Director Independence The Board has determined that the following directors are "independent" as defined under Marketplace Rule 5605(a)(2) of the listing rules of the NASDAQ Stock Market ("NASDAQ"): Major General Hecker, Mr. Salame, Mr. Salzman and Mr. Vikram. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us that would impair his or her independence. The Board has established guidelines to assist it in determining director independence, which conform to the independence requirements in the NASDAQ listing rules. The Board has concluded that there are no business relationships that are material or that would interfere with the exercise of independent judgment by any of the independent directors in their service on the Board or its committees. Each of the Board's audit, compensation and nominating committees is comprised solely of independent directors in accordance with the NASDAQ listing rules. Audit Committee The audit committee oversees our corporate accounting and financial reporting process and performs several functions in the performance of this role. Among other responsibilities as set forth in our audit committee charter, the audit committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on our audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; and discusses with management and the independent auditors the results of the annual audit and the results of the reviews of our quarterly financial statements. The current members of the audit committee are Major General Hecker (Chairman), Mr. Salzman and Mr. Verma. The Board has determined that each of these directors meets the requirements for membership to the audit committee, including the independence requirements of the SEC and the NASDAQ listing standards under Marketplace Rule 5605(c)(2). The Board has identified Major General Hecker as the member of the audit committee who is an "audit committee financial expert" as defined under Item 407(d)(5)(ii) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 (the "Exchange Act"), but that status does not impose on him duties, liabilities or obligations that are greater than the duties, liabilities or obligations otherwise imposed on him as a member of our audit committee or our Board. The audit committee held four meetings during fiscal 2012. The audit committee held four executive sessions during fiscal 2012 and did not act by written consent during fiscal 2012. Compensation Committee The compensation committee recommends the compensation of the Chief Executive Officer to the Board for its approval and reviews the Chief Executive Officer's recommendations to the Board concerning the compensation of our other officers and directors and the administration of our stock-based award and employee stock purchase plans. The compensation committee held one meeting during fiscal 2012. The compensation committee currently consists of Mr. Verma (Chairman), Major General Hecker and Mr. Salame, whom are independent directors as currently defined in the NASDAQ listing rules. The compensation committee did not act by written consent during fiscal 2012. The compensation committee has met three times in fiscal 2013 as of the date of this proxy statement.

Nominating Committee The nominating committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company, consistent with criteria approved by the Board, reviewing and evaluating incumbent directors, recommending to the Board candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, and assessing the performance of management and the Board. Pursuant to the charter of the nominating committee, all members of the nominating committee must be qualified to serve under the NASDAQ listing rules and any other applicable law, rule regulation and other additional requirements that the Board deems appropriate. The nominating committee currently consists of Major General Hecker (Chairman), Mr. Salame and Mr. Salzman. The nominating committee held three meetings during fiscal 2012 and has recommended all current directors for nomination to be elected as directors at the 2012 Annual Meeting. Combined Chairman/CEO and Lead Director We believe that the current size of the Board is suited to the relatively small size of our current operations. Given the current size of the Board, we operate with a combined Chairman and Chief Executive Officer position. The Board also believes it is important that we have a single point of focused leadership to interact with our stockholders, customers, partners and employees, and the combined position achieves this result. In January 2010, the Board created the position of lead director and appointed Major General Hecker to be the lead director. The lead director is responsible for (i) establishing the agenda for the executive sessions held by non-management directors of the Board and acting as chair of those sessions, (ii) polling the other non-management directors for agenda items both for regular board meetings and executive sessions of the non- management directors and (iii) working with the Chairman of the Board and Chief Executive Officer on the agenda for regular Board meetings. The Board believes that this structure of a combined Chairman and Chief Executive Officer with the lead director reconciling the viewpoints and discussions amongst the outside directors is the most effective Board leadership structure for the Company. Consideration of Director Nominees Stockholder Nominations and Recommendations. It is the policy of the nominating committee to consider both recommendations and nominations for candidates to the Board from stockholders. To recommend a prospective candidate for consideration by the nominating committee, a stockholder must hold at least $2,000 in market value or one percent of the outstanding voting securities of our common stock for at least one year prior to the date of submission of the recommendation. Stockholder recommendations for candidates to the Board must be directed in writing to our Secretary at the address of our principal executive offices at 810 West Maude Avenue, Sunnyvale, California 94085, and must include the candidate's name, age, business address and residence address, the candidate's principal occupation or employment, the class and number of shares of our stock which are beneficially owned by such candidate, a description of all arrangements or understandings between the stockholder making such recommendation and each candidate and any other person or persons (naming such person or persons) pursuant to which the recommendations are to be made by the stockholder, detailed biographical data and qualifications of the candidate and information regarding any relationships between the candidate and us within the last three years, and any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act. A stockholder's recommendation to the Secretary must also set forth the name and address, as they appear on our books, of the stockholder making such recommendation, the class and number of our shares which are beneficially owned by the stockholder and the date such shares were acquired by the stockholder, any material interest of the stockholder in such recommendation, any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in his capacity as a proponent to a stockholder proposal, and a statement from the recommending stockholder in support of the candidate, references for the candidate, and the candidate's written consent indicating his or her willingness to serve, if elected.   When submitting candidates for nomination to be elected at our annual meeting of stockholders, stockholders must follow the notice procedures and provide the information required by our bylaws. You may contact us at 8x8, Inc., Attn: Secretary, 810 West Maude Avenue, Sunnyvale, CA 94085, for a copy of the relevant bylaw provisions regarding the requirements for submitting stockholder proposals and nominating director candidates. We have never considered nor rejected nominations by 5% or more stockholders.

Director Qualifications. Members of the Board should have the highest professional and personal ethics and values, and conduct themselves consistent with our Code of Business Conduct and Ethics. While the nominating committee has not established specific minimum qualifications for director candidates, the nominating committee believes that candidates and nominees must reflect a Board that is comprised of directors who: are predominantly independent; have strong integrity; have qualifications that will increase overall Board effectiveness; and meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members. Upon completion of its review and evaluation, our nominating committee made its recommendation to the Board regarding the candidates. After considering our nominating committee's recommendations, our Board determined and approved the existing candidates. Identifying and Evaluating Director Nominees. Although candidates for nomination to the Board typically are suggested by existing directors or by our executive officers, candidates may come to the attention of the Board through professional search firms, stockholders or other persons. The nominating committee will review the qualifications of any candidates who have been properly brought to the nominating committee's attention. Such review may, in the nominating committee's discretion, include a review solely of information provided to the nominating committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the nominating committee deems proper. The nominating committee will consider the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the nominating committee may consider many factors, including issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. The nominating committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. In fiscal 2012, the nominating committee recommended the election of three new members to the Board to fill vacancies created by the resignations of former directors; one such vacancy having been unfilled for more than one year. Mr. Salame was appointed to the Board due to his expertise and network of contacts in the contact center industry and his prior work experience as a strategic consultant. Mr. Verma was appointed to the Board because of his substantial technical knowledge and managerial experience. Mr. Salzman was appointed to the Board because of knowledge of the debt and equity capital markets. In addition, the nominating committee concluded that all of the candidates met our qualifications of being predominantly independent, having strong integrity and having unique qualifications to increase the Board's effectiveness. Members of the Board are strongly encouraged, but not required, to attend each annual meeting of stockholders. Two of our Board members attended the annual meeting of stockholders in August 2011. Compensation Committee Interlocks and Insider Participation The compensation committee of the Board currently consists of Major General Hecker, Mr. Salame and Mr. Verma. None of the individuals is currently an officer or employee of ours or was an officer or employee of ours at any time during fiscal 2012. Mr. Salame served as an executive of Contactual, Inc., which we acquired in fiscal 2012, during fiscal 2012 prior to the closing of the acquisition. His employment with Contactual terminated prior to the closing, and he has never been employed by us. None of our executive officers or directors served as a member of the Board or compensation committee of any entity that had one or more executive officers serving as a member of the Board or our compensation committee at any time during fiscal 2012. Code of Business Conduct and Ethics We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Business Conduct and Ethics (the "Code of Ethics") reflects the values and the business practices and principles of behavior that support this commitment. The Code of Ethics is available on our website under "Corporate Governance " which can be found at http://investors.8x8.com. We will post any amendment to the Code of Ethics, as well as any waivers that are required to be disclosed by the rules of the SEC or NASDAQ, on our website at http://investors.8x8.com.

Board's Role in the Oversight of Risk

As a relatively small operating company, the entire Board is involved in our risk management practices. The Board as a whole is consulted on any matters which might result in material financial changes, investments or strategic direction of the Company. The Board oversees these risks through its interaction with senior management which occurs at formal Board meetings, committee meetings, and through other periodic written and oral communications. Additionally, the Board has delegated some of its risk oversight activities to its committees. For example, the compensation committee oversees the risks associated with compensation for our named executive officers and directors, including whether any of our compensation policies has the potential to encourage excessive risk-taking. The audit committee oversees compliance with our Code of Ethics, our financial reporting process and our systems of internal controls and reviews with management our major financial risk exposures and the steps taken to control such exposures.

Stockholder Communications with the Board

The Board has implemented a process by which stockholders may send written communications directly to the attention of the Board or any individual Board member, which is explained on our website at http://investors.8x8.com under the "Investor FAQs" section.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Fiscal 2012 Director Compensation Table

The following Director Compensation Table sets forth summary information concerning the compensation paid to our non-employee directors in fiscal 2012 for their services as directors.

Name (1)(2)	Fees Earned or Paid in Cash	Stock Awards (3)	Option Awards (4)	Total
Guy L. Hecker, Jr.	$114,000	$153,235	--	$267,235
Christopher McNiffe (5)	$52,000	$153,235	--	$205,235
Mansour Salame (6)	$13,000	--	$154,319	$167,319
Eric Salzman (7)	$6,000	--	$199,553	$205,553
Vikram Verma (8)	$8,000	--	$204,428	$212,428
Donn Wilson (9)	$51,000	$153,235	--	$204,235

(1) Includes only those columns relating to compensation awarded to, earned by, or paid to directors for their services in fiscal 2012. All other columns have been omitted.

(2) As of March 31, 2012, each of our non-employee directors held outstanding stock options to purchase the following number of shares of our common stock: Major General Hecker, Jr., 550,000; Mr. Salame, 75,000; Mr. Salzman, 75,000 and Mr. Verma, 75,000. As of March 31, 2012, Major General Hecker held 64,542 shares of unvested stock awards.

(3) On September 20, 2011, Major General Hecker, Mr. McNiffe and Mr. Wilson received a grant of a stock award for 33,312 shares of common stock. The amounts reported reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718 based on the closing market price of our common stock on the date of the grant. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our stock awards, refer to note 5 to the consolidated financial statements contained in our 2012 Annual Report on Form 10-K for our fiscal year ended March 31, 2012.

(4) On January 2, 2012, Mr. Salame received a stock option grant to purchase 75,000 shares of common stock. On January 19, 2012, Mr. Verma received a stock option grant to purchase 75,000 shares of common stock. On February 24, 2012, Mr. Salzman received a stock option grant to purchase 75,000 shares of common stock. The amounts reported reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our stock awards, refer to note 5 to the consolidated financial statements contained in our 2012 Annual Report on Form 10-K for our fiscal year ended March 31, 2012.

(5) Mr. McNiffe resigned as a director of the Company on February 21, 2012, and forfeited all unvested stock awards at the time of his resignation including all of the stock awards granted to him in fiscal 2012.

(6) Mr. Salame was appointed as a director of the Company on January 2, 2012. Mr. Salame's severance agreement with Contactual, Inc. provided coverage by Contactual, Inc. for 12 months of COBRA medical coverage. Between September 16, 2011 and March 31, 2012, we paid $9,106 related to this severance agreement.

(7) Mr. Salzman was appointed as a director of the Company on February 24, 2012.

(8) Mr. Verma was appointed as a director of the Company on January 17, 2012.

(9) Mr. Wilson resigned as a director of the Company on January 2, 2012, and forfeited all unvested stock awards at the time of his resignation including all of the stock awards granted to him in fiscal 2012.

We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that our directors expend in fulfilling their duties as well as the skill-level required by us of members of our Board. Cash Compensation Paid to Non-Employee Directors Directors who are also employees do not receive any additional cash compensation for serving as members of our Board. We paid non-employee directors a cash fee for attendance at Board meetings and reimbursed them for certain expenses in connection with attendance at Board meetings. Non-employee directors receive fees of $2,000 for each telephonic Board and committee meeting and $5,000 for attendance at in-person Board and committee meetings. The Chairman of the audit committee is also paid an annual stipend of $10,000. The lead director is paid a quarterly stipend of $10,000. A director may elect to defer payment of all or a portion of the annual stipend and meeting fees payable to him to postpone taxation on such amounts. In addition, upon termination of service as a director of the Company or upon a change-in-control of the Company, each of the non-employee directors and their immediate families will be eligible for medical insurance coverage for life, subject to the director reimbursing the cost of such coverage to us. However, if an individual commences coverage under another plan, coverage under our medical insurance will be discontinued. Equity-Based Grants to Non-Employee Directors In fiscal year 2012, our practice was that upon a non-employee director's re-election to our Board, the non-employee director receives a grant of a stock award for 33,312 shares of our common stock that vest annually in equal increments over a period of 48 months. Equity awards are not made upon re-election to our Board in cases where a non-employee director's initial term is shorter than six months. In January and February 2012, Mssrs. Salame, Salzman, and Verma joined the Board for their initial term as non-employee directors. At that time, the Board awarded each of these new members a stock option to purchase 75,000 shares of common stock in lieu of a stock award. These option awards become exercisable at the rate one-fourth of the shares after one year and an additional one thirty-sixth of the remaining shares at the end of each full month thereafter. In fiscal 2013, our Board will review Board compensation and may revise the equity compensation received by directors. TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS In connection with Mr. Wilson's resignation from the Board, we purchased 75,000 stock options from him, net of the aggregate exercise price of such options for a net payment to him $103,500 on January 3, 2012, and entered into a non-binding agreement that may be terminated by the Company at anytime with Mr. Wilson to provide consulting services for an amount not to exceed $55,000 on matters related to channel and franchise opportunities to the Company throughout calendar 2012. On February 28, 2012, we purchased 60,000 shares of our common stock from Mr. Salame for $258,600 or $4.31 per share. This repurchase was in lieu of open market transactions and the agreed price was equal to the lesser of: a) the average closing price of a share of our common stock as reported on the Nasdaq Capital Market for the five trading days ending February 28, 2012 and b) the closing price of a share of our common stock as reported on the Nasdaq Capital Market for the five trading days ending February 28, 2012. The closing market price of our common stock on February 28, 2012 was $4.31 per share. The disinterested members of our Board unanimously approved the purchase of shares from Mr. Salame. Other than the transactions with Mr. Salame and Mr. Wilson, we believe during fiscal 2012 there were no transactions, or series of similar transactions, to which we were or are to be a party in which the amount involved exceeded $120,000, and in which any of our directors or executive officers, any holders of more than 5% of our common stock, any members of any such person's immediate family, had or will have a direct or indirect material interest, other than compensation described in the sections titled "Compensation of Non-employee Directors" and "Executive Compensation" above. It is our policy to require that all transactions between us and any related person, as defined above, must be approved by a majority of our Board, including a majority of independent directors who are disinterested in the transactions to be approved.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than ten percent of our common stock (collectively, "Reporting Persons") to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during the fiscal year ended March 31, 2012, we believe that all Reporting Persons complied with all applicable reporting requirements. REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS The audit committee oversees our financial reporting process on behalf of the Board. Management is responsible for our internal controls, financial reporting process and compliance with laws, regulations and ethical business standards. Our independent registered public accounting firm is responsible for performing an integrated audit of our consolidated financial statements and of our internal control over financial reporting in accordance with standards of the public company accounting oversight board (United States), and to issue opinions thereon. The audit committee's responsibility is to monitor and oversee these processes. In this capacity, the audit committee provides advice, counsel, and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the audit committee's members in business, financial and accounting matters. The audit committee reviewed and discussed our fiscal 2012 audited consolidated financial statements with our management and Moss Adams LLP, our independent registered public accounting firm for fiscal 2012. The audit committee discussed with such auditors matters required to be discussed by Codification of Statements on Auditing Standards, AU section 380, as adopted by the Public Company Accounting Oversight Board (PCAOB) and interpreted under AU section 9380. The audit committee also received from such auditors the written disclosures and the letter required by the Public Company Accounting Oversight Board Rule 3526 (Communications with Audit Committees Concerning Independence), and the audit committee discussed with Moss Adams LLP that firm's independence. Based upon the audit committee's discussions with management and the auditors and the audit committee's review of the representations of management and the report of the auditors to the audit committee, the audit committee recommended to the Board, and the Board approved, the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012. THE AUDIT COMMITTEE Guy L. Hecker, Jr., Chairman Eric Salzman Vikram Verma

EXECUTIVE COMPENSATION Compensation Discussion and Analysis This Compensation Discussion and Analysis explains our compensation philosophy, policies, practices, and decisions with respect to our principal executive officer (our "Chief Executive Officer"), principal financial officer, and the three other most highly compensated members of our executive management team, who are collectively referred to as the named executive officers, or "NEOs." Summary Fiscal year 2012 was a successful year for us and the execution of our business strategy. As we continue to develop our cloud based services and increase our focus on small and mid-market business customers, our revenue and bottom line continue to improve. Some highlights are: Total revenue was $85.8 million, a 22% increase over revenue of $70.2 million for fiscal 2011. Revenue from business customers was $79 million, a 30% increase over revenue of $61 million in fiscal 2011. GAAP net income was $69.2 million, or $0.99 per diluted share, compared with $6.5 million, or $0.10 per share, for fiscal 2011 (includes a one-time non-cash income tax benefit of $62.1 million associated with the release of a deferred tax asset valuation allowance in the fourth fiscal quarter). Gross margin as a percentage of sales in fiscal 2012 was 67.5%, compared with 67.8% for fiscal 2011. Net cash provided by operating activities grew to $9.2 million, compared with $8.6 million in fiscal 2011. Cash, cash equivalents and investments increased $6.0 million in fiscal 2012; share repurchases totaled $2.9 million for fiscal year 2012. Overall, executive compensation for fiscal year 2012 was little changed from our practices in fiscal year 2011. Base salaries were unchanged from fiscal year 2011. We continued with our profit sharing plan, which we have had since 1995 and it paid out again due to our profitable year. In addition, to the profit sharing plan, for fiscal year 2012, we established a separate executive compensation bonus plan to focus on achievement of revenue and profitability goals as well as the individual performance for the year. Consistent with past practice, we granted time-vesting restricted stock awards to our executives with all executives other than Mr. Niederman being awarded the same number of shares. In addition, in recognition of his promotion, we granted Mr. Niederman, our President, a stock option award. Our stockholders overwhelmingly approved our executive compensation program in fiscal 2011, with 98% of for the votes cast in favor of the proposal. In January 2012, three new directors were appointed to our Board and two of them joined our compensation committee. With the rapidly evolving business strategy, our newly constituted compensation committee determined it would be appropriate to closely review our executive compensation program to ensure its competitiveness and alignment with our business strategy. In connection with this review, our compensation committee took the following actions: Retained Compensia, a nationally recognized independent compensation consulting firm to advise our compensation committee;

With Compensia's assistance, reviewed and revised the peer group to better conform to market and best practice; Reviewed an independent assessment of the market competitiveness of the executive compensation program by Compensia; and Modified the executive bonus program to align it more closely with our business strategy, place greater emphasis on achievement of specific performance targets and objectives, and make it more representative of current market practice among companies similar to ours. The Objectives of our Executive Compensation Program Our executive compensation program is designed to achieve the following objectives: Develop, attract, motivate and retain top talent and to focus our executive management team on key business goals that enhance stockholder value; Ensure executive compensation is aligned with our corporate strategies and business objectives; Provide meaningful equity ownership by our executive officers to align executives' incentives with the creation of stockholder value; Ensure fairness among the executive management team by recognizing the contributions each executive makes to our success, as well as the salary history and prior experience of each executive; and Provide an incentive for long-term continued employment with us. To achieve these objectives, the compensation committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other companies that compete with us for executive talent balanced with our current corporate and business objectives. We provide a portion of our executive compensation in the form of stock-based awards that vest over time, which helps retain our executives and align their interests with those of our stockholders by allowing them to participate in the longer term success as reflected in stock price appreciation. The components of fiscal year 2012 compensation that we provided to our executive management team to meet these objectives are as follows: Salary: This element provides competitive base compensation; Stock options and stock purchase right awards: This element provides performance incentives, competitive compensation, retention incentives and alignment with stockholder interests; Profit sharing and incentive plans: These elements provide a competitive performance incentive to develop and maximize a sustainable business model that will increase our financial strength and value; Severance and change in control benefits: This element provides competitive benefits and retention incentives; and Life Insurance, health, retirement, stock purchase and other employee benefit plans: These elements provide competitive benefits and retention incentives. Our compensation committee reviews the compensation program periodically, including each of the above elements, to determine whether they provide appropriate incentives and motivation to our executive management team and whether they adequately compensate our executive officers relative to comparable officers in other companies with which we compete for executive talent. Response to the 2011 Say-on-Pay Vote We conducted our first advisory vote on executive compensation last year at our 2011 Annual Meeting of Stockholders. While this vote was not binding on the Board or us, we believe that it is important for our stockholders to have an opportunity to express their views regarding our executive compensation philosophy, program and practices as disclosed in our proxy statement on an annual basis. The Board and our compensation committee value stockholders' opinions and, to the extent there is any significant vote against the compensation of our named executive officers, we will consider their concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

At our 2011 Annual Meeting of Stockholders, 98% of the votes cast on the advisory vote on executive compensation supported our named executive officers' compensation as disclosed in the proxy statement. Our compensation committee reviewed the favorable results of this advisory vote, noting the widespread support from our stockholders. Although none of our compensation committee's subsequent actions or decisions with respect to the compensation of our executive officers were directly attributable to the results of the vote, our compensation committee took the vote outcome into consideration in the course of its deliberations. Our compensation committee believes that stockholder feedback and concerns on executive compensation matters should be considered as part of its deliberations and intends to consider the results of future advisory votes in its compensation review process.

As well, an overwhelming majority of the shares entitled to vote on the matter at our 2011 Annual Meeting preferred our recommended frequency of say-on-pay votes. Accordingly, the next advisory say-on-pay vote is expected to occur at our 2014 annual meeting of stockholders.

Determination of Competitive Compensation

The members of our executive management team are appointed by our Board. Our compensation committee is responsible for establishing and administering our policies and practices governing the compensation for our executive management team. Our compensation committee holds its meetings both with and without the presence of members of our executive management team. The compensation committee also discusses compensation issues with our Chief Executive Officer between its formal meetings. Our Chief Executive Officer also submits compensation recommendations to our compensation committee, and the entire Board ratifies the actions of the compensation committee.

To attract and retain executives with the ability and the experience necessary to lead us and to deliver strong performance to our stockholders, we provide total compensation opportunities for executives that are intended to be competitive with market practice.

To evaluate our compensation levels during fiscal year 2012, the compensation committee reviewed publicly available executive compensation data for a group of companies similar in composition to the peer group of companies examined for the previous fiscal year, including: Altigen Communications, Inc., Broadsoft, Inc., Cbeyond, Inc., Constant Contact, Inc., Fusion Telecommunications International, Inc., ShoreTel, Inc., Stamps.com, Inc., Vonage Holdings Corp, and Web.com Group, Inc. This peer group is comprised of telecommunications companies and general industry companies that sell services to small and medium-sized business customers similar to ours. Because the average revenue and market capitalization of those companies was more than twice the size of our revenue and market capitalization and the compensation levels were significantly higher than pay at 8x8, the compensation committee did not rely entirely on the peer group pay levels when determining fiscal 2012 compensation for our NEOs. The compensation committee also reviewed survey data provided by Radford Surveys and Consulting, a business unit of Aon Hewitt Consulting, Inc. ("Radford"), from public and private technology companies with comparable revenues to us headquartered in Northern California. Radford is not a compensation consultant to the Company or the compensation committee.

In connection with modifications to our executive bonus compensation plan, for fiscal year 2013 as mentioned above, the compensation committee, with the assistance of Compensia, revised the peer group with the goal of conforming it to market and best practice and generating competitive data that will be more relevant to our compensation decision-making process. For fiscal year 2013, the peer group was selected on the basis of companies within the same or similar industries that were generally within a revenue range of 0.5x to 2.0x of ours and a market capitalization range of 3.0x to 0.33x of ours. The peer group for fiscal 2013 consists of the following companies:

Actuate	Guidance Software	ORBCOMM
Boingo Wireless	inContact	Procera Networks
CalAmp	Keynote Systems	Shoretel
Callidus Software	LivePerson	Support.com
Carbonite	LogMeIn	Telular
eGain Communications	Monotype Imaging Holdings	Vocus
Ellie Mae

Overview of Fiscal 2012 NEO Compensation We believe that the total compensation paid to our NEOs for the fiscal year ended March 31, 2012 achieved the overall objectives of our executive compensation program. Our compensation committee reviewed the Radford data and determined that our NEO's compensation was within the ranges of cash, equity and total compensation for small and mid-sized companies identified in the Radford data. Salary Base salaries are provided as compensation for day-to-day responsibilities and services to us. Base salaries are reviewed annually as part of our formal compensation review process. The salaries for all executives were not increased in fiscal 2012, because the compensation committee determined the base salaries were within the ranges of the Radford market data. Stock Purchase Right Awards and Stock Options In April 2012, our Board recommended and approved grants of stock purchase rights, or stock awards, to the NEOs based on the level of the individual's responsibility and individual contributions to the Company. The Board approves all grants of stock awards. The Board usually makes annual grants to NEOs in the first or second fiscal quarter in connection with our annual performance reviews and initially upon hiring such officers. The number of shares under stock awards granted to each NEO was determined by reviewing historical grants and the contribution to the Company in the prior fiscal year. Stock awards for 33,312 shares of our common stock were granted to Mr. Martin, Mr. Weirich, Mr. Rees and Ms. Severin, each with a grant date fair value of $96,272, based on the significant increase in net income generated in fiscal 2012 compared to fiscal 2011. In January 2012, Mr. Niederman received a stock option grant with a grant date fair value of $154,320 upon his promotion to President of the Company. This award was considered to be appropriate by the Board based on Mr. Niederman's expected contribution to the success of the Company is his new role, and in light of the Company's desire to retain him as an executive officer of the Company. These were the only stock awards and stock option grants to our NEOs in fiscal 2012. At the present time, we do not have stock ownership guidelines; however, we believe equity compensation is important to align the executives' interests with those of our stockholders. Profit Sharing In 1995, our Board adopted a resolution implementing a profit sharing plan ("1995 Profit Sharing Plan") that provides the potential for additional compensation to employees equal to 15% of quarterly net income after accrued taxes to be paid and before any extraordinary items identified by our Board (e.g. change in fair value of warrant liability). Of these amounts, one third is shared by all of our employees, one third is shared by key employees, excluding executive officers, identified by the executive officers, and one third is shared by all of our executive officers. All profit sharing amounts are approved by our Board prior to payment. In fiscal 2012, profit sharing payments totaling $1,181,640 were paid to our employees, including our NEOs, based on our Company's performance for the fiscal year. The Chief Executive Officer received $55,372 and all other NEOs received a total of $229,717 in profit sharing payments based on the Company's performance in fiscal 2012. The Board modified the 1995 Profit Sharing Plan on May 15, 2012 to be based on different amounts and to exclude executives and certain other key employees of the Company. On May 15, 2012, the compensation committee also decided that executives would participate in a newly adopted Management Incentive Plan, a described further below, in lieu of the profit sharing plan. With the exclusion of executives from participation, the bonus pool for the fiscal 2013 profit sharing plan has been reduced from 15% to 4% of quarterly income. Annual Executive Incentive Plan On July 19, 2011, our Board adopted the 8x8, Inc. Annual Executive Incentive Plan (the "Incentive Plan"). Under the Incentive Plan, each of our executive officers is eligible to receive annual awards at the discretion of the compensation committee. The Incentive Plan provides for the establishment of a cash bonus pool by the compensation committee as soon as practicable after the beginning of each fiscal year. The bonus pool for the fiscal year ending March 31, 2012 was $634,000. The total amount of the bonus pool is allocated between revenue-based targets (75% weight), referred to as the revenue pool, and adjusted net income-based targets (25% weight), referred to as the adjusted net income pool.

For fiscal 2012, the compensation committee established two targets for each pool -- a lower target A and a higher target B. The revenue and adjusted net income targets were based on our revenues and net income, respectively, for the fiscal year, as set forth in our annual income statement; however, in measuring the attainment of the adjusted net income targets, under the Incentive Plan, the compensation committee may, in its sole discretion, exclude one or more of the items specified in the Incentive Plan. As approved by the compensation committee for fiscal 2012, a portion of the relevant pool (25%) was to be paid in full to the participants if target A was attained, which payment would be distributed equally among the participants. The remaining portion of the relevant pool (75%) was to be paid out on a sliding scale to the extent that target A was exceeded but target B was not attained, with payment in full upon attainment of target B. That payment was to be distributed among the participants based on their relative contributions towards the attainment of the targets, as determined by the compensation committee in its discretion. Any cash payments due to the participants were to be made as soon as practicable following the compensation committee's measurement of the performance targets during the fiscal year. The fiscal 2012 target A and target B revenue targets were $80,000,000 and $90,000,000. Our fiscal 2012 revenue of $85.8 million exceeded the target A revenue target but did not exceed the target B revenue target. The fiscal 2012 target A and target B adjusted net income targets were $8,000,000 and $9,000,000. We did not achieve the target A adjusted net income target. For fiscal 2012, our executive officers earned, in the aggregate, $325,806 under the Incentive Plan. $118,875 of this amount was based on the achievement of the revenue target A and was allocated evenly among the participants of the Incentive Plan. The remaining value paid for fiscal year 2012 was attributable to the Company's revenue performance in excess of target A, and was allocated based on the compensation committee's assessment of the individual performance and contributions of each participant in the Incentive Plan, taking into consideration the Chief Executive Officer's evaluation of participants other than himself, and subject to the approval of the compensation committee. Because we did not achieve the net income target A, none of the 25% portion of the pool tied to net income performance was earned for 2012. The NEOs received the following incentive compensation under this Incentive Plan in fiscal 2012: Mr. Martin, $45,000; Mr. Weirich, $52,172; Mr. Niederman, $52,172; Mr. Rees, $52,719; and Ms. Severin, $36,245. The Incentive Plan was terminated on June 22, 2012. Management Incentive Plan On June 22, 2012, our Board adopted the 8x8, Inc. Management Incentive Plan, or MIP. The purpose of the MIP is to promote the success of the Company by providing financial incentives to eligible employees to strive for more effective operation of our business. The participants under the plan for each fiscal year will be selected by the plan administrator, which generally will be the compensation committee. All NEOs and other executives will be participants in the plan, and will no longer be eligible for our employee profit sharing plan or other similar plans. The compensation committee will identify other key employees and contributors to participate in the plan for each fiscal year. On June 22, 2012, the Board also terminated the Incentive Plan, which has been replaced by the MIP. We intend to use the MIP to link the interest of our stockholders and plan participants by motivating the participants to focus on profitable revenue growth, product quality, to complete individual objectives that support our overall business strategy, to attract and retain participants' services and to create a variable compensation plan that is competitive with other companies in our market. All payments under the MIP will be made in cash. Awards under the MIP will be earned based on quarterly and annual performance. Awards for quarterly periods will be based on our performance in meeting specific quarterly targets as set forth by the compensation committee for the fiscal year. Annual awards will be based on successful completion of approved individual objectives for the fiscal year and our performance against predetermined metrics set forth by the compensation committee for the fiscal year. Target amounts for awards for participants will be determined by competitive market information relevant to the job the individual is performing for us, the job function of the individual and the individual's expected contributions to us for the fiscal year. The target amounts may be a specified cash amount or a percentage of base pay. In general, the compensation committee will set the target awards and objectives at the beginning of the fiscal year. For fiscal year 2013, the objectives were set by the compensation committee, after taking into account suggestions from our Chief Executive Officer and Chief Financial Officer and independent compensation consultants at the time of the recent adoption of the MIP. The target bonuses, as a percentage of base salary under this plan for our NEO's for fiscal 2013 are as follows: Mr. Martin, 100%; Mr. Weirich, 60%; Mr. Niederman, 60%; Mr. Rees, 40%; and Ms. Severin, 30%.

Other Benefits We offer additional benefits designed to be competitive with overall market practices and to attract, retain and motivate the talent needed by us to achieve our strategic and financial goals. All United States salaried employees, including officers, are eligible to participate in our Section 401(k) plan, health care coverage, life insurance, disability, paid time-off and paid holidays. In addition, we provide employees, including our executive officers, with the opportunity to purchase discounted shares of common stock under the 1996 Employee Stock Purchase Plan (the "Purchase Plan"), which is intended to be a qualified plan under Section 423 of the Internal Revenue Code. We do not have a formal policy relating to perquisites, but do not currently provide any personal benefit perquisites to our executives. Certain NEOs are entitled to receive payments and benefits upon an acquisition of the Company as described below under "Potential Payments Upon Termination or Change in Control." These arrangements are intended to ensure that management is incentivized to remain until the completion of a transaction regardless of whether they will continue employment following the transaction, and that management will act in the best interests of the shareholders when evaluating a transaction.  Tax Deductibility of Compensation Our compensation committee has reviewed the impact of tax and accounting treatment on the various components of our executive compensation program. We believe that achieving the compensation objectives discussed above is more important than the benefit of tax deductibility and our executive compensation programs may, from time to time, limit the tax deductibility of certain components of compensation. Nevertheless, when not inconsistent with these objectives, we endeavor to award compensation that will be deductible for income tax purposes. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation paid to "covered" executive officers, to the extent that compensation paid to such an officer exceeds $1 million during the taxable year. None of the compensation paid to our covered executive officers for the year ended March 31, 2012 that would be taken into account under Section 162(m) exceeded the $1 million limitation. Risk Assessment The compensation committee has reviewed our compensation programs in order to ensure that the motivational elements of pay are aligned with long term value creation, taking into consideration prudent risk management. We do not believe any of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on us. In making this determination, the committee has considered the mix of fixed and variable compensation, our use of equity compensation, the time horizon of performance measurement in incentive opportunities, and the ability of the committee and management to rely on judgment in determining compensation and assessing performance outcomes. REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012. THE COMPENSATION COMMITTEE Vikram Verma, Chairman Guy Hecker Mansour Salame

FISCAL 2012 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation	Total
Bryan R. Martin	2012	$275,000	$25,000	$96,272	--	$100,372	$2,250	$498,894
Chairman, Chief Executive	2011	$275,000	--	$45,637	--	$60,919	$2,100	$383,656
Officer and President	2010	$245,000	--	$24,551	--	$39,170	$2,028	$310,749
Dan Weirich	2012	$260,000	$20,000	$96,272	--	$107,217	$2,071	$485,560
Chief Financial Officer	2011	$260,000	--	$45,637	--	$60,503	$2,007	$368,147
	2010	$245,000	--	$24,551	--	$39,170	$1,777	$310,498
Kim Niederman (4)	2012	$235,000	$10,000	--	$154,320	$117,844	$4,826	$521,990
President	2011	$37,510	--	$544,000	$575,963	--	$554	$1,158,027
Huw Rees	2012	$235,000	--	$96,272	--	$107,219	$2,804	$441,295
Vice President, Business	2011	$235,000	--	$45,637	--	$59,810	$2,357	$342,804
Development	2010	$235,000	--	$12,275	--	$38,977	$2,256	$288,508
Debbie Jo Severin	2012	$235,000	--	$96,272	--	$90,745	$2,804	$424,821
Chief Marketing Officer	2011	$235,000	--	$45,637	--	$59,810	$2,659	$343,106
	2010	$232,063	--	--	--	$34,176	$2,659	$268,898

(1) The amounts reported reflect the aggregate grant date fair value of stock awards computed in accordance with ASC FASB 718 Topic based on the closing price of our common stock on the date of the grant. For a more detailed discussion of the assumptions used to calculate the fair value of our stock awards, refer to note 5 to the consolidated financial statements contained in our 2012 Annual Report on Form 10-K for our fiscal year ended March 31, 2012.
(2) The amounts reported reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option grant is estimated based on its fair market value on the date of grant using the Black-Scholes option-pricing model. For a more detailed discussion of the valuation model and assumptions used to calculate the fair value of our options, refer to note 5 to the consolidated financial statements contained in our 2012 Annual Report on Form 10-K for our fiscal year ended March 31, 2012.
(3) Compensation earned based on the NEO's participation in the 1995 Profit Sharing Plan and awards to the NEO based on our annual performance and the individual's contributions as determined by the compensation committee under the Incentive Plan.
(4) Mr. Niederman joined us on February 3, 2011 at an annual base salary of $235,000. The fiscal 2011 salary reported for him reflects payments from February 3, 2011 to March 31, 2011.

FISCAL 2012 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth certain information regarding plan-based awards granted to the NEOs during the fiscal year ended March 31, 2012.

Name	Grant Date	Number of Shares of Stock	Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (1)
Bryan R. Martin	4/19/11	33,312 (2)	--	--	$ 96,272
Dan Weirich	4/19/11	33,312 (2)	--	--	$ 96,272
Kim Niederman	1/2/12	--	75,000 (3)	$3.17	$154,320
Huw Rees	4/19/11	33,312 (2)	--	--	$ 96,272
Debbie Jo Severin	4/19/11	33,312 (2)	--	--	$ 96,272

(1) The amount reported for the stock awards and stock options granted during fiscal 2012 represents their aggregate grant date fair value computed in accordance with FASB ASC Topic 718 based on the closing market price of our common stock on the date of grant. The fair value of each option grant is estimated based on its fair market value on the date of grant using the Black-Scholes option-pricing model. See note 5 to our consolidated financial statements reported in our Annual Report on Form 10-K for our fiscal year ended March 31, 2012 for details used to determine the fair value of the stock-based compensation awards.

(2) 1/16th of the total number of shares subject to these stock awards vest quarterly on the last day of each successive three-month period of continuous employment after the vesting commencement date thereafter until all of the stock awards have vested.

(3) Such stock option has a 10-year term. 1/4th of the total number of shares subject to the option vest on January 2, 2013, subject to continuous employment, and 1/36th of the remaining shares vest on the last day of each successive month of continuous employment thereafter until all shares have vested.

FISCAL 2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth certain information concerning outstanding equity awards held by the NEOs at March 31, 2012.

	Option Awards				Stock Awards	
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)(3)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (3)	Market Value of Shares of Stock That Have Not Vested ($)(4)
Bryan Martin	125,000	—	$1.72	9/17/2013	—	—
	100,000	—	$3.35	11/22/2014	—	—
	100,000	—	$1.79	8/23/2015	—	—
	100,000	—	$1.27	10/24/2016	—	—
	100,000	—	$1.26	8/28/2017	—	—
	100,000	—	$0.87	9/30/2018	—	—
	—	—	—	—	11,104 (5)	$ 46,637
	—	—	—	—	20,820 (6)	$ 87,444
	—	—	—	—	27,066 (7)	$113,677
Dan Weirich	50,000	—	$2.81	3/23/2014	—	—
	25,000	—	$1.32	4/26/2015	—	—
	100,000	—	$1.59	4/18/2016	—	—
	200,000	—	$1.07	6/20/2016	—	—
	100,000	—	$1.26	8/28/2017	—	—
	50,000	—	$0.87	9/30/2018	—	—
	250,000	—	$0.63	11/6/2018	—	—
	—	—	—	—	11,104 (5)	$ 46,637
	—	—	—	—	20,820 (6)	$ 87,444
	—	—	—	—	27,066 (7)	$113,677
Kim Niederman	101,562	273,438 (9)	$2.72	2/3/2021	—	—
	—	—	—	—	150,000 (10)	$630,000
	—	75,000 (11)	$3.17	1/2/2022	—	—
Huw Rees	2,000	—	$0.56	7/23/2012	—	—
	125,000	—	$1.72	9/17/2013	—	—
	50,000	—	$3.35	11/22/2014	—	—
	100,000	—	$1.72	10/25/2015	—	—
	100,000	—	$1.48	5/23/2016	—	—
	100,000	—	$1.26	8/28/2017	—	—
	50,000	—	$0.87	9/30/2018	—	—
	—	—	—	—	5,552 (5)	$ 23,318
	—	—	—	—	20,820 (6)	$ 87,444
	—	—	—	—	27,066 (7)	$113,677
Debbie Jo Severin	—	—	—	—	25,000 (8)	$105,000
	—	—	—	—	20,820 (6)	$ 87,844
	—	—	—	—	27,066 (7)	$113,677

(1) Each outstanding stock option has a 10 year term.

(2) All stock options that were exercisable at fiscal year end were vested as of March 31, 2012.

(3) The vesting of any unvested shares is subject to the recipient's continuous employment.

(4) The market value of unvested stock awards is calculated by multiplying the number of unvested stock awards held by the applicable NEOs by the closing market price of our common stock on the NASDAQ Capital Market ("Nasdaq CM") on March 30, 2012.

(5) Subject to continuous employment of the recipient, 1/48th of the total number of shares vest monthly on the last day of each full month after the vesting commencement date thereafter until all of the stock awards have vested. Stock awards granted on July 28, 2009.

(6) Subject to continuous employment of the recipient, 1/16th of the total number of shares vest quarterly on the last day of each three full months after the vesting commencement date thereafter until all of the stock awards have vested. Stock awards granted on August 31, 2010.

(7) Subject to continuous employment of the recipient, 1/16th of the total number of shares vest quarterly on the last day of each three full months after the vesting commencement date thereafter until all of the stock awards have vested. Stock awards granted on April 19, 2011.

(8) 1/4th of the total number of shares vested on March 31, 2010, and subject to continuous employment of the recipient 1/36th of the remaining shares vest on the last day of each of the following full month thereafter until all of the stock awards have vested. Stock awards granted on March 31, 2009.

(9) Stock options granted February 3, 2011. Subject to continuous employment of the recipient, 1/4th of the total number of shares vest on February 3, 2012, and 1/36th of the remaining shares vest on the last day of each full month thereafter until all stock options have vested.

(10) Subject to continuous employment of the recipient, 1/4th of the total number of shares vest on February 3, 2012, and 1/8th of the remaining shares vest on the last day of each of the following three full months thereafter until all of the stock awards have vested. Stock awards granted on February 3, 2011.

(11) Stock options granted January 2, 2012. Subject to continuous employment of the recipient, 1/4th of the total number of shares vest on January 2, 2013, and 1/36th of the remaining shares vest on the last day of each full month thereafter until all stock options have vested.

FISCAL 2012 OPTION EXERCISES AND STOCK VESTED TABLE

The following table presents, for each of the NEOs, the number of shares of common stock acquired upon the exercise of stock options and the vesting of stock awards during the fiscal year ended March 31, 2012, and the aggregate value realized upon the exercise or vesting of such awards.

	Option Awards		Stock Awards	
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Bryan Martin	103,000	$318,633	22,902	$93,787
Dan Weirich	50,000	$133,500	22,902	$93,787
Kim Niederman	--	--	54,895	$243,352
Huw Rees	101,000	$325,094	18,738	$77,457
Debbie Jo Severin	--	--	41,659	$167,781

(1) The value realized has been calculated by multiplying the number of shares acquired upon exercise by the difference between the exercise price and the closing market price of our common stock on the date of exercise.

(2) The value reported is the closing market price of a share of our common stock on the Nasdaq CM on the date of vesting multiplied by the number of shares that vested on that date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In 1995, the Board adopted a resolution providing that, in the event of a change-in-control of the Company, all stock options held by our officers under any of our stock option plans will vest immediately without regard to the terms of the option with respect to stock options granted prior to June 22, 2012. In 2010, the Board adopted a resolution providing that, in the event of a change-in-control of the Company, all stock awards held by our officers under any of our then existing stock-based compensation plans will vest immediately without regard to the term of the stock awards with respect to stock awards granted prior to June 22, 2012. In addition, in such an event, each officer will be eligible to receive one year of severance pay and continuing medical, dental and vision benefits for life at such time following the change-in-control as the officer voluntarily or involuntarily leaves the Company, provided that such medical, dental and vision benefits will cease should such officer accept employment with a competing company. Pursuant to the 1995 Board resolution, a change-in-control of the Company is defined as an individual or corporate entity and any related parties cumulatively acquiring stock greater than or equal to 35% of our fully diluted common stock. Our Board has the power to modify or revoke this resolution at any time.

The following table quantifies potential payments to our NEOs upon termination of employment or a change in control of the Company assuming the triggering event took place on March 31, 2012, the last business day of our last completed fiscal year.

Name	Cash Severance Payment	Bonus Payment	Value of Accelerated Stock Awards (1)	Acceleration of Stock Options Unvested (2)	Continuation of Medical / Dental and Vision Benefits (3)	Total Payout
Bryan R. Martin						
Change in Control	–	–	–	–	–	–
Termination or resignation following a Change in Control	$275,000	–	$247,758	–	$1,864,090	$2,386,848
Dan Weirich						
Change in Control	–	–	–	–	–	–
Termination or resignation following a Change in Control	$260,000	–	$247,758	–	$3,437,561	$3,945,319
Huw Rees						
Change in Control	–	–	–	–	–	–
Termination or resignation following a Change in Control	$235,000	–	$224,440	–	$997,318	$1,456,758
Debbie Jo Severin						
Change in Control	–	–	–	–	–	–
Termination or resignation following a Change in Control	$235,000	–	$306,121	–	$805,695	$1,346,816
Kim Niederman						
Change in Control	–	–	–	–	-	–
Termination or resignation following a Change in Control	$235,000	–	$630,000	$481,938	$327,752	$1,674,690

(1) Represents the value of unvested stock awards held by each NEO on March 31, 2012, the vesting of which would be accelerated by the applicable triggering event, based upon the closing market price of $4.20 per share of our common stock on the Nasdaq CM on March 30, 2012.

(2) The value represented in this column is the number of shares of our common stock subject to stock options for which vesting would be accelerated by the applicable triggering event multiplied by the amount in-the-money (market price less the exercise price) of the stock options as of March 30, 2012.

(3) Upon a change in control of the Company, officers are provided medical, dental and vision benefits for life. The payments related to continuation of medical benefits in the table assume an annual health insurance premium rate increase of 10.4% and a life expectancy of 78 years. The 10.4% annual health insurance premium rate is our average health insurance premium increase over the past three years.

Employment and Indemnification Arrangements In addition to the change-in-control arrangements summarized above, we have entered into employment offer letters with Ms. Severin and Mr. Niederman. The offer letters specify the initial base salary amount, bonus arrangement, if any, both of which are subject to adjustment over time, and initial stock option and stock award grant. None of the letters indicate a specific term of employment, and each officer's employment may be terminated by either party at any time. We have entered into indemnification agreements with each of our current and former directors and the members of our executive management team, including our NEOs, in addition to the indemnification provided for in our certificate of incorporation and bylaws and the 2006 Stock Plan. Such indemnification agreements require us to indemnify the directors and executive officers to the fullest extent permitted by Delaware law. These agreements, among other things, provide for indemnification of our directors and executive officers for any expenses, including attorneys' fees, judgments, fines, penalties and settlement amounts reasonably incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or executive officer. EQUITY COMPENSATION PLAN INFORMATION The following table provides information concerning shares of our common stock that may be issued upon the exercise of stock options and other rights under all of our existing equity compensation plans as of March 31, 2012, including the 2006 Stock Plan, the 2003 Contactual Plan, the 1999 Nonstatuatory Stock Option Plan, the 1996 Stock Option Plan, the 1996 Director Option Plan, and the Employee Stock Purchase Plan. Plan Category Number of Securities to be Issued upon Exercise of Outstanding Options and Rights Weighted-Average Exercise Price of Outstanding Options Warrants and Rights Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of This Table) Equity Compensation plans approved by security holders 6,031,667 $1.90 517,380 (1) Equity Compensation plans not approved by security holders (2) 2,668 $0.56 -- Total 6,034,335 $1.90 517,380 (1)   (1) The number of securities remaining for issuance consists of 375,546 shares issuable under the 2006 Stock Plan and 141,834 under the Purchase Plan. All other option plans have expired or been terminated. (2) Issued under the 1999 Nonstatuatory Stock Option Plan, which due to the broad-based nature of the plan did not require approval of our stockholders. The Board canceled the 1999 Nonstatuatory Stock Option Plan in May 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 4, 2012 by:

- each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock;
- each of our directors and nominees for election as directors;
- each of the Named Executive Officers; and
- all directors and officers as a group.

Ownership information is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power, and also includes any shares that the person has the right to acquire within 60 days of the date as of which the beneficial ownership determination is made. Applicable percentages are based upon 70,751,211 voting shares issued and outstanding as of June 4, 2012, and treating any shares that the holder has the right to acquire within sixty days as outstanding for purposes of computing their percent ownership. Unless otherwise noted, the address of the beneficial owner is c/o 8x8, Inc. 810 West Maude Avenue, Sunnyvale, CA 94085.

Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers & Directors(1):		
Mansour Salame	1,633,154	2.2%
Guy L. Hecker, Jr.	1,044,574	1.4%
Bryan R. Martin	997,003	1.3%
Dan Weirich	934,000	1.2%
Huw Rees	662,098	*
Kim Niederman	319,497	*
Debbie Jo Severin	163,312	*
Eric Salzman	-	*
Vikram Verma	-	*
All officers and directors as a group (9 persons)	6,261,733	7.6%
5% Stockholders:		
Archon Capital Management LLC(2)	4,546,400	6.0%

* Less than 1%

(1) Includes the following number of shares of options that were exercisable: Mr. Martin, 625,000; Mr. Weirich, 775,000; Mr. Niederman, 141,000; Mr. Rees, 527,000; Major General Hecker, 546,000; and all directors and officers as a group, 2,614,000.

(2) This information is based solely on Schedule 13G filed with the SEC by Archon Capital Management LLC on February 14, 2012 reporting share ownership as of December 31, 2011. The principal business address of Archon Capital Management LLC is 1301 Fifth Avenue, Suite 3008, Seattle, Washington 98101.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING To be considered for inclusion in our proxy statement relating to the 2013 Annual Meeting of Stockholders, stockholder proposals pursuant to Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934 must be received a reasonable time before the date we make available our proxy materials for the 2013 Annual Meeting of Stockholders, but in no event later than March 7, 2013. For any other business to be properly submitted by a stockholder for the 2013 Annual Meeting of Stockholders, the stockholder must give us timely notice in writing. To be considered timely for the 2013 Annual Meeting of Stockholders, such stockholder's notice must be delivered to or mailed and received by the Secretary of the Company not less than 90 days prior to the meeting; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. All stockholder proposals should be addressed to the attention of our Secretary at our principal office and contain the information required by our bylaws and applicable SEC rules. OTHER MATTERS Our Board knows of no other matters to be presented for stockholder action at the 2012 Annual Meeting. However, if other matters do properly come before the 2012 Annual Meeting or any adjournments or postponements thereof, our Board intends that the persons named in the proxies will vote upon such matters in accordance with the best judgment of the proxy holders. BY ORDER OF THE BOARD Sunnyvale, CA  June 22, 2012 Bryan R. Martin Chairman and Chief Executive Officer

APPENDIX A 8x8, Inc. 2012 Equity Incentive Plan 1. Purpose This Plan is intended to encourage ownership of Stock by employees, consultants and directors of the Company and its Affiliates and to provide additional incentive for them to promote the success of the Company's business through the grant of Awards of or pertaining to shares of the Company's Stock. The Plan is intended to be an incentive stock option plan within the meaning of Section 422 of the Code, but not all Awards are required to be Incentive Options. 2. Definitions As used in the Plan, the following terms shall have the respective meanings set out below, unless the context clearly requires otherwise: 2.1 Accelerate, Accelerated, and Acceleration, means: (a) when used with respect to a Stock Right, that as of the time of reference the Stock Right will become exercisable with respect to some or all of the shares of Stock for which it was not then otherwise exercisable by its terms; (b) when used with respect to Restricted Stock or Restricted Stock Units, that the Risk of Forfeiture otherwise applicable to the Stock or Units shall expire with respect to some or all of the shares of Restricted Stock or Units then still otherwise subject to the Risk of Forfeiture; and (c) when used with respect to Performance Units, that the applicable Performance Goals or other business objectives shall be deemed to have been met as to some or all of the Units. 2.2 Affiliate means any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company. 2.3 Award means any grant or sale pursuant to the Plan of Options, Stock Appreciation Rights, Performance Units, Restricted Stock, Restricted Stock Units, or Stock Grants. 2.4 Award Agreement means an agreement between the Company and the recipient of an Award, or other notice of grant of an Award, setting forth the terms and conditions of the Award. 2.5 Board means the Company's Board of Directors. 2.6 Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder. 2.7 Committee means the Compensation Committee of the Board, which in general is responsible for the administration of the Plan, as provided in Section 5 of this Plan. For any period during which no such committee is in existence "Committee" shall mean the Board and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board. 2.8 Company means 8x8, Inc., a corporation organized under the laws of the state of Delaware. 2.9 Corporate Transaction means any (1) merger or consolidation of the Company with or into another entity as a result of which the Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (2) sale or exchange of all of the Stock of the Company for cash, securities or other property, (3) sale, transfer, or other disposition of all or substantially all of the Company's assets to one or more other persons in a single transaction or series of related transactions or (4) liquidation or dissolution of the Company; except, in the case of clauses (1) and (2), for a transaction the principal purpose of which is to change the state in which the Company is incorporated.

2.10 Effective Date means the earlier of the date the Plan is approved by the Board or the date the Plan is approved by the stockholders of the Company. 2.11 Grant Date means the date as of which an Option is granted, as determined under Section 7.1(a). 2.12 Incentive Option means an Option which by its terms is to be treated as an "incentive stock option" within the meaning of Section 422 of the Code. 2.13 Market Value means the value of a share of Stock on a particular date determined by such methods or procedures as may be established by the Committee. Unless otherwise determined by the Committee, the Market Value of Stock as of any date is: (a) the closing price for the Stock as reported on the NASDAQ Global Market (or on any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported; or (b) if the Stock is not traded on a national securities exchange but is traded over-the-counter, the closing or last price of the Stock on the composite tape or other comparable reporting system on that date or, if such date is not a trading day, the last market trading day prior to such date. 2.14 Nonstatutory Option means any Option that is not an Incentive Option. 2.15 Option means an option to purchase shares of Stock. 2.16 Optionee means an eligible individual to whom an Option shall have been granted under the Plan. 2.17 Participant means any holder of an outstanding Award under the Plan. 2.18 Performance Criteria and Performance Goals have the meanings given such terms in Section 7.7(f). 2.19 Performance Period means the one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of one or more Performance Goals or other business objectives will be measured for purposes of determining a Participant's right to, and the payment of, a Performance Unit. 2.20 Performance Unit means a right granted to a Participant under Section 7.5, to receive cash, Stock or other Awards, the payment of which is contingent on achieving Performance Goals or other business objectives established by the Committee. 2.21 Plan means this 2012 Equity Incentive Plan of the Company, as amended from time to time, and including any attachments or addenda hereto. 2.22 Qualified Performance-Based Awards means Awards to persons who are or become covered employees within the meaning of Section 162(m) of the Code and which are intended to or at grant would qualify as "performance-based compensation" under Section 162(m) of the Code. 2.23 Restricted Stock means a grant or sale of shares of Stock to a Participant subject to a Risk of Forfeiture. 2.24 Restricted Stock Unit means a right to receive Stock at the close of a Restriction Period, subject to a Risk of Forfeiture. 2.25 Restriction Period means the period of time, established by the Committee in connection with an Award of Restricted Stock or Restricted Stock Units, during which the shares of Restricted Stock or Restricted Stock Units are subject to a Risk of Forfeiture described in the applicable Award Agreement. 2.26 Risk of Forfeiture means a limitation on the right of the Participant to retain Restricted Stock or Restricted Stock Units, including a right of the Company to reacquire shares of Restricted Stock at less than its then Market Value, arising because of the occurrence or non-occurrence of specified events or conditions.

2.27 Stock means common stock, par value $0.001 per share, of the Company, and such other securities as may be substituted for Stock pursuant to Section 8. 2.28 Stock Appreciation Right means a right to receive any excess in the Market Value of shares of Stock (except as otherwise provided in Section 7.2(c)) over a specified exercise price. 2.29 Stock Grant means the grant of shares of Stock not subject to restrictions or other forfeiture conditions. 2.30 Stock Right means an Award in the form of an Option or a Stock Appreciation Right. 2.31 Stockholders' Agreement means any agreement by and among the holders of at least a majority of the outstanding voting securities of the Company and setting forth, among other provisions, restrictions upon the transfer of shares of Stock or on the exercise of rights appurtenant thereto (including, but not limited to, voting rights). 2.32 Ten Percent Owner means a person who owns, or is deemed within the meaning of Section 422(b)(6) of the Code to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code). Whether a person is a Ten Percent Owner shall be determined with respect to an Option based on the facts existing immediately prior to the Grant Date of the Option. 3. Term of the Plan Unless the Plan shall have been earlier terminated by the Board, Awards may be granted under this Plan at any time in the period commencing on the date of approval of the Plan by the Board and ending immediately prior to the tenth anniversary of the Effective Date. Awards granted pursuant to the Plan within that period shall not expire solely by reason of the termination of the Plan. Any Awards granted prior to stockholder approval of the Plan are hereby expressly conditioned upon such approval. 4. Stock Subject to the Plan At no time shall the number of shares of Stock issued pursuant to or subject to outstanding Awards granted under the Plan, nor the number of shares of Stock issued pursuant to or subject to outstanding Incentive Options, exceed 4,100,000 shares of Stock; subject, however, to the provisions of Section 8 of the Plan. For purposes of applying the foregoing limitation, settlement of any Award shall not count against the foregoing limitations except to the extent settled in the form of Stock and, without limiting the generality of the foregoing: (a) if any Option or Stock-settled Stock Appreciation Right expires, terminates, or is cancelled for any reason without having been exercised in full, or if any other Award is forfeited by the recipient or repurchased at less than its Market Value as a means of effecting a forfeiture, the shares of Stock not purchased by the Optionee or which are forfeited by the recipient or repurchased shall again be available for Awards to be granted under the Plan; (b) if any Option is exercised by delivering previously owned shares of Stock in payment of the exercise price therefor, only the net number of shares, that is, the number of shares of Stock issued minus the number received by the Company in payment of the exercise price, shall be considered to have been issued pursuant to an Award granted under the Plan; and (c) any shares of Stock either tendered or withheld in satisfaction of tax withholding obligations of the Company or an Affiliate shall again be available for issuance under the Plan. None of the foregoing provisions of this Section 4, including the adjustment provisions of Section 8, shall apply in determining the maximum number of shares of Stock issued pursuant to or subject to outstanding Incentive Options unless consistent with the provisions of Section 422 of the Code, however. Shares of Stock issued pursuant to the Plan may be either authorized but unissued shares or shares held by the Company in its treasury.

5. Administration The Plan shall be administered by the Committee; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee's exercise of its authorities hereunder; and provided further, however, that the Committee may delegate to an executive officer or officers the authority to grant Awards hereunder to employees who are not officers, and to consultants, in accordance with such guidelines as the Committee shall set forth at any time or from time to time. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to each Award to be granted by the Company under the Plan including the employee, consultant or director to receive the Award and the form of Award. In making such determinations, the Committee may take into account the nature of the services rendered by the respective employees, consultants, and directors, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to: (a) interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it; (b) approve one or more forms of Award Agreement; (c) determine the initial terms and provisions of the respective Award Agreements (which need not be identical), including, without limitation, as applicable, (i) the exercise price of the Award, (ii) the method of payment for shares of Stock purchased upon the exercise of the Award, (iii) the timing, terms and conditions of the exercisability of the Award or the vesting of any shares acquired upon the exercise thereof, (iv) the time of the expiration of the Award, (v) the effect of the Participant's termination of employment or other association with the Company on any of the foregoing, and (vi) all other terms, conditions and restrictions applicable to the Award or such shares not inconsistent with the terms of the Plan; (d) amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired upon the exercise thereof; (e) accelerate, continue, extend or defer the exercisability of any Award or the vesting of any shares acquired upon the exercise thereof, including with respect to the period following a Participant's termination of employment or other association with the Company; (f) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law; and (g) to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations made in good faith on matters referred to in the Plan shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or an Award made pursuant hereto. 6. Authorization of Grants 6.1 Eligibility. The Committee may grant from time to time and at any time prior to the termination of the Plan one or more Awards, either alone or in combination with any other Awards, to any employee of or consultant to one or more of the Company and its Affiliates or to any non-employee member of the Board or of any board of directors (or similar governing authority) of any Affiliate. However, only employees of the Company, and of any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code, shall be eligible for the grant of an Incentive Option. 6.2 General Terms of Awards. Each grant of an Award shall be subject to all applicable terms and conditions of the Plan (including, but not limited to, any specific terms and conditions applicable to that type of Award set out in the following Section), and such other terms and conditions, not inconsistent with the terms of the Plan, as the Committee may prescribe. No prospective Participant shall have any rights with respect to an Award, unless and until such Participant shall have complied with the applicable terms and conditions of such Award (including if applicable delivering a fully executed copy of any agreement evidencing an Award to the Company). 6.3 Effect of Termination of Employment, Disability or Death. (a) Termination of Employment. Unless the Committee shall provide otherwise with respect to any Award, if the Participant's employment or other association with the Company and its Affiliates ends for any reason other than by total disability or death, including because of an Affiliate ceasing to be an Affiliate, (a) any outstanding Stock Right of the Participant shall cease to be exercisable in any respect not later than 90 days following that event and, for the period it remains exercisable following that event, shall be exercisable only to the extent exercisable at the date of that event, and (b) any other outstanding Award of the Participant shall be forfeited or otherwise subject to return to or repurchase by the Company on the terms specified in the applicable Award

Agreement. Cessation of the performance of services in one capacity, for example, as an employee, shall not result in termination of an Award while the Participant continues to perform services in another capacity, for example as a director. Military or sick leave or other bona fide leave shall not be deemed a termination of employment or other association, provided that it does not exceed the longer of 90 days or the period during which the absent Participant's reemployment rights, if any, are guaranteed by statute or by contract. To the extent consistent with applicable law, the Committee may provide that Awards continue to vest for some or all of the period of any such leave, or that their vesting shall be tolled during any such leave and only recommence upon the Participant's return from leave, if ever. (b) Disability of Participant. If a Participant's employment or other association with the Company and its Affiliates ends due to disability (as defined in Section 22(e)(3) of the Code), any outstanding Stock Right may be exercised at any time within six months following the date of termination of service, but only to the extent of the accrued right to exercise at the time of termination of service, subject to the condition that no Stock Right shall be exercised after its expiration in accordance with its terms. (c) Death of Participant. In the event of the death during the period during which the Stock Right may be exercised, of a Participant who is at the time of his or her death an employee, director or consultant and whose services had not ceased or been terminated (as determined with regard to the second sentence of Section 6.3(a)) as such from the Grant Date until the date of death, the Stock Right of the Participant may be exercised at any time within six months following the date of death by such Participant's estate or by a person who acquired the right to exercise the Stock Right by bequest, inheritance or otherwise as a result of the Participant's death, but only to the extent of the accrued right to exercise at the time of death, subject to the condition that no Stock Right shall be exercised after its expiration in accordance with its terms. 6.4 Non-Transferability of Awards. Except as otherwise provided in this Section 6.4, Awards shall not be transferable, and no Award or interest therein may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All of a Participant's rights in any Award may be exercised during the life of the Participant only by the Participant or the Participant's legal representative. However, the Committee may, at or after the grant of an Award of a Nonstatutory Option, or shares of Restricted Stock, provide that such Award may be transferred by the recipient to a family member; provided, however, that any such transfer is without payment of any consideration whatsoever and that no transfer shall be valid unless first approved by the Committee, acting in its sole discretion. For this purpose, "family member" means any child, stepchild, grandchild, parent, grandparent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in- law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee's household (other than a tenant or employee), a trust in which the foregoing persons have more than 50 percent of the beneficial interests, a foundation in which the foregoing persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50 percent of the voting interests. The events of termination of service of Section 6.3 hereof or in the Award Agreement shall continue to be applied with respect to the original Participant, following which the Awards shall be exercisable by the transferee only to the extent, and for the periods specified in the Award Agreement or Section 6.3, as applicable. 6.5 Code Limits on Grants of Qualified Performance-Based Awards. In no event shall the number of shares of Stock covered or referenced by either Options or Stock Appreciation Rights, or other Awards which are granted as Qualified Performance-Based Awards, to any one person in any one calendar year exceed 750,000 shares of Stock. These limitations shall not apply prior to the date required to apply under the regulations of the U.S. Department of Treasury promulgated under Section 162(m) of the Code, however. Solely for purposes of applying the limitations of this Section 6.5, if in effect, any shares of Stock subject to Options or Stock Appreciation Rights which are canceled (or deemed canceled, as a result of repricing described in applicable regulations of the U.S. Department of Treasury promulgated under Section 162(m) of the Code) shall nevertheless continue to be counted even after such cancellation (or deemed cancellation). 7. Specific Terms of Awards 7.1 Options. (a) Date of Grant. The granting of an Option shall take place at the time specified in the Award Agreement. Only if expressly so provided in the applicable Award Agreement shall the Grant Date be the date on which the Award Agreement shall have been duly executed and delivered by the Company and the Optionee. (b) Exercise Price. The price at which shares of Stock may be acquired under each Incentive Option shall be not less than 100% of the Market Value of Stock on the Grant Date, or not less than 110% of the Market Value of Stock on the Grant Date if the Optionee is a Ten Percent Owner. The price at which shares of Stock may be acquired under each Nonstatutory Option shall the Market Value of Stock on the Grant Date, except as provided otherwise by the Committee upon the grant of the Nonstatutory Option. (c) Option Period. No Incentive Option may be exercised on or after the tenth anniversary of the Grant Date, or on or after the fifth anniversary of the Grant Date if the Optionee is a Ten Percent Owner. The Option period under each Nonstatutory Option shall not be so limited solely by reason of this Section.  (d) Exercisability. An Option may be immediately exercisable or become exercisable in such installments, cumulative or non-cumulative, as the Committee may determine. In the case of an Option not otherwise immediately exercisable in full, the Committee may Accelerate such Option in whole or in part at any time; provided, however, that in the case of an Incentive Option, any such Acceleration of the Option would not cause the Option to fail to comply with the provisions of Section 422 of the Code or the Optionee consents to the Acceleration. (e) Method of Exercise. An Option may be exercised by the Optionee giving written notice, in the manner provided in Section 16, specifying the number of shares of Stock with respect to which the Option is then being exercised. The notice shall be accompanied by payment in the form of cash or check payable to the order of the Company in an amount equal to the exercise price of the shares of Stock to be purchased or, subject in each instance to the Committee's approval, acting in its sole discretion, and to such conditions, if any, as the Committee may deem necessary to avoid adverse accounting effects to the Company, (i) by delivery to the Company of shares of Stock having a Market Value equal to the exercise price of the shares to be purchased, or (ii) by surrender of the Option as to all or part of the shares of Stock for which the Option is then exercisable in exchange for shares of Stock having an aggregate Market Value equal to the difference between (1) the aggregate Market Value of the surrendered portion of the Option, and (2) the aggregate exercise price under the Option for the surrendered portion of the Option, or (iii) unless prohibited by applicable law, by delivery to the Company of the Optionee's executed promissory note in the principal amount equal to the exercise price of the shares of Stock to be purchased and otherwise in such form as the Committee shall have approved, or (iv) by delivery of any other lawful means of consideration which the Committee may approve. If the Stock is traded on an established market, payment of any exercise price may also be made through and under the terms and conditions of any formal cashless exercise program authorized by the Company entailing the sale of the Stock subject to an Option in a brokered transaction (other than to the Company). Receipt by the Company of such notice and payment in any authorized or combination of authorized means shall constitute the exercise of the Option. Within 30 days thereafter but subject to the remaining provisions of the Plan, the Company shall deliver or cause to be delivered to the Optionee or his agent a certificate or certificates or book-entry authorization and instruction to the Company's transfer agent and registrar for the number of shares then being purchased. Such shares of Stock shall be fully paid and nonassessable. In its reasonable discretion, the Committee may suspend or halt Option exercises for such length of time as the Committee deems reasonably necessary under circumstances in which such suspension or halt is considered to be in the best interests of the Company. (f) Limit on Incentive Option Characterization. An Incentive Option shall be considered to be an Incentive Option only to the extent that the number of shares of Stock for which the Option first becomes exercisable in a calendar year do not have an aggregate Market Value (as of the date of the grant of the Option) in excess of the "current limit". The current limit for any Optionee for any calendar year shall be $100,000 minus the aggregate Market Value at the date of grant of the number of shares of Stock available for purchase for the first time in the same year under each other Incentive Option previously granted to the Optionee under the Plan, and under each other incentive stock option previously granted to the Optionee under any other incentive stock option plan of the Company and its Affiliates. Any shares of Stock which would cause the foregoing limit to be violated shall be deemed to have been granted under a separate Nonstatutory Option, otherwise identical in its terms to those of the Incentive Option. (g) Notification of Disposition. Each person exercising any Incentive Option granted under the Plan shall be deemed to have covenanted with the Company to report to the Company any disposition of the shares of Stock issued upon such exercise prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code and, if and to the extent that the realization of income in such a disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, to remit to the Company an amount in cash sufficient to satisfy those requirements. 7.2 Stock Appreciation Rights. (a) Tandem or Stand-Alone. Stock Appreciation Rights may be granted in tandem with an Option (at or, in the case of a Nonstatutory Option, after, the award of the Option), or alone and unrelated to an Option. Stock Appreciation Rights in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem Stock Appreciation Rights are exercised. (b) Exercise Price. Stock Appreciation Rights shall have an exercise price of not less than 100% of the Market Value of the Stock on the date of award, or in the case of Stock Appreciation Rights in tandem with Options, the exercise price of the related Option. (c) Other Terms. Except as the Committee may deem inappropriate or inapplicable in the circumstances, Stock Appreciation Rights shall be subject to terms and conditions substantially similar to those applicable to a Nonstatutory Option. In addition, a Stock Appreciation Right related to an Option which can only be exercised during limited periods following a Corporate Transaction may entitle the Participant to receive an amount based upon the highest price paid or offered for Stock in any transaction relating to the Corporate Transaction or paid during the 30 day period immediately preceding the occurrence of the Corporate Transaction in any transaction reported in the stock market in which the Stock is normally traded. 7.3 Restricted Stock. (a) Purchase Price. Shares of Restricted Stock shall be issued under the Plan for such consideration, in cash, other property or services, or any combination thereof, as is determined by the Committee. (b) Issuance of Certificates. Each Participant receiving a Restricted Stock Award, subject to subsection (c) below, shall be issued a stock certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and, if applicable, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award substantially in the following form: The shares evidenced by this certificate are subject to the terms and conditions of the 8x8, Inc. 2012 Equity Incentive Plan and an Award Agreement entered into by the registered owner and 8x8, Inc., copies of which will be furnished by the Company to the holder of the shares evidenced by this certificate upon written request and without charge. (c) Escrow of Shares. The Committee may require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Participant deliver a stock power, endorsed in blank, relating to the Stock covered by such Award. (d) Restrictions and Restriction Period. During the Restriction Period applicable to shares of Restricted Stock, such shares shall be subject to limitations on transferability and a Risk of Forfeiture arising on the basis of such conditions related to the performance of services, Company or Affiliate performance or otherwise as the Committee may determine and provide for in the applicable Award Agreement. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate. (e) Rights Pending Lapse of Risk of Forfeiture or Forfeiture of Award. Except as otherwise provided in the Plan or the applicable Award Agreement, at all times prior to lapse of any Risk of Forfeiture applicable to, or forfeiture of, an Award of Restricted Stock, the Participant shall have all of the rights of a stockholder of the Company, including the right to vote, and the right to receive any dividends with respect to, the shares of Restricted Stock (but any dividends or other distributions payable in shares of Stock or other securities of the Company shall constitute additional Restricted Stock, subject to the same Risk of Forfeiture as the shares of Restricted Stock in respect of which such shares of Stock or other securities are paid). The Committee, as determined at the time of Award, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional Restricted Stock to the extent shares of Stock are available under Section 4. (f) Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant promptly if not theretofore so delivered. 7.4 Restricted Stock Units. (a) Character. Each Restricted Stock Unit shall entitle the recipient to one or more shares of Stock at a close of such Restriction Period as the Committee may establish and subject to a Risk of Forfeiture arising on the basis of such conditions relating to the performance of services, Company or Affiliate performance, or otherwise as the Committee may determine and provide for in the applicable Award Agreement. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate. (b) Form and Timing of Payment. Payment of earned Restricted Stock Units shall be made in a single lump sum following the close of the applicable Restriction Period. At the discretion of the Committee, Participants may be entitled to receive payments equivalent to any dividends declared with respect to Stock referenced in grants of Restricted Stock Units but only following the close of the applicable Restriction Period and then only if the underlying Stock shall have been earned. Unless the Committee shall provide otherwise, any such dividend equivalents shall be paid, if at all, without interest or other earnings. 7.5 Performance Units. (a) Character. Each Performance Unit shall entitle the recipient to the value of a specified number of shares of Stock, over the initial value for such number of shares, if any, established by the Committee at the time of grant, at the close of a specified Performance Period to the extent specified business objectives, including, but not limited to, Performance Goals, shall have been achieved. (b) Earning of Performance Units. The Committee shall set Performance Goals or other business objectives in its discretion which, depending on the extent to which they are met within the applicable Performance Period, will determine the number and value of Performance Units that will be paid out to the Participant. After the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive payout on the number and value of Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals or other business objectives have been achieved. (c) Form and Timing of Payment. Payment of earned Performance Units shall be made in a single lump sum following the close of the applicable Performance Period. At the discretion of the Committee, Participants may be entitled to receive any dividends declared with respect to Stock which have been earned in connection with grants of Performance Units which have been earned, but not yet distributed to Participants. The Committee may permit or, if it so provides at grant require, a Participant to defer such Participant's receipt of the payment of cash or the delivery of Stock that would otherwise be due to such Participant by virtue of the satisfaction of any requirements or goals with respect to Performance Units. If any such deferral election is required or permitted, the Committee shall establish rules and procedures for such payment deferrals.

7.6 Stock Grants. Stock Grants shall be awarded solely in recognition of significant prior or expected contributions to the success of the Company or its Affiliates, as an inducement to employment, in lieu of compensation otherwise already due and in such other limited circumstances as the Committee deems appropriate. Stock Grants shall be made without forfeiture conditions of any kind. 7.7 Qualified Performance-Based Awards. (a) Purpose. The purpose of this Section 7.7 is to provide the Committee the ability to qualify Awards as "performance-based compensation" under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant an Award as a Qualified Performance- Based Award, the provisions of this Section 7.7 will control over any contrary provision contained in the Plan. In the course of granting any Award, the Committee may specifically designate the Award as intended to qualify as a Qualified Performance-Based Award. However, no Award shall be considered to have failed to qualify as a Qualified Performance- Based Award solely because the Award is not expressly designated as a Qualified Performance-Based Award, if the Award otherwise satisfies the provisions of this Section 7.7 and the requirements of Section 162(m) of the Code applicable to "performance-based compensation." (b) Authority. All grants of Awards intended to qualify as Qualified Performance-Based Awards and the determination of the terms applicable thereto shall be made by the Committee. If not all of the members thereof qualify as "outside directors" within the meaning of Section 162(m) of the Code, however, all grants of Awards intended to qualify as Qualified Performance-Based Awards and the determination of the terms applicable thereto shall be made by a subcommittee of the Committee consisting of such of the members of the Committee as do so qualify. Any reference in this Section 7.7 to the Committee shall mean any such subcommittee if required under the preceding sentence, and any action by such a subcommittee shall be considered the action of the Committee for purposes of the Plan. (c) Discretion of Committee with Respect to Qualified Performance-Based Awards. Any form of Award permitted under the Plan, other than a Stock Grant, may be granted as a Qualified Performance-Based Award. Stock Rights may be granted as Qualified Performance-Based Awards in accordance with Section 7.1 or Section 7.2, as appropriate, except that the exercise price of any Option or Stock Appreciation Right intended to qualify as a Qualified Performance-Based Award shall in no event be less than the Market Value of the Stock on the date of grant, and may become exercisable based on continued service, on satisfaction of Performance Goals, or on a combination thereof. Each other Award intended to qualify as a Qualified Performance-Based Award, such as Restricted Stock, Restricted Stock Units, or Performance Units, shall be subject to satisfaction of one or more Performance Goals except as otherwise provided in this Section 7.7. The Committee will have full discretion to select the length of any applicable Restriction Period or Performance Period, the kind and/or level of the applicable Performance Goal, and whether the Performance Goal is to apply to the Company, a subsidiary of the Company or any division or business unit or to the individual. Any Performance Goal or Goals applicable to Qualified Performance-Based Awards shall be objective, shall be established not later than 90 days after the beginning of any applicable Performance Period (or at such other date as may be required or permitted for "performance-based compensation" under Section 162(m) of the Code) and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the Performance Goal or Goals be substantially uncertain (as defined for purposes of Section 162(m) of the Code) at the time established. (d) Payment of Qualified Performance-Based Awards. A Participant will be eligible to receive payment under a Qualified Performance-Based Award which is subject to achievement of a Performance Goal or Goals only if the applicable Performance Goal or Goals are achieved within the applicable Performance Period, as determined by the Committee, provided, that a Qualified Performance-Based Award may be deemed earned as a result of death, becoming disabled, or in connection with a Corporate Transaction that constitutes a change of control within the meaning of Section 162(m) of the Code, if the applicable Award Agreement so provides, even if payment under the Award following the occurrence of such an event would not constitute "performance-based compensation" under Section 162(m) of the Code. In determining the actual size of an individual Qualified Performance-Based Award, the Committee may reduce or eliminate the amount of the Qualified Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion it deems such reduction or elimination is appropriate.

(e) Limitation on Adjustments for Certain Events. Subject to paragraph (d) above, no adjustment of any Qualified Performance-Based Award pursuant to Section 8 shall be made except on such basis, if any, as will not cause such Award to provide other than "performance-based compensation" within the meaning of Section 162(m) of the Code. (f) Definitions. For purposes of the Plan (i) Performance Criteria means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria used to establish Performance Goals are limited to: (i) cash flow (before or after dividends), (ii) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) stockholder return or total stockholder return, (vi) return on capital (including, without limitation, return on total capital or return on invested capital), (vii) return on investment, (viii) return on assets or net assets, (ix) market capitalization, (x) economic value added, (xi) debt leverage (debt to capital), (xii) revenue, (xiii) sales or net sales, (xiv) backlog, (xv) income, pre-tax income or net income, (xvi) operating income or pre-tax profit, (xvii) operating profit, net operating profit or economic profit, (xviii) gross margin, operating margin or profit margin, (xix) return on operating revenue or return on operating assets, (xx) cash from operations, (xxi) operating ratio, (xxii) operating revenue, (xxiii) market share improvement, (xxiv) general and administrative expenses and (xxv) customer service. (ii) Performance Goals means, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon one or more of the Performance Criteria. The Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, subsidiary, or an individual, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre- established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee. The Committee will objectively define the manner of calculating the Performance Goal or Goals it selects to use for such Performance Period for such Participant, including whether or to what extent there shall not be taken into account any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary, unusual, non-recurring or non- comparable items (A) as described in Accounting Standard Codification Section 225-20 (or its successor provisions), (B) as described in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to stockholders for the applicable year, or (C) publicly announced by the Company in a press release or conference call relating to the Company's results of operations or financial condition for a completed quarterly or annual fiscal period. 7.8 Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan granted to a Participant who is, at the time of grant or during the term of the Award, resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that the Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant's residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. The Committee may establish supplements to, or amendments, restatements, or alternative versions of the Plan for the purpose of granting and administrating any such modified Award. No such modification, supplement, amendment, restatement or alternative version may increase the share limit of Section 4.

8. Adjustment Provisions 8.1 Adjustment for Corporate Actions. All of the share numbers set forth in the Plan reflect the capital structure of the Company as of the Effective Date. If subsequent to the Effective Date the outstanding shares of Stock (or any other securities covered by the Plan by reason of the prior application of this Section) are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to shares of Stock, as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar distribution with respect to such shares of Stock, an appropriate and proportionate adjustment will be made in (i) the maximum numbers and kinds of shares provided in Section 4, (ii) the numbers and kinds of shares or other securities subject to the then outstanding Awards, (iii) the exercise price for each share or other unit of any other securities subject to then outstanding Stock Rights (without change in the aggregate exercise price as to which such Rights remain exercisable), and (iv) the repurchase price of each share of Restricted Stock then subject to a Risk of Forfeiture in the form of a Company repurchase right. 8.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. In the event of any corporate action not specifically covered by the preceding Section, including, but not limited to, an extraordinary cash distribution on Stock, a corporate separation or other reorganization or liquidation, the Committee may make such adjustment of outstanding Awards and their terms, if any, as it, in its sole discretion, may deem equitable and appropriate in the circumstances. The Committee also may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in this Section) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. 8.3 Related Matters. Any adjustment in Awards made pursuant to Section 8.1 or 8.2 shall be determined and made, if at all, by the Committee, acting in its sole discretion, and shall include any correlative modification of terms, including of Stock Right exercise prices, rates of vesting or exercisability, Risks of Forfeiture, applicable repurchase prices for Restricted Stock, and Performance Goals and other business objectives which the Committee may deem necessary or appropriate so as to ensure the rights of the Participants in their respective Awards are not substantially diminished nor enlarged as a result of the adjustment and corporate action other than as expressly contemplated in this Section 8. The Committee, in its discretion, may determine that no fraction of a share of Stock shall be purchasable or deliverable upon exercise, and in that event if any adjustment hereunder of the number of shares of Stock covered by an Award would cause such number to include a fraction of a share of Stock, such number of shares of Stock shall be adjusted to the nearest smaller whole number of shares. No adjustment of an Option exercise price per share pursuant to Sections 8.1 or 8.2 shall result in an exercise price which is less than the par value of the Stock. 8.4 Corporate Transactions. (a) Treatment of Awards in a Corporate Transaction. In a Corporate Transaction, the Committee, in its sole and absolute discretion, may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards: (1) Assumption and Substitution. Provide that such Awards shall be assumed, or substantially equivalent rights shall be provided in substitution therefor, by the acquiring or succeeding entity (or an affiliate thereof), and that any repurchase or other rights of the Company under each such Award shall inure to the benefit of such acquiring or succeeding entity (or affiliate thereof). (2) Termination, Forfeiture and Reacquisition. Upon written notice to the holders, provide that: (A) any unexercised Stock Rights shall terminate immediately prior to the consummation of the Corporate Transaction unless exercised within a specified period following the date of such notice and that any Stock Rights not then exercisable will expire automatically upon consummation of the Corporate Transaction;

(B) any Restricted Stock Units shall terminate and be forfeited immediately prior to the consummation of the Corporate Transaction to the extent they are then subject to a Risk of Forfeiture; and/or (C) any shares of Restricted Stock shall automatically be reacquired by the Corporation upon consummation of the Corporate Transaction at a price per share equal to the lesser of the Market Value of the Restricted Stock and the purchase price paid by the Participant. (3) Acceleration of Vesting. Provide that: (A) any and all Stock Rights not already exercisable in full shall Accelerate with respect to all or a portion of the shares for which such Stock Rights are not then exercisable prior to or upon the consummation of the Corporate Transaction; and/or (B) any Risk of Forfeiture applicable to Restricted Stock and Restricted Stock Units which is not based on achievement of Performance Goals or other business objectives shall lapse upon consummation of the Corporate Transaction with respect to all or a portion of the Restricted Stock and Restricted Stock Units then subject to such Risk of Forfeiture. (4) Achievement of Performance Goals. Provide that all outstanding Awards of Restricted Stock and Restricted Stock Units conditioned on the achievement of Performance Goals or other business objectives and the target payout opportunities attainable under outstanding Performance Units shall be deemed to have been satisfied as of the effective date of the Corporate Transaction as to (i) none of, (ii) all of or (iii) a pro rata number of shares based on the assumed achievement of all relevant Performance Goals or other business objectives and the length of time within the Restriction Period or Performance Period which has elapsed prior to the Corporate Transaction. All such Awards of Performance Units and Restricted Stock Units shall be paid to the extent earned to Participants in accordance with their terms within 30 days following the effective date of the Corporate Transaction. (5) Cash Payments to Holders of Stock Rights. Provide for cash payments, net of applicable tax withholdings, to be made to holders of Stock Rights equal to the excess, if any, of (A) the acquisition price times the number of shares of Stock subject to a Stock Right (to the extent the exercise price does not exceed the acquisition price) over (B) the aggregate exercise price for all such shares of Stock subject to the Stock Right, in exchange for the termination of such Stock Right; provided, that if the acquisition price does not exceed the exercise price of any such Stock Right, the Committee may cancel that Stock Right without the payment of any consideration therefore prior to or upon the Corporate Transaction. For this purpose, "acquisition price" means the amount of cash, and market value of any other consideration, received in payment for a share of Stock surrendered in a Corporate Transaction. (6) Conversion of Stock Rights Upon Liquidation or Dissolution. Provide that, in connection with a liquidation or dissolution of the Company, Stock Rights shall convert into the right to receive liquidation proceeds net of the exercise price thereof and any applicable tax withholdings. (7) Any combination of the foregoing. None of the foregoing shall apply, however, (i) in the case of any Award pursuant to an Award Agreement requiring other or additional terms upon a Corporate Transaction (or similar event), or (ii) if specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges on which the Stock is listed. Nor shall any of the foregoing apply in the case of a Qualified Performance-Based Award except to the extent the foregoing would not interfere with the qualification of the grant of the Award under Section 162(m) of the Code. (b) Assumption and Substitution of Awards. For purposes of Section 8.4(a)(1) above, an Award shall be considered assumed, or a substantially equivalent award shall be considered to have been provided in substitution therefor, if following consummation of the Corporate Transaction the Award is assumed and/or exchanged or replaced with another award issued by the acquiring or succeeding entity (or an affiliate thereof) that confers the right to purchase or receive the value of, for each share of Stock subject to the Award immediately prior to the consummation of the Corporate Transaction, the consideration (whether cash, securities or other property) received as a result of the Corporate Transaction by holders of Stock for each share of Stock held immediately prior to the consummation of the Corporate Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if the consideration received as a result of the Corporate Transaction is not solely common stock (or its equivalent) of the acquiring or succeeding entity (or an affiliate thereof), the Committee may provide for the consideration to be received upon the exercise of Award to consist of or be based on solely common stock (or its equivalent) of the acquiring or succeeding entity (or an affiliate thereof) equivalent in value to the per share consideration received by holders of outstanding shares of Stock as a result of the Corporate Transaction. (c) Related Matters. In taking any of the actions permitted under this Section 8.4, the Committee shall not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically. Any determinations required to carry out the foregoing provisions of this Section 8.4, including, but not limited to, the market value of other consideration received by holders of Stock in a Corporate Transaction and whether substantially equivalent awards have been substituted, shall be made by the Committee acting in its sole and absolute discretion. In connection with any action or actions taken by the Committee in respect of Awards and in connection with a Transaction, the Committee may require such acknowledgements of satisfaction and releases from Participants as it may determine. 9. Settlement of Awards 9.1 In General. Awards of Restricted Stock shall be settled in accordance with their terms. All other Awards may be settled in cash or Stock, or a combination thereof, as determined by the Committee at or after grant and subject to any contrary Award Agreement. The Committee may not require settlement of any Award in Stock pursuant to the immediately preceding sentence to the extent issuance of such Stock would be prohibited or unreasonably delayed by reason of any other provision of the Plan. 9.2 Violation of Law. Notwithstanding any other provision of the Plan or the relevant Award Agreement, if, at any time, in the reasonable opinion of the Company, the issuance of shares of Stock covered by an Award may constitute a violation of law, then the Company may delay such issuance and the delivery of a certificate for such shares until (i) approval shall have been obtained from such governmental agencies, other than the Securities and Exchange Commission, as may be required under any applicable law, rule, or regulation and (ii) in the case where such issuance would constitute a violation of a law administered by or a regulation of the Securities and Exchange Commission, one of the following conditions shall have been satisfied: (a) the shares of Stock are at the time of the issue of such shares effectively registered under the Securities Act of 1933, as amended; or (b) the Company shall have determined, on such basis as it deems appropriate (including an opinion of counsel in form and substance satisfactory to the Company) that the sale, transfer, assignment, pledge, encumbrance or other disposition of such shares does not require registration under the Securities Act of 1933, as amended or any applicable State securities laws. The Company shall make all reasonable efforts to bring about the occurrence of said events. 9.3 Corporate Restrictions on Rights in Stock. Any Stock to be issued pursuant to Awards granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the charter, certificate or articles, and by-laws, of the Company. Whenever Stock is to be issued pursuant to an Award, if the Committee so directs at or after grant, the Company shall be under no obligation to issue such shares until such time, if ever, as the recipient of the Award (and any person who exercises any Option, in whole or in part), shall have become a party to and bound by the Stockholders' Agreement, if any. In the event of any conflict between the provisions of this Plan and the provisions of the Stockholders' Agreement, the provisions of the Stockholders' Agreement shall control except as required to fulfill the intention that any Incentive Option qualify as such, but insofar as possible the provisions of the Plan and such Agreement shall be construed so as to give full force and effect to all such provisions.

9.4 Investment Representations. The Company shall be under no obligation to issue any shares of Stock covered by any Award unless the shares to be issued pursuant to Awards granted under the Plan have been effectively registered under the Securities Act of 1933, as amended, or the Participant shall have made such written representations to the Company (upon which the Company believes it may reasonably rely) as the Company may deem necessary or appropriate for purposes of confirming that the issuance of such shares will be exempt from the registration requirements of that Act and any applicable state securities laws and otherwise in compliance with all applicable laws, rules and regulations, including, but not limited to, that the Participant is acquiring the shares for his or her own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution of any such shares. 9.5 Registration. If the Company shall deem it necessary or desirable to register under the Securities Act of 1933, as amended, or other applicable statutes any shares of Stock issued or to be issued pursuant to Awards granted under the Plan, or to qualify any such shares of Stock for exemption from the Securities Act of 1933, as amended or other applicable statutes, then the Company shall take such action at its own expense. The Company may require from each recipient of an Award, or each holder of shares of Stock acquired pursuant to the Plan, such information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for that purpose and may require reasonable indemnity to the Company and its officers and directors from that holder against all losses, claims, damage and liabilities arising from use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made. In addition, the Company may require of any such person that he or she agree that, without the prior written consent of the Company or the managing underwriter in any public offering of shares of Stock, he or she will not sell, make any short sale of, loan, grant any option for the purchase of, pledge or otherwise encumber, or otherwise dispose of, any shares of Stock during the period not to exceed 180 days commencing on the effective date of the registration statement relating to the underwritten public offering of securities. Without limiting the generality of the foregoing provisions of this Section 9.5, if in connection with any underwritten public offering of securities of the Company the managing underwriter of such offering requires that the Company's directors and officers enter into a lock-up agreement containing provisions that are more restrictive than the provisions set forth in the preceding sentence, then (a) each holder of shares of Stock acquired pursuant to the Plan (regardless of whether such person has complied or complies with the provisions of clause (b) below) shall be bound by, and shall be deemed to have agreed to, the same lock-up terms as those to which the Company's directors and officers are required to adhere; and (b) at the request of the Company or such managing underwriter, each such person shall execute and deliver a lock-up agreement in form and substance equivalent to that which is required to be executed by the Company's directors and officers. 9.6 Placement of Legends; Stop Orders; etc. Each share of Stock to be issued pursuant to Awards granted under the Plan may bear a reference to the investment representations made in accordance with Section 9.4 in addition to any other applicable restrictions under the Plan, the terms of the Award and if applicable under the Stockholders' Agreement and to the fact that no registration statement has been filed with the Securities and Exchange Commission in respect to such shares of Stock. All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. 9.7 Tax Withholding. Whenever shares of Stock are issued or to be issued pursuant to Awards granted under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy federal, state, local or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) prior to the delivery of any certificate or certificates for such shares. The obligations of the Company under the Plan shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the recipient of an Award. However, in such cases Participants may elect, subject to the approval of the Committee, acting in its sole discretion, to satisfy an applicable withholding requirement, in whole or in part, by having the Company withhold shares of Stock to satisfy their tax obligations. Participants may only elect to have shares of Stock withheld having a Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee deems appropriate.

9.8 Company Charter and By-Laws; Other Company Policies. This Plan and all Awards granted under the Plan (including the exercise, settlement or exchange of an Award) are subject to and must comply with the certificate of incorporation and by-laws of the Company, as they may be amended from time to time, and all other Company policies duly adopted by the Board, the Committee or any other committee of the Board as in effect from time to time regarding the acquisition, ownership or sale of Stock by employees and other service providers, including, without limitation, policies intended to limit the potential for insider trading and to avoid or recover compensation payable or paid on the basis of inaccurate financial results or statements, employee conduct, and other similar events. 10. Reservation of Stock The Company shall at all times during the term of the Plan and any outstanding Awards granted hereunder reserve or otherwise keep available such number of shares of Stock as will be sufficient to satisfy the requirements of the Plan (if then in effect) and the Awards and shall pay all fees and expenses necessarily incurred by the Company in connection therewith. 11. Limitation of Rights in Stock; No Special Service Rights A Participant shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the shares of Stock subject to an Award, unless and until a certificate shall have been issued therefor and delivered to the Participant or his agent. Any Stock to be issued pursuant to Awards granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the certificate of incorporation and the by-laws of the Company. Nothing contained in the Plan or in any Award Agreement shall confer upon any recipient of an Award any right with respect to the continuation of his or her employment or other association with the Company (or any Affiliate), or interfere in any way with the right of the Company (or any Affiliate), subject to the terms of any separate employment or consulting agreement or provision of law or certificate of incorporation or by-laws to the contrary, at any time to terminate such employment or consulting agreement or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient's employment or other association with the Company and its Affiliates. 12. Unfunded Status of Plan The Plan is intended to constitute an "unfunded" plan for incentive compensation, and the Plan is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments with respect to Stock Rights and other Awards hereunder, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan. 13. Nonexclusivity of the Plan Neither the adoption of the Plan by the Board nor any action taken in connection with the adoption or operation of the Plan shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of stock options and restricted stock other than under the Plan, and such arrangements may be either applicable generally or only in specific cases. 14. No Guarantee of Tax Consequences Neither the Company nor any Affiliate, nor any director, officer, agent, representative or employee of either, guarantees to the Participant or any other person any particular tax consequences as a result of the grant of, exercise of rights under, or payment in respect of an Award, including, but not limited to, that an Option granted as an Incentive Option has or will qualify as an "incentive stock option" within the meaning of Section 422 of the Code or that the provisions and penalties of Section 409A of the Code, pertaining non-qualified plans of deferred compensation, will or will not apply.

15. Termination and Amendment of the Plan 15.1 Termination or Amendment of the Plan. Subject to the limitations contained in Section 15.3 below, including specifically the requirement of stockholder approval if applicable, the Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable. Unless the Board otherwise expressly provides, no amendment of the Plan shall affect the terms of any Award outstanding on the date of such amendment. 15.2 Termination or Amendment of Outstanding Awards; Assumptions. Subject to the limitations contained in Section 15.3 below, including specifically the requirement of stockholder approval if applicable, the Committee may at any time: (a) amend the terms of any Award theretofore granted, prospectively or retroactively, provided that the Award as amended is consistent with the terms of the Plan; (b) accept the cancellation of outstanding Awards or of outstanding stock options or other equity-based compensation awards granted by another issuer in return for the grant of new Awards for the same or a different number of shares of Stock and on the same or different terms and conditions (including, but not limited to, the exercise price of any Option); and (c)(i) offer to buy out for a payment in cash or cash equivalents, or in exchange for another Award, any Award previously granted or (ii) authorize the recipient of an Award to elect to cash out an Award previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish. 15.3 Limitations on Amendments, Etc. Without the approval of the Company's stockholders, no amendment or modification of the Plan by the Board may (i) increase the number of shares of Stock which may be issued under the Plan, (ii) change the description of the persons eligible for Awards, or (iii) effect any other change for which stockholder approval is required by law or the rules of any relevant stock exchange. Furthermore, except in connection with a Corporate Transaction, the terms of outstanding Stock Rights may not be amended to reduce their exercise price, nor may outstanding Stock Rights be cancelled in exchange for cash, Stock Rights with exercise prices that are less than the exercise prices of the original Stock Rights, or other Awards, without stockholder approval. No amendment or modification of the Plan by the Board, or of an outstanding Award by the Committee, shall impair the rights of the recipient of any Award outstanding on the date of such amendment or modification or such Award, as the case may be, without the Participant's consent; provided, however, that no such consent shall be required if (i) the Board or Committee, as the case may be, determines in its sole discretion and prior to the date of any Corporate Transaction that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation, including without limitation the provisions of Section 409A of the Code, or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) the Board or Committee, as the case may be, determines in its sole discretion and prior to the date of any Corporate Transaction that such amendment or alteration is not reasonably likely to significantly diminish the benefits provided under the Award, or that any such diminution has been adequately compensated. 16. Notices and Other Communications Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, addressed or telecopied, as the case may be, (i) if to the recipient of an Award, at his or her residence address last filed with the Company and (ii) if to the Company, at its principal place of business, addressed to the attention of its Chief Financial Officer, or to such other address or telecopier number, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; and (iii) in the case of facsimile transmission, when confirmed by facsimile machine report.

17. Administrative Provisions Nothing contained in the Plan shall require the issuance or delivery of certificates for any period during which the Company has elected to maintain or caused to be maintained the evidence of ownership of its shares of Stock, either generally or in the case of Stock acquired pursuant to Awards, by book entry, and all references herein to such actions or to certificates shall be interpreted accordingly in light of the systems maintained for that purpose. Furthermore, any reference herein to actions to be taken or notices (including of grants of Awards) to be provided in writing or pursuant to specific procedures may be satisfied by means of and pursuant to any electronic or automated voice response systems the Company may elect to establish for such purposes, either by itself or through the services of a third party, for the period such systems are in effect. 18. Governing Law It is intended that all Awards shall be granted and maintained on a basis which ensures they are exempt from, or otherwise compliant with, the requirements of Section 409A of the Code and the Plan shall be governed, interpreted and enforced consistent with such intent. Neither the Committee nor the Company, nor any of its Affiliates or its or their officers, employees, agents, or representatives, shall have any liability or responsibility for any adverse federal, state or local tax consequences and penalty taxes which may result the grant or settlement of any Award on a basis contrary to the provisions of Section 409A of the Code or comparable provisions of any applicable state or local income tax laws. The Plan and all Award Agreements and actions taken thereunder otherwise shall be governed, interpreted and enforced in accordance with the laws of the state of California, without regard to the conflicts of laws principles thereof.

Exhibit B

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 July 24, 2012 Date of Report (Date of earliest event reported) (Exact name of registrant as specified in its charter) Delaware 000-21783 77-0142404 (State or other jurisdiction of incorporation) (Commission File Number) (I.R.S. Employer Identification Number) 810 West Maude Avenue  Sunnyvale, CA 94085  (Address of principal executive offices including zip code) (408) 727-1885  (Registrant's telephone number, including area code) Not Applicable  (Former Name or Former Address, if Changed Since Last Report) Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12) o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Item 5.07 Submission of Matters to a Vote of Security Holders. On July 24, 2012, 8x8, Inc. (the "Company") held its annual meeting of stockholders at which stockholders voted on and approved each of the following proposals: Proposal 1. Election of Guy L. Hecker, Jr., Bryan R. Martin, Mansour Salame, Eric Salzman and Vikram Verma to serve as directors until the next annual meeting of stockholders. Proposal 2. Ratification of the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2013. Proposal 3. Approve the Company's 2012 Equity Incentive Plan with 4,100,000 shares of the Company's common stock authorized for issuance under such plan, and to approve the material terms of the 2012 Equity Incentive Plan for purposes of Internal Revenue Code Section 162(m). Proposal 4. Approve an amendment of the Company's restated certificate of incorporation to increase the number of authorized shares of the Company's common stock from 100,000,000 to 200,000,000 shares. Voting results were as follows:

Proposal 1 - Election of Directors.   For Withheld Broker Non-Vote Guy L. Hecker, Jr. 27,763,604 1,001,415 30,383,585 Bryan R. Martin 28,090,201 674,818 30,383,585 Mansour Salame 21,235,550 7,529,469 30,383,585 Eric Salzman 28,116,116 648,903 30,383,585 Vikram Verma 28,237,237 527,782 30,383,585 Proposal 2 - Ratification of Independent Registered Public Accounting Firm. For Against Abstain Broker Non-Vote 58,438,684 492,238 217,682 -- Proposal 3 - Approve the Company's 2012 Equity Incentive Plan with 4,100,000 shares of the Company's common stock authorized for issuance under such plan, and to approve the material terms of the 2012 Equity Incentive Plan for purposes of Internal Revenue Code Section 162(m). For Against Abstain Broker Non-Vote 25,269,714 3,377,547 117,758 30,383,585 Proposal 4 - Approve an amendment of the Company's restated certificate of incorporation to increase the number of authorized shares of the Company's common stock from 100,000,000 to 200,000,000 shares. For Against Abstain Broker Non-Vote 48,288,235 9,529,915 1,330,454 --

SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized. Date: July 25, 2012   8X8, INC.   By: /s/ Daniel Weirich     Daniel Weirich   Chief Financial Officer and Secretary

Exhibit C

Exhibit D

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐ Check the appropriate box: ☐ Preliminary Proxy Statement ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)) ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material under §240.14a-12 8x8, Inc. (Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box): ☒ No fee required. ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11. (1) Title of each class of securities to which transaction applies: (2) Aggregate number of securities to which transaction applies: (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): (4) Proposed maximum aggregate value of transaction: (5) Total fee paid: ☐ Fee paid previously with preliminary materials. ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. (1) Amount Previously Paid:   (2) Form, Schedule or Registration Statement No.:   (3) Filing Party:   (4) Date Filed:

Explanatory Note 8x8, Inc. (the “Company”) discovered that, due to a clerical error, the EDGAR filing by the Company on May 27, 2022 of its preliminary proxy statement that was intended to be a “PRE 14A” submission was inadvertently filed on EDGAR as a “DEF 14A” submission. As a result, the Company is filing its definitive proxy statement as a “DEFR14A” submission. The Company is including this Explanatory Note to clarify that this “DEFR14A” submission is not an amendment or revision to any prior definitive proxy statement.

NOTICE OF THE 2022 ANNUAL MEETING OF STOCKHOLDERS

The 2022 Annual Meeting of Stockholders of 8x8, Inc. ("8x8" or the "Company"), a Delaware corporation, will be held virtually at the date and time indicated below.

MEETING INFORMATION
JULY 12, 2022
9:00 a.m. Pacific Time

All stockholders are cordially invited to virtually attend the 2022 Annual Meeting. We will be hosting the Annual Meeting via live webcast on the Internet. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/8x82022. **Stockholders may vote and ask questions while connected to the Annual Meeting on the Internet. You will not be able to attend the Annual Meeting in person. Instructions on how to participate in the Annual Meeting and demonstrate proof of stock ownership are posted at** www.virtualshareholdermeeting.com/8x82022. **However, to ensure your representation at the 2022 Annual Meeting, you are urged to vote as promptly as possible. Any stockholder of record virtually attending the 2022 Annual Meeting may vote even if he or she has previously returned a proxy. The items of business are summarized below and are described in more detail in the Proxy Statement accompanying this notice.**

ITEMS OF BUSINESS

1. To elect eight directors to hold office until the 2023 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. The Company's nominees are Jaswinder Pal Singh, David Sipes, Monique Bonner, Todd Ford, Alison Gleeson, Vladimir Jacimovic, Eric Salzman and Elizabeth Theophille.
2. To ratify the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2023.
3. To approve, through an advisory vote, the Company's executive compensation for the fiscal year ended March 31, 2022.
4. To approve the Company's 2022 Equity Incentive Plan, including the reservation of 8,000,000 new shares for issuance thereunder.
5. To approve amendments to the Company's Amended and Restated 1996 Employee Stock Purchase Plan, including the reservation of 3,600,000 additional shares for issuance.
6. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 300,000,000 shares.

RECORD DATE

Stockholders of record at the close of business on Tuesday, May 17, 2022 are entitled to notice of and to vote at the 2022 Annual Meeting or at any adjournments or postponements thereof.

STOCKHOLDER LIST

A list of stockholders entitled to vote will be available for 10 days prior to the Annual Meeting at our headquarters, 675 Creekside Way, Campbell, California 95008. If you would like to view the stockholder list, please contact our Investor Relations department at (408) 495-2524 to schedule an appointment or for alternative arrangements to the extent office access is impracticable due to the COVID-19 pandemic. In addition, a list of stockholders of record will be available during the Annual Meeting for inspection by stockholders of record for any legally valid purpose related to the Annual Meeting at www.virtualshareholdermeeting.com/8x82022.

By Order of the Board of Directors,
Jaswinder Pal Singh
Campbell, California
June 8, 2022

TABLE OF CONTENTS PAGE PROXY SUMMARY 1 DIRECTOR NOMINEES 2 CORPORATE GOVERNANCE HIGHLIGHTS 3 FISCAL 2022 BUSINESS HIGHLIGHTS 4 EXECUTIVE COMPENSATION HIGHLIGHTS 6 CORPORATE GOVERNANCE 7 GOVERNANCE FRAMEWORK 7 BOARD COMPOSITION 7 DIRECTOR INDEPENDENCE 11 BOARD MEETINGS AND ATTENDANCE 12 COMMITTEES 12 CODE OF BUSINESS CONDUCT AND ETHICS 14 SHAREHOLDER ENGAGEMENT 15 CORPORATE GOVERNANCE PRINCIPLES 16 SUSTAINABILITY AND CORPORATE SOCIAL RESPONSIBILITY 16 COMPENSATION OF NON-EMPLOYEE DIRECTORS 18 OUR APPROACH 18 FISCAL 2022 DIRECTOR COMPENSATION TABLE 19 NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP REQUIREMENT 20 PROPOSAL ONE - ELECTION OF DIRECTORS 21 TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS 25 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE 26 AUDIT MATTERS 27 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS 27 PROPOSAL TWO - RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS 28 EQUITY COMPENSATION PLANS 29 EQUITY COMPENSATION PLAN INFORMATION 29 EXECUTIVE COMPENSATION 30 COMPENSATION DISCUSSION AND ANALYSIS 30 FISCAL 2022 COMPENSATION HIGHLIGHTS 31 REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS 46 SUMMARY COMPENSATION TABLE 47 FISCAL 2022 GRANTS OF PLAN-BASED AWARDS TABLE 48 FISCAL 2022 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE 50 FISCAL 2022 OPTION EXERCISES AND STOCK VESTED TABLE 52

TABLE OF CONTENTS EMPLOYMENT ARRANGEMENTS 53 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL 54 CEO PAY RATIO 56 PROPOSAL THREE - ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION 57 PROPOSAL FOUR - APPROVAL OF OUR NEW 2022 EQUITY INCENTIVE PLAN 58 PROPOSAL FIVE - APPROVAL OF AMENDMENTS TO OUR AMENDED AND RESTATED 1996 EMPLOYEE STOCK PURCHASE PLAN 68 PROPOSAL SIX - APPROVAL OF AMENDMENT TO OUR RESTATED CERTIFICATE INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES 72 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT 74 STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING 76 VOTING RIGHTS, QUORUM, AND REQUIRED VOTE 77 VOTING REQUIREMENTS 79 SOLICITATION OF PROXIES 79 OTHER MATTERS 80 APPENDIX A - NON-GAAP FINANCIAL INFORMATION AND RECONCILIATIONS 81 APPENDIX B - 2022 EQUITY INCENTIVE PLAN 83 APPENDIX C - AMENDED AND RESTATED 1996 EMPLOYEE STOCK PURCHASE PLAN 98

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any statements that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include but are not limited to: changing industry trends, operational and economic impacts of the COVID-19 pandemic, new product innovations and integrations, market demand for our products, channel and e-commerce growth, sales and marketing activities, the future impact of the Fuze, Inc. acquisition on our operations and financial results, strategic partnerships, business strategies, improved customer acquisition and support costs, customer churn, future operating performance and efficiencies, financial outlook, revenue growth, and profitability. You should not place undue reliance on such forward-looking statements. Actual results could differ materially from those projected in forward-looking statements depending on a variety of factors, including, but not limited to: the impact of economic downturns on us and our customers, including the impacts of the COVID-19 pandemic; the conflict between Russia and Ukraine and related sanctions; inflationary pressures; rising interest rates; customer cancellations and rate of customer churn; customer acceptance and demand for our new and existing cloud communication and collaboration services and features, including voice, contact center, video, messaging, and communication APIs; competitive market pressures, and any changes in the competitive dynamics of the markets in which we compete; the quality and reliability of our services; our ability to scale our business; customer acquisition costs; our reliance on a network of channel partners to provide substantial new customer demand; timing and extent of improvements in operating results from increased spending in marketing, sales, and research and development; the amount and timing of costs associated with recruiting, training and integrating new employees and retaining existing employees; our reliance on infrastructure of third-party network services providers; risk of failure in our physical infrastructure; risk of defects or bugs in our software; risk of cybersecurity breaches; our ability to maintain the compatibility of our software with third-party applications and mobile platforms; continued compliance with industry standards and regulatory and privacy requirements, globally; introduction and adoption of our cloud software solutions in markets outside of the United States; risks relating to the acquisition and integration of Fuze, Inc. and other businesses we have acquired or may acquire in the future; risks related to our senior convertible notes and the related capped call transactions; and potential future intellectual property infringement claims and other litigation that could adversely impact our business and operating results. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s reports on Forms 10-K and 10-Q, as well as other reports that 8x8, Inc. files from time to time with the U.S. Securities and Exchange Commission (the “SEC”). All forward-looking statements are qualified in their entirety by this cautionary statement, and 8x8, Inc. undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future. GARTNER DISCLAIMER The Gartner content described herein (the "Gartner Content") represent(s) research opinion or viewpoints published as part of a syndicated subscription service by Gartner, Inc. ("Gartner") and are not representations of fact. Gartner Content speaks as of its original publication date (and not as of the date of this proxy statement) and the opinions expressed in the Gartner Content are subject to change without notice. Gartner does not endorse any vendor, product or service depicted in our research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

PROXY SUMMARY The following is a summary of certain key information in our Proxy Statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review the full Proxy Statement and our Annual Report on Form 10-K for the year ended March 31, 2022. In this Proxy Statement, we refer to 8x8, Inc. as “8x8,” the “Company,” “we” or “us,” and we refer to our fiscal year ended March 31, 2022 as “fiscal 2022” or “F2022.” Please note that the information on, or accessible through, our website is expressly not incorporated by reference in this Proxy Statement. ELIGIBILITY TO VOTE Stockholders of record at the close of business on Tuesday, May 17, 2022 are entitled to notice of and to vote at the 2022 Annual Meeting or at any adjournments or postponements thereof. HOW TO VOTE You may vote using any one of the following methods. In all cases, you should have your 16-Digit Control Number from your proxy card available and follow the instructions. Voting will be accepted until 11:59 p.m. (EDT) on July 11, 2022: Online at www.proxyvote.com By Telephone at 1-800-690-6903 Online using your mobile device by scanning the QR Code By mail by voting, signing and timely mailing your Proxy Card MEETING INFORMATION Time and Date: Tuesday, July 12, 2022 at 9:00 a.m. Pacific Virtual Meeting Address: www.virtualshareholdermeeting.com/8x82022 VOTING MATTERS AND BOARD RECOMMENDATIONS The table below includes a brief description of each matter to be voted upon at the Annual Meeting, along with the voting recommendation of our board of directors, or “Board.” Description of Proposals Board Vote Recommendation Page Reference 1. To elect eight directors to hold office until the 2023 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. The Company’s nominees are Jaswinder Pal Singh, David Sipes, Monique Bonner, Todd Ford, Alison Gleeson, Vladimir Jacimovic, Eric Salzman and Elizabeth Theophille. FOR each Company Nominee 21 2. To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2023. FOR 28 3. To approve, through an advisory vote, the Company’s executive compensation for the fiscal year ended March 31, 2022. FOR 57 4. To approve the 8x8, Inc. 2022 Equity Incentive Plan, including the reservation of 8,000,000 new shares for issuance thereunder. FOR 58 5. To approve amendments to the Company’s Amended and Restated 1996 Employee Stock Purchase Plan, including the reservation of 3,600,000 additional shares for issuance. FOR 68 6. To approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 300,000,000 shares. FOR 72 8x8, Inc. | PROXY STATEMENT 1

PROXY SUMMARY

DIRECTOR NOMINEES

In Proposal One, our stockholders are asked to vote on the election of the eight individuals nominated by the Board, each of whom is currently serving as a director. The tables below set forth basic information concerning each nominee individually and highlight certain qualifications, areas of expertise and attributes of our nominees collectively.

Name	Age	Director Since	Principal Occupation	Independent
Jaswinder Pal Singh(1)	57	2013	Professor of Computer Science, Princeton University	Yes
David Sipes	55	2020	Chief Executive Officer, 8x8, Inc.	No
Monique Bonner	51	2018	Board Director and Advisor	Yes
Todd Ford	55	2019	Board Director and Advisor	Yes
Alison Gleeson	56	2021	Board Director and Advisor	Yes
Vladimir Jacimovic	58	2014	Managing Partner of Continuum Capital Partners LLC	Yes
Eric Salzman	55	2012	Chief Executive Officer, Safeguard Scientifics, Inc.	Yes
Elizabeth Theophille	55	2019	Chief Technology Transformation Officer, Novartis AG	Yes

(1)Dr. Singh has served as Chairman of the Board since December 10, 2020.

BOARD OF DIRECTORS SNAPSHOT

Ensuring the Board is composed of directors who bring diverse perspectives, experience and backgrounds to effectively represent the long-term interests of stockholders is a key priority of our Board. In this regard, the Board believes that conducting regular, periodic assessments of its composition and size is an important aspect of an effective governance structure. The Board seeks a balance between retaining directors with deep knowledge of our Company and our industry, while adding directors who bring new perspectives. Since the beginning of fiscal 2019, we have added five new Board members while taking steps to increase the Board's breadth and depth of experience and diversity. In fiscal 2021, we appointed Dr. Singh from Lead Independent Director to Chairman of the Board. In fiscal 2022, we appointed Ms. Gleeson to the Board. Ms. Gleeson is a globally recognized executive who was previously Senior Vice President of the Cisco Americas organization, where she focused on evolving Cisco's go-to-market strategy, strengthening relationships with top partners, and spearheading innovative solutions for customers.


TENURE
3
AVERAGE TENURE 5-YEARS
5
<5 years
5-10 years


INDEPENDENCE
1
88% INDEPENDENT
7
Independent
Non-Independent


GENDER & ETHNIC DIVERSITY
4
50% DIVERSITY
4
Non-Diverse
Diverse

2 8x8, Inc. | PROXY STATEMENT

PROXY SUMMARY CORPORATE GOVERNANCE HIGHLIGHTS (page 7) We are committed to the highest standards of corporate governance. Our Governance and Nominating Committee monitors new and changing trends and best practices in corporate governance, considers whether we should make changes in light of these trends, and makes recommendations to the Board. The table below sets forth some highlights of our corporate governance programs and policies. Board and Committees Management Stockholders Rights and Engagement •Separate Chairman and CEO roles. •Robust executive and Board member stock ownership requirements, including a 6X ownership requirement for our CEO (ratio of value of equity ownership to base salary). •We have a single-class share capital structure. Each issued and outstanding share of our stock is entitled to one vote per share on all matters submitted to the stockholders for a vote. ▪Seven of our eight director nominees are independent, including all members of our three standing committees. ▪We do not allow short sales, hedging or pledging of stock ownership positions, or transactions involving derivatives of our stock, by employees, management or Board members. ▪We do not have a classified board structure or multi-year directorships. All of our directors are elected on an annual basis. ▪Our Board and each of its three standing committees conduct a formal assessment of its performance on an annual basis. ▪Related party transactions involving management or a member of our Board require prior approval of the Audit Committee. ▪Our capital structure and organizational documents do not reflect any “poison pill” provisions. ▪Regular executive sessions are conducted by the independent directors without management present, overseen by our independent Chairman of the Board. ▪Executive compensation is reviewed by the Compensation Committee annually, with advice and data (including a benchmark analysis) provided by an independent compensation consultant. ▪None of our officers or directors (nor any of their affiliates) has a controlling interest in our stock. Our officers and directors as a group hold less than 5% of our outstanding common stock. ▪Our Board adopted a CEO Absence Event Management Process in 2016, which was reviewed by the Governance and Nominating Committee in 2020 as part of our ongoing succession planning. ▪A significant portion of each executive’s annual compensation is “at risk” and a significant portion of long-term equity incentive compensation depends on our stock performance relative to either the Russell 2000 index or the S&P Software and Services index. ▪We do not have a super-majority approval requirement to amend any of our organizational documents. ▪Director compensation is reviewed by our Compensation Committee at least once every two years, per our Corporate Governance Principles, with advice and data provided by an independent compensation consultant. ▪We have clawback rights under our 2012 equity incentive plan and our proposed 2022 equity incentive plan that permit us to recover long-term gains under specified circumstances. ▪We have an active and ongoing stockholder outreach and engagement program. ▪Our Board has adopted a majority voting policy requiring (and each nominee for director has agreed) that if the nominee fails to receive more votes cast “FOR” his or her selection than “WITHHELD,” the nominee shall tender his or her resignation from the Board. 8x8, Inc. | PROXY STATEMENT 3

PROXY SUMMARY

FISCAL 2022 BUSINESS HIGHLIGHTS

We address a large market opportunity as enterprises around the world recognize that an integrated, cloud-based unified communications and contact center solution is a critical component to meeting the requirements of a rapidly modernizing workforce. By continuing to innovate across our 8x8 XCaaS platform, we help organizations optimize employee and customer experience, regardless of location or device.

In fiscal 2022, we increased our investment in innovation, added industry-leading talent, expanded our enterprise customer base, and delivered improved financial results. Some of our business achievements and milestones during fiscal 2022 included the following:

•Total revenue increased 20% from fiscal 2021 to $638.1 million. Total service revenue grew approximately 21% year-over-year to $602.4 million.

•We ended the year with total ARR of $687.0 million, an increase of 33% year-over-year. ARR from our targeted enterprise and mid-market customers was $520.7 million, an increase of 49% from the end of fiscal 2021. Enterprise and mid-market customers accounted for 76% of total ARR at the end of fiscal 2022, compared to 68% at the end of fiscal 2021.

•ARR for our integrated XCaaS solution increased 35% year-over-year to $239.0 million.

•We achieved non-GAAP profitability and generated $34 million in cash flow from operations.

•We completed the acquisition of Fuze, Inc. a privately held unified communications as a service company, for approximately $250 million in cash and stock. The acquisition increased our capacity for innovation, expanded our enterprise customer base, and created a large cross-sell opportunity for our contact center solution and integrated XCaaS platform. The acquisition was accretive to gross and operating profit in the fourth fiscal quarter.

•We expanded our global coverage to 50 countries and territories, including industry-first offerings in Indonesia and the Philippines.

•We accelerated innovation and introduced significant new enhancements to our XCaaS platform that leverage our the integration of unified communication and contact center capabilities in a single platform. 8x8 Frontdesk and 8x8 Agent Workspace are composed experiences that bridge the communications gap between knowledge workers and contact center agents to elevate both the employee and customer experience. Conversation IQ extends quality management and speech analytics across the organization using conversational artificial intelligence (AI).

•We enhanced our enterprise-grade 8x8 Voice for Microsoft Teams with value-added features such as presence synchronization, call recording and Conversation IQ.

•We invested in go-to-market strategies focused on our enterprise channel partners, which resulted in 33% year-over-year growth in channel ARR. We received a 5-Star rating by CRN in its Partner Program Guide for the second consecutive year.

•We were named a Leader in the 2021 Gartner Magic Quadrant for Unified Communications as a Service, Worldwide for the tenth consecutive year and a Challenger in Magic Quadrant for Contact Center as a Service for the seventh consecutive year.

The graphs below illustrate our annual performance in key performance metrics:


Annual Revenue
$700
$600
$500
$400
$300
$200
$100
$0
Millions
$353
$446
$532
$638
30%
25%
20%
15%
10%
5%
0%
Year-over-Year % Growth
FY'19
FY'20
FY'21
FY'22
Service Revenue
Other Revenue
Total Revenue % Growth

4 8x8, Inc. | PROXY STATEMENT

PROXY SUMMARY 8x8, Inc. | PROXY STATEMENT 5

PROXY SUMMARY EXECUTIVE COMPENSATION HIGHLIGHTS (page 30) We have designed our executive compensation program to: ▪Attract, develop, motivate and retain top talent and focus our executive officers on goals that increase long-term stockholder value; ▪Ensure executive compensation is aligned with our corporate strategies and business objectives; ▪Provide meaningful equity ownership opportunities to our executives to align their incentives with the creation of sustainable stockholder value; ▪Ensure fairness among our executives by recognizing the contributions each executive officer makes to our success, as well as his or her compensation history and experience level; and ▪Provide an incentive for long-term continued employment with us. The table below lists some specific elements that our program possesses and avoids in turn. What We Have What We Don’t Have ▪An executive compensation program based on our “pay for performance” philosophy and aligned with peer compensation policies. ▪No pension arrangements or non-qualified deferred compensation plans for our executive officers. ▪Stock ownership guidelines for named executive officers and non- employee directors. ▪No special health or welfare plans for our executive officers. ▪100% independence of Compensation Committee members. ▪No single-trigger acceleration of compensation or benefits for our executive officers in connection with a change-in-control. ▪Regular review of executive target total direct compensation and long- term incentive compensation relative to peer companies of similar size, market capitalization, and operating characteristics. ▪No “gross-ups” or other tax reimbursement payments on any severance or change-in-control payments or benefits for our executives. •Engagement of an independent compensation consultant to monitor compensation trends and advise the Compensation Committee. •No “evergreen” provision in our Amended and Restated 2012 Equity Incentive Plan or proposed 2022 Equity Incentive Plan. •A substantial portion of the total value of annual equity awards granted to our executives (50%) is “at risk” based on the achievement of corporate and individual performance objectives, as well as our stock performance relative to stock market benchmark indices. •No guaranteed incentive compensation or excessive severance payments. •Opportunity to receive annual bonus in shares in lieu of cash. •No repricing of option awards without shareholder approval (except in connection with certain corporate events where a repricing is necessary for equitable treatment). •The long-term equity incentives granted to our named executive officers vest or are earned over multi-year periods, consistent with current market practice and our pay-for-performance and retention objectives. 6 8x8, Inc. | PROXY STATEMENT

CORPORATE GOVERNANCE GOVERNANCE FRAMEWORK As stated in our Corporate Governance Principles, our Board is the ultimate decision-making body of the Company, except with respect to matters reserved to the stockholders. The Board selects the Chief Executive Officer, who is charged with the conduct of the Company’s business. The Board acts as an advisor and counselor to senior management and ultimately monitors its performance. The fundamental objective of the Board is to build long-term sustainable growth in stockholder value for the Company. In furtherance of this mission, we have adopted a comprehensive corporate governance framework designed to enable the Board, among other things, to: ▪provide effective oversight of the senior management team in connection with its conduct of the Company’s business and affairs; ▪allow the Board to make decisions independent of management; ▪align the interests of the Board and management with those of our stockholders; and ▪maintain compliance with the requirements of the New York Stock Exchange (the “NYSE”) and applicable law. The framework helps determine our policies and practices with respect to Board composition, Board independence, Board and committee evaluations, executive compensation, stockholder engagement, risk oversight and more. Copies of our current corporate governance documents and policies, including our Code of Business Conduct and Ethics, Corporate Governance Principles and committee charters, are available on the Investor Relations section of our website at http://investors.8x8.com. The Board reviews these corporate governance documents and policies at least every two years, and revises them when the Board determines it would serve the interests of the Company and its stockholders to do so, such as in response to changing governance practices or legal requirements. BOARD COMPOSITION CRITERIA FOR EVALUATING CANDIDATES. The Board, with input from the Governance and Nominating Committee, is responsible for periodically determining the appropriate skills, perspectives, experiences, and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. Among other factors considered in the selection of each candidate, the Governance and Nominating Committee considers the following attributes, criteria and qualifications: ▪knowledge, experience, skills and expertise, particularly in areas critical to understanding the Company and its business; ▪ethnic and gender diversity; ▪personal and professional integrity and character; ▪business judgment; ▪time availability in light of other commitments, particularly service on the boards of other publicly-held companies; ▪dedication; and ▪conflicts of interest. While the Governance and Nominating Committee has not established specific minimum qualifications for directors, the committee believes that candidates and nominees must reflect a Board that is comprised of directors who: ▪have strong integrity; ▪have qualifications that will enhance the overall effectiveness of the Board; ▪have the highest professional and personal ethics and values, and will conduct themselves consistently with our Code of Business Conduct and Ethics (the “Code of Ethics”); ▪will comply with our corporate governance, conflict of interest, confidentiality, stock ownership and insider trading policies and guidelines, and all other codes of conduct, policies and guidelines, as well as any relevant securities and other laws, rules, regulations and listing standards, in each case as applicable to members of the Board; and ▪satisfy other relevant standards that may be required by applicable rules and regulations, such as financial literacy or financial expertise with respect to prospective Audit Committee members. As a matter of policy, the Board believes that a substantial majority of the directors should be independent within the meaning of the rules of the NYSE and the applicable independence requirements of the federal securities laws and regulations. The Board also believes that it is important to strike the right balance in its composition to ensure that there is an appropriate range and mix of expertise, diversity and knowledge. 8x8, Inc. | PROXY STATEMENT 7

CORPORATE GOVERNANCE

DIVERSITY. In identifying candidates for the Board, the Governance and Nominating Committee considers foremost the qualifications and experience that the Committee believes would best suit the Board's needs created by each particular vacancy. As part of the process, the Governance and Nominating Committee and the Board endeavor to have a Board composed of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided that such individuals should all have a high level of management and/or financial experience. While the Company has no formal diversity policy that applies to the consideration of director candidates, the Governance and Nominating Committee has determined that diversity should be an important consideration in the selection of candidates, and that the Board should be comprised of members who reflect diversity not only in race and gender, but also in viewpoints, experiences, backgrounds, skills and other qualities and attributes.

Consistent with commitments we made to our stockholders in connection with our 2018 annual meeting, the Board has since added three female members and increased ethnic diversity.

REFRESHMENT OF THE BOARD. Since our 2021 annual meeting, we appointed a new Board member, Alison Gleeson. Seven of our eight Board members, including the Chairman of the Board, are independent within the meaning of the rules of the NYSE and the applicable independence requirements of the federal securities laws and regulations. Since our 2018 annual meeting, we have replaced four members of our Board and expanded the size of the Board from seven to eight members. Each of the five added directors is nominated for re-election at the 2022 annual meeting. Importantly, since our 2018 annual meeting, the average tenure of our Board members has declined from 9.1 to 4.6 years, gender diversity has increased from 0% to 43%, and ethnic diversity has also increased. These changes reflect the Board's commitment to bringing in fresh perspectives and increasing ethnic and gender diversity. The table compares the composition of our board in 2018 to today:

Board Composition Metrics

	2018	2022
Average Tenure	9.1 years	4.6 years
Independence	71%	88%
Gender Diversity	-	43%
Ethnic Diversity	29%	43%

These changes to our Board and its three standing committees are explained in more detail below.

CHANGES SINCE 2018 ANNUAL MEETING

AUGUST 5, 2021: Alison Gleeson appointed as a new director.

•Ms. Gleeson appointed to the Board based on her extensive enterprise sales and go-to-market experience, filling a vacancy left by Bryan Martin when he did not stand for re-election at the 2021 annual meeting.

•Ms. Gleeson appointed as a member of the Compensation Committee.

DECEMBER 10, 2020: David Sipes appointed as new CEO and as a new director, replacing Vikram Verma; Dr. Singh appointed as Chairman.

•Mr. Sipes appointed as CEO and to the Board based on his high-growth cloud and SaaS industry experience, replacing Mr. Verma, who stepped down from the Board when he resigned as CEO in December 2020.

•Our Lead Independent Director Dr. Singh appointed as Chairman of the Board, replacing Mr. Martin, who did not stand for re-election at the 2020 annual meeting.

JUNE 19, 2019: Elizabeth Theophille appointed as a new director.

•Ms. Theophille appointed to the Board based on her experience with digital transformation in cloud-based solutions and European market expertise, filling a future vacancy that would be created by Mr. Potter when he did not stand for re-election at the 2019 annual meeting.

•Ms. Theophille appointed as a member of the Governance and Nominating Committee.

•Board size increased temporarily from eight to nine members and reverted to eight members concurrently with election of directors at the 2019 annual meeting.

JUNE 1, 2019: Todd Ford appointed as a new director, succeeding Major General Guy L. Hecker, Jr.

•Mr. Ford appointed to the Audit Committee based on his financial experience in SaaS business models and adjacent markets, filling a vacancy left by Gen. Hecker's departure, and named Chair of Audit Committee, succeeding Mr. Potter in that role.

•Mr. Ford appointed as a member of the Compensation Committee, increasing its size from three to four members.

8 8x8, Inc. | PROXY STATEMENT

CORPORATE GOVERNANCE MAY 6, 2019: Major General Guy L. Hecker, Jr. retired from the Board. ▪Dr. Singh appointed as Lead Independent Director, succeeding Gen. Hecker in that role. ▪Dr. Singh appointed as a member of the Compensation Committee, filling a vacancy left by Gen. Hecker’s departure. ▪Dr. Singh appointed as a member of the Governance and Nominating Committee, filling a vacancy left by Gen. Hecker’s departure. ▪Ms. Bonner was appointed Chair of the Governance and Nominating Committee, filling a vacancy left by Gen. Hecker’s departure. ▪Board size increased from seven to eight directors. ▪Ms. Bonner appointed as a member of the Audit Committee, replacing Dr. Singh. ▪Ms. Bonner appointed as a member of the Governance and Nominating Committee, increasing its size from two to three members. The Board has not established term limits in the belief that compulsory retirement from the Board could cause the Board to lose the valuable contributions of directors who have developed unique perspectives and insight into the Company. As an alternative to term limits, the Governance and Nominating Committee reviews each director’s continuing contribution to the Board as part of the annual assessment process and whenever a director experiences a change in professional responsibilities. These regular reviews ensure that the collective skills and experience of our Board members continue to match the needs of the Company and best serve the interests of our diverse community of stakeholders. Every Board member is expected to ensure that he or she devotes the time necessary to discharge his or her duties as a director effectively and that other existing and planned future commitments do not materially interfere with his or her service. STEP 1 è STEP 2 è STEP 3 è STEP 4 Identify optimum board profile to drive corporate growth, including experience, skills, expertise, diversity, personal and professional integrity, and business judgement. Review suitability for continued board service for each board member based on optimum board profile. Identify, recruit and interview potential candidates to board positions, including candidates recommended by stockholders. Recommend to the board the director nominees for election to the board. IDENTIFYING AND EVALUATING DIRECTOR NOMINEES. The Board is responsible for selecting and nominating candidates for election by the stockholders and for filling vacancies on the Board. The Governance and Nominating Committee recommends to the Board (a) first-time nominees for election, based on the need for new Board members as identified by the Governance and Nominating Committee and the Chairman or other Board members, as well as (b) incumbent directors for re-election, as appropriate. The Governance and Nominating Committee reviews the composition of the Board at least annually with the Board as a whole and, if necessary, recommends measures to be taken so that the Board (a) reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole to continue to provide effective oversight and otherwise fulfill its fiduciary and other duties, and (b) contains at least the minimum number of independent directors required by the NYSE and any other applicable law, rule or regulation. In selecting individuals for nomination, the Governance and Nominating Committee seeks the input of the Chairman of the Board and other Board members and may use a third-party search firm to assist in identifying and contacting candidates who meet the expertise, personal integrity, and diversity criteria established by the Committee. The Governance and Nominating Committee will also consider individuals recommended for Board membership by our stockholders, in accordance with our bylaws and applicable law. Prospective candidates are interviewed by our Chairman of the Board, our Chief Executive Officer, and at least one member of the Governance and Nominating Committee. During the selection process, the full Board is kept informed of progress. The Governance and Nominating Committee will consider the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the Governance and 8x8, Inc. | PROXY STATEMENT 9

CORPORATE GOVERNANCE Nominating Committee may consider many factors, as discussed above. The Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, based on whether the candidate was recommended by a stockholder or not. The Governance and Nominating Committee meets to consider and recommend final candidate(s) for approval by the Board. Once a candidate is selected for appointment to the Board, or to stand for election or re-election, as applicable, the Chairman extends the invitation to join the Board, or to stand for election or re-election, on the Board’s behalf. Upon completion of its review and evaluation of the candidates in May 2022, our Governance and Nominating Committee recommended the candidates named in this Proxy Statement, which the full Board approved. Stockholder Nominations and Recommendations The Governance and Nominating Committee will consider any recommendations and nominations for candidates to the Board from stockholders, as required by its charter. When submitting candidates for nomination to be elected at an annual or special meeting of stockholders, stockholders must follow the notice procedures and provide the information required in our by-laws. The following is a partial summary of those procedures and requirements. Stockholder recommendations for candidates to the Board must be sent in writing to our Secretary at the address of our principal executive offices, currently 675 Creekside Way, Campbell, CA 95008. To be timely, a stockholder’s notice proposing the nomination of a director at an annual meeting must be delivered to or mailed and received at our principal executive offices not less than 90 calendar days nor more than 120 calendar days in advance of the first anniversary of the previous year’s annual meeting of stockholders. If no annual meeting was held in the previous year or the date of the annual meeting is more than 30 calendar days earlier than the date contemplated at the time of the previous year’s proxy statement, notice must be received not later than the close of business on the 10th day following the day on which the date of the annual meeting is publicly announced. A timely notice for the nomination of a director by a stockholder at a special meeting of stockholders must be delivered to or mailed and received at our principal executive offices not later than the close of business on the later of (a) the 90th day prior to the special meeting, and (b) the 10th day following the day on which public disclosure of the date of the special meeting is first made. The stockholder’s notice must include certain information about the stockholder (and all persons participating with the stockholder in any proxy solicitation for the proposal) and certain information about the candidate, as set forth in our by-laws, including, but not limited to, the candidate’s name, age, business address and residence address, the candidate’s principal occupation or employment for the past 5 years, the stockholder’s name and address, the class and number of shares of our stock and other securities, including derivatives, beneficially owned by the proposing stockholder and by such candidate, any short interest in any of our securities held by the proposing stockholder, all voting rights with respect to our stock beneficially owned by the stockholder and others joining in the proposal, and a description of all arrangements or understandings between the stockholder making such recommendation and each candidate and any other person or persons (naming such person or persons) pursuant to which the recommendations are to be made by the stockholder, as well as any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act. In addition, if requested, the proposed nominee must furnish additional information to determine whether he or she is eligible to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the proposed nominee, as set forth in our by-laws. We encourage stockholders to refer to our by-laws for complete information regarding the requirements for submitting stockholder proposals and nominating director candidates. You may contact us at 8x8, Inc., Attn: Secretary, 675 Creekside Way, Campbell, CA 95008, for a copy of the relevant by-law provisions on this topic. Our by-laws also can be found where our filed reports are located on the SEC’s website at http://www.sec.gov. BOARD SIZE AND STRUCTURE. The Board periodically reviews its size, assesses its ability to function effectively based on its size and composition, and determines whether any changes to the size of the Board are appropriate. As described above, the size of our Board increased from seven to eight members during our 2019 fiscal year with the appointment of Monique Bonner. We believe that an eight-member Board is suited to the size of our current operations and otherwise appropriate to allow the Board to function effectively. Dr. Singh, formerly our Lead Independent Director, was appointed to the Chairman role in December 2020, replacing Bryan Martin, who did not stand for reelection. With Dr. Singh’s appointment, it was no longer necessary to have a Lead Independent Director. While our Corporate Governance principles do not require that the roles of Chairman and Chief Executive Officer be held by different individuals, the Board believes that the separation of the offices of the Chairman and Chief Executive Officer is appropriate at this time because it allows our Chief Executive Officer to focus primarily on our business strategy, operations and corporate vision. In accordance with governance best practices, if, in the future, the Chairman role is held by a non-independent Director, then our Corporate Governance Principles require the appointment of a Lead Independent Director from among the independent members of the Board. These principles reflect our belief that it is important for the Board to retain flexibility to determine whether the two roles should be separate or combined, and whether the Chairman should be independent or not, based upon the Board’s assessment of the Company’s needs and leadership at a given point in time. 10 8x8, Inc. | PROXY STATEMENT

CORPORATE GOVERNANCE DIRECTOR INDEPENDENCE The rules of the NYSE require that a majority of our directors be independent within the meaning of those rules. In addition, our Corporate Governance Principles require that a substantial majority of our directors be independent. For a director to be considered independent under the NYSE rules, our Board must affirmatively determine that the director: ▪has no material relationship with 8x8, any of our subsidiaries, or any member of our management, either directly or indirectly (for example, as a partner, stockholder or officer of an organization that has a relationship with us); and ▪satisfies each of the requirements under Rule 303A.02(b) of the NYSE rules. The Board has adopted a definition of independence which conforms to the above independence requirements in the NYSE listing rules and further requires a director not to have any relationship (material or otherwise, and including social relationships) that would reasonably be expected to impair his or her exercise of independent judgment in carrying out the responsibilities of a director. We believe it is important that, in making a determination of independence, our Board broadly consider all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with us (whether commercial, consulting, charitable, familial or otherwise), our Board considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. In addition, in affirmatively determining the independence of any director who will serve on our Compensation Committee, our Board must consider all factors specifically relevant to determining whether the individual has a relationship to us which is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member. These factors include: ▪the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by the listed company to such director; and ▪whether such a director is affiliated with 8x8, a subsidiary of 8x8 or an affiliate of a subsidiary of 8x8. When considering the sources of a director’s compensation in this context, the Board considers whether the director receives compensation from any person or entity that would impair his or her ability to make independent judgments about the listed Company’s executive compensation. When considering an affiliate relationship a director has with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company, in determining his or her independence for purposes of Compensation Committee service, the board considers whether the affiliate relationship places the director under the direct or indirect control of 8x8 or our senior management, or creates a direct relationship between the director and members of senior management, in each case of a nature that would impair his or her ability to make independent judgments about the listed Company’s executive compensation. Our Board has determined that seven of its eight current nominees for re-election, who are all current members, are “independent” within the meaning of Rule 303A.02 of the NYSE rules and under our own definition of independence: Independent Not Independent Jaswinder Pal Singh David Sipes Monique Bonner Todd Ford Alison Gleeson Vladimir Jacimovic Eric Salzman Elizabeth Theophille In making these determinations, the Board affirmatively determined that there are no business relationships that are material or that would interfere with the exercise of independent judgment by any of the independent directors in their service on the Board or its committees. In making this determination with respect to Mr. Ford, the Board considered, among other factors, that Coupa Software, Inc. (“Coupa”), of which Mr. Ford was the former Chief Financial Officer, is both a customer of the Company (in that we received payments of approximately $22,000 from Coupa during fiscal 2022) and a vendor to the Company (in that we made payments of approximately $66,000 to Coupa during fiscal 2022). The Board considered the materiality of these arrangements from the 8x8, Inc. | PROXY STATEMENT 11

CORPORATE GOVERNANCE perspective of both the Company and Coupa, and took into account the fact that Coupa became a customer of the Company several years before Mr. Ford joined the Board, in making its determination regarding Mr. Ford’s independence. Each of the Board’s Audit Committee, Compensation Committee and Governance and Nominating Committee is composed solely of independent directors in accordance with the NYSE listing rules. BOARD MEETINGS AND ATTENDANCE The Board held a total of seven meetings during fiscal 2022. None of the members of our Board standing for reelection attended less than 75% of the meetings of the Board during fiscal 2022. Pursuant to our Corporate Governance Principles, members of the Board are encouraged, but are not required, to attend each annual meeting of stockholders. One of our directors attended last year’s annual meeting of stockholders held in August 2021. COMMITTEES The Board has three standing committees: an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. The Board has adopted charters for each of these committees that are available on the investor relations section of our website under “Corporate Governance”, which can be found at http://investors.8x8.com. Each committee reviews its charter on an annual basis and makes recommendations to the Board for any changes based on its review. The composition of each standing committee is indicated in the table below. Director Independent Audit Compensation Governance and Nominating Other Role Jaswinder Pal Singh Yes Chair David Sipes No Monique Bonner Yes Todd Ford Yes Alison Gleeson Yes Vladimir Jacimovic Yes Eric Salzman Yes Elizabeth Theophille Yes  = Committee Chair  = Committee Member Chair = Chairman of the Board (1)The information presented in this table is as of the date of this Proxy Statement, unless stated otherwise. (1) 12 8x8, Inc. | PROXY STATEMENT

CORPORATE GOVERNANCE Audit Committee Current Members: Todd Ford Monique Bonner Eric Salzman Current Chair: Todd Ford Fo rmer Members Who Served During F2022: None Purpose: The Audit Committee oversees our corporate accounting and financial reporting process and performs several functions in the execution of this role. Fiscal 2022 Meetings: 4 Responsibilities of the Audit Committee include: ▪Evaluates the performance of and assesses the qualifications of the independent auditors ▪Determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors. Reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services ▪Confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting ▪Discusses with management and the independent auditors the results of the annual audit and the results of the reviews of our quarterly financial statements ▪Reviews and approves all business transactions between us and any director, officer, affiliate or related party, including transactions required to be reported in our Proxy Statement ▪Oversees the Company’s internal audit function, risk management processes, and system of internal controls Independence: The Board has determined that each of the current members meets the requirements for membership to the Audit Committee, including the independence requirements under NYSE Rules 303A.02 and SEC Rule 10A-3(b)(i), and is financially literate in accordance with the additional audit committee requirements of NYSE Rule 303A.07. The Board has identified Mr. Ford as an “audit committee financial expert” as defined under Item 407(d)(5)(ii) of Regulation S-K, but that status does not impose duties, liabilities, or obligations that are greater than the duties, liabilities, or obligations otherwise imposed on him as a member of our Audit Committee or our Board. Compensation Committee Current Members: Eric Salzman Jaswinder Pal Singh Todd Ford Alison Gleeson Current Chair: Eric Salzman Fo rmer Members Who Served During F2022: None Purpose: The Compensation Committee reviews and recommends compensation arrangements for the Chief Executive Officer for approval by the independent members of the Board and approves the compensation arrangements for all other executives at the level of senior vice president and above. Fiscal 2022 Meetings: 4 Responsibilities of the Compensation Committee include: ▪Recommends the compensation of the Chief Executive Officer to the independent members of the Board for approval ▪Reviews and approves corporate goals and objectives relevant to CEO compensation and evaluates the CEO’s performance in light of those goals and objectives ▪Approves, in consultation with the Chief Executive Officer, the compensation of all other executive officers ▪Oversees our human capital management efforts, including talent acquisition and retention ▪Administers our stock-based award and employee stock purchase plans, as well as our employee bonus plan ▪Reviews and approves all employment, severance and change-in-control agreements, and special or supplemental benefits applicable to executive officers ▪Engages independent compensation consulting firm to advise on executive compensation Independence: The Board has determined that each of the current members meets the requirements for membership to the Compensation Committee, including the independence requirements of the SEC and the NYSE listing standards under Rule 303A.05. 8x8, Inc. | PROXY STATEMENT 13

CORPORATE GOVERNANCE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION The Compensation Committee of the Board currently consists of Mr. Salzman, Mr. Ford, Dr. Singh and Ms. Gleeson. None of these individuals is currently an officer or employee of ours or was an officer or employee of ours at any time during fiscal 2022. None of our executive officers or directors served as a member of the board or compensation committee of any entity that had one or more executive officers serving as a member of the Board or our Compensation Committee at any time during fiscal 2022. Governance and Nominating Committee Current Members: Monique Bonner Jaswinder Pal Singh Elizabeth Theophille Current Chair: Monique Bonner Fo rmer Members Who Served During F2022: Eric Salzman Purpose: The Governance and Nominating Committee identifies and recommends to the Board individuals qualified to serve as directors of the Company, advises the Board with respect to its committees’ composition, oversees the evaluation of the Board, and oversees other matters of corporate governance. Fiscal 2022 Meetings: 4 Responsibilities of the Governance and Nomination Committee include: ▪Identifies, reviews and evaluates candidates to serve as directors of the Company, consistent with criteria approved by the Board and set forth in the committee’s charter ▪Recommends to the Board candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board ▪Reviews and evaluates the suitability of incumbent directors for continued service on the Board (including those recommended by stockholders) ▪Develops and recommends to the Board for approval Corporate Governance Principles and advises on succession plans for the CEO and other executive officers ▪Oversees our environmental and social responsibility programs ▪Reviews and formalizes proposals to amend our certificate of incorporation and by-laws ▪Adopts the procedures pursuant to which the Board and each Committee is to conduct an annual evaluation of its own performance and reviews the results of these evaluations and makes recommendations to the Board ▪Reviews CEO succession plan and unexpected absence event policy with CEO Independence: Pursuant to the charter of the Governance and Nominating Committee, all members of the Governance and Nominating Committee must be qualified to serve under the NYSE listing rules and any other applicable law, rule regulation and other additional requirements that the Board deems appropriate. The Board has determined that each of the three current members meet these requirements. CODE OF BUSINESS CONDUCT AND ETHICS We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Ethics reflects the values and the business practices and principles of behavior that support this commitment. The Code of Ethics is available on the investor relations section of our website under “Corporate Governance”, which can be found at http://investors.8x8.com. We will post any amendment to, or a waiver from, a provision of the Code of Ethics that are required to be disclosed by the rules of the SEC or NYSE on our website at http://investors.8x8.com. Our Board updated our Code of Ethics in March 2019 to add new provisions that reflect our commitment to environmental stewardship, sustainability, human rights and fair labor practices. While these have always been important concerns for us as an organization, inclusion in our Code of Ethics formalizes our commitment. We are incorporating these principles into the design of our core business procedures, and we expect to continue to do so in the future as we grow and scale our business. 14 8x8, Inc. | PROXY STATEMENT

CORPORATE GOVERNANCE SHAREHOLDER ENGAGEMENT We believe that effective corporate governance includes regular, constructive conversations with our stockholders on a broad range of governance and business topics, including our business strategy and execution, our executive compensation philosophy and approach, governance topics, and our culture and human capital management. In fiscal 2021 (ended March 31, 2021), we participated in more than 170 virtual meetings with institutional stockholders representing more than 40% of our total shares outstanding. We met regularly with six of our top 10 stockholders (100% of non-index, non-broker holders in the top 10), who collectively represented approximately 30% of shares outstanding. This included direct engagement by our second largest holder, Sylebra, with our lead independent director. The primary topic in these meetings was corporate performance, including revenue growth, negative cash flow, lack of profitability and available cash resources. As a result of our engagement with our top holders, especially three of our top five holders, we named Samuel Wilson as Chief Financial Officer in June 2020 (replacing Steven Gatoff) and David Sipes as Chief Executive Officer in December 2020 (replacing Vikram Verma). The market responded favorably to the appointment of Mr. Sipes, resulting in a 35% increase in our stock price the day following the CEO transition announcement. The one-day appreciation in our stock price increased the calculated value of the equity portion of Mr. Sipes’ new hire package from $18 million to $27 million, as discussed further in the Executive Compensation section below. Although our executive compensation practices had not been raised as a concern by stockholders in the prior 12-month engagement cycle, we proactively made the following changes to our executive compensation program for Fiscal 2022: •We revised our executive severance and change in control policies to more closely align with the practices of other technology companies based in Silicon Valley. We do not intend to offer large, non-standard payments to departing executives in the future. •We added non-GAAP gross profit to revenue as a performance metric for our short-term incentive compensation program. We believe that adding gross profit to revenue as a performance metric aligns short term incentive pay with our short-term performance objectives because cost of goods sold is our single largest expense category, and improved gross profit performance relative to revenue growth demonstrates improved unit economics, a key driver in achieving profitable growth. Achieving non-GAAP profitability was consistently stated as an important milestone in our discussions with stockholders, who told us they believe demonstrating increased gross profit and non-GAAP profitability is important to achieve a higher valuation for our stock. These changes were made prior to the advisory vote on Fiscal 2021 executive compensation (Say on Pay), and reflect our intention to align our executive compensation programs with industry practices and stockholder interests. Nonetheless, our changes to our executive severance and change in control policy address one of the two main concerns that resulted in an increase in the percentage of “against” votes on our 2021 Say on Pay proposal. The second issue was the non-recurring, new hire award to our new CEO, Dave Sipes. While we believe that Dave Sipes' new hire award was appropriate to induce him to join the company, and was aligned with similar awards offered to similar caliber of candidates at other technology companies in Silicon Valley, we understand the concerns of the stockholders who voted against last year’s Say on Pay proposal. We are committed to not making any similar large, one-time discretionary awards to Mr. Sipes during the period covered by his new hire award. In fiscal 2022 (ended March 31, 2022), we expanded our investor relations team and participated in more than 185 virtual meetings or calls with our stockholders, who collectively represented approximately 50% of shares outstanding (approximately 55% of shares held by our top 10 stockholders and 100% of our non-index, non-broker holders in the top 10). Topics included corporate strategies to achieve long-term growth and profitability goals, the competitive environment in unified communications, acquisition strategies, capital structure, and culture and employee retention in a highly competitive market for talent. 8x8 participants included our investor relations team, our CFO, our CEO, our Chief Technology Officer, our Chief Product Officer, and our Chief Legal Officer. Stockholder feedback on our strategies and financial performance was reported to our Audit Committee by our CFO and stockholder feedback regarding executive compensation was reported to our Compensation Committee by our Chief Legal Officer. With respect to our executive compensation programs, we received the following feedback from stockholders: •they understood the non-recurring nature of Mr. Sipes new hire package in fiscal 2021 and that Mr. Sipes’ compensation package for fiscal 2022 and subsequent years, including long term equity incentive compensation, would be consistent with compensation packages offered to on- going executives at comparable companies (as compared to a new hire equity compensation package designed to induce an executive to join the company); and •they appreciated our proactive changes to our executive severance policy and the addition of Non-GAAP gross profit as a second performance metric in determining our short-term incentive bonus payouts. Additionally, in discussions regarding stock-based compensation, stockholders provided positive feedback on our long-term objective of reducing the dilutive effect of our employee equity incentive programs and acknowledged our progress on reducing our gross and net burn rates, excluding equity awards related to the Fuze, Inc. acquisition - see below in the “Compensation Discussion & Analysis” section for further discussion of our stock based compensation historically relative to peers and the impact of grants to retain and incentivize former Fuze, Inc. employees. They also recognized the critical need to attract and retain highly 8x8, Inc. | PROXY STATEMENT 15

CORPORATE GOVERNANCE qualified executives and employees to achieve our growth and profitability objectives, as well as the extraordinarily competitive environment for talent that currently exists, especially in the U.S. Maintaining an active dialogue with our stockholders is consistent with our corporate values of transparency and accountability, and we intend to expand our stockholder engagement efforts in fiscal 2023, as well as increase direct participation of our Board members. For more information on our shareholder engagement program, please see the “Results of 2021 Stockholder Advisory Vote on Executive Compensation” section below. CORPORATE GOVERNANCE PRINCIPLES Our Board has adopted Corporate Governance Principles which address various matters relating to Board and Committee structure, composition, meetings and responsibilities. The Corporate Governance Principles are posted on our website at http://investors.8x8.com. BOARD’S ROLE IN THE OVERSIGHT OF RISK The full Board is involved in the oversight of our risk management program. The Board as a whole is consulted on any matters which might result in material financial changes, investments, or our strategic direction of the Company. The Board oversees these risks through its interaction with senior management, which occurs at formal Board meetings and committee meetings and through other periodic written and oral communications. Additionally, the Board has delegated some of its risk oversight activities to its committees. For example, the Compensation Committee considers the risks associated with compensation for our named executive officers and directors, including whether any of our compensation policies has the potential to encourage excessive risk-taking. The Audit Committee oversees compliance with our Code of Ethics, our financial reporting process, and our systems of internal controls, and reviews with management our major risk exposures (including cybersecurity) and the steps taken to control such exposures. COMPENSATION RISK ASSESSMENT The Compensation Committee has reviewed our compensation programs to ensure that our incentive and other motivational elements of compensation are aligned with long-term value creation, taking into consideration prudent risk management. We do not believe any of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on us. In making this determination, the Compensation Committee considered the mix of fixed and variable compensation, our use of equity in our long-term incentive compensation arrangements, the time horizon of performance measurement in incentive opportunities, and the ability of the Compensation Committee and management to rely on judgment in determining compensation and assessing performance outcome. COMMUNICATIONS WITH THE BOARD The Board has implemented a process by which stockholders and other interested parties, including, without limitation, customers, vendors, and business partners, may send written communications directly to the attention of the Board, our non-management directors (as a group), our Chairman, or any other individual Board member. The process is explained on our website at http://investors.8x8.com in the Governance section under the heading “Contact the Board.” SUSTAINABILITY AND CORPORATE SOCIAL RESPONSIBILITY OUR APPROACH We believe our social responsibility to our employees and stockholders is to, among other things, make the world a better place. Our cloud-based solutions enable the new agile workplace by empowering employees to work and collaborate from anywhere, from any device, at any time. We believe our cloud-based solutions can play an important role in supporting the sustainability goals of our customers by reducing the need for on-premise hardware (and associated energy consumption) and enabling remote work (resulting in reduced commute times and reduced greenhouse gas emissions), among other benefits. We are committed to growing our business in a sustainable and socially responsible manner. As a Company, we are transforming the future of business communications as a leading Software-as-a-Service (“SaaS”) provider of voice, video, chat, contact center and enterprise-class API solutions powered by one global cloud communications platform. The core of our product empowers workforces worldwide by connecting individuals and teams so they can collaborate faster and work smarter, all through a cloud-based solution, thereby minimizing the carbon footprint. At the heart of our values is a commitment to operate with integrity and foster the growth and development of our teams, while making a positive change in business and the world around us. OUR ENVIRONMENT, OUR PEOPLE, AND OUR ETHICS We believe that investing in our people, in our communities, and in operating our business sustainably will drive long-term value for our stockholders. To this end, we focus on three key corporate responsibility pillars to provide the framework by which we manage our business. 16 8x8, Inc. | PROXY STATEMENT

CORPORATE GOVERNANCE Our Environment Our People Our Ethics We are committed to sustainable business practices for our people and for the environment. Our cloud-based communication and collaboration solutions enable “work-from-anywhere,” allowing organizations to reduce their facilities footprints and time and resources employees spend commuting to the office. Our commitment extends beyond our solutions to internal operations, to our diverse ecosystem of partners and our customers. We believe in “think globally, act locally,” and that every individual can make a difference. Even small changes can have a big impact. At the corporate level, our commitment is reflected in our facilities management, our choice of cloud providers, and our initiatives to reduce plastic and other waste across our operations. We encourage our employees around the world to participate in our sustainability efforts, including programs to reduce the use of disposable plastic water bottles and utensils, with signage, readily available recycling bins, and other initiatives. Our success in making a positive impact in the world is greatly dependent on our people. As such, we are strengthened by the cultural diversity of our workforce,and our commitment to the community. We strive to create a working environment where everyone feels included and respected, with equal opportunities to meaningfully contribute and maximize potential. The core pillars of our employee experience philosophy are: 1. Emphasize our “Team First” culture of respect and inclusiveness. 2. Make recognition an integral part of our culture. 3. Support the overall well-being of our employees. 4. Reward extraordinary performance and results. We understand that part of our employee and customer success depends on our ability to manage our business ethically, transparently, and responsibly. Our Board updated our Code of Ethics in March 2019 to, among other things, add new provisions that reflect our commitment to environmental stewardship, sustainability and human rights and fair labor practices. We invite you to read more about our corporate values, mission, culture, environmental and diversity and inclusion programs on our website at: https://investors.8x8.com/corporate-responsibility. 8x8, Inc. | PROXY STATEMENT 17

COMPENSATION OF NON-EMPLOYEE DIRECTORS OUR APPROACH We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the amount of time that our directors expend in fulfilling their duties, the skill-level required of members of the Board and the practices of our peers, among other factors. Compensation of non-employee directors is reviewed at least once every two years by our Compensation Committee, which then makes its recommendation to the full Board, in accordance with our Corporate Governance Principles. The key terms of our director compensation program for fiscal 2022 are summarized below. The program was first adopted in July 2015. The Compensation Committee has reviewed the program every two years since then. There were no changes to our compensation program for non-employee directors in fiscal 2022. In connection with each of its reviews, the Compensation Committee engaged Compensia, Inc. (“Compensia”) to provide advice on the non-executive director compensation program. Compensia delivered a report to the Compensation Committee which included a benchmark analysis of the program. The Compensation Committee considered, among other factors, the total cost of our non-employee director compensation relative to that of a peer group. Directors who are also employees of 8x8 do not receive any additional compensation for serving as members of the Board. CASH COMPENSATION. We pay non-employee directors the following cash fees for their annual service: ▪annual payment of $40,000 for service on our board of directors; ▪annual payment for service as a committee member (other than in the chair role) in the amounts of $12,500 for the Audit Committee, $7,500 for the Compensation Committee, and $5,000 for the Governance and Nominating Committee; ▪annual payment for service as the chair of a committee in the amounts of $25,000 for the Audit Committee, $15,000 for the Compensation Committee and $10,000 for the Governance and Nominating Committee; ▪annual payment of $35,000 to our Lead Independent Director for service in that capacity (no individual currently serves as our Lead Independent Director); and ▪annual payment of $60,000 to our Chairman of the Board for services in that capacity. In the event a director serves on our Board for less than a full term, or serves in a particular capacity for which he or she would receive an additional fee for less than a full term, the fees payable to that director are prorated accordingly. A director may elect to defer payment of all or a portion of the annual stipend and meeting fees payable to him or her in order to postpone taxation on such amounts. In addition to the above payments, we also reimburse our non-employee directors for certain expenses in connection with attendance at Board meetings. EQUITY AWARDS. We pay the following equity-based compensation to our non-employee directors: ▪upon a new director’s election or appointment to the Board, that director is granted: ▪an initial award of restricted stock units (“RSUs") equal in value to $100,000, vesting in equal annual installments over two years from the date of grant, subject to the director’s continued service on our Board; ▪an award of RSUs equal in value to $175,000 (or a prorated portion of that amount, based on the length of the remaining term of service, in the event the director is appointed on a date other than the annual meeting), vesting in full on the date of the next annual meeting, subject to the director’s continued service on our Board; and ▪upon re-election to the Board, a director is granted an award of RSUs equal in value to $175,000, vesting in full on the later of (a) the date of the director’s completion of his or her year of Board service or (b) 12 months from the date of grant of such award, in each case subject to the director’s completion of his or her year of Board service. In fiscal 2022, these awards were granted pursuant to our Amended and Restated 2012 Equity Incentive Plan. Non-employee directors are also eligible to receive discretionary awards in recognition of exemplary service above and beyond the standard workload of a director. 18 8x8, Inc. | PROXY STATEMENT

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Change-in-Control. Upon a change-in-control, all unvested stock options and restricted stock units then held by non-employee directors will accelerate to become fully vested as of the date of such change-in-control. For this purpose, a change-in-control generally means (1) the liquidation or dissolution of the Company; (2) the sale of stock by stockholders representing more than 50% of our voting stock, or a sale, transfer, or other disposition of all or substantially all of our assets; or (3) a merger or consolidation after which the stockholders immediately before such transaction do not retain more than 50% of the outstanding voting stock.

FISCAL 2022 DIRECTOR COMPENSATION TABLE

The table below sets forth summary information concerning the compensation paid to each of our non-employee directors for their services as directors during fiscal 2022:

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2][3][4] ($)	Total ($)
Jaswinder Pal Singh[5]	**120,245**	**214,976**	335,221
Monique Bonner	**62,500**	**174,976**	237,476
Todd Ford	**72,500**	**174,976**	247,476
Alison Gleeson	**26,196**	**274,954**	301,150
Vladimir Jacimovic	**40,000**	**174,976**	214,976
Eric Salzman	**77,500**	**174,976**	252,476
Elizabeth Theophille	**43,274**	**174,976**	218,250

(1)David Sipes does not receive additional compensation for serving as member of the Board, and his compensation from 8x8 is fully reflected in the Summary Compensation Table. Bryan Martin served on our Board for the portion of fiscal 2022 ending on August 5, 2021 and did not receive any additional compensation for serving as a member of our Board in fiscal 2022.

(2)As of March 31, 2022, each of our non-employee directors who served as directors in fiscal 2022 held outstanding options to purchase, and RSUs representing the right to acquire, the number of shares indicated in the table below:

Name	Stock Options	RSUs[3][4]
Jaswinder Pal Singh	75,000	6,843
Monique Bonner	-	6,843
Todd Ford	-	6,843
Vladimir Jacimovic	75,000	6,843
Eric Salzman	-	6,843
Elizabeth Theophille	-	6,843
Alison Gleeson[6]		10,753

(3)On August 5, 2021, Mr. Ford, Mr. Salzman, Dr. Singh, Mr. Jacimovic, Ms. Bonner, and Ms. Theophille each received a grant of a stock award in the form of RSUs representing the right to receive 6,843 shares of common stock upon the completion of the director's board service year, subject to his or her continued service through such date. In addition, on June 16, 2021, Dr. Singh received a discretionary one-time stock award of fully vested stock in the amount of $40,000 (representing 1,560 shares of common stock) in recognition of the additional activities required of him in connection with the recruitment and onboarding of our new CEO in fiscal 2021. This stock award was included in the fiscal 2021 director compensation table as well in the table above in the interests of complete disclosure, and the amount recorded above does not reflect an additional equity award.

(4)The amounts reported reflect the aggregate grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718 based on the closing market price of our common stock on the grant date. For a more detailed discussion of the valuation model and assumptions used to calculate the fair value of our stock awards, refer to note 1 to the consolidated financial statements contained in our Annual Report on Form 10-K for our fiscal year ended March 31, 2022, filed with the SEC on May 27, 2022.

(5)Dr. Singh was appointed Chairman of the Board on December 10, 2020. Prior to his appointment, Dr. Singh served as the Lead Independent Director.

(6)On August 5, 2021, upon her appointment to the Board, Ms. Gleeson received grants of (1) RSUs representing rights to receive 6,843 shares of common stock,vesting upon the completion of her then-current board service year, and (2) RSUs representing rights to receive 3,910 shares of common stock, vesting in two equal installments on the first and second anniversaries of the grant date, subject in each case to her continued service through such date.

8x8, Inc. | PROXY STATEMENT 19

COMPENSATION OF NON-EMPLOYEE DIRECTORS NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP REQUIREMENT The Board has adopted a policy requiring all non-employee directors to hold a number of shares of common stock with a value equal to $200,000, measured annually at the end of each fiscal year, beginning with the fiscal year end following the fifth anniversary of the director’s election to the Board. The shares counted towards satisfaction of the ownership requirement include shares held by the non-employee director and his or her immediate family members residing in the same household, and shares held in trust for the benefit of the non-employee director and his or her immediate family members residing in the same household. Shares subject to vested RSUs that have not settled by the measurement date are counted for the purpose of this ownership requirement, but shares subject to unvested RSUs are excluded. For purposes of this requirement each share of common stock is valued based on the closing price of our common stock on the NYSE, as of the last trading day of the fiscal year. A non-employee director who has not met the applicable stock ownership guideline as of the specified measurement date will be required to retain an amount equal to 100% of the shares awarded to such director as compensation for service on the Board until the requirement has been met. On March 31, 2022, three of our non-employee directors were subject to the minimum stock ownership requirement: Mr. Salzman, Dr. Singh and Mr. Jacimovic. On March 31, 2022 (the last trading day of fiscal 2022), our stock price was $12.59, and, therefore, each non-employee director subject to the minimum stock ownership requirement was required to hold at least 15,886 shares of our common stock. Based solely on our review of written representations from each non-employee director subject to the minimum stock ownership requirement, we believe that each such director complied with the minimum stock ownership requirement as of March 31, 2022. 20 8x8, Inc. | PROXY STATEMENT

PROPOSAL ONE - ELECTION OF DIRECTORS NOMINEES Our Board currently consists of eight directors, of whom eight have agreed to be named as nominees and stand for re-election at the 2022 Annual Meeting and serve as directors if elected. We believe that our director nominees, individually and together as a whole, possess the requisite skills, experience and qualifications necessary to carry out their duties and to serve the best interests of 8x8 and its stockholders. Set forth below is a brief biography of each nominee and a description of certain key attributes that the Board considered in recommending such nominee for election. All information is presented as of the date of this Proxy Statement. Each of the directors elected at the 2022 Annual Meeting will hold office until the 2023 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES SET FORTH BELOW. JASWINDER PAL SINGH Age 57 Director Since: 2013 INDEPENDENT Chairman of the Board Compensation Committee Governance and Nominating Committee SKILLS AND ATTRIBUTES: We believe Dr. Singh’s qualifications to serve as a director include his experience as an entrepreneur and executive who successfully managed the rapid growth of an online retail company; his expertise in software engineering, as a leading authority on scalable computing systems, infrastructure, and applications; and his experience managing and advising several other technology companies. Dr. Singh served as our Lead Independent Director prior to being appointed Chairman of the Board in December 2020. PROFESSIONAL AND ACADEMIC EXPERIENCE: Dr. Singh is currently a Full Professor of Computer Science at Princeton University, where he has served on the faculty for over 20 years. ▪Dr. Singh also served as an advisor to Right Media, Inc., a SaaS online advertising exchange that was acquired by Yahoo in 2007, and later led the development of Yahoo’s innovative next- generation advertising marketplace. ▪He is co-author of “Parallel Computer Architecture: A Hardware-Software Approach,” a leading textbook in parallel computing. ▪Dr. Singh is a named inventor under several patents and an author of over 75 published research papers. ▪He holds a BSE degree from Princeton University and MS and PhD degrees from Stanford University 8x8, Inc. | PROXY STATEMENT 21

PROPOSAL ONE DAVID SIPES Age 55 Director Since: 2020 Chief Executive Officer since 2020 SKILLS AND ATTRIBUTES: Mr. Sipes is an established technology industry executive with a demonstrated track record of leading high growth SAAS companies. In addition to being our Chief Executive Officer, we believe Mr. Sipes’ qualifications to serve as a director includes his thirteen years of experience, including most recently as COO at RingCentral, Inc., a provider of enterprise cloud communications and collaboration solutions, where he led Go-to-Market, product and engineering and was instrumental in the company’s expansion from $10M to over $1B in revenue. Mr. Sipes is widely-recognized in the cloud communications industry as a growth executive and we believe he has the visionary leadership and the laser-focused execution necessary to lead 8x8 into its next level of growth and profitability. PROFESSIONAL AND ACADEMIC EXPERIENCE: Mr. Sipes has served as our Chief Executive Officer and a member of our Board since December 2020. ▪He has served on the board of directors of PandaDoc Inc., a document automation software company, since May 2020. ▪From June 2008 to June 2020, he served in a number of senior leadership roles, including chief operating officer for five years at RingCentral, Inc., where he was responsible for Go-to-Market, product, and engineering. ▪Mr. Sipes received a B.S. in Administration from the University of California, Berkeley and an MBA from Northwestern University MONIQUE BONNER Age 51 Director Since: 2018 INDEPENDENT Governance and Nominating Committee (Chair) Audit Committee SKILLS AND ATTRIBUTES: Ms. Bonner is a global marketing executive with a track record of successfully building brands, developing customer-centric marketing strategies, driving strategic transformations, and motivating teams to exceptional performance. We believe that Ms. Bonner’s extensive experience in leadership positions within the marketing functions of several large, public technology companies makes her uniquely positioned among our Board members to provide strategic and operational guidance at a time when we are looking to reinvigorate our sales and marketing function. PROFESSIONAL AND ACADEMIC EXPERIENCE: Ms. Bonner was most recently Executive Vice President & Chief Marketing Officer at Akamai Technologies, Inc. until 2021, where she led Akamai’s marketing efforts globally, including brand, communications, and field and digital marketing, as well as the company’s sales and services training and enablement programs. ▪Prior to Akamai, Ms. Bonner spent 16 years at Dell Technologies Inc. in a variety of roles, including sales, operations, strategy, and marketing. She led the company’s first global brand strategy work and designed and developed their digital innovation roadmap for marketing. She was also based in Europe for seven years. ▪Ms. Bonner serves on the board of Agero, Inc., a privately held digital platform company for roadside assistance. ▪She earned a Bachelor of Arts from Middlebury College and Master of Business from the University of Michigan. ▪She was named 2018 Massachusetts Technology Leadership Council CMO of the Year. 22 8x8, Inc. | PROXY STATEMENT

PROPOSAL ONE TODD FORD Age 55 Director Since: 2019 INDEPENDENT Audit Committee (Chair) Compensation Committee SKILLS AND ATTRIBUTES: Mr. Ford’s qualifications to serve as a director include his 15+ years of experience as chief financial officer and in other executive roles at public technology companies. Mr. Ford has been part of the leadership teams that guided the rapid growth and scaling of several successful SaaS businesses, including most recently as President of Finance and Operations of Coupa Software, Inc., a business spend management SaaS business, overseeing the company’s expansion since its initial public offering. In light of his management experience, expertise with the SaaS business model and familiarity with go-to-market strategies used by companies in adjacent industries, we believe Mr. Ford can offer high-level strategic advice and day-to-day operational insights to help 8x8 manage our growth successfully. PROFESSIONAL AND ACADEMIC EXPERIENCE: Mr. Ford served as President of Finance and Operations at Coupa Software, Inc. from June 2021 until March 2022. ▪Mr. Ford served as the Chief Financial Officer of Coupa Software from May 2015 to June 2021. ▪Mr. Ford served as the Chief Financial Officer of MobileIron, Inc., a mobile IT platform company for enterprises, from December 2013 to May 2015. ▪From June 2012 to July 2013, Mr. Ford served as the co-Chief Executive Officer and Chief Operating Officer of Canara, Inc., a provider of power systems infrastructure and predictive services. ▪From July 2007 to December 2013, Mr. Ford also served as the Managing Director of Broken Arrow Capital, a venture capital firm he founded in July 2007. ▪From April 2006 to May 2007, Mr. Ford served as President of Rackable Systems, Inc., a manufacturer of server and storage products for large-scale data center deployments (subsequently named Silicon Graphics International Corporation) and from December 2002 to April 2006, he served as Chief Financial Officer of Rackable Systems. ▪Mr. Ford has served on the board of directors of HashiCorp, Inc. since May 2020. ▪Mr. Ford holds a B.S. in Accounting from Santa Clara University. ALISON GLEESON Age 56 Director Since: 2021 INDEPENDENT Compensation Committee SKILLS AND ATTRIBUTES: Ms. Gleeson was former Senior Vice President of the Americas organization, the largest of Cisco Systems, Inc.'s four geographic regions, responsible for more than $25 billion in annual sales for the company and leading nearly 9,000 employees across 35 countries. In more than 20 years at Cisco, Alison has led several top-performing organizations by focusing on a customer-first mentality, building go-to-market and data-driven initiatives, and strengthening Cisco’s relationships with top partners. This includes theaters in Canada, Latin America, US Commercial, US Public Sector, as well as the Global Enterprise Segment which included Cisco’s top 28 customers. We believe that her extensive enterprise sales and marketing experience, gives her a valuable and unique perspective among our Board members, particularly as we continue to focus on our product innovation to meet our customers’ evolving needs and go-to-market strategies. PROFESSIONAL AND ACADEMIC EXPERIENCE: Ms. Gleeson has been Special Advisor and Portfolio Committee Member to Brighton Park Capital, an investment firm that specializes in software, information services, and technology-enabled services, since October 2019, and prior to that, she was Senior Vice President of Cisco from March 2014 until October 2018. Prior to serving as Senior Vice President at Cisco, Ms. Gleeson held several senior management positions at Cisco, including Senior Vice President Commercial Business 2011-2014, Vice President US Commercial Sales 2009-2011, Area Vice President 2004-2009, Operations Director 2000-2004, and Regional Sales Manager 1996-2000. ▪Prior to Cisco, Ms. Gleeson served in management roles at Unisys Corporation. ▪Ms. Gleeson currently serves as a Board member of Elasticsearch B.V. ▪Ms. Gleeson has received Connected World's "Woman of IoT" award, Diversity Best Practice's "Above and Beyond Legacy Award," and Michigan Council for Women in Technology's "Woman of the Year Award." ▪Ms. Gleeson received a B.A. in Marketing from Michigan State University where she currently serves on the Advisory Board of the Eli Broad College of Business. 8x8, Inc. | PROXY STATEMENT 23

PROPOSAL ONE VLADIMIR JACIMOVIC Age 58 Director Since: 2014 INDEPENDENT SKILLS AND ATTRIBUTES: We believe Mr. Jacimovic’s qualifications to serve as director include his 30 years of investing and operating experience with high growth companies in the technology and services industry with specific expertise in the AI, SaaS, big data and security segments. PROFESSIONAL AND ACADEMIC EXPERIENCE: Mr. Jacimovic is Founder and CEO of ContinuumLab.ai, a venture firm focused on launching AI startups, and Managing Partner of Continuum Capital Partners LLC, an investment firm that specializes in crossover investments targeting private and public technology companies. ▪Previously, he was a Partner at New Enterprise Associates (NEA), a leading global venture capital firm focused on helping entrepreneurs build transformational businesses across multiple stages, sectors, and geographies, and a Managing Director at Crosslink Capital, a leading stage-independent venture capital firm. ▪Since beginning his venture career in 1996, he has been involved in more than 30 investments in software, communications, and technology enabled services. ▪Mr. Jacimovic holds an MBA from Harvard Business School and a BS in Computer Science and Mathematics from the University of San Francisco. ERIC SALZMAN Age 56 Director Since: 2012 INDEPENDENT Compensation Committee (Chair) Audit Committee SKILLS AND ATTRIBUTES: We believe Mr. Salzman’s qualifications to serve as a director include his more than 20 years investing in and advising high-growth technology companies, his experience serving on the boards of directors of other public and private companies and his current role as CEO of a publicly traded company. We believe Mr. Salzman is well-positioned to provide strategic advice on all aspects of our business, as well as in corporate governance and executive compensation matters. PROFESSIONAL AND ACADEMIC EXPERIENCE: Mr. Salzman has more than 20 years of experience investing in and advising technology companies with a focus on the communications and software sectors. ▪He has extensive M&A, capital markets, private equity, and board experience, having served on the boards of 10 companies, including as executive chairman, as well as chairman of the audit, compensation, and strategic committees. He currently serves as a director for two private-equity-owned technology companies. ▪Since 2020, Mr. Salzman has been the Chief Executive Officer of Safeguard Scientifics, Inc., a publicly traded company which provides capital and expertise to support the growth of technology driven businesses in healthcare, financial services, and digital media. ▪Since 2011, Mr. Salzman has been the Managing Member of SarniHaan Capital Partners LLC, a private boutique consulting firm that provides high impact strategic advice to public and private technology companies. ▪Prior to SarniHaan, he was employed by Lehman Brothers Holdings as a Managing Director in the Private Equity and Principal Investing Group as well as in the Global Trading Strategies Division. ▪Prior to Lehman Brothers, he served as a senior research analyst covering the technology and communications sectors in the hedge fund industry and was a private equity investment professional at two communications-focused private equity funds. ▪He began his career in the M&A Group at CS First Boston. ▪Mr. Salzman holds a B.A. Honors from the University of Michigan and an MBA from Harvard University. 24 8x8, Inc. | PROXY STATEMENT

PROPOSAL ONE ELIZABETH THEOPHILLE Age 55 Director Since: 2019 INDEPENDENT Governance and Nominating Committee SKILLS AND ATTRIBUTES: In various senior management roles within large multinational enterprises, Ms. Theophille has long been an evangelist for cloud-based IT services and an early adopter of innovative technologies. She has overseen the digital transformation of IT systems, an important part of the messaging behind our marketing and sales efforts. We believe that her extensive operational experience with IT systems, her familiarity with the implementation of cloud -based solutions and migration from legacy IT systems, and her experience with European markets, give her a valuable and unique perspective among our Board members, particularly as we continue to hone our go-to-market strategies. PROFESSIONAL AND ACADEMIC EXPERIENCE: Ms. Theophille has been Chief Technology Transformation Officer of Novartis AG since November 2020, and prior to that she was Chief Technology and Digital Officer of Novartis AG from November 2016 until October 2020. Prior to Novartis, Ms. Theophille worked at Alcatel-Lucent S.A. in France from 2011 to 2016, where she held several senior management positions, including: ▪Group Chief Information Officer (2016) ▪Chief Technology Officer (2013-2015) ▪Vice President, Service Delivery (2011-2012) ▪Prior to Alcatel-Lucent, Ms. Theophille served in management roles at Capgemini S.A. in Paris, France, B.P. International Ltd. in Uxbridge, UK, and Vivendi Universal S.A. and Seagram, both in Paris, France. ▪Ms. Theophille received a B.A., Business Administration, from International Management Center, Buckingham, UK, and a Higher National Certificate, Computer Science, from Glasgow College of Commerce, Glasgow, Scotland. Vote Required and Recommendation Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of our eight nominees. In the event that any of our nominees become unable or declines to serve as a director at the time of the 2022 Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board to fill the vacancy. It is not expected that any nominee listed will be unable or will decline to serve as a director. The eight nominees receiving the most votes cast “FOR” their selection shall be elected as directors at the Annual Meeting. However, the Board has adopted a policy requiring each director nominee to agree that, if the nominee fails to receive more votes cast “FOR” his or her selection than “WITHHELD,” the nominee shall tender his or her resignation to the Governance and Nominating Committee of the Board, which is authorized to consider each resignation tendered under the policy and recommend to the Board whether or not to accept the resignation. Each nominee for director has agreed to abide by this policy. TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS One or more of our Board members serve as directors or executive officers of other organizations, including organizations with which we have commercial relationships. We do not believe there were any transactions, or series of similar transactions, to which we were or are to be a party in which the amount involved exceeded $120,000, and in which any of our director, officer, beneficial owner of more than 5% of our common stock, or any of his, her, or its affiliates, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest during fiscal 2022, other than compensation described in the sections titled “Compensation of Non-Employee Directors” above and “Executive Compensation” below. The Audit Committee is responsible for reviewing and approving all business transactions between us and any of the persons described above, whom we refer to as a “related person.” It is our policy to require that all transactions between us and a related person also be approved by our Board, including a majority of independent directors who are disinterested in the transactions to be approved. Our Corporate Governance Principles further require that the Board determine or delegate to the Audit Committee to determine, on a case by case basis, whether a conflict of interest exists. Each director will advise the Board of any situation that could potentially be a conflict of interest and will not vote on an issue in which he or she has an interest. 8x8, Inc. | PROXY STATEMENT 25

PROPOSAL ONE SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than ten percent of our common stock (collectively, the “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. The Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports furnished to us during the fiscal year ended March 31, 2022 or written representations provided by each of the Reporting Persons, we believe that none of the Reporting Persons failed to file timely reports under Section 16(a). 26 8x8, Inc. | PROXY STATEMENT

AUDIT MATTERS REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS The Audit Committee oversees our financial reporting process on behalf of the Board. Management is responsible for our internal controls, financial reporting process, and compliance with laws, regulations, and ethical business standards. Our independent registered public accounting firm is responsible for performing an integrated audit of our consolidated financial statements and of our internal control over financial reporting in accordance with standards of the public company accounting oversight board (United States) (the “PCAOB”), and to issue opinions thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this capacity, the Audit Committee provides advice, counsel, and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial, and accounting matters. The Audit Committee reviewed and discussed our fiscal 2022 audited consolidated financial statements with our management and Moss Adams LLP, our independent registered public accounting firm for fiscal 2022. The Audit Committee reviewed and discussed with management and the independent auditor management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s opinion about the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with Moss Adams LLP matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees” and by the SEC, as currently in effect. The Audit Committee received written disclosures and a letter from the independent auditors pursuant to the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the auditors their independence. Based upon the Audit Committee’s discussions with management and the auditors and the Audit Committee’s review of the representations of management and the report of the auditors to the Audit Committee, the Audit Committee recommended to the Board, and the Board approved, the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022. THE AUDIT COMMITTEE Todd Ford, Chair Monique Bonner Eric Salzman 8x8, Inc. | PROXY STATEMENT 27

PROPOSAL TWO - RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board is directly responsible for the appointment of our independent registered public accounting firm. The Audit Committee has appointed Moss Adams LLP, Independent Registered Accounting Firm, to audit our financial statements for the fiscal year ending March 31, 2023. The Board proposes that the stockholders ratify this appointment. The Audit Committee understands the need for Moss Adams LLP to maintain objectivity and independence in its audits of our financial statements.

The Audit Committee previously retained Moss Adams LLP to audit our consolidated financial statements for fiscal 2022 and also to provide other auditing and non-auditing services during fiscal 2022. The Audit Committee reviewed all non-audit services provided by Moss Adams LLP and concluded that the provision of such services was compatible with maintaining Moss Adams LLP's independence in the conduct of its auditing functions.

To help ensure the independence of the independent registered public accounting firm, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for us by our independent registered public accounting firm. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting. All services rendered by Moss Adams LLP for our fiscal years ended March 31, 2021 and 2022 were pre-approved by our Audit Committee.

The following table sets forth the aggregate fees billed to us by Moss Adams LLP for the fiscal years ended March 31, 2022 and 2021:

Service Categories	Fiscal 2022	Fiscal 2021
Audit fees(1)	$ 1,657,989	$ 1,233,500
Audit-related fees(2)	$ 433,475	$ 19,250
All other fees(3)	$ 6,000	
Total	$ 2,097,464	$ 1,252,750

(1)Audit fees consist of fees for professional services provided in connection with (i) the audit of our financial statements, including additional scope for the acquisition of Fuze, Inc. and issuance of convertible debt; (ii) audit of our internal control over financial reporting; (iii) reviews of our quarterly financial statements; and (iv) reviews and issuances of consents and comfort letters in connection with our filing of Form S-8 and S-3s registration statements and other documents with the SEC.

(2)Audit-related fees consist of fees for professional services provided in conjunction with the audit of our employee benefit plan.

(3)All other fees consist of fees for all other services except those described above, including fees for certification work for an international subsidiary.

Vote Required and Recommendation

The ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for fiscal 2023 will require the affirmative vote of holders of a majority of the shares entitled to vote on this matter. Abstentions are not counted as affirmative votes and therefore have the same effect as a vote against the proposal. In the event that stockholders fail to ratify the appointment, the Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests.

Representatives of Moss Adams LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE
"FOR"
THE PROPOSAL TO RATIFY OUR AUDIT COMMITTEE'S APPOINTMENT OF MOSS ADAMS LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2023.

28 8x8, Inc. | PROXY STATEMENT

EQUITY COMPENSATION PLANS

EQUITY COMPENSATION PLAN INFORMATION

The tables below provide information as of March 31, 2022 and May 17, 2022, respectively, concerning shares of our common stock that may be issued upon the exercise of outstanding stock options, warrants and other rights, and that remain available for future issuance, under all of our equity compensation plans that were in force as of such dates, including:

- 8x8, Inc. Amended and Restated 2017 New Employee Inducement Incentive Plan;
- 8x8, Inc. Amended and Restated 2013 New Employee Inducement Incentive Plan;
- 8x8, Inc. Amended and Restated 2012 Equity Incentive Plan;
- 8x8, Inc. 2006 Stock Plan; and
- 8x8, Inc. Amended and Restated 1996 Employee Stock Purchase Plan.

As of May 17, 2022: Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (#)	Weighted- Average Exercise Price of Outstanding Options Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of this Table) (#)
Equity Compensation plans approved by security holders[(1)(2)]	9,366,433	9.67	9,844,556
Equity Compensation plans not approved by security holders[(3)]	2,102,877	15.04	1,529,154
Total	11,469,310	10.71	11,373,710

As of March 31, 2022: Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted- Average Exercise Price of Outstanding Options Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of this Table) (#)
Equity Compensation plans approved by security holders[(1)(2)]	9,038,172	9.61	10,920,788
Equity Compensation plans not approved by security holders[(3)]	2,230,038	15.10	1,430,595
Total	11,268,210	10.67	12,351,383

(1)The amounts in this row reflect shares issuable pursuant to awards that have been or could be granted under the 8x8, Inc. Amended and Restated 2012 Equity Incentive Plan, as amended and restated as of July 27, 2020 (the "2012 Plan"), the 8x8, Inc. 2006 Stock Plan (the "2006 Plan") or the 8x8, Inc. Amended and Restated 1996 Employee Stock Purchase Plan. We ceased granting awards under the 2006 Plan in 2012 and we are not authorized to grant any new awards under the 2006 Plan, although we may continue to issue shares pursuant to outstanding awards under that plan. Under the 2012 Plan's current terms, no new awards are permitted to be granted under the 2012 Plan after June 22, 2022. Awards that could be granted under the 2012 Plan include stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and stock grants. Shares that are issuable pursuant to awards of restricted stock, RSUs, performance-based stock units ("PSUs") and stock grants made on or after August 1, 2019 are counted against the plan limit at the rate of one share for every one share issuable pursuant to any such award.

(2)As of March 31, 2022 and May 17, 2022, there were 2,193,988 shares reserved for issuance under the 8x8, Inc. Amended and Restated 1996 Employee Stock Purchase Plan.

(3)The amounts in this row reflect shares issuable pursuant to awards that have been or may be granted under the 8x8, Inc. Amended and Restated 2013 New Employee Inducement Incentive Plan (the "2013 Plan") or the 8x8, Inc. Amended and Restated 2017 New Employee Inducement Incentive Plan (the "2017 Plan"). We ceased granting awards under the 2013 Plan in 2016 and we are not authorized to grant any new awards under the 2013 Plan, although we may continue to issue shares pursuant to outstanding awards under that plan.

Outstanding awards granted under the 2013 Plan or 2017 Plan prior to December 8, 2017 (the date on which we transferred the listing of our common stock from NASDAQ to the NYSE) were granted in accordance with Rule 5635(c)(4) of the NASDAQ listing rules. Awards granted on or after December 8, 2017 were, and future awards will be, granted under the 2017 Plan in accordance with Section 303.08A of the NYSE listing rules. In accordance with the applicable listing exchange rules, all awards granted under these two Plans were granted to new employees as inducements material to their entering into employment with us. Awards granted under the 2013 Plan or the 2017 Plan in reliance on the applicable listing exchange rules referenced above do not require stockholder approval. Those rules require, among other things, that all such awards be approved by the Compensation Committee or by a majority of the independent directors on our Board.

8x8, Inc. | PROXY STATEMENT 29

EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS This Compensation Discussion and Analysis provides information regarding the fiscal 2022 compensation program for our “named executive officers,” or “NEOs.” The following provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each material element of compensation that we provide our NEOs. In addition, we explain how and why the Compensation Committee and the Board arrived at the specific compensation policies and decisions involving our NEOs during fiscal 2022. For fiscal 2022, our NEOs included: ▪David Sipes, our Chief Executive Officer (our “CEO”); ▪Samuel Wilson, our Chief Financial Officer (our “CFO”); ▪Hunter Middleton, our Chief Product Officer ; ▪Matthew Zinn, our Chief Legal Officer; ▪Stephanie Garcia, our Chief Human Resources Officer ; and ▪Dejan Deklich, our former Chief Innovation Officer (1)Mr. Deklich served as an executive officer in the role of Chief Product Officer until February 23, 2022, at which time he became 8x8’s Chief Innovation Officer - a non-executive officer position he held until he terminated service with the Company on March 31, 2022. Hunter Middleton assumed all of Mr. Deklich’s duties on February 23, 2022 and served as an executive officer through the end of fiscal 2022. (2)Ms. Garcia was hired as Chief Human Resources Officer on January 10, 2022. OVERVIEW We believe that the market for our communications platform continues to present a substantial opportunity, as the way people connect is changing by the day. Starting in fiscal 2018 and continuing through the end of fiscal 2022, we have been executing a long-term strategy highlighted by increased investment, particularly in our sales and marketing and research and development functions, and the reorganization of several teams within those functions. In fiscal 2022, we acquired Fuze, Inc. to allow us to increase our research and development capabilities and accelerate product innovation, while expanding our XCaaS service geographically and our enterprise customer base. BUSINESS HIGHLIGHTS As covered earlier, fiscal 2022 was a year where we increased our investment in innovation, added industry-leading talent, expanded our enterprise customer base, and delivered improved financial results. Below are some of the key accomplishments and milestones from fiscal 2022: ▪Total revenue increased 20% from fiscal 2021 to $638.1 million. Total service revenue grew approximately 21% year-over-year to $602.4 million. ▪We ended the year with total ARR of $687.0 million, an increase of 33% year-over-year. ARR from our targeted enterprise and mid-market customers was $520.7 million, an increase of 49% from the end of fiscal 2021. Enterprise and mid-market customers accounted for 76% of total ARR at the end of fiscal 2022, compared to 68% at the end of fiscal 2021. ▪ARR for our integrated XCaaS solution increased 35% year-over-year to $239.0 million. ▪We achieved non-GAAP profitability and generated $34 million in cash flow from operations. ▪We completed the acquisition of Fuze, Inc. a privately held unified communications as a service company, for approximately $250 million in cash and stock. The acquisition increased our capacity for innovation, expanded our enterprise customer base, and created a large cross-sell opportunity for our contact center solution and integrated XCaaS platform. The acquisition was accretive to gross and operating profit in the fourth fiscal quarter. ▪We expanded our global coverage to 50 countries and territories, including industry-first offerings in Indonesia and the Philippines. ▪We accelerated innovation and introduced significant new enhancements to our XCaaS platform that leverage our the integration of unified communication and contact center capabilities in a single platform. 8x8 Frontdesk and 8x8 Agent Workspace are composed experiences that bridge the communications gap between knowledge workers and contact center agents to elevate both the employee and customer experience. Conversation IQ extends quality management and speech analytics across the organization using conversational artificial intelligence (AI). (1) (2) (1) . 30 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION ▪We enhanced our enterprise-grade 8x8 Voice for Microsoft Teams with value-added features such as presence synchronization, call recording and Conversation IQ. ▪We invested in go-to-market strategies focused on our enterprise channel partners, which resulted in 33% year-over-year growth in channel ARR. We received a 5-Star rating by CRN in its Partner Program Guide for the second consecutive year. ▪We were named a Leader in the 2021 Gartner Magic Quadrant for Unified Communications as a Service, Worldwide for the tenth consecutive year and a Challenger in Magic Quadrant for Contact Center as a Service for the seventh consecutive year. FISCAL 2022 COMPENSATION HIGHLIGHTS EXECUTIVE COMPENSATION Our fiscal 2022 executive compensation program was designed to incentivize our executive officers to drive performance in alignment with our growth strategy. In line with our performance and compensation objectives, during fiscal 2022, we took the following compensation actions for our executives, including the named executive officers: ▪Key Talent Hires: In 2022, we hired Stephanie Garcia as our new Chief Human Resources Officer. Ms. Garcia is a human resources executive with experience at several high-growth technology companies and will be responsible for expanding the company’s Team First culture as it enters its next phase of growth. ▪Base Salary: After evaluating the competitive positioning of base salary for our NEOs in the context of our overall compensation philosophy, the Compensation Committee determined to make modest adjustments to the base salary of some of our senior executives in order to reflect their performance and better align their compensation with the talent market. ▪Annual Cash Incentive Awards: In fiscal 2021, we awarded our most senior executives with additional, 3-year vesting PSUs in lieu of our typical annual cash incentive awards. These PSUs were eligible to pay out from 0% to 200% of target based on achievement of aggressive service revenue goals. In fiscal 2022, the Company reinstituted the annual cash incentive plan for senior executives, although participants were permitted to take their payouts in fully vested stock through the MyStock - Bonus program, as discussed in more detail in the “Annual Cash Incentive Awards” section. ▪Continued Emphasis on Performance-Based Long-Term Incentives: Our NEOs were granted long-term incentives in the form of time- vesting restricted stock units (“RSUs”) and performance-based stock units with vesting tied to non-GAAP gross profit as well as our relative total shareholder return (referred to as “PSUs”). Adding non-GAAP gross profit to our PSU program was new for fiscal 2022 and was implemented to incentivize activities that support both the long-term growth of our share price and the financial performance necessary to drive that growth. The Compensation Committee believes that a balance of time- and performance-vesting equity effectively balances the retention and motivational aspects of our compensation program. Approximately 50% of the total long-term incentive value awarded to our NEOs was delivered in the form of PSUs. The Compensation Committee believes that the combination of base salary and incentive awards, including PSUs, effectively supports our compensation objectives. PAY-FOR-PERFORMANCE PHILOSOPHY To succeed in the rapidly evolving market for cloud-based communications and contact center software, we must attract and retain a highly talented executive team. Effective pay-for-performance alignment is an important objective of our Compensation Committee in the design of our executive compensation program, particularly for the compensation of our CEO. To further this objective, in fiscal 2022 we continued weighting our compensation programs towards pay that is either “at risk” (PSUs and bonuses), or for which value is determined by stock price performance (RSUs and PSUs). In this way, we create a pay for performance environment that aligns the long-term interests of our executives with those of our stockholders, while remaining competitive with market values on a targeted total compensation basis. During fiscal 2022, the targeted mix of compensation awarded to our CEO was weighted heavily to performance-based incentives. The charts below show the components of fiscal 2022 target total compensation and illustrate the mix of “at risk” and performance-based pay for our CEO and other NEOs. In fiscal 2022, more than 80% of our CEO’s annualized total compensation was awarded in the form of equity with long-term vesting requirements, with 50% of his long-term equity compensation awarded in PSUs, for which the value realized will vary based on company performance over the course of the performance period. 8x8, Inc. | PROXY STATEMENT 31

EXECUTIVE COMPENSATION


Pay
at Risk
50%
PSUs
41%
Base Salary
9%
CEO Targeted
Compensation
Mix(1)
RSUs
41%
Target
Bonus
9%


Pay
at Risk
47%
PSUs
39%
Base Salary
14%
NEO Targeted
Compensation
Mix(2)
RSUs
39%
Target
Bonus
8%

(1)Fiscal 2022 CEO Targeted Compensation Mix reflects Mr. Sipes' annualized base salary, target bonus opportunity and equity awards granted in fiscal 2022. Mr. Sipes' targeted long-term equity compensation is calculated using the closing stock price ($25.78) on the date of grant, which was June 15, 2021 for RSUs and PSUs. Award of PSUs will be measured based on achievement of non-GAAP gross profit performance targets and relative TSR against the S&P Software and Services Index (^SPSISS), as described in detail under "Long-Term Incentive Compensation" below.

(2)Fiscal 2022 average Targeted Compensation Mix for our other NEOs reflects the average annual base salary and the average value of equity awards granted. These values exclude any NEOs who were hired during 2022 or terminated employment during 2022. The value of NEO targeted long-term equity compensation is calculated using the stock price on the date of grant, which was either June 15, 2022 ($25.78), August 15, 2022 ($24.46) or September 15, 2022 ($24.41), depending on the recipient. Awards of PSUs will be measured based achievement of non-GAAP gross profit performance targets and relative TSR against the S&P Software and Services Index (^SPSISS), as described in detail under "Long-Term Incentive Compensation" below.

The incentive compensation of our CEO and other NEOs is designed to attract and retain highly-qualified and talented executives and to incent long-term shareholder value creation. As such, we strive to align short-term compensation with short-term performance and long-term compensation with long-term performance and total stockholder returns.

8x8 exceeded our financial targets during each quarter of fiscal 2022, which resulted in payouts above target under the semi-annual Employee Bonus Plan (111% for the first half of the year, and 106% for the second half of the year, as further discussed in the "Annual Cash Incentive Awards" section below). While our short-term rewards were aligned with our short term financial performance, our stock price declined significantly over the course of fiscal 2022, in line with the peers in our industry. This decline in stock price, from $32.92 on April 1, 2021 to $12.59 on March 31, 2022, has substantially impacted the potential values of the outstanding PSUs and RSUs that our NEOs hold. As shown in the tables below, the decline in stock price has resulted in all TSR based PSUs tracking below the threshold required for payout and has reduced the cumulative value of outstanding RSU awards by 67% from their grant date fair value. This reduction in the realizable value of our long-term incentive awards, which made up 82% of our CEO's target compensation and 78% of our NEOs' target compensation in fiscal 2022, is by design, reflecting alignment between the take-home pay of our executives, and the stockholder returns generated by the Company.

Grant Year	Recipients	# of Unearned PSUs	Grant Date Fair Value at Target Performance ($)	Comparator Index	Payout % based on Current rTSR
2022	Dave Sipes	69,156	$1,782,842	S&P Software And Services Index	0%
	Sum of Other NEOs	87,313	$2,219,881		0%
2021	Dave Sipes	469,728	$13,457,707	S&P Software And Services Index	0%
	Sum of Other NEOs	107,927	$1,657,759		0%
2020	Sum of Other NEOs	24,905	$588,007	Russell 2000	0%

32 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION

Moving forward, we will continue to structure our Employee Bonus Plan to align with our annual financial performance, and will continue to focus our long-term incentive awards on creating meaningful alignment between the interests of our NEOs and our stockholders.

The link between the compensation of our CEOs and the Company's TSR is illustrated in the following graph, which shows how total targeted compensation for our CEO has varied over the past five years compared to the Company's five-year TSR. The sharp rise in relative total targeted compensation in fiscal 2021 reflects new hire equity grants awarded to Mr. Sipes in December 2021, followed by a reversion to the approximate trend established from fiscal 2017 to fiscal 2020.

Sipes' New Hire Award

In fiscal 2020, our Board recognized the need for new leadership to fully capitalize on our market opportunity and drive long-term value for stockholders and other stakeholders. The decision was reached following discussions with several of our largest stockholders, and received their full support. After an extensive search, the Board determined that Mr. Sipes' operational, go-to-market, and industry expertise made him the best candidate to lead the company in the future.

In designing Mr. Sipes' new hire compensation package, the Compensation Committee of the Board sought the advice of its compensation consultant, Compensia, reviewed new hire compensation packages for recently hired CEOs at comparable companies, and considered the new hire practices of our compensation peer group and the technology industry. The Compensation Committee also considered the highly competitive market for proven technology executives, the relevance of Mr. Sipes' industry experience, and his potential to drive improved operating performance as well as top-line growth.

Mr. Sipes' new hire compensation package reflected industry practice of making initial equity grants several times larger than annual equity grants awarded to incumbent executives. These "new hire" grants served as an inducement to join the company while aligning with the long-term interests of stockholders. The package included a competitive base salary and bonus, as well as long-term equity compensation divided equally between time-vested RSUs and performance-based PSUs. Based on the 30-business day trailing stock price, the calculated value of the equity component was $18 million on December 9, 2020, when Mr. Sipes' signed his employment agreement, which was an amount consistent with other recent CEO new hire packages at comparable technology companies. On December 10, 2020, following the announcement of Mr. Sipes' employment, the Company's stock price increased 35% and the calculated value of the equity component of his package was approximately $27 million. While we believe that Mr. Sipes' new hire award was appropriate to induce him to join the company, and aligned with similar awards offered to similar caliber candidates at other companies, we understand the concerns of the shareholders that voted against our program last year and are committed to not making a similar large, one-time discretionary award to him during the period covered by his new hire award.

CEO Total Targeted Compensation and 5-Year Total Shareholder Return (TSR)[(1)]


$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
Pay in Thousand $
500%
450%
400%
350%
300%
250%
200%
150%
100%
50%
0%
EGHT TSR Performance
Fiscal Year End 2017
Fiscal Year End 2018
Fiscal Year End 2019
Fiscal Year End 2020
Fiscal Year End 2021
Fiscal Year End 2022
Index TSR
Verma - Total Pay
Sipes - Total Pay

(1)The above chart illustrates CEO Total Pay for Mr. Verma (our former CEO) for fiscal 2018 - fiscal 2020 and Mr. Sipes for fiscal 2021 - fiscal 2022. CEO Total Pay consists of salary earned, cash bonuses paid and all other compensation as reported in the "Summary Compensation Table" below.

8x8, Inc. | PROXY STATEMENT 33

EXECUTIVE COMPENSATION

FISCAL 2022 EXECUTIVE COMPENSATION POLICIES AND PRACTICES

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure our compensation policies and practices are consistent with our short- term and long-term goals given the dynamic nature of our industry and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2022:

▪***Independent Compensation Committee.*** The Compensation Committee is comprised solely of independent directors who have established effective means for communicating with stockholders regarding their executive compensation ideas and concerns.

▪***Independent Compensation Committee Advisors.*** The Compensation Committee engaged its own compensation consultant to assist with its fiscal 2022 compensation reviews.

▪***Annual Executive Compensation Review.*** The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to be certain that our compensation policies do not seem reasonably likely to promote conduct that could have a material adverse effect on the Company.

▪***Other Executive Compensation Policies and Practices.*** Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

▪***Compensation At-Risk.*** Our executive compensation program is designed so that a significant portion of our executive officers' compensation is "at risk" based on corporate performance, as well as equity-based to align the interests of our executives and stockholders.

▪***Change-in-Control Arrangements.*** Under our Executive Change-in-Control and Severance Policy, our CEO, EVPs and SVPs are eligible to receive certain specified payments and benefits in the event of a constructive termination of employment in connection with a change-in-control of the Company (a double trigger arrangement).

▪***Executive Officer Stock Ownership Requirement.*** Each of our named executive officers is required to acquire and retain an ownership interest in shares of our common stock, at least equal in value to six times his current base salary in the case of the CEO, and one times his or her initial base salary in the case of other named executive officers, within five years of their appointment to the role.

▪***Multi-Year Vesting.*** The annual equity awards granted to our named executive officers generally vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.

▪***Clawback.*** Our equity incentive plan includes a clawback provision allowing for the repayment of award proceeds earned by a plan participant if the Compensation Committee determines that the participant has intentionally committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty during the Participant's employment that contributed to an obligation to restate the Company's financial statements.

▪***No Special Retirement Plans.*** We do not currently offer, nor do we have plans to provide, pension arrangements, or nonqualified deferred compensation plans or arrangements to our executive officers, other than our 401(k) Plan, which is open to all United States salaried employees.

▪***No Special Health or Welfare Benefits.*** Our named executive officers participate in broad-based Company- sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

▪***No Perquisites.*** We generally do not provide any perquisites or other personal benefits to our named executive officers.

▪***No Tax Reimbursements.*** We do not provide any tax reimbursement payments (including "gross-ups") on any severance or change-in-control payments or benefits.

34 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION EXECUTIVE COMPENSATION PROGRAM OBJECTIVES We have designed our executive compensation program to achieve the following objectives: ▪attract, develop, motivate and retain top talent and focus our executive officers on key business goals that enhance stockholder value; ▪ensure executive compensation is aligned with our corporate strategies and business objectives; ▪provide meaningful equity ownership opportunities to our executives to align their incentives with the creation of stockholder value; ▪ensure fairness among our executives by recognizing the contributions each individual makes to our success, as well as the compensation history and prior experience of each executive officer; and ▪provide an incentive for long-term continued employment with us. To achieve these objectives, the Compensation Committee regularly evaluates our executive compensation program with the goal of setting compensation at levels it believes are aligned with our current financial and operational business objectives, as well as competitive with the pay of other companies with whom we compete for executive talent. A majority of the target total direct compensation opportunities of our named executive officers are equity incentive-based and the value realized from these awards will be primarily driven by 8x8’s stock price performance. In most years, compensation packages will also include an annual cash bonus opportunity that may be earned based on the level of achievement measured against pre-established performance goals related to the important financial objectives set forth in our annual operating plan. Target direct compensation opportunities also include long-term incentive compensation in the form of equity awards that are earned over time based on continued service or, in the case of PSUs, subject to achievement of performance goals and relative TSR over time. We believe the mix of time-based and performance-and-time based awards is important to retaining our named executive officers and aligning their interests with those of our stockholders. COMPENSATION-SETTING PROCESS Role of Compensation Committee The Compensation Committee is responsible for overseeing our executive compensation program and all related policies and practices. The Compensation Committee operates pursuant to a formal written charter approved by our Board, which is available on in the investor relations section on our website at https://investors.8x8.com/ under the “Governance” heading. At least annually, the Compensation Committee reviews our executive compensation program and formulates recommendations for consideration and approval by the Board of the various elements of our named executive officers’ compensation, as well as any employment arrangements with our named executive officers. In doing so, the Compensation Committee is responsible for ensuring that the compensation of our named executive officers is consistent with our executive compensation philosophy and objectives. The Compensation Committee also determines whether each compensation element provides appropriate incentives and motivation to our named executive officers and whether each such element adequately compensates our named executive officers relative to individuals holding comparable positions at the principal companies with which we compete for executive talent. The Compensation Committee meets regularly during the fiscal year with and without the presence of our CEO and other named executive officers. The Compensation Committee also discusses compensation issues with our CEO (except with respect to his own compensation) and other members of the Board between its formal meetings. Role of Named Executive Officers and Other Employees The Compensation Committee receives support from our human resources department and its compensation consultant in designing our executive compensation program and analyzing competitive market practices. Our CEO regularly participates in Compensation Committee meetings, providing management input on organizational structure, executive development and financial analysis of our performance. Our CEO also develops and provides recommendations (except with respect to his own compensation) to the Compensation Committee regarding the cash and equity compensation for our named executive officers and other executives, including recommendations on the use of incentive compensation to further our growth. Our CEO and other named executive officers are not present when their specific compensation arrangements are discussed. Role of Compensation Consultant In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers. In fiscal 2022, the Compensation Committee engaged Compensia to assist it with compensation matters. A representative of Compensia attended at least one meeting of the Compensation Committee during fiscal 2022, responded to inquiries from the Compensation Committee at meetings and throughout the fiscal year and provided its analysis with respect to these inquiries. 8x8, Inc. | PROXY STATEMENT 35

EXECUTIVE COMPENSATION

The nature and scope of services provided to the Compensation Committee by Compensia in fiscal 2022 were as follows:

•assisted in the review and updating of our compensation peer group;

•analyzed executive compensation levels and practices of the companies in our compensation peer group;

•provided advice on compensation best practices and market trends for named executive officers and directors;

•assisted with the design of the annual cash incentive plan and long-term equity incentive compensation plan with appropriate performance goals and targets for our named executive officers and other executives; and

•provided ad hoc advice and support throughout the year.

Compensia does not provide any services to us other than the services provided to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the NYSE, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.

Competitive Positioning

To attract and retain executives with the abilities and experience necessary to deliver strong top-line growth and operating performance, we provide total direct compensation opportunities that are intended to be competitive with market practice. We generally target our compensation around market median values, though we do allow upper quartile positioning to reflect individual talent and/or criticality to the business or to address underlying retention concerns. In connection with its annual review of our executive compensation program for fiscal 2022, the Compensation Committee, with the assistance of Compensia, revised the compensation peer group to generate competitive market data appropriate for comparison with our current size and industry focus.

For fiscal 2022, the compensation peer group was updated to account for acquisitions and to reflect changes in the size and scope of the Company as well as the peer companies. The criteria used to identify peer companies was generally consistent with our approach in prior years, and targeted software companies falling within a revenue range of 0.5x to 2.0x of our rolling four quarter revenue for at the time of the review and a market capitalization range of 0.3x to 3.0x of our market capitalization at the time of the review. The relevance of each peer company was evaluated taking into consideration both industry comparability as well as financial metrics, and companies are not required to meet all selection criteria for inclusion in the peer group. Our compensation peer group for fiscal 2022 is largely the same as the compensation peer group for fiscal 2021 with the exception of Benefitfocus, which was removed due to its comparatively low market capitalization, and Bandwidth, Everbridge and Zoom Video Communications, which were added to the peer group. Bandwidth and Everbridge were added to the peer group due to their comparable SaaS business model, as well as financial profiles similar to ours. Zoom Video Communications, while outside the targeted revenue and market capitalization ranges, was included at the request of the Compensation Committee as it is a key direct competitor for both business and executive talent. The 2022 peer group consisted of the following companies:

Bandwidth	Hubspot	RingCentral
Blackline	LivePerson	SPS Commerce
Box	New Relic	Twilio
Cornerstone OnDemand	Paylocity Holding	Vonage
Everbridge	PROS Holdings	Yext
Five9	Q2 Holdings	Zoom Video Communications

For fiscal 2023, the compensation peer group was updated with the assistance of Compensia based on the same revenue and market capitalization criteria used in fiscal 2022. Cornerstone OnDemand and Vonage were removed from the peer group to reflect the impact of acquisitions and Blackline, HubSpot, Paylocity Holding, Twilio and Zoom Video Communications were removed to align 8x8's market capitalization with the peer group. We added Alteryx, Avaya Holdings, Blackbaud, Bottomline Technologies, Commvault Systems, Progress Software, Vertex and Zuora - all SaaS or companies comparable to 8x8's size - to provide the best possible insights into peer compensation programs. The fiscal 2023 peer group was used as the basis for all analysis related to Proposal Four - Approval of Our New 2022 Equity Incentive Plan.

Alteryx	Commvault Systems	PROS Holdings
Avaya Holdings	Everbridge	Q2 Holdings
Bandwidth	Five9	RingCentral
Blackbaud	LivePerson	SPS Commerce
Bottomline Technologies	New Relic	Vertex
Box	Progress Software	Yext
		Zuora

36 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION Our executive compensation benchmarking also included survey data provided by Radford Surveys and Consulting, a business unit of Aon Hewitt Consulting, Inc. (“Radford”), from publicly-traded software companies with revenue levels and market capitalization levels comparable to ours. Radford did not provide compensation consulting services to the Compensation Committee during fiscal 2022. Results of 2021 Stockholder Advisory Vote on Executive Compensation Stockholders are provided the opportunity to cast an annual advisory vote on executive compensation (commonly known as a “Say on Pay” vote). At our 2021 Annual Meeting of Stockholders held on August 5, 2021, our stockholders indicated their support for the compensation of our named executive officers, with approximately 65% of the votes cast in favor of the proposal. This compares to approximately 88% of votes cast in favor of our executive compensation program in fiscal 2020. We believe that the outcome of the 2021 Say-on-Pay vote reflects the continued support of the majority of our stockholders for our performance- oriented compensation approach to executive compensation. However, we are also aware that the results of our Say-on-Pay vote at our 2021 Annual Meeting were materially lower than our Say-on-Pay vote results at our 2020 Annual Meeting of 88% support. Ultimately, we concluded that the decline in our Say-on-Pay support was related to our CEO transition in December 2020, which included payment of severance benefits to our former CEO and the grant of new hire RSUs and PSUs to our current CEO. Both events were unique, non-recurring events in fiscal 2021 directly related to the change in our CEO. The practice of granting new hire equity awards larger than the annual grants awarded to current executives is not uncommon with technology companies, and serves as inducement to join a new company and align the executive’s long-term interests with those of stockholders. In designing Mr. Sipes’ compensation package, the Compensation Committee, advised by its independent compensation consultant, sought to deliver a competitive level of compensation that aligned with our pay-for-performance culture and commitment to building long-term value. The Compensation Committee reviewed, with input from Compensia, market data among companies in our compensation peer group, as well as new-hire equity compensation among recently hired Chief Executive Officers of comparable public companies. In addition to market data, the Compensation Committee considered the highly competitive market for talented, experienced technology executives, the relevance of Mr. Sipes’ background and experience, and Mr. Sipes’ potential to execute our strategic plan and contribute to strong operating performance and shareholder returns. Based on these considerations, the Compensation Committee determined to offer Mr. Sipes a one-time new-hire equity award with a target value of $18 million. The value of this grant was allocated 50% into time-based RSUs and 50% performance-and time-based PSUs that are eligible to be earned based on our total shareholder return relative to the performance of the S&P Software and Services index, as outlined in more detail under “Fiscal 2022 - Executive Performance Plan (Gross Profit & Total Shareholder Return)." The Compensation Committee believes that multi-year performance periods and use of a software sector benchmark for our relative TSR plan support a strong pay-for-performance profile and reinforce alignment between Mr. Sipes and our long-term stockholders. We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the named executive officers. As part of our stockholder engagement program, we engaged in substantive discussions on executive compensation, corporate governance and corporate performance and strategy with our institutional stockholders, including the majority of our top 20 active stockholders. Several of our largest stockholders were also engaged in discussions with our Board regarding our CEO transition. As part of our regular engagement conversations, they indicated they were supportive of both the severance package offered Mr. Verma and the new hire compensation package offered to Mr. Sipes. Their views were also evident in their “for” votes on our fiscal 2021 advisory vote on executive compensation. While we believe that Dave Sipes' new hire award was appropriate to induce him to join the company, and aligned with similar awards offered to similar caliber candidates at other companies, we understand the concerns of the stockholders that voted against our program last year and are committed to not making a similar large, one-time discretionary award to him during the period covered by his new hire award. 8x8, Inc. | PROXY STATEMENT 37

EXECUTIVE COMPENSATION

FISCAL 2022 EXECUTIVE COMPENSATION ELEMENTS

The elements of our compensation program for our named executive officers during fiscal 2022 are summarized in the table below and discussed in more detail in the sections that follow.

Element	Responsive Actions	Example
Fixed Annual Cash Compensation / Base Salary	This compensation element provides our named executive officers with a competitive level of fixed annual cash compensation. For fiscal 2022, our CEO could elect to receive up to 50% of his salary, and other NEOs could elect to receive up to 20% of their salaries, in shares of the Company's common stock. The percent of salary eligible to be paid in stock was increased from 35% to 50% for the CEO and 15% to 20% for other NEOs (and full-time employees generally) due to the popularity of the program.	Salary
Annual Cash Incentive Awards	This compensation element provides our executive officers with a competitive variable annual cash performance incentive opportunity tied to the achievement of financial performance objectives in the current fiscal year. In fiscal 2022, NEOs participating in the Employee Bonus Plan (EBP) could elect to receive shares of common stock in lieu of earned cash payouts under the EBP.	Semi-annual cash payments under the EBP for the NEOs.
Long-term Incentive Compensation	This compensation element provides our named executive officers with a competitive long-term incentive compensation opportunity in the form of equity awards designed to incentivize them to meet or exceed our long-term strategic goals, serve our retention objectives, and align the interests of our executive officers and stockholders.	Time-based RSU and performance-based PSU awards.
Health and Welfare Benefits	This compensation element provides all employees with competitive health and welfare benefits, as well as participation in an employee stock purchase and other employee benefit plans. There are no special health or welfare benefits for NEOs that are not also provided to all employees.	Medical, dental, vision, 401(k) Plan (with corporate matching up to $3,000 per year), paid time off (including quarterly rejuvenate days), parental leave, employee assistance programs (EAPs), and ESPP.

We believe that the total compensation opportunities provided to named executive officers for fiscal 2022 achieved the overall objectives of our executive compensation program.

BASE SALARY

Generally, the Compensation Committee reviews the base salaries of our executives, including the named executive officers, as part of its annual review of our executive compensation program and makes recommendations to the Board for adjustments to base salaries to take into account competitive market practices, corporate and individual performance from the prior fiscal year and promotions or changes in responsibilities. Typically, the Board sets the base salaries of our named executive officers at levels that are competitive with the market as reflected in our compensation peer group, after taking into consideration each named executive officer's role and the scope of his or her responsibilities, his or her experience, and the base salary levels of the other executives. In fiscal 2022, the Company adjusted the base salaries of Messrs. Wilson, Zinn and Deklich to align their salaries to market levels. Mr. Middleton also received a salary increase to reflect the responsibilities he assumed from Mr. Deklich upon Mr. Deklich's transition from Chief Product Officer to Chief Innovation Officer and subsequent departure.

For fiscal 2022, the Board approved the continuation of a popular compensation program from the previous year that allows full-time employees and executive officers to elect to receive up to 20% (and up to 50% for our CEO, Mr. Sipes) of each individual's base salary in the form of shares of the Company's common stock. The maximum percent that the executive officers could elect to receive in shares of the Company's common stock was increased from 15% for NEOs other than the CEO, and 35% for the CEO in fiscal 2021 due to the popularity of the program, as well as the cash savings that it provides. The Compensation Committee believed that this program was in the best interests of shareholders because it further reinforced the management team's commitment to shareholder value creation through replacing a portion of cash compensation with equity without increasing total compensation. Under this program, the Company's executive officers received their elected percentage of base salary for the final 9 months of fiscal 2022 in shares of Company's common stock in equal portions on August 15, 2021, November 15, 2021, and February 15, 2022. Our named executive officers elected the following percentages for participation in the program: Mr. Sipes - 50%; Mr. Wilson - 5%; Mr. Zinn - 10%; and Mr. Deklich - 20%. Mr. Middleton and Ms. Garcia received their base salaries entirely in cash.

38 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION

The following table sets forth each NEO's base compensation for fiscal 2022, as compared to their compensation in fiscal 2021.

Named Executive Officer	Fiscal 2021 Base Salary ($)	Fiscal 2022 Base Salary[1] ($)	Percentage Adjustment (%)
David Sipes	525,000	525,000	-
Samuel Wilson	390,000	410,000	5
Hunter Middleton[2]	300,000	350,000	17
Matthew Zinn	360,000	370,000	3
Stephanie Garcia[3]	-	330,000	-
Dejan Deklich[4]	380,000	390,000	3

(1)As noted above, in fiscal 2022, executives were eligible to elect to receive a set percentage of their base salary in fully vested shares of common stock, which were granted on August 15, 2021, November 15, 2021 and February 15, 2022. The number of shares was calculated based on the closing price of the stock on the day prior to grant. The following executives received the following shares in lieu of salary based on their elections: Mr. Sipes - 9,803 shares valued at $193,222, Mr. Wilson - 765 shares valued at $15,074; Mr. Zinn- 1,383 shares valued at $27,253, and Mr. Deklich - 2,672 shares valued at $51,524

(2)Mr. Middleton assumed Mr. Deklich's former role in connection with Mr. Deklich's departure.

(3)Ms. Garcia was hired on January 10, 2022. Fiscal 2022 salary in the table reflects her annual salary at the time of hire.

(4)Mr. Deklich terminated employment with the Company on March 31, 2022. Fiscal 2022 salary in the table reflects his salary at the time of termination.

ANNUAL CASH INCENTIVE AWARDS

Employee Bonus Plan (EBP) Design

We have historically used annual cash incentive awards to motivate and incentivize our named executive officers to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and profitability goals. Consistent with our executive compensation philosophy, these annual cash incentive awards are targeted at a percentage of base salary and have historically constituted a significant percentage of the target cash compensation opportunity for our named executive officers. Typically, the Compensation Committee awards annual cash incentive bonuses based on achievement of our corporate financial objectives and an evaluation of individual performance during the fiscal year. Our plan is designed to pay above-target amounts when we exceed our financial objectives and below-target amounts when we do not achieve these objectives.

The objective of the EBP is to incentivize eligible employees to contribute to our overall success and achieve corporate and individual performance goals. The performance goals established under the EBP are designed to focus participants on current goals and strategies identified by the Board and senior management (such as revenue growth and profitability), and to complete individual objectives that support our overall business strategy.

Under the EBP, each of our NEOs is eligible to receive cash bonus awards during each fiscal year tied to the Company's achievement of predetermined financial targets and, in certain cases, the NEO's achievement of individual goals. Performance is evaluated, and bonuses are payable, on a semi-annual basis, based on performance over two discrete six-month performance periods. The maximum payout in any period is 200% of the targeted percentage. In the event the Company does not achieve minimum financial performance objectives for the relevant payout period, the incentive EBP awards for that period would be zero.

Target Annual Cash Incentive Award Opportunities for Fiscal 2022

The target annual cash incentive award opportunity for each of the named executive officers under the EBP is developed by the Compensation Committee for each fiscal year and expressed as a percentage of his or her annual base salary. The Compensation Committee sets the target annual cash incentive award opportunities for our named executive officers, other than our CEO's target annual cash incentive award opportunity (which is approved by the full Board), after considering the job function of each named executive officer, his or her expected contributions to us for the upcoming fiscal year, the recommendations of our CEO (other than with respect to his own compensation) and the competitive market.

8x8, Inc. | PROXY STATEMENT 39

EXECUTIVE COMPENSATION

The table below shows the annual target bonus opportunity for each NEO as a percentage of his or her base salary:

Named Executive Officer	Fiscal 2021 Target Bonus Opportunity (as% of base salary)	Fiscal 2022 Target Bonus Opportunity (as% of base salary)
David Sipes [(1)]	-	100
Samuel Wilson	65	65
Hunter Middleton	55	55
Matthew Zinn	55	55
Stephanie Garcia	-	55
Dejan Deklich	65	65

(1)As part of his negotiated hiring package, in lieu of participating in the 2021 EBP, Mr. Sipes received a grant of fully vested shares with a target value of $200,000 on our regularly scheduled fiscal 2021 bonus payment date. The value of these RSUs is included in this year's summary compensation table and grants of plan-based awards table.

2022 PERFORMANCE OBJECTIVES AND EBP STRUCTURE

For fiscal 2022, the company's EBP payouts were based on predetermined financial and operational targets. The performance objectives for the EBP were developed by the Compensation Committee, in coordination with the Company's compensation consultant, after taking into consideration the feedback from our large institutional holders and the recommendations of our CEO and CFO. The performance measurements for the fiscal 2022 EBP incorporated a mix of semi-annual performance measures tied to revenue and non-GAAP pre-tax income.[1] For NEOs other than the CEO and CFO, individual performance was also considered in determining the final payout. Semi-annual performance goals were set in the first quarter of fiscal 2022 and were not adjusted during the year.

Non-GAAP pre-tax income was added to the fiscal 2022 EBP achievement metrics in response to shareholder feedback that cash bonus payouts should reflect the achievement of both revenue growth and improved profitability. Prior to 2021 executive EBP payout calculations had been based entirely on achievement of revenue targets.

The table below illustrates performance targets under each semi-annual period of the fiscal 2022 EBP. Under the revenue metric the threshold level of performance results in a payout at 0% at the threshold level of performance, 100% at the target level of performance, and 233% at the maximum level of performance. For the Non-GAAP Pre-Tax Income metric, the threshold level of performance results in a payout of 0% and the target level of performance results in a payout at 100%. There is no additional payout for achieving performance in excess of the targeted level of the Non-GAAP Pre-Tax Income. This results in potential payouts of 0% to 200% of targeted payout during each semi-annual EBP performance period. Payouts under both metrics are prorated on a linear basis for outcomes that fall between threshold, target and maximum.

Performance under the EBP resulted in payouts of 111% of target in the first half of 2022, and 106% of target in the second half of 2022, as illustrated in the table below.[2] Individual performance was considered in establishing final payouts for Messrs. Middleton, Zinn and Deklich and Ms. Garcia, though no adjustments to calculated payouts under the EBP were made.

		2022 EBP Performance Targets				
Performance Metric	Weight %	Minimum Threshold 0% Payout ($K)	Target 100% Payout ($K)	Maximum Threshold 200% Payout ($K)	2022 Performance ($K)	2022 Payout %
FY22 1st Half (4/1/21 - 9/30/21)						
Service revenue	75	245,092	272,324	340,405	280,172	115
Non-GAAP Pre-Tax Income	25	-	1,886	-	2,224	100
FY22 1st Half	100					111
FY22 2nd Half (10/1/21 - 3/31/22)						
Service revenue	75	264,499	293,888	367,360	298,303	108
Non-GAAP Pre-Tax Income	25	1,886	4,631	-	5,153	100
FY22 2nd Half	100					106

1 For a discussion and reconciliation of our Non-GAAP Pre-Tax Income as used in this "Executive Compensation - Compensation Discussion & Analysis" section, please refer to "Appendix A - Non-GAAP Financial Information and Reconciliations."

2 The target and results of Non-GAAP Pre-Tax Income for the 2nd half of Fiscal 2022 excluded the impact of the Fuze, Inc. acquisition completed on January 18, 2022. For a discussion and reconciliation of our Non-GAAP Pre-Tax Income as used in this "Executive Compensation - Compensation Discussion & Analysis" section, please refer to "Appendix A - Non-GAAP Financial Information and Reconciliations."

40 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION

In fiscal 2022, NEOs, along with other EBP participants, were permitted to elect to receive their semi-annual bonus payments in the form of fully-vested shares equal to the cash value of the bonus, calculated based on the closing stock price on the day prior to issuance. All NEOs employed by the Company at the beginning of fiscal 2022 elected to receive their EBP payments in shares. Ms. Garcia, who did not join 8x8 until January of 2022, received her pro-rated EBP payment entirely in cash. Participants received a portion of their 2nd half EBP bonus in cash, as noted in the footnote to the table below, to comply with equity plan requirements.

		FY 2022 EBP Target Achievement							
		1H FY22		2H22		FY 2022			
Named Executive Officer	Annual Target ($)	1st Half EBP Payout (%)	1st Half EBP Payout ($)	2nd Half EBP Payout (%)	2nd Half EBP Payout ($)	2022 Total Payout ($)	Total Payout as a % of Target	Fully vested Shares granted in lieu of cash payout[(1)] (#)	Cash Payout ($)
David Sipes	525,000		291,375		278,250	569,625	109	39,912	55,576
Samuel Wilson	266,500		147,908		141,245	289,153	109	20,260	28,206
Hunter Middleton	192,500	111	106,838	106	102,025	208,863	109	14,634	20,376
Matthew Zinn	203,500		112,943		107,855	220,798	109	15,471	21,536
Stephanie Garcia[(2)]	41,187		-		43,658	43,658	106	-	43,658
Dejan Deklich[(3)]	83,210		92,363		-	92,363	111	4,127	-

(1)Awards issued in lieu of cash values were issued based on the closing price of the trading day prior to issuance, but have been valued based on the closing price on the day of issuance (or the previous trading day if issued on a non-trading day). Executives received the following shares in lieu of cash EBP payouts for performance during fiscal 2022: Mr. Sipes - 13,019 shares on Nov. 15th 2021 valued at $299,177, 26,893 shares on May 15th 2022 shares valued at $222,674 and $55,576 in cash, Mr. Wilson - 6,608 shares on Nov. 15th 2021 valued at $151,852, 13,652 shares on May 15th 2022 shares valued at $113,039 and $28,206 in cash, Mr. Middleton - 4,773 shares on Nov. 15th 2021 valued at $109,684, 9,861 shares on May 15th 2022 shares valued at $81,649 and $20,376 in cash, Mr. Zinn - 5,046 shares on Nov. 15th 2021 valued at $115,957, 10,425 shares on May 15th 2022 shares valued at $86,319 and $21,536 in cash, Mrs. Garcia - 43,658 in cash and Mr. Deklich - 4,127 shares on Nov. 15th 2021 valued at $94,838.

(2)Ms. Garcia started at 8x8 on January 10, 2022. Her annual target has been prorated based on the number of workdays she was employed by 8x8 during fiscal 2022.

(3)Mr. Deklich's annual target reflects 1H FY22 bonus payment, pro-rated for unpaid leave in Q1 2022. Mr. Deklich terminated employment with the Company prior to the payment of the 2H FY22 bonus payment and was not eligible for a 2H FY22 bonus under the terms of the EBP.

LONG-TERM INCENTIVE COMPENSATION

Our long-term incentive compensation consists of equity awards in the form of time-based RSU awards and performance-based PSU awards to ensure that named executive officers have a continuing stake in our long-term success.

Typically, we grant these equity awards to our named executive officers during the second or third fiscal quarter of the fiscal year in connection with our annual performance reviews. In determining the size of the long-term incentive compensation awards, the CEO makes recommendations for the other NEOs based on each NEO's experience, performance, current equity holdings, retention risk and the operational complexity, strategic impact, and scope of responsibilities of their role, within the context of the Peer Group and broader market survey data comparisons. The Compensation Committee considers similar factors when determining the CEO's long-term incentive compensation awards, which it then recommends to the Board for approval. The target award opportunities for each participant are expressed as a U.S. dollar value, with the final number of shares issued calculated based on the trailing 20 trading day average closing price. Further, the target award opportunity is structured to align pay and performance, as outlined in more detail under "Fiscal 2022-Executive Performance Plan (Gross Profit & Total Shareholder Return)," and to drive shareholder value by placing a significant percentage of compensation "at risk" and dependent on achievement of pre-determined performance. Approximately 50% of the value of the NEOs' fiscal 2022 target long-term incentive compensation (exclusive of new hire awards and payments in shares under the EBP) was allocated to PSUs and 50% was allocated to RSUs, except Ms. Garcia did not receive a PSU grant in fiscal 2022 because her employment began near the end of the fiscal year.

8x8, Inc. | PROXY STATEMENT 41

EXECUTIVE COMPENSATION

During fiscal 2022, the Board approved awards of RSUs and PSUs to our named executive officers as set forth in the following table. Unless otherwise noted, these equity awards were granted on June 15, 2021. These awards were determined based on the Board's and Compensation Committee's consideration of the above-described factors, in consultation with Compensia.

Named Executive Officer	Restricted Stock Unit Awards (number of shares granted)[(1)] (#)	Performance Stock Unit Awards (number of shares granted at target) (#)	Aggregate Grant Date Fair Value of Equity Awards at target[(2)] ($)
David Sipes	103,734	103,734	5,348,525
Samuel Wilson	53,941	53,941	2,781,198
Hunter Middleton[(3)]	36,669	36,669	2,009,071
Matthew Zinn[(3)]	26,380	26,380	1,334,320
Stephanie Garcia[(4)]	117,096	-	1,930,913
Dejan Deklich	51,867	51,867	2,674,263

(1)The RSUs included in the table vest over a three-year period, with one-third (1/3) vesting on the first anniversary of grant and the remainder vesting in eight quarterly installments, subject to the recipient's continuous service with us. As noted above, in fiscal 2022, executives were also eligible to elect to receive a set percentage of their base salary and bonus in fully vested shares, which were issued on August 15, 2021, November 15, 2021, and February 15, 2022. The number of shares issued was calculated based on the closing price on the trading day prior to issuance. The following executives received shares in lieu of salary based on their elections: Mr. Sipes - 9,803 shares valued at $193,222; Mr. Wilson - 765 shares valued at $15,074; Mr. Zinn - 1,383 shares valued at $27,253 and Mr. Deklich - 2,672 shares valued at $51,524. These amounts are not included in the table because they correspond to base salary rather than long-term incentive compensation. As part of his negotiated new hire package, in lieu of participating in the fiscal 2021 EBP, Mr. Sipes received a grant of 7,757 fully vested shares with a target value of $200,000 on June 15, 2021 - our regularly scheduled fiscal 2021 bonus payment date. These amounts are not included in the table because they correspond to payments made in lieu of participation in the prior year's EBP.

(2)The target aggregate grant date value of equity awards includes the value of the PSUs based on the closing price of our common stock on the date of grant. This value differs from the value reported in our Summary Compensation Table, which reflects the accounting grant date fair value of the award using the methodology required under FASB ASC 718 accounting standards.

(3)On August 15, 2021, Mr. Middleton received 13,736 RSUs valued at $335,983 and 13,736 PSUs valued at $335,983 in relation to succession planning for the Chief Product Officer Role. On September 15, 2021, Mr. Zinn received 8,227 RSUs valued at $199,176 and 8,227 PSUs valued at $199,176 in relation to his service as interim Chief Human Resources Officer. All other awards received by Messrs. Middleton and Zinn were received on June 15, 2021.

(4)Equity awards for Ms. Garcia reflect new hire awards issued on January 15, 2022 to induce her to join the 8x8.

Fiscal 2022 - Executive Performance Plan (Gross Profit & Total Shareholder Return)

In fiscal 2022, each of our ongoing NEOs received a grant of performance stock units (PSUs) grant as part of the Executive Performance Plan (the "2022 EPP"). The Compensation Committee believes performance-based grants are important to balance shareholder value creation with core financial performance when building long-term value. Similar to PSUs issued in 2021, the 2022 EPP ties the payout of the PSUs to the Company's TSR relative to the S&P Software & Services Index, but also rewards performance against non-GAAP Gross Profit[3] goals. We believe that measurement against the S&P Software and Services Index is a meaningful and challenging point of comparison when measuring our success against our competitors, and reflects the companies with which we compete for investor dollars. Any PSUs granted under the 2022 EPP are subject to be earned over a one-year, two-year and three-year period.

[3] The target and results of Non-GAAP Gross Profit goals for the 2022 EPP exclude the impact of the Fuze, Inc. acquisition completed on January 18, 2022. For a discussion and reconciliation of our Non-GAAP Gross Profit as used in this "Executive Compensation - Compensation Discussion & Analysis" section, please refer to "Appendix A - Non-GAAP Financial Information and Reconciliations."

42 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION

2022 PSU achievement is measured based on the following performance criteria:

FY 2022 Executive Performance Plan PSU Award Criteria and Payouts Percentages

Tranche	Weight (% of total grant)	Performance Period	Metric	Threshold	Target	Maximum
Year 1	33%	3/31/2021 - 3/31/2022	Non-GAAP Gross Profit	$342.0 M (0% payout)	$391.2 M (100% payout)	$430.28M (200% payout)
Year 2	33%	6/15/2021 - 6/15/2023	TSR relative to the S&P Software and Services Index	30 percentage points below Index (40% payout)	Equal to Index total return (100% payout)	50 percentage points above Index (200% payout)
Year 3	33%	6/15/2021 - 6/15/2024				

•Earned PSU awards, if any, are subject to continued employment through each vesting date; otherwise shares are forfeited.

•Achieving threshold performance results in a 0% payout under the non-GAAP Gross Profit metric, and a 40% payout under the TSR metric. Achieving maximum performance results in 200% payouts under both metrics and achieving target performance results in 100% payouts under both metrics. Payouts are interpolated on a linear basis for outcomes that fall between threshold, target and maximum.

Based on 8x8's Non-GAAP Gross Profit achievement of $395.3 in fiscal 2022, the first tranche of the PSUs granted on June 15, 2021 were earned at 111% of target. These awards will vest on June 15, 2022, subject to continued employment.

Earned Performance Stock Units Under Prior Plans

During fiscal 2022, Messrs. Wilson, Zinn, Middleton and Deklich were eligible to earn shares from PSU awards granted during earlier fiscal years, based on the performance of our stock relative to a benchmark during a period that ended during fiscal 2022, as set forth in the table below. Please note that achievement numbers in the table are rounded for clarity, and the Company used a higher degree of precision when calculating the number of earned shares.

NEO	Grant Date	Performance Period	Comparator Index Total Return (%)	8x8 Total Stock Return (TSR) (%)	8x8 Relative Performance (rTSR) (% over/under)	Target Shares (#)	Performance Achievement (%)	Earned Shares (#)
Samuel Wilson	6/29/2020	6/15/2020 - 6/15/2021	54.69	60.06	5.37	30,343	111	33,598
	9/17/2019	9/17/2019 - 9/17/2021	48.31	1.34	-46.97	10,378	0	0
	10/23/2018	10/23/2018 - 10/23/2021	36.37	17.54	-18.83	11,029	62	6,874
Hunter Middleton	6/29/2020	6/15/2020 - 6/15/2021	54.69	60.06	5.37	10,355	111	11,466
	9/17/2019	9/17/2019 - 9/17/2021	48.31	1.34	-46.97	7,264	0	0
	5/21/2018	5/21/2018 - 5/21/2021	42.0	46.0	3.9	6,410	108	6,915

8x8, Inc. | PROXY STATEMENT 43

EXECUTIVE COMPENSATION

NEO	Grant Date	Performance Period	Comparator Index Total Return (%)	8x8 Total Stock Return (TSR) (%)	8x8 Relative Performance (rTSR) (% over/under)	Target Shares (#)	Performance Achievement (%)	Earned Shares (#)
Matthew Zinn	6/29/2020	6/15/2020 - 6/15/2021	54.69	60.06	5.37	13,267	111	14,690
	9/17/2019	9/17/2019 - 9/17/2021	48.31	1.34	-46.97	7,264	0	0
	10/23/2018	10/23/2018 - 10/23/2021	36.37	17.54	-18.83	17,156	62	10,693
Dejan Deklich	6/29/2020	6/15/2020 - 6/15/2021	54.69	60.06	5.37	25,438	111	28,167
	9/17/2019	9/17/2019 - 9/17/2021	48.31	1.34	-46.97	25,944	0	0
	10/23/2018	10/23/2018 - 10/23/2021	36.37	17.54	-18.83	22,058	62	13,748

As captured in the table above, the PSU awards granted to named executive officers in fiscal 2019 were eligible to be earned as follows: 50% of the target opportunity is eligible to be earned on the second and third-year anniversary of the performance period's start date, in each case subject to our TSR stock price performance relative to the performance of the Russell 2000. PSU awards granted in fiscal 2020 and 2021 are eligible to be earned 33% on each of the first, second and third-year anniversaries of the performance period's start date, in each case subject to the applicable performance metrics. For the TSR portion of PSU awards granted in fiscal 2020 and 2021, performance is measured against the S&P Software & Services index.

Executive Stock Ownership Guidelines

Our NEOs are required to acquire and retain an ownership interest in shares of our common stock, equal in value to six times his current base salary in the case of the CEO, and one times his or her initial base salary in the case of other named executive officers, by the fifth anniversary of the employees appointment to the role. Shares counted for this purpose include all shares acquired and held by the NEO, regardless of how acquired, but do not include shares issuable pursuant to unvested RSUs and PSUs.

As of the date of this Proxy Statement, all of our active NEOs are within the five-year accumulation period of the guidelines and are expected to satisfy their ownership requirement by the time the accumulation period expires.

Health, Welfare, and Other Benefits

We offer health and welfare benefits to all our employees, including our executive officers, that are designed to be competitive with overall market practices and to attract, retain, and motivate the talent needed by us to achieve our strategic and financial goals. All United States salaried employees, including our named executive officers, are eligible to participate in our Section 401(k) plan, health care coverage, life insurance, disability, paid time-off, and paid holidays.

In addition, we provide our employees, including our named executive officers, with the opportunity to purchase shares of our common stock through our employee stock purchase plan at 85% of the lower of the fair market value of our common stock on the first trading day of each offering period or the exercise date. Such employee stock purchase plan is intended to be a qualified plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

Perquisites and Other Personal Benefits

Currently, although we do not have a formal policy relating to perquisites and other personal benefits, we do not view them as a significant component of our executive compensation program. During fiscal 2022, we did not provide any perquisites or other personal benefits to our named executive officers.

In the future, we may provide other perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual named executive officer in the performance of his or her duties, to make our named executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

44 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION Tax and Accounting Considerations Section 162(m) of the Code generally disallows a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year for certain executive officers. The Tax Cuts and Jobs Act repealed the performance- based exception to the deduction limit for remuneration that is deductible in tax years commencing after December 31, 2017. However, certain remuneration is specifically exempt from the deduction limit under a transition rule to the extent that it is “performance-based” as defined in Section 162(m) of the Code and subject to a “written binding contract” in effect as of November 2, 2017 that is not later modified in any material respect. On December 30, 2020, the Internal Revenue Service published final Section 162(m) regulations that generally implement amendments made to Section 162(m) by the Tax Cuts and Jobs Act. The Compensation Committee periodically reviews the impact of Section 162(m) on the various elements of our executive compensation program. Further, the Compensation Committee believes that, at this time, achieving our compensation objectives is more important than the benefit of tax deductibility. Consequently, the Compensation Committee has, from time to time, awarded incentive compensation that is not exempt from the deduction limit of Section 162(m). Nevertheless, when not inconsistent with these objectives, the Compensation Committee has endeavored to award compensation intended to be deductible for federal income tax purposes. Policy Prohibiting Derivatives Trading, Hedging and Pledging of Equity Securities 8x8’s Insider Trading Compliance Program prohibits our employees, including our executive officers and members of our Board, from engaging in transactions involving derivative securities or otherwise that would hedge the risk of ownership of our equity securities and from pledging our equity securities as collateral for a loan. Accounting for Stock-Based Compensation The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards. ASC Topic 718 requires us to compute and recognize in our consolidated statement of operations all share-based payments to employees, including grants of options to purchase shares of our common stock and restricted stock unit awards for shares of our common stock to our executive officers and other employees, based on their fair values. ASC Topic 718 also requires us to recognize the compensation cost of these share-based payment awards in our income statements over the period that an award recipient is required to render service in exchange for the option or other award (which, generally, will correspond to the award’s vesting schedule). 8x8, Inc. | PROXY STATEMENT 45

EXECUTIVE COMPENSATION REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022. THE COMPENSATION COMMITTEE Eric Salzman, Chair Jaswinder Pal Singh Todd Ford Alison Gleeson 46 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information for the fiscal year indicated with respect to the compensation earned by each of the named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards(1)(2) ($)	Non-Equity Incentive Plan Compensation(1) ($)	All Other Compensation(3)(4) ($)	Total ($)
David Sipes *Chief Executive Officer*	2022	536,491	6,070,605	55,576	8,194	6,670,866
	2021	142,906	26,915,414	-	794	27,059,115
Samuel Wilson *Chief Financial Officer*	2022	411,053	3,046,171	28,206	440,288	3,925,718
	2021	422,163	2,492,546	-	650,902	3,565,611
Hunter Middleton *Chief Product Officer*	2022	338,247	2,220,467	20,376	15,820	2,594,911
Matthew Zinn *Chief Legal Officer*	2022	372,940	1,536,679	21,536	20,805	1,951,960
	2021	349,914	1,020,580	-	6,629	1,377,123
	2020	360,000	686,012	88,920	6,021	1,140,953
Stephanie Garcia *Chief Human Resources Officer*	2022	63,462	1,930,913	43,658	1,593	2,039,626
Dejan Deklich *former Chief Innovation Officer*	2022	331,402	2,954,346	-	10,355	3,296,103
	2021	370,179	2,092,216	-	13,364	2,475,759
	2020	361,667	2,450,151	105,880	3,829	2,921,527

(1)During fiscal years 2020, 2021 and 2022, amounts earned under the Management Incentive Plan (MIP) and Employee Bonus Plan (EBP) were in some cases settled by the issuance of fully-vested shares of our common stock rather than payment of cash to our NEOs. The number of shares of common stock was determined based on the per share closing price of our common stock on the payment date. Earned amounts paid to the NEOs under the MIP and EBP are reported under the "Non-Equity Incentive Plan Compensation" column of this table, unless settled in stock, including PSUs granted in lieu of EBP bonuses for fiscal 2022, which are reported in the "Stock Awards" column. For a summary of shares issued in lieu of earned payments under the EBP, please see the earned payouts table in the "Annual Cash Incentive Awards" section of the Compensation Discussion and Analysis section. In sum, executives received the following shares in lieu of fiscal 2022 cash EBP payments: Mr. Sipes - 39,912 shares; Mr. Wilson - 20,260 shares; Mr. Middleton - 14,634 shares; Mr. Zinn - 15,471 shares and Mr. Deklich - 4,127 shares.

(2)The amounts reported in this column represent the aggregate grant date fair value of all stock awards computed in accordance with FASB ASC Topic 718, are based upon the probable outcome of any applicable performance conditions, exclude the impact of estimated forfeitures related to service-based vesting conditions and are consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. The stock awards may include for each NEO any or all of the following: (a) restricted stock unit (RSU) awards; (b) performance unit (PSU) awards; and (c) stock awards. For RSUs, PSUs and stock awards, fair value is computed by multiplying the total number of shares subject to the award (or target number, in the case of PSUs) by the closing price of our common stock on the date of the grant. For fiscal 2022, the EBP payments that were made in stock are treated as performance stock units in the Summary Compensation Table and this footnote, because they were subject to FASB ASC Topic 718 with a grant date thereunder of April 1, 2021. For a more detailed discussion of the assumptions used to calculate the fair value of our stock awards, refer to note 1 to the consolidated financial statements contained in our 2022 Annual Report on Form 10-K for our fiscal year ended March 31, 2022. The following sets forth the fair value in accordance with FASB ASC Topic 718 principles of performance stock units granted in fiscal 2022 based upon achieving the maximum level of performance as of the grant date: Mr.Sipes-$6,392,682; Mr. Wilson-$3,311,144; Mr. Middleton-$2,391,865; Mr. Zinn-$1,739,039; and Mr. Deklich-$2,674,263. The actual value, if any, that an NEO may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award and there is no assurance that the value, if any, eventually realized by the NEO will correspond to the actual amount reported.

(3)Amounts listed in the "All Other Compensation" column for Messrs. Sipes, Middleton, Zinn, and Deklich and Ms. Garcia include Company contributions of 401(k) Match, Health Savings Account and Group Term Life Insurance benefits in fiscal 2022.

(4)Amounts listed in the "All Other Compensation" column for Mr. Wilson include Taxable UK Assignment Benefits of $414,989.74, relocation payments of $11,464 and Company contributions of 401(k) Match, Health Savings Account and Group Term Life Insurance benefits in fiscal 2022.The expat payments and relocation payments reported correspond with services performed in fiscal 2021 as our Chief Customer Officer in the United Kingdom and Mr. Wilson's relocation back to California upon his appointment as CFO.

(5)The amounts listed in the "Salary" column for fiscal 2022 include the fully vested shares that each executive elected to receive in lieu of salary for fiscal 2022 based on their elections, which were granted on August 15, 2021, November 15, 2021, and February 15, 2022. Executives received the following shares in lieu of salary: Mr. Sipes - 9,803 shares valued at $193,222; Mr. Wilson - 765 shares valued at $15,074; Mr. Zinn - 1,383 shares valued at $27,253 and Mr. Deklich - 2,672 shares valued at $51,524. Share grants made in fiscal 2022 in lieu of base salary earned during fiscal 2022 are included in the Grants of Plan-Based Awards table, and the number of shares is calculated based on the closing price of the previous trading day.

8x8, Inc. | PROXY STATEMENT 47

EXECUTIVE COMPENSATION

FISCAL 2022 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth certain information regarding plan-based awards granted to the named executive officers during the fiscal year ended March 31, 2022.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Threshold ($)	Target ($)	Maximum ($)	Estimated Future Payouts Under Equity Incentive Plan Awards[1][2] Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of shares of stock or Units[2][3] (#)	Grant Date Fair Value of Stock and Option Awards[4] ($)
David Sipes	4/1/2021	-	-	-	-	15,859	31,718	-	522,078
	6/15/2021	-	-	-	-	-	-	7,757	199,975
	6/15/2021	-	-	-	41,494	103,734	207,468	-	2,674,263
	6/15/2021	-	-	-	-	-	-	103,734	2,674,263
	8/15/2021	-	-	-	-	-	-	2,384	58,313
	11/15/2021	-	-	-	-	-	-	2,966	68,159
	2/15/2022	-	-	-	-	-	-	4,453	66,750
	-	-	54,230	104,860	-	-	-	-	-
Samuel Wilson	4/1/2021	-	-	-	-	8,049	16,098	-	264,973
	4/15/2021	-	-	-	-	-	-	221	7,525
	6/15/2021	-	-	-	21,576	53,941	107,882	-	1,390,599
	6/15/2021	-	-	-	-	-	-	53,941	1,390,599
	8/15/2021	-	-	-	-	-	-	186	4,550
	11/15/2021	-	-	-	-	-	-	231	5,308
	2/15/2022	-	-	-	-	-	-	348	5,217
	-	-	26,610	53,220	-	-	-	-	-
Hunter Middleton	4/1/2021	-	-	-	-	5,814	11,628	-	191,397
	4/15/2021	-	-	-	-	-	-	127	4,324
	6/15/2021	-	-	-	10,373	25,933	51,866	-	668,553
	6/15/2021	-	-	-	-	-	-	25,933	668,553
	8/15/2021	-	-	-	-	-	-	13,736	335,983
	8/15/2021	-	-	-	5,494	13,736	27,472	-	335,983
	-	-	20,317	40,634	-	-	-	-	-
Matthew Zinn	4/1/2021	-	-	-	-	6,147	12,294	-	202,359
	4/15/2021	-	-	-	-	-	-	153	5,210
	6/15/2021	-	-	-	7,261	18,153	36,306	-	467,984
	6/15/2021	-	-	-	-	-	-	18,153	467,984
	8/15/2021	-	-	-	-	-	-	336	8,219
	9/15/2021	-	-	-	3,291	8,227	16,454	-	199,176
	9/15/2021	-	-	-	-	-	-	8,227	199,176
	11/15/2021	-	-	-	-	-	-	418	9,606
	2/15/2022	-	-	-	-	-	-	629	9,429
	-	-	19,222	38,445	-	-	-	-	-

48 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards[1][2]			All Other Stock Awards: Number of shares of stock or Units[2][3]	Grant Date Fair Value of Stock and Option Awards[4]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Stephanie Garcia	1/15/2022	-	-	-	-	-	-	117,096	1,930,913
	-	-	41,187	82,374	-	-	-	-	-
Dejan Deklich	4/1/2021	-	-	-	-	8,508	17,016	-	280,083
	4/15/2021	-	-	-	-	-	-	216	7,355
	6/15/2021	-	-	-	20,747	51,867	103,734	-	1,337,131
	6/15/2021	-	-	-	-	-	-	51,867	1,337,131
	8/15/2021	-	-	-	-	-	-	468	11,447
	11/15/2021	-	-	-	-	-	-	881	20,245
	2/15/2022	-	-	-	-	-	-	1,323	19,832

(1)The amounts reported in the "Estimated Future Payments under Equity Incentive Plan Awards" column represent the number of shares of our common stock subject to performance-based restricted stock unit awards, or PSUs, granted to the named executive officers during fiscal 2022. Such awards may, in the discretion of the Compensation Committee, include the right to the equivalent of any dividends on the shares of common stock covered by the award; provided, however, any such dividends would be paid only if and when the awards vest. The number of shares that can be earned pursuant to the awards ranges from zero to two times the number of shares listed in the "Target" column, depending on the performance of our common stock in relation to the S&P Software & Services Index during the relevant performance period (which generally runs from the date of grant until the second or third anniversary of such date) with threshold performance at 40% of target. The performance conditions and other terms applicable to these PSU awards are described in more detail under "Compensation Discussion and Analysis-Long-Term Incentive Compensation" above. Notwithstanding the foregoing, the amounts reported in the "Estimated Future Payments under Equity Incentive Plan Awards" column granted on April 1, 2021 represent EBP awards for the fiscal 2022 EBP program that settled in stock. Please see the earned payouts table in the "Annual Cash Incentive Awards" section of the Compensation Discussion and Analysis section for additional details on the 2022 EBP stock settled awards. Grant date value and target number of shares reflect the accounting expense values under EBP program divided by close price on the grant date. Final values are determined according to the EBP and shares are issued based on close price prior to the date of issuance

(2)Awards granted on June 15, 2021, August 15, 2021 (Middleton) September 15, 2021 (Zinn), and January 15, 2022 (Garcia) for each NEO include restricted stock units (reported under the "All Other Stock Awards - Number of shares of stock or units" column) or PSUs (reported under the "Estimated Future Payouts Under Equity Incentive Plan Awards (#)" column).

(3)The amounts reported in this column for June 15, 2021, August 15, 2021 (Middleton), September 15, 2021 (Zinn), and January 15, 2022 (Garcia) are for shares issuable upon vesting of time-based RSU awards that vest over a period of three years from the date of grant, with 33.3% of the shares vesting on the first anniversary of grant and the remaining 66.7% vesting in equal quarterly installments over the next two years, subject to the recipient's continued employment or other qualifying association with the Company, provided that Mr. Sipes' award on June 15, 2021 for 7,757 RSUs was fully vested at grant. The amounts reported in this column for April 15, 2021, August 15, 2021, November 15, 2021, and February 15, 2022 represent each named executive officer's election to receive fully vested RSUs in lieu of an elected percentage of their base salary, except Mr. Middleton's August 15, 2021 grants correspond to RSUs and PSUs.

(4)Represents the aggregate grant date fair value of the stock-based compensation awards granted to the named executive officers during fiscal 2022, excluding the impact of estimated forfeitures related to service-based vesting conditions, as computed in accordance with ASC 718. For PSUs and the EBP awards that settled in stock, fair value is computed by multiplying the target number of shares subject to the award by the closing price of our common stock on the date of the grant, and assumes target performance is the probable outcome.

8x8, Inc. | PROXY STATEMENT 49

EXECUTIVE COMPENSATION

FISCAL 2022 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at March 31, 2022.

			Stock Awards[2]		Equity Incentive Plan Awards	
Name	Date of Grant	Grant Type[1]	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David Sipes	12/10/2020	2017/RSU	274,009[6]	3,449,773		
	12/10/2020	2017/PSU			469,728[5]	5,913,875.52
	6/15/2021	12A/RSU	103,734[7]	1,306,011		
	6/15/2021	12A/PSU			103,734[8]	1,306,011.06
Samuel Wilson	9/17/2019	12A/RSU	3,456[3]	43,511		
	9/17/2019	12A/PSU			10,377[4]	130,646.43
	6/8/2020	12A/RSU	29,740[6]	374,427		
	6/29/2020	12A/PSU			60,686[5]	764,036.74
	6/15/2021	12A/RSU	53,941[7]	679,117		
	6/15/2021	12A/PSU			53,941[8]	679,117.19
Hunter Middleton	9/17/2019	12A/RSU	2,419[3]	30,455		
	9/17/2019	12A/PSU			7,264[4]	91,453.76
	6/29/2020	12A/RSU	10,055[6]	126,592		
	6/29/2020	12A/PSU			20,708[5]	260,713.72
	6/15/2021	12A/RSU	25,933[7]	326,496		
	6/15/2021	12A/PSU			25,933[8]	326,496.47
	8/15/2021	12A/RSU	13,736[7]	172,936		
	8/15/2021	12A/PSU			13,736[8]	172,936.24
Matthew Zinn	9/17/2019	12A/RSU	2,419[3]	30,455		
	9/17/2019	12A/PSU			7,264[4]	91,453.76
	6/29/2020	12A/RSU	13,329[6]	167,812		
	6/29/2020	12A/PSU			26,533[5]	334,050.47
	6/15/2021	12A/RSU	18,153[7]	228,546		
	6/15/2021	12A/PSU			18,153[8]	228,546.27
	9/15/2021	12A/RSU	8,227[7]	103,578		
	9/15/2021	12A/PSU			8,227[8]	103,577.93
Stephanie Garcia	1/15/2022	12A/RSU	117,069[7]	1,473,899		
Dejan Deklich	-	-	-	-	-	-

(1)The vesting of any unvested equity awards is subject to the recipient's continuous service.

(2)The market value of unvested stock awards and equity incentive plan awards is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing market price of our common stock on the New York Stock Exchange on March 31, 2022, which was $12.59.

(3)RSU award granted September 17, 2019. 33% of the total number of shares vest on the one year anniversary of the date of grant, and quarterly for 2 years thereafter.

50 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION (4)PSU award granted September 17, 2019. Number of shares shown is the number that would be earned at 100% of target. Between 0% and 200% of the target number of shares may be earned, based on total shareholder return (TSR) of our stock over the performance periods ended September 20, 2021 and ending September 21, 2022 relative to the Russell 2000 Index (^RUT). The terms and conditions applicable to PSU awards of the type referenced in this footnote are described in more detail above under “Executive Compensation - Long-Term Incentive Compensation.” (5)PSU award granted June 29, 2020 (December 10, 2020 in the case of Mr. Sipes). Number of shares shown is the number that would be earned at 100% of target. Between 0% and 200% of the target number of shares may be earned, based on total shareholder return (TSR) of our stock over the performance periods ended June 15, 2021 and ending June 15, 2022 and June 15, 2023 relative to the Russell 2000 Index (^RUT), provided that Mr. Sipes’ award has different terms. 50% of Mr. Sipes’ award is eligible to be earned on June 15, 2022 based on TSR performance against the S&P Software and Services Index over the two-year period from June 15, 2020 to June 15, 2022 and the remaining 50% is eligible to be earned on June 15, 2023, based on TSR performance. The terms and conditions applicable to PSUs of the type referenced in this footnote are described in more detail above under “Executive Compensation - Long-Term Incentive Compensation.” (6)RSU award granted June 29, 2020 (December 10, 2020 in the case of Mr. Sipes). 33% of the total number of shares vest on the one year anniversary of the date of grant, and quarterly for 2 years thereafter. (7)Time-based RSU awards that vest over a period of three years from the date of grant, with 33.3% of the shares vesting on the first anniversary of grant and the remaining 66.7% vesting in equal quarterly installments over the next two years, subject to the recipient’s continued employment or other qualifying association with the Company. (8)PSU award, with the number of shares shown as the number that would be earned at 100% of target. Between 0% and 200% of the target number of shares may be earned, based on Non-GAAP Gross Profit performance over the first performance period (which is April 1, 2021 through March 31, 2022 for the grants dated June 15, 2021) and TSR of our stock relative to the S&P Software & Services Index over the second two performance periods (which is June 15, 2021 through June 15, 2023 and June 15, 2021 through June 15, 2024 for the grants dated June 15, 2021). Vesting of such PSUs is subject to the recipient’s continued employment or other qualifying association with the Company through the end of the applicable performance period. The terms and conditions applicable to PSUs of the type referenced in this footnote are described in more detail above under “Executive Compensation - Long-Term Incentive Compensation.” 8x8, Inc. | PROXY STATEMENT 51

EXECUTIVE COMPENSATION FISCAL 2022 OPTION EXERCISES AND STOCK VESTED TABLE The following table presents, for each of the named executive officers, the number of shares of common stock acquired upon the exercise of stock options and the vesting of stock awards during the fiscal year ended March 31, 2022, and the aggregate value realized upon the exercise or vesting of such awards. Stock Awards Name Number of Shares Acquired on Vesting (#) Value Realized on Vesting ($) David Sipes 253,191 4,109,572 Samuel Wilson 126,906 2,877,572 Hunter Middleton 63,014 1,283,218 Matthew Zinn 68,740 1,530,681 Stephanie Garcia - - Dejan Deklich 114,200 2,790,564 (1)The value reported is the closing market price of a share of our common stock on the NYSE on the date of vesting multiplied by the number of shares that vested on that date. (1) 52 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION EMPLOYMENT ARRANGEMENTS We extended written employment offer letters or employment agreements to all of our named executive officers when they joined us as employees. The material terms of such offer letters or employment agreements were approved by the Board, in most cases, based on the recommendation of the Compensation Committee. Each of our named executive officers is also subject to our Executive Change-in-Control and Severance Policy, as described below in more detail. In addition, our named executive officers are subject to other general employment policies and procedures and other policies adopted from time to time by the Board, including our Code of Ethics. Each named executive officer’s offer letter and Mr. Sipes’ employment agreement specifies that his or her employment is “at will,” and each named executive officer is entitled to standard employee benefits, such as the right to participate in medical, dental and vision plans, life insurance, long-term disability, and paid time-off. Mr. Sipes has agreed by the fifth anniversary of his employment commencement date to acquire and retain an ownership interest in our common stock which is equal in value to six times the amount of his current base salary, or approximately $3,150,000. Each of our other named executive officers has agreed by the fifth anniversary that he or she has become subject to these requirements to acquire and retain an ownership interest in our common stock which is equal in value to one times the amount of his or her initial base salary at the time he or she are subject to these guidelines. As of the date of this Proxy Statement, none of our named executive officers are subject to this requirement. Mr. Sipes’ Employment Agreement Mr. Sipes entered into an employment agreement with us on December 9, 2020 (the “Sipes Employment Agreement”), which sets forth his initial base salary of $525,000 per year, target cash bonus of 100% of his annual base salary, and entitlement to the following equity awards upon the Board’s approval: (i) an award of RSUs representing the right to acquire shares of our common stock valued at $9,000,000, vesting over a three- year period, with one-third (1/3) of the total number of RSUs vesting on the first anniversary of the grant date, and one-eighth (1/8) of the remaining number of RSUs vesting on a quarterly basis thereafter and (ii) an award of PSUs representing the right to acquire shares of our common stock valued at $9,000,000 at 100% of the target opportunity. It also sets forth Mr. Sipes’ right to be granted RSUs valued at $200,000, subject to his continued employment through the Company’s regularly scheduled fiscal 2021 bonus payment date. Per the terms of Mr. Sipes’ employment agreement, his fiscal 2022 annual equity compensation award was granted with a target value of $2,500,000 in RSUs and approximately $2,500,000 in PSUs, subject to vesting and performance metrics as approved by the Board. Pursuant to his employment agreement, Mr. Sipes has agreed to maintain the confidentiality of the Company’s confidential information and be bound by the Company’s standard form of Confidentiality Information and Inventions Assignment Agreement. Under the Sipes Employment Agreement, Mr. Sipes is also eligible to receive benefits under the Prior Policy (as defined below) as a “Tier 1” participant, subject to the following modifications: in the event of a change-in-control, to the extent any time-based equity awards would be canceled, such equity awards will accelerate in full immediately prior to the closing of such transaction, and any performance-based equity awards will vest or become canceled in accordance with their terms; the definition of “Good Reason” will include (x) a failure to be elected to the Board, (y) any failure to timely grant the equity awards, or (z) any failure to directly report to the board of directors of the ultimate parent of the Company, including after a change-in-control or a corporate transaction; in the event of a constructive termination that is not in connection with a change-in-control, all outstanding time-based equity awards will accelerate by twenty-four (24) months; and in the event of a constructive termination that is not in connection with a change-in-control, Mr. Sipes will receive 50% of his base salary instead of 150% of his base salary as set forth in the Prior Policy. Please see our Form 8-K filed on December 10, 2020 for additional information regarding the Sipes Employment Agreement. Indemnification Arrangements We have entered into indemnification agreements with each of our current and former directors and the members of our executive management team, including our named executive officers, in addition to the indemnification provided in our certificate of incorporation and by-laws and the 2017, 2013, 2012 and 2006 Stock Plans. Such indemnification agreements require us to indemnify the directors and executive officers to the fullest extent permitted by Delaware law. These agreements, among other things, provide for indemnification of our directors and executive officers for any expenses, including attorneys’ fees, judgments, fines, penalties and settlement amounts reasonably incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding, including any action by or in the right of the Company, arising out of such person’s services as a director or executive officer. 8x8, Inc. | PROXY STATEMENT 53

EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Executive Change-in-Control and Severance Policy

Each of our named executive officers is subject to the Executive Change-in-Control and Severance Policy, as adopted by our Board in October 2017 (the "Prior Policy") and most recently amended, effective as of May 13, 2021 (the "Policy"). With limited exceptions, the Policy is the sole document governing all aspects of benefits payable to or realizable by our named executive officers eligible to receive benefits under it.

Under the Policy, each named executive officer is entitled to specific benefits upon the following events:

- a change-in-control;
- a constructive termination in connection with a change-in-control; and
- a constructive termination not in connection with a change-in-control

The Policy supersedes and replaces the Prior Policy, except for those named executive officers, including Messrs. Sipes, Wilson, Middleton, and Zinn, who were participants under the Prior Policy as of May 13, 2021 who will continue to receive the greater of the benefits offered under the Prior Policy or the Policy.

The table below sets forth the benefits payable to or realizable by the named executive officers in each of the three scenarios above. "Severance" as used in the column headings refers only to the constructive termination scenario not in connection with a change-in-control, where a named executive officer is terminated without cause or resigns for good reason.

As the table indicates, the Policy does not provide for any "single trigger" change-in-control benefits.

	Change-in- Control Benefits	Change-in-Control Severance Benefits	Non-Change-In-Control Severance Benefits
Performance-Based Equity Awards	Performance criteria deemed satisfied as of Change-in- Control date.[1] No acceleration in vesting.	100% acceleration for shares for which performance criteria are deemed satisfied as Change-in-Control benefit.	None.
Time-Based Equity Awards	None.	100% acceleration.[2]	None.[3]
Cash	None.	100% of base salary + 100% target bonus.[4]	50% of base salary.[5]
Benefits	None.	Continuing medical and other benefits for 12 months after date of termination	COBRA benefits for 6 months after termination.[6]

(1)The Policy provides for performance to be assessed at the time of the change-in-control (i.e., as if the date of the change-in-control were the last day of the performance period). Any time-based service vesting conditions continue to apply after the change-in-control.

(2)The Policy provides that, in the event that the change-in-control occurs within 12 months of the executive's employment start date, only 50% of the shares subject to the award shall vest. However, only Ms. Garcia is subject to this limitation, as all of the other named executive officers have been employed for more than 12 months.

(3)Under the Prior Policy, the CEO was entitled to 12 months acceleration Non-Change-In-Control Severance Benefits; however, as part of his employment agreement, Mr. Sipes is entitled to 24 months acceleration of his time-based equity awards in the event of his constructive termination not in connection with a change-in-control.

(4)Under the Prior Policy, only the CEO was entitled to 100% of their target bonus Change-In-Control Severance Benefits.

(5)Under the Prior Policy, executives were entitled to the following percentages of their base salary + prorated % of earned bonus: CEO - 150%; EVP - 100%; and SVP - 75%; however, as part of his employment agreement, with respect to his salary severance, Mr. Sipes is only entitled to 50% of his base salary in the event of his constructive termination not in connection with a change-in-control.

(6)Under the Prior Policy, executives were entitled to the following number of months of continuing medical, life insurance and other benefits for the following post-termination periods: CEO - 18 months; EVP - 12 months; and SVP - 9 months.

54 8x8, Inc. | PROXY STATEMENT

EXECUTIVE COMPENSATION

Our executive officers are not eligible to receive any severance payments or benefits for any termination of employment other than a constructive termination or upon death or disability.

Potential Payments

The tables below quantify the potential payments and other benefits that would be received by our named executive officers under the Prior Policy or the Policy (as applicable) upon (a) a constructive termination of employment in connection with a change-in-control and (b) a constructive termination of employment not in connection with a change-in-control or upon death or disability at any time. The calculations assume:

•that the triggering event took place on March 31, 2022, the last business day of our last completed fiscal year; and

•the closing price of our common stock on the NYSE as of March 31, 2022 was the value of the consideration paid for each share of our common stock in the change-in-control, which we refer to as the "Transaction Price," for purposes of determining the satisfaction of performance requirements under the outstanding PSU awards.

As described above, the occurrence of a change-in-control would not by itself result in any payment or the provision of any benefits to a named executive officer. However, the satisfaction of the performance targets under the named executive officer's PSU awards will be determined as of the date of such change-in-control, based on the Transaction Price. The shares subject to such PSU awards will be deemed earned as of such date to the extent the performance targets as computed on this basis have been satisfied, but the awards will remain subject to any remaining service, or time-based vesting, requirements, unless and until the employment of the named executive officer is terminated in connection with the change-in-control.

Scenario #1: Constructive Termination In Connection With a Change-in-Control

Name	Cash Severance Payment ($)	Target Bonus Payment ($)	Value of Accelerated Stock Awards[(1)] ($)	Health Care and Miscellaneous Benefits[(2)] ($)	Total Payout ($)
David Sipes	525,000	525,000	4,755,784	30,477	5,836,261
Samuel Wilson	410,000	266,500	1,097,055	29,777	1,803,332
Hunter Middleton	350,000	192,500	656,480	25,179	1,224,159
Matthew Zinn	370,000	206,500	530,391	25,179	1,132,070
Stephanie Garcia	330,000	181,500	737,119	29,777	1,278,396

(1)Represents the value of unvested stock awards held by each name executive officer on March 31, 2022, the vesting of which would be accelerated by the applicable triggering event, based on the closing market price of $12.59 per share of our common stock on the NYSE on March 31, 2022.

(2)The value represented in this column includes the estimated costs of extending medical, dental and life benefits (including converting group to individual policies, where applicable) for the period of time specified in the Executive Change-in-Control and Severance Policy for the tier of benefits corresponding to the named executive officer.

Scenario #2: Constructive Termination Not In Connection With a Change-in-Control

Name	Cash Severance Payment ($)	Bonus Payment[(1)] ($)	Value of Accelerated Stock Awards[(2)] ($)	Health Care and Miscellaneous Benefits[(3)] ($)	Total Payout ($)
David Sipes	262,500	787,500	4,646,944	45,716	5,742,660
Samuel Wilson	410,000	266,500	-	29,777	706,277
Hunter Middleton	262,500	192,500	-	18,885	473,885
Matthew Zinn	277,500	198,000	-	18,885	494,385
Stephanie Garcia	165,000	-	-	14,889	179,889

(1)For named executive officers who are eligible for severance under the Prior Policy, amounts are based on their bonus targets and their bonus entitlements under the Prior Policy.

(2)Represents the value of unvested stock awards held by the respective Named Executive Officer on March 31, 2022, the vesting of which would be accelerated by the applicable triggering event, based on the closing market price of $12.59 per share of our common stock on the NYSE on March 31, 2022. This includes 24 months acceleration of Mr. Sipes' time-based equity awards.

(3)Includes employer and employee share of medical insurance premiums, 401k match, and other miscellaneous employer provided benefits.

8x8, Inc. | PROXY STATEMENT 55

EXECUTIVE COMPENSATION CEO PAY RATIO This section includes a comparison of the annual total income of our Chief Executive Officer, Mr. Sipes, against the median of the annual total compensation of all of our employees (other than Mr. Sipes), for our fiscal 2022, determined in accordance with SEC rules. The methodology we used to calculate the pay ratio is described below. (A) Annual Total Compensation of Mr. Sipes $ 6,670,866 (B) Annual Total Compensation of Median 8x8 Employee $ 131,603 (C) Ratio of A/B 51 to 1 (1)This amount equals Mr. Sipes’ compensation as reported in the Summary Compensation Table, consistent with the applicable SEC guidance. The pay ratio was calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended, and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above. Methodology The annual total compensation of Mr. Sipes for fiscal 2022, as set forth in the table above, is the same amount as we reported for Mr. Sipes in the Summary Compensation Table above and was calculated in accordance with Item 402(c) of Regulation S-K. For fiscal 2022, we identified our median employee in the following manner which reflects the growth of our employee population and international expansion: ▪We determined the pool of qualifying employees (i.e., employees whose compensation data would be considered in our analysis) by identifying each individual who was a full-time, part-time, seasonal or temporary worker for 8x8 or any of our consolidated subsidiaries as of March 31, 2022. We identified 2,216 such qualifying employees, of which 971 were based in the United States, 395 in the United Kingdom, 407 in Romania, 200 in Asia and the remainder in Australia, Canada and elsewhere. For purposes of this analysis, we excluded consultants and other service-providers who were employed by an unaffiliated third party as of March 31, 2022. ▪We calculated their total target compensation by combining their annual base salary as of March 31, 2022 plus their annual variable compensation for fiscal year 2022 plus the fair value of their fiscal 2022 stock-based compensation as of the date of grant. ▪For employees who were paid in currency other than U.S. dollars, we converted the cash portion of their compensation into U.S. dollars based on the average (mean) exchange rate for the month ending March 31, 2022. ▪We did not make any cost-of-living adjustments. Next, we ordered all of the qualifying employees based on their notional annual total compensation (calculated as described above) and identified the median as the employee in the middle of the ordered list. Once we identified our median employee, we determined the median employee’s total annual compensation, for purposes of the disclosure in the table above, in accordance with the Item 402(c) of Regulation S-K. (1) 56 8x8, Inc. | PROXY STATEMENT

PROPOSAL THREE PROPOSAL THREE  -  ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION We are providing stockholders with an advisory vote on executive compensation as required by Section 14A of the Exchange Act, and the policy we adopted in 2017 following a non-binding vote by the stockholders to seek this advisory vote annually. This vote is advisory, and, therefore, not binding on us, the Board, or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the compensation of our named executive officers, as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. The stockholders provided an advisory vote approving our fiscal 2021 executive compensation program at the 2021 Annual Meeting of Stockholders. As discussed in the Compensation Discussion and Analysis, we have designed our executive compensation program to develop, motivate and retain high quality executive officers, align executive compensation with our strategies and business objectives and the long-term creation of stockholder value, and provide meaningful equity ownership by our executive officers. Effective pay-for-performance alignment is an important objective of our Compensation Committee in the design of our executive compensation program, particularly regarding the compensation of our newly hired CEO. To further this objective in fiscal 2022: ▪Our CEO’s 2021 new hire grant, targeted at $18 million, was offset in his employment agreement by a commitment to a 2022 grant targeted at $5 million, split equally between RSUs and PSUs. ▪Our eligible senior executives elected to receive their fiscal 2022 EBP payments entirely in shares, which further align their interests with those of the stockholders. ▪Our CEO’s compensation in fiscal 2022 was weighted heavily to performance-based incentives with approximately 50% of our CEO’s total compensation deemed at-risk  -  delivered in the form of equity with long-term vesting requirements tied to our total shareholder return, or TSR, during the performance period. ▪We reduced the averaging period used to calculate the number of shares to issue for equity grants from 30 days to 20 days to avoid large disconnects between the share value used for calculation purposes and the grant date fair value. The foregoing is only a brief summary of a few select aspects of our fiscal 2022 executive compensation program. For more information on our shareholder engagement program, please see the “Results of 2021 Stockholder Advisory Vote on Executive Compensation” section above. The Board encourages you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under Executive Compensation, and to cast a vote to approve our executive compensation programs and the following resolution: “RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the fiscal year 2022 Summary Compensation Table and the other related tables and disclosure.” Vote Required and Recommendation The proposal to approve our executive compensation programs and the foregoing resolution on an advisory basis will require approval by the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on such proposal. The Board encourages you to vote to approve our executive compensation programs and the foregoing resolution. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF OUR EXECUTIVE COMPENSATION AS EXPRESSED IN THE FOREGOING RESOLUTION. 8x8, Inc. | PROXY STATEMENT 57

PROPOSAL FOUR - APPROVAL OF OUR NEW 2022 EQUITY INCENTIVE PLAN On May 26, 2022, on the recommendation of the Compensation Committee, the Board approved the 8x8, Inc. 2022 Equity Incentive Plan (the “2022 Plan”), subject to stockholder approval at the 2022 Annual Meeting. The 2022 Plan will supersede the 8x8, Inc. Amended and Restated 2012 Equity Incentive Plan, as amended and restated as of July 27, 2020 (the “2012 Plan”), which is expiring. If the 2022 Plan is approved by our stockholders, it will become effective on the date it is approved: July 12, 2022. If approved, the maximum number of shares of 8x8, Inc. common stock (the “shares”) that may be issued under the 2022 Plan will be equal to the sum of (i) 8,000,000 shares (the “New Shares”) plus (ii) the number of shares subject to awards that were outstanding under the 2012 Plan as of 12:01 a.m. Pacific Time on June 22, 2022 (the “Prior Plan Expiration Time”), to the extent that, after the Prior Plan Expiration Time, they would have recycled back to the 2012 Plan in connection with the awards’ expiration, termination, cancellation, forfeiture or repurchase as described further below, in each case, subject to adjustment upon certain changes in 8x8’s (the “Company’s”) capitalization. As of May 17, 2022, 7,650,568 shares remained available for grants under the 2012 Plan. Under the 2012 Plan’s current terms, no new awards are permitted to be granted under the 2012 Plan after it expires on June 22, 2022. Our Compensation Committee and Board have determined that an increase in the number of shares available for grant is necessary as a part of our continuing effort to attract, retain, and motivate employees and other service providers and to align their interests with those of our stockholders. The Board expects that the 8,000,000 New Shares available for grant under the 2022 Plan, if approved by stockholders, will satisfy the Company's equity compensation needs for approximately two years, based on an analysis of historical grant activity and the Company’s historical stock price over the past three years. This proposal is being submitted to our stockholders in compliance with the NYSE Corporate Governance Standards concerning stockholder approval of equity compensation plans and/or material revisions to these plans. Overview We view the approval of this proposal as vital to our ability to attract and retain the highly qualified executives and employees we need to execute on our long-term plans for revenue growth and increased profitability. With the additional shares requested in this proposal, we expect to be able to maintain our broad-based employee equity programs, which are a cornerstone of our pay-for-performance compensation approach and philosophy. It is through the use of market competitive equity grants that we are able to attract, incentivize and motivate the top quality talent required to continue growing the business. The equity awards we issue also serve to align the interests of our employees with those of our stockholders by creating a direct link between stockholder returns, and our employees’ take home compensation. Failure to approve the 2022 Plan and authorized shares reserved for issuance will result in disruption to our compensation programs, which we believe could: •Increase employee attrition in a highly competitive labor market; •Limit our ability to recruit highly qualified new employees in the future; and/or •Require us to pay additional cash compensation to our employees that would otherwise be paid in equity to maintain market competitive compensation levels. Any of these impacts could limit our ability to achieve our long-term goals. Key Takeaways •Our equity program is broad-based ◦In fiscal 2022, approximately 10% of our total equity grants were delivered to our NEOs, and 90% were delivered to lower level employees. We provide sign-on equity grants to all eligible employees at the time of hire, as well as on-going grants to approximately 65% of employees on an annual basis concurrent with our annual performance review process. •Our equity program is market-aligned ◦Targeted grant values reflect industry practices as well as individual performance. Equity ranges are regularly benchmarked to prevailing market median values using local and international compensation surveys, and any changes are approved by the Compensation Committee. 58 8x8, Inc. | PROXY STATEMENT

PROPOSAL FOUR •Our equity program aligns non-employee director, employee and stockholder interests ◦Our new-hire and on-going equity grants, combined with our meaningful executive and non-employee director stock ownership guidelines, create a clear linkage between the long-term interests of our stockholders and those of our employees. Our Named Executive Officers are required to maintain equity holdings, and the majority of their target compensation is in the form of equity (82% of total target compensation for our CEO and 78% of total target compensation for our other NEOs in fiscal 2022). Further, 50% of our fiscal 2022 awards to NEOs were in the form of performance-based PSUs with multi-year performance criteria based on both financial and stock price performance. We believe this results in the strongest alignment possible between our investors and our most senior executives, while continuing to meet our objectives for attracting and retaining the highest quality executives. •Our equity programs reflect our commitment to responsible equity management ◦Excluding the one-time impact of our acquisition of Fuze, Inc. and the new hire awards we issued to engage and retain the Fuze, Inc. employees, our fiscal 2022 burn rates reflected three year lows on a gross and net basis. Our potential dilution (sum of total awards outstanding plus awards available for grant divided by total common shares outstanding) is aligned with our fiscal 2023 peer group median based on data received from our compensation consultant. For additional details on our fiscal 2023 peer group composition, please see the “Competitive Positioning” section above. (1)Gross burn rate is calculated as (a) the number of shares subject to equity awards that we granted during the applicable fiscal year divided by (b) the basic weighted average number of shares of common stock outstanding for the applicable fiscal year. (1)Net burn rate is calculated as (a) the number of shares subject to equity awards that we granted during the applicable fiscal year, less the number of shares subject to equity awards that were cancelled during the fiscal year divided by (b) the basic weighted average number of shares of common stock outstanding for the applicable fiscal year. 8x8, Inc. | PROXY STATEMENT 59

PROPOSAL FOUR (1)Dilution represents (a) total plan shares divided by (b) (i) total plan shares plus (ii) number of shares of common stock outstanding, where (a) total plan shares equals the sum of (i) the number of shares available for future grants under the 2012 Plan and 2017 Plan plus (ii) with respect to the 2006 Plan, 2012 Plan, 2013 Plan and 2017 Plan, the number of shares subject to outstanding awards of stock options, restricted stock, restricted stock units (“RSUs”) and performance-based restricted stock unit awards (“PSUs”) (assuming target performance levels are achieved). While equity incentive awards are an important part of our “pay for performance” philosophy, the Board and Compensation Committee are mindful of their responsibility to our stockholders to exercise judgment in granting equity-based awards. We review a number of relevant metrics to assess the cumulative impact of our equity compensation programs during our compensation committee meetings, including burn rate (on a gross and net basis), overhang and dilution. Equity usage in fiscal 2022 was impacted by the issuance of new-hire equity awards to Fuze, Inc. employees as part of the one-time impact of the acquisition. Increasing our innovation capacity was an important driver of the Fuze, Inc. acquisition, and we issued RSUs to engage and retain the Fuze, Inc. engineering teams and other employees as they transitioned to 8x8. Excluding shares granted to Fuze, Inc. employees, fiscal 2022 equity spending reflected a 3-year low on both a gross and net basis, as illustrated in the charts and tables below. Our fiscal 2022 overhang was 9.6%, which is lower than either our fiscal 2021 overhang (11.0%) or our fiscal 2020 overhang (11.1%). Overhang is the total number of shares subject to outstanding equity awards granted less forfeitures, divided by the total number of shares of common stock outstanding at the end of the year. The Company's multiplier-adjusted average burn rate over the past three fiscal years, as calculated by ISS, is 10.2%, including the impact of the Fuze, Inc. acquisition, and 9.28% excluding the impact of the Fuze, Inc. acquisition. While our three-year average ISS burn rate is above ISS’ burn rate benchmark for our industry (the 2022 Burn Rate Benchmark for Russell 3000 Software and Services companies was 8.66%), it is worth noting that our organic ISS burn rate (i.e. excluding the impact of the Fuze, Inc. acquisition) has fallen from 10.2% in 2020, to 9.44% in 2021 and to 8.2% in 2022, reflecting our commitment to responsible equity management, and reducing our dilution over time. The ISS burn rates are different than the gross burn rates presented above due to the impact of the ISS volatility multiplier of 1.5 that is applied to our grants of RSUs and PSUs, as well as the counting of PSUs in the year they are earned rather than the year they are granted. Summary of 2022 Plan - Best Practices Governance The 2022 Plan provides for the grant of stock options (including incentive stock options and non-statutory stock options), stock appreciation rights, restricted stock, restricted stock units, performance units and stock grants to employees, non-employee directors, and certain consultants of the Company and its affiliates. The 2022 Plan aims to reflect certain “best practices” that are consistent with the interests of our stockholders and with our corporate governance policies. Accordingly, the 2022 Plan reflects the following practices: ▪No Single Trigger Acceleration of Awards upon a Change in Control. Awards will not accelerate simply upon the occurrence of a change in control unless the awards are not assumed or adequately substituted by a successor. ▪No Repricing of Awards Without Stockholder Approval. The 2022 Plan does not permit the repricing of outstanding stock options or stock appreciation rights to reduce their exercise price, or the exchange of underwater stock options or stock appreciation rights for cash or by substitution for new awards with a lower exercise price without stockholder approval, 60 8x8, Inc. | PROXY STATEMENT

PROPOSAL FOUR other than in limited circumstances involving a corporate event that involves the adjustment of awards in order to preserve the aggregate value. ▪No Liberal Share Recycling. Shares used to pay the exercise price of an award and/or to satisfy the tax withholding obligations related to an award will not become available for future grant or sale under the 2022 Plan. ▪No Dividends or Dividend Equivalents Paid on Unvested Awards. The 2022 Plan prohibits the payment of dividends and dividend equivalents on awards until those awards are earned and vested. In addition, the 2022 Plan prohibits the granting of dividend equivalents with respect to stock options and stock appreciation rights. ▪Clawback. Awards under the 2022 Plan are subject to the Company’s applicable clawback policies, as currently in effect or may be adopted. Additionally, a clawback provision is featured in the 2022 Plan. ▪Limits on Awards to Non-Employee Directors. The grant date fair value of equity awards granted to any non-employee director in a calendar year, when aggregated with cash fees for service on the Board, may not exceed $800,000. ▪No Evergreen Provision. There is no evergreen feature under which the shares authorized for issuance under the 2022 Plan may automatically be replenished. A summary of material provisions of the 2022 Plan is set forth below. The summary is qualified by reference to the full text of the 2022 Plan, which is attached as Appendix B to this proxy statement. Based solely on the closing price of the Company’s common stock, as reported on the NYSE on May 17, 2022, which was $8.06 per share, the maximum aggregate market value of the 8,000,000 New Shares reserved for issuance under the 2022 Plan is $64,480,000. Outstanding Awards and Share Reserve under All Equity Plans The following table includes information regarding outstanding equity awards and shares available for future grants under the 2006 Plan, 2012 Plan, 2013 Plan and 2017 Plan as of May 17, 2022: 2006 Plan 2012 Plan 2013 Plan 2017 Plan Total shares underlying outstanding stock options 74,256 614,514 67,500 98,107 Weighted average exercise price of outstanding stock options $8.15 $9.86 $8.60 $19.47 Weighted average remaining contractual life of outstanding stock options, in years 3.35 2.05 3.01 4.46 Total shares underlying outstanding unvested restricted stock, RSUs and PSUs (at target) - 8,675,458 - 1,927,345 Total shares currently available for grant - 7,652,773 37,616 1,501,463 (1)We ceased granting awards under 2006 Plan and the 2013 Plan in 2012 and 2016, respectively and we are not authorized to grant any new awards under the 2006 Plan and the 2013 Plan. Under the 2012 Plan’s current terms, no new awards may be granted under the 2012 Plan after its expiration on June 22, 2022. Summary of the Material Features of the 2022 Plan The purpose of the 2022 Plan is to encourage ownership of shares by employees, consultants, and directors to align with the long-term interests of stockholders of the Company and its affiliates and to provide additional incentive for them to promote the success of the Company’s business through the grant of awards of or pertaining to shares. All employees (including officers and directors who are employees) of the Company or its affiliates and non-employee directors of the Company and certain consultants engaged by the Company or its affiliates to render services to such entity are eligible to participate in the 2022 Plan at the discretion of the 2022 Plan’s Committee, which is the Compensation Committee, provided that the Board may itself exercise any of the powers and responsibilities assigned the Committee under the 2022 Plan and certain powers may be delegated to the Company’s officers, as described further below. As of May 17, 2022, approximately 2,182 employees, 7 non-employee directors, and 1 consultant would be eligible to participate in the 2022 Plan. The Committee may make awards based on, among other factors, the nature of the services rendered by employees, consultants, and non- employee directors. Awards under the 2022 Plan will generally not be transferrable, and no award or interest therein may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All of a participant’s rights in any award may be exercised during the life of the participant generally only by the participant or the participant’s legal representative. However, the Committee may provide that certain awards of non-statutory (1) 8x8, Inc. | PROXY STATEMENT 61

PROPOSAL FOUR options or shares of restricted stock may be transferred by the participant to a family member; provided, however, that any such transfer is without payment of any consideration and that no transfer will be valid unless first approved by the Committee. The Committee administers the 2022 Plan and grants awards under the 2022 Plan. The Committee has the power to interpret the 2022 Plan, to determine the terms and conditions of awards, to approve forms of award agreement, to select participants who may be granted awards, and to make all other determinations necessary or advisable for the administration of the 2022 Plan. In addition, the Committee may delegate to an executive officer or officers the authority to grant awards under the 2022 Plan to employees who are not officers within the meaning of Section 16 of the Exchange Act and to consultants. Except as provided below, the Board is permitted to amend or terminate the 2022 Plan at any time. No amendment or modification of the 2022 Plan by the Board, or of an outstanding award by the Committee, may impair the rights of the recipient of any then-outstanding award, as the case may be, without the participant’s consent; provided, however, that no such consent will be required if the Board or Committee, as applicable, determines in its sole discretion and prior to the date of any change in control that such amendment either (i) is required or advisable for the Company, the 2022 Plan or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences or (ii) is not reasonably likely to significantly diminish the benefits provided under the award, or that any such diminution has been adequately compensated. Our Board will not have the right, without stockholder approval, to: ▪Increase the maximum number of shares which may be issued under the 2022 Plan (except for adjustments upon certain changes in the Company’s capitalization) or change the description of the persons eligible to receive awards; ▪Implement a program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash and/or (ii) the exercise price of an outstanding award is reduced, in each case, other than in limited circumstances involving a corporate event that involves the adjustment of awards in order to preserve the aggregate value; or ▪Effect any other change for which stockholder approval is required by applicable law or stock exchange listing requirements. Shares Available for Issuance The maximum number of shares reserved for the grant of awards under the 2022 Plan (the “Total Authorized Shares”) will be equal to the sum of: (i) 8,000,000 shares (the “New Shares”), plus (ii) the number of shares subject to stock options granted under the 2012 Plan that are outstanding as of the Prior Plan Expiration Time, but only to the extent such stock options expire, terminate, are cancelled without having been exercised in full or are settled in cash after the Prior Plan Expiration Time without the delivery of shares, plus (iii) the number of shares subject to restricted stock, restricted stock units and performance units granted under the 2012 Plan that are outstanding as of the Prior Plan Expiration Time, but only to the extent such awards are forfeited by the holder, are reacquired by the Company at less than their then market value as a means of effecting a forfeiture, or are settled in cash after the Prior Plan Expiration Time without the delivery of shares (with the number of shares that recycle based on the fungible share ratio that applied to such awards under the 2012 Plan), in each case, subject to adjustment upon certain changes in the Company’s capitalization. The Total Authorized Shares may not exceed 24,976,465 shares, which is also the maximum number of shares that may be issued pursuant to incentive stock options under the 2022 Plan, subject to adjustment upon certain changes in the Company’s capitalization. Such number is the sum of (1) the 8,000,000 New Shares set forth above, plus (2) the number of shares that remained available under the 2012 Plan for additional award grant purposes as of 12:01 a.m. Pacific Time on May 17, 2022, which was the date the 2022 Plan was adopted by the Board (the “Board Approval Time”), plus (3) the aggregate number of shares subject to options previously granted and outstanding under the 2012 Plan as of the Board Approval Time plus (4) the applicable fungible share ratio times the aggregate number of shares subject to restricted stock, restricted stock units and performance units previously granted and outstanding under the 2012 Plan as of the Board Approval Time. The shares issued under the 2022 Plan may be either authorized but unissued shares or shares held by the Company in its treasury. If an award expires, is cancelled or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, restricted stock units or performance unit awards, is forfeited to the Company or repurchased by the Company, the unpurchased shares (or for awards other than options and stock appreciation rights, the forfeited or repurchased shares) that were subject thereto will become available for future grant or sale under the 2022 Plan. Upon exercise of a stock appreciation right settled in shares, the gross number of shares covered by the portion of the award so exercised will cease to be available under the 2022 Plan. Shares that have actually been issued under the 2022 Plan under any award will not be returned to the 2022 Plan and will not become available for future distribution under the 2022 Plan; provided, however, that if unvested shares of restricted stock or restricted stock units or unvested shares subject to performance unit awards are repurchased by the Company or are forfeited to the Company, such shares will become available for future grant under the 2022 Plan. Shares used to pay the exercise price of an award and/or to satisfy the tax withholding obligations related to an award will not become available for future grant or sale under the 2022 Plan. To the extent an award under the 2022 Plan is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the 2022 Plan. 62 8x8, Inc. | PROXY STATEMENT

PROPOSAL FOUR Outstanding awards granted under the 2012 Plan will remain in effect and be administered thereunder. Under the 2012 Plan’s current terms, no new awards are permitted to be granted under the 2012 Plan after its expiration on June 22, 2022. As of May 17, 2022, there were 7,650,568 shares remaining for issuance under the 2012 Plan. Award Limitations No non-employee director may be granted any combination of equity awards in a single calendar year having a grant date fair value that exceeds $800,000 in the aggregate when combined with the non-employee director’s cash fees for Board service for the calendar year. Types of Awards The Committee has the discretion to award stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and stock grants. Options. A stock option is the right to acquire shares at a fixed exercise price for a fixed period of time. Under the 2022 Plan, the Committee may grant non-statutory stock options to employees, consultants and non-employee directors and/or incentive stock options to employees (which entitle employees, but not the Company, to more favorable tax treatment). The Committee will determine the number of shares covered by each option. The exercise price of the shares subject to each option is set by the Committee but cannot be less than 100% of the market value (on the date of grant) of the shares covered by the option. “Market value” is defined in the 2022 Plan and generally means the closing price of the shares on the NYSE for the applicable date, or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported. An exception may be made for any options that the Committee grants in substitution for options held by employees of companies that the Company acquires (in which case the exercise price preserves the economic value of the employee’s cancelled option from his or her former employer). In addition, the exercise price of an incentive stock option must be at least 110% of market value if (on the grant date) the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or its parent or subsidiary corporations). The aggregate market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any given participant during any calendar year also may not exceed $100,000. The exercise price of each option must be paid in full in cash or check at the time of exercise. The Committee also may generally permit payment through the delivery of shares that are already owned by the participant, a net exercise arrangement, promissory note or by delivery of any other lawful means of consideration which the Committee may approve, including under a broker-assisted cashless exercise program. Options become exercisable at the times and on the terms established by the Committee. The Committee also establishes the time at which options expire, but the expiration may not be later than ten years after the grant date. In addition, a participant who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or its parent or subsidiary corporations) may not be granted an incentive stock option that is exercisable after five years from the option’s grant date. Stock Appreciation Rights. Stock appreciation rights (“SARs”) are awards that grant the participant the right to receive an amount equal to (i) the number of shares exercised, times (ii) the amount by which the market value of a share on the date of exercise exceeds the exercise price. SARs may be granted separately or in tandem with any stock option. The exercise price is set by the Committee but cannot be less than 100% of the market value of the covered shares on the grant date, or in the case of SARs granted in tandem with stock options, the exercise price of the related stock option. SARs granted in tandem with a stock option will terminate to the extent that the related stock option is exercised, and the related stock option will terminate to the extent that the tandem SARs are exercised. Except as the Committee may deem inappropriate or inapplicable, SARs will be subject to terms and conditions substantially similar to those applicable to non-statutory stock options. Restricted Stock. Awards of restricted stock are a grant or sale of shares to a participant that are subject to a risk for forfeiture arising because of the occurrence or non-occurrence of specified events or conditions. Restricted stock will vest in accordance with the terms and conditions established by the Committee and may be issued for such consideration, in cash or other property or services, or any combination thereof, as determined by the Committee. Except as otherwise provided in the 2022 Plan or the applicable award agreement, participants generally have stockholder rights, including the right to vote and receive dividends (which may be paid in cash or shares at the Committee’s discretion), with respect to shares subject to their outstanding restricted stock awards, provided that dividends or other distributions declared with respect to restricted stock will only become payable if (and to the extent) the restriction period applicable to the award of restricted stock lapses with all conditions satisfied. Any such dividends will be paid, if at all, without interest or other earnings. Restricted Stock Units. Restricted stock units represent a right to receive shares at a future date determined in accordance with the participant’s award agreement. In determining whether an award of restricted stock units should be made, and/or the vesting schedule for any such award, the Committee may impose whatever conditions to vesting it determines to be appropriate, 8x8, Inc. | PROXY STATEMENT 63

PROPOSAL FOUR including, without limitation, conditions relating to the performance of services and performance goals. Payment of earned restricted stock units will be made in a single lump sum following the close of the applicable vesting period. Performance Units. Performance units are rights granted to a participant to receive cash, shares or other awards, the payment of which is contingent on achieving performance goals established by the Committee. Each performance unit will entitle the recipient to the value of a specified number of shares, over the initial value for such number of shares, if any, established by the Committee at the time of grant, at the close of a specified performance period to the extent performance goals specified by the Committee in its discretion have been achieved. Payment of earned performance units will be made in a single lump sum following the close of the applicable performance period. The Committee may permit or, if it so provides at grant require, a participant to defer such participant’s receipt of payment for performance units. Stock Grants. Stock grants are awards of shares not subject to restrictions or other forfeiture conditions. Stock grants may be awarded solely in recognition of significant prior or expected contributions to the success of the Company or its affiliates, as an inducement to employment, in lieu of compensation otherwise already due and in such other limited circumstances as the Committee deems appropriate. Stock grants will be made without forfeiture conditions of any kind. Effect of Cessation of Service, Disability, or Death Unless otherwise provided by the Committee with respect to any award, if a participant ceases to be a Service Provider (as defined in the 2022 Plan) for any reason other than by the participant’s Disability (as defined in the 2022 Plan) or death, including because of an affiliate of the Company ceasing to be an affiliate: ▪any outstanding vested stock options and vested stock appreciation rights held by the participant at the time of their cessation of service will generally be exercisable for up to 90 days following the cessation of service, provided that such awards may not be exercised after their expiration date; and ▪any other outstanding awards (including, without limitation, unvested stock options and stock appreciation rights) will be forfeited or otherwise subject to return to or repurchase by the Company on the terms specified in the applicable award agreement. If a participant ceases to be a Service Provider as a result of the participant’s death or Disability, the participant’s vested stock options and vested stock appreciation rights are generally exercisable for six (6) months following the participant’s cessation of service. Cessation of the performance of services in one capacity, for example, as an employee, will not result in termination of an award while the participant continues to perform services in another capacity, for example as a non-employee director. Military or sick leave or other bona fide leave approved by the Company will not be deemed a cessation of a participant’s status as a Service Provider, provided that it does not exceed the longer of six (6) months or the period during which the absent participant’s reemployment rights, if any, are either guaranteed by statute or by contract or permitted by Company policy. To the extent consistent with applicable laws, the Committee may provide that awards continue to vest for some or all of the period of any such leave, or that their vesting will be tolled during any such leave and only recommence upon the participant’s return from leave, if ever. Dividends and Dividend Equivalents Dividend and dividend equivalent and other distribution amounts the Committee grants with respect to any award (or share underlying an award) may be accrued but not paid to a participant until all conditions or restrictions relating to such award and/or share have been satisfied or lapsed and will be forfeited if all of such conditions or restrictions are never satisfied or lapse. Participants will not be entitled to receive payments equivalent to any dividends declared on shares referenced with respect to awards of options or stock appreciation rights. Restricted stock generally carries the right to receive dividends, as described in the “Restricted Stock” section above. At the discretion of the Committee, participants may be entitled to receive payments equivalent to any dividends declared with respect to shares referenced in grants of restricted stock units or performance units, provided that, any such dividend equivalents will be paid, if at all, without interest or other earnings after the underlying award is earned. Change in Control In the event of a “change in control” (as defined in the 2022 Plan) with respect to any award that is not assumed, continued or substituted by the successor or its affiliate for an equivalent award then: ▪Awards will become fully vested and exercisable and the restrictions applicable to them (that are not performance-based) will lapse; ▪Options and stock appreciation rights that are not exercised prior to the change in control may be cancelled and cashed out for the difference between the exercise price of such option or stock appreciation right and the consideration per share 64 8x8, Inc. | PROXY STATEMENT

PROPOSAL FOUR provided to other similarly situated stockholders in such change in control, provided that underwater options and stock appreciation rights may be cancelled and terminated without any payment; ▪Performance conditions related to awards for which the performance period has been completed as of the date of the change in control, but have not yet been paid will vest and be paid in cash or shares, with all performance goals to be deemed achieved at actual performance, unless otherwise provided in the applicable award agreement or another applicable agreement with the participant; and ▪Performance conditions related to awards for which the performance period has not been completed as of the date of the change in control will be deemed achieved at the greater of (x) 100% of target performance levels and (y) actual performance measured on the date of the change in control as determined by the Committee, for the entire performance period (and not pro-rata) and such awards will generally pay out in cash or shares. An award will be considered assumed if, following the change in control, the award confers the right to purchase or receive, for each share subject to the award immediately prior to the change in control, the consideration (whether stock, cash or other securities or property) received in the change in control by holders of common stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the change in control is not solely common stock of the successor or its parent, the Committee may, with the consent of the successor, provide for the consideration to be received upon the exercise of an option or stock appreciation right or upon the payout of any other award, for each share subject to such award, to be solely common stock of the successor or its parent equal in fair market value to the per share consideration received by holders of common stock in the change in control. Change in Capitalization In the event that any dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the shares occurs, the Committee, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2022 Plan, will appropriately and proportionately adjust the number and class of shares that may be delivered under the 2022 Plan and/or the number, class, and price of shares covered by each outstanding award (without change in the aggregate exercise price as to which any such options or stock appreciation rights remain exercisable), provided, however, that any fractional shares resulting from the adjustment will be eliminated. Any adjustments determined by the Committee will be final, binding and conclusive. Clawback and Other Policies All awards granted under the 2022 Plan are subject to any incentive compensation clawback or recoupment policy of the Company currently in effect or as may be adopted by the Company and, in each case, as may be amended from time to time. No such policy adoption or amendment will require a participant’s prior consent. In addition, if the Committee determines that a participant has intentionally committed an act of embezzlement, fraud, dishonesty, or breach of fiduciary duty during the participant’s employment that contributed to an obligation to restate the Company’s financial statements, the participant will be required to repay to the Company, in cash and upon demand, Award Proceeds (as defined in the 2022 Plan) resulting from any sale or other disposition of shares issued or issuable under an award (a) if the sale or disposition was effected during the twelve-month period following the first public issuance or filing with the SEC of the financial statements required to be restated, or (b) if the shares were issued as a result of vesting criteria that were determined to be satisfied based on the financial statements required to be restated. All awards granted under the 2022 Plan are subject to any other applicable Company policies, such as insider trading policies. Plan Term No award may be granted under the 2022 Plan after the tenth anniversary of the date the 2022 Plan is adopted by the Board, but awards granted before that time may extend beyond that date in accordance with their terms. Certain Federal Income Tax Consequences The following is a summary of the United States federal income tax consequences of awards under the 2022 Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change. Tax consequences for any particular individual may be different. This discussion also does not address the tax consequences under applicable state and local law. 8x8, Inc. | PROXY STATEMENT 65

PROPOSAL FOUR Options. An optionee generally will not recognize taxable income upon the grant of a non-statutory stock option. Rather, at the time of exercise of the option, the optionee will recognize ordinary income for income tax purposes in an amount equal to the excess, if any, of the fair market value of the shares purchased over the exercise price. We generally will be entitled to a tax deduction at such time and in the same amount, if any, the optionee recognizes as ordinary income. The optionee’s tax basis in any shares received upon exercise of an option will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee) depending upon the length of time such shares were held by the optionee. Incentive stock options are eligible for favorable federal income tax treatment if certain requirements are satisfied. An employee granted an incentive stock option generally does not realize compensation income for federal income tax purposes upon the grant of the option. At the time of exercise of an incentive stock option, no compensation income is realized by the optionee other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the shares acquired on exercise of an incentive stock option are held for at least two years after grant of the option and one year after exercise, the excess of the amount realized on the sale over the exercise price will be taxed as capital gain. However, if the shares acquired on exercise of an incentive stock option are disposed of within less than two years after grant or one year of exercise, the optionee will realize taxable compensation income equal to the excess of the fair market value of the shares on the date of exercise or the date of sale, whichever is less, over the exercise price, and any additional amount realized will be taxed as capital gain (a “disqualifying disposition”). If a participant recognizes ordinary income due to a disqualifying disposition of an incentive stock option, we would generally be entitled to a deduction in the same amount. SARs. A participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares received. We generally will be entitled to a tax deduction at the same time, and in the same amount that, ordinary income is recognized by such participant. The participant’s tax basis in any share received upon exercise of a SAR will be the fair market value of the share on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long- term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant. Restricted Stock. A participant generally will not be taxed upon the grant of restricted stock, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the amount, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the shares of restricted stock are awarded in an amount equal to their fair market value at that time, notwithstanding the fact such shares of restricted stock are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse. The participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent, ordinary income is recognized by such participant. Restricted Stock Units and Performance Units. In general, the grant of restricted stock units (including performance-based restricted stock units) and performance units will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award in cash or shares, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount. In addition, Federal Insurance Contributions Act (“FICA”) taxes are imposed on restricted stock units in the year of vesting (which may occur prior to the year of settlement). Stock Grants. In general, when a participant receives payment of a Stock Grant, the participant will recognize ordinary income equal to the fair market value of the shares received, and we generally will be entitled to a tax deduction at the same time and in the same amount. Section 409A. Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Participants are solely responsible for the payment of any taxes and penalties incurred under Section 409A and comparable provisions of any applicable state or local income tax laws. 66 8x8, Inc. | PROXY STATEMENT

PROPOSAL FOUR New Plan Benefits The Company expects to grant our non-employee directors annual RSU awards (the “Director Grants”) effective as of the 2022 Annual Meeting date and subject to stockholder approval of the 2022 Plan (see “Corporate Governance-Compensation of Non-Employee Directors-Equity Awards” above). No other grants were made subject to stockholder approval of the 2022 Plan. Other future grants under the 2022 Plan will be made at the discretion of the Committee, and, accordingly, are not yet determinable. The following table includes additional information regarding the equity awards currently contemplated to be made under the 2022 Plan: Name and Position Dollar Value ($) Number of Units David Sipes Chief Executive Officer - - Samuel Wilson Chief Financial Officer and Principal Accounting Officer - - Hunter Middleton Chief Product Officer - - Matthew Zinn Chief Legal Officer - - Stephanie Garcia Chief Human Resources Officer - - Dejan Deklich Former Chief Innovation Officer - - All current executive officers as a group - - All current directors who are not executive officers as a group 1,400,000 173,697 All employees, including all current officers who are not executive officers, as a group - - (1)The dollar value was calculated by multiplying the Number of Units from the adjacent column by $8.06, which was the closing price per share of Company common stock on May 17, 2022. (2)The amounts in this row are the aggregate of the Director Grants, which consist of annual RSU awards to each of our non-employee directors that each have a grant date value of $175,000. The Director Grants are intended to be granted effective as of the 2022 Annual Meeting date. The number of RSUs subject to the Director Grants was estimated based on $8.06, which was the closing price per share on May 17, 2022. Registration with the SEC We intend to file with the SEC a registration statement on Form S-8 covering the shares reserved for issuance under the 2022 Plan. Vote Required and Recommendation The proposal to approve the 2022 Plan will require approval by the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on such proposal. We believe strongly that the approval of the 2022 Plan is important to our continued success. Awards such as those provided under the 2022 Plan constitute a fundamental element of our compensation programs and help us attract and retain high performing individuals in a competitive talent market. Consequently, the Board believes that it is in the best interests of our stockholders to approve the 2022 Plan. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL AND RATIFICATION OF THE 8X8, INC. 2022 EQUITY INCENTIVE PLAN. (1) (2) 8x8, Inc. | PROXY STATEMENT 67

PROPOSAL FIVE - APPROVAL OF AMENDMENTS TO OUR AMENDED AND RESTATED 1996 EMPLOYEE STOCK PURCHASE PLAN At the Annual Meeting, the stockholders will be asked to approve and ratify the amendment to the Amended and Restated 1996 Employee Stock Purchase Plan (the “Restated Purchase Plan”) adopted by the Board on May 26, 2022, including to increase the number of shares reserved for issuance thereunder by 3,600,000 shares. Shares Subject to the Restated Purchase Plan Subject to and effective upon approval by the stockholders at the Annual Meeting, the Board approved an increase of 3,600,000 to the number of shares available for issuance under the Restated Purchase Plan, as amended. As of the Record Date, 2,193,988 shares were available for issuance under the Restated Purchase Plan. No purchase date is scheduled between the Record Date and the Annual Meeting, such that, if stockholders approve this proposal, there will be an aggregate of 5,793,988 shares available for issuance under the Restated Purchase Plan as of July 12, 2022. Summary of the Restated Purchase Plan The following summary of the Restated Purchase Plan, as amended, is qualified in its entirety by the specific language of the Restated Purchase Plan, as amended, a copy of which is attached as Appendix C. General. The Restated Purchase Plan is intended to qualify as an “employee stock purchase plan” under section 423 of the Code (“section 423”). Each participant will be granted upon entry into an offering period under the Restated Purchase Plan the right to purchase (a “Purchase Right”) through accumulated payroll deductions up to a number of shares determined in accordance with the Restated Purchase Plan. A participant’s Purchase Right will be automatically exercised on each successive purchase date during the offering period unless the Purchase Right has terminated prior to such date. Shares Subject to Plan. Subject to stockholder approval at the Annual Meeting, the Restated Purchase Plan will have no more than 5,793,988 of our authorized but unissued or reacquired shares of common stock of 8x8 (the “shares”) reserved for issuance under the Restated Purchase Plan, subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, combination or reclassification of shares, or any other increase or decrease in the number of shares of effected without receipt of consideration by the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the Restated Purchase Plan. Any other subsequent increase in the number of shares of common stock reserved for issuance under the Restated Purchase Plan, other than due to the adjustments noted above, must be approved by the Board and stockholders. Administration. The Restated Purchase Plan may be administered by the Board or a committee of members of the Board appointed by the Board to administer the Restated Purchase Plan (the “Plan Administrator”). Subject to the provisions of the Restated Purchase Plan, the Plan Administrator determines the terms and conditions of Purchase Rights granted under the Restated Purchase Plan. The Plan Administrator may generally adopt such rules, policies, procedures, limitations or guidelines as it deems advisable for proper administration of the Restated Purchase Plan, consistent with the requirements of section 423. The Plan Administrator will interpret the Restated Purchase Plan, and decisions of the Plan Administrator are final and binding on all parties having an interest in the plan. Eligibility. All of our employees and the employees of any subsidiary of the Company designated by the Plan Administrator for participation in the Restated Purchase Plan are generally eligible to participate in the Restated Purchase Plan, if their customary employment with the Company or an applicable designated subsidiary is at least 20 hours per week and more than 5 months in any calendar year. However, no employee who owns or holds options to purchase, or who, as a result of being granted a Purchase Right under the Restated Purchase Plan, would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of the capital stock of the Company or of any subsidiary of the Company may be granted a Purchase Right. As of the Record Date, approximately 2,091 employees would be eligible to participate in the Restated Purchase Plan. Offering Periods. Shares of our common stock are offered under the Restated Purchase Plan through a series of successive offering periods having a duration established by the Plan Administrator, not exceeding 27 months. Generally, since August 2020, 68 8x8, Inc. | PROXY STATEMENT

PROPOSAL FIVE offering periods under the Restated Purchase Plan have had durations of 12 months and have been comprised of a series of two six-month purchase intervals commencing on the first trading days on or after February 10 and August 10 of each year. Purchases occur on the last day of each purchase interval. Should the fair market value per share of our common stock on any purchase date during an offering period (other than the final purchase date of any offering period) be less than the fair market value per share at the start of the offering period, then that offering period will automatically terminate immediately following the purchase of shares and participants in such offering period will automatically be enrolled in the immediately following offering period. Participation. Eligible employees may commence participation in the Restated Purchase Plan at the beginning of an offering period. Beginning in August 2020, these entry dates generally occur on the first trading days on or after February 10 and August 10 of each year. To enroll in the Restated Purchase Plan, an eligible employee must authorize payroll deductions prior to the applicable entry date. Payroll deductions may not exceed 20% of a participant’s compensation (as defined by the Restated Purchase Plan) received on each pay day during the offering period. A participant’s authorized payroll deductions will generally continue throughout the offering period, unless (i) the participant makes an election to increase or decrease the rate of or to stop his or her payroll deductions, (ii) the participant voluntarily terminates his or her Purchase Right, or (iii) the participant ceases to be eligible to participate in the Restated Purchase Plan. Upon termination of a participant’s Purchase Right, we will refund without interest the participant’s accumulated payroll deductions not previously applied to the purchase of shares. Once a participant’s Purchase Right in an offering period has terminated, the participant may not resume participation in the same offering period and may only resume participation by enrolling in a subsequent offering period. Upon a participant's ceasing to be an employee for any reason, the participant will be deemed to have elected to withdraw from the Restated Purchase Plan and the payroll deductions credited to such participant's account during the offering period but not yet used to exercise the Purchase Right will be returned to such participant or, in the case of the participant’s death, to the participant’s beneficiary, and such participant's Purchase Right will be automatically terminated. Grant of Purchase Rights. Subject to certain limitations, each participant in an offering period will be granted on his or her entry date a Purchase Right exercisable for the number of whole shares determined by dividing the participant’s payroll deductions accumulated during the purchase interval ending on the purchase date by the applicable purchase price. However, in no event will a participant be permitted to purchase during any purchase interval more than a number of shares determined by dividing $25,000 by the fair market value of a share of our common stock on the entry date, or such lower limit as may be established from time to time by the Plan Administrator. In addition, under applicable tax rules governing qualified employee stock purchase plans, no participant may be granted a Purchase Right that would permit the participant to purchase shares of our common stock under the Restated Purchase Plan or any other employee stock purchase plan of the Company or of any parent or subsidiary corporation of the Company having a fair market value exceeding $25,000 per calendar year in which the Purchase Right is outstanding at any time. Purchase Rights are nontransferable during a participant’s lifetime and may only be exercised by the participant. Purchase of Shares. As soon as practicable after each purchase interval during an offering period, we will issue to each participant in the offering period the number of shares determined by dividing the amount of payroll deductions accumulated for the participant during the purchase interval by the purchase price, subject to the limitations described above. The price at which shares are sold under the Restated Purchase Plan will be established by the Plan Administrator but may not be less than 85% of the lesser of the fair market value per share on the participant’s entry date into the offering period or on the purchase date. Fair market value generally means the closing price of a share on any given date. Any payroll deductions under the Restated Purchase Plan not applied to the purchase of shares on any purchase date will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share, in which case the remaining amount may be applied to purchase shares on the next purchase date. Based solely on the closing price of the Company’s common stock, as reported on the NYSE on the Record Date, which was $8.06 per share, the maximum aggregate market value of the 3,600,000 new shares that could be issued under the Restated Purchase Plan is $29,016,000. Merger or Asset Sale. In the event of a merger to which we are a party or a sale of all or substantially all of our assets, each outstanding Purchase Right will be exercised on a date prior to the effective date of such transaction specified by the Plan Administrator, who will generally provide written notice of such change to participants at least ten business days before the new purchase date. International Stock Purchase Rights. To provide us with greater flexibility in structuring our equity compensation programs for our non-U.S. employees, the Restated Purchase Plan also permits us to grant employees of our non-U.S. subsidiary entities rights to purchase shares of our common stock pursuant to rules or sub-plans adopted by the Plan Administrator in order to achieve tax, securities law or other compliance objectives (the “International Awards”). While the Restated Purchase Plan is intended to be a qualified “employee stock purchase plan” within the meaning of section 423, these International Awards are not intended to qualify under section 423. Please refer to “Summary of Certain United States Federal Income Tax Consequences” below for a discussion of tax consequences under section 423. Termination or Amendment. The Restated Purchase Plan will continue in effect until terminated by the Board. The Board may generally at any time amend or terminate the Restated Purchase Plan, except that the approval of the stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Restated Purchase Plan. Additionally, the Company may not amend the Restated Purchase Plan to extend the 27 month offering 8x8, Inc. | PROXY STATEMENT 69

PROPOSAL FIVE period limit or lower the purchase price floor without stockholder approval and stockholder approval is also required to the extent necessary to comply with applicable law. Summary of Certain United States Federal Income Tax Consequences. The following summary is intended only as a general guide as to certain United States federal income tax consequences under current law of participation in the Restated Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances, including the effect of tax laws of any municipality, state or foreign country in which the participant may reside. Participants should consult their own tax advisors with respect to the tax consequences of participation in the Restated Purchase Plan. The Restated Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of section 423 of the Code. Provided that the Restated Purchase Plan so qualifies, there are generally no tax consequences to an employee of either being granted a Purchase Right or purchasing shares. The tax consequences of a disposition of shares acquired under the Restated Purchase Plan vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after his or her entry date into the offering period in which the shares are acquired or within one year after the purchase date on which the shares are acquired (a “disqualifying disposition”), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price. Such income is not currently subject to income tax withholding. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares more than two years after his or her entry date into the offering period in which the shares are acquired and more than one year after the purchase date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) 15% of the fair market value of the shares on the entry date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant still owns the purchased shares at the time of death, the lesser of the amount by which the fair market value of the shares on the date of death exceeds the purchase price or 15% of the fair market value of the shares on the entry date of the offering period during which those shares were purchased will constitute ordinary income in the year of death. If the participant disposes of the shares in a disqualifying disposition, we should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed for the Company. New Plan Benefits. Because benefits under the Restated Purchase Plan will depend on employees’ elections to participate and to purchase shares under the Restated Purchase Plan at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees. Non-employee directors are not eligible to participate in the Restated Purchase Plan. Existing Plan Benefits. The aggregate number of shares of common stock subject to Purchase Rights granted to certain persons under the Restated Purchase Plan since its inception until the Record Date is summarized in the table below. Name and Position Number of Shares Received From Exercise of Purchase Rights Through Record Date Estimated Number of Shares to Be Received from Exercise of Purchase Rights in Current Purchase Interval David Sipes Chief Executive Officer 1,296 623 Samuel Wilson Chief Financial Officer and Principal Accounting Officer 6,858 1,012 Hunter Middleton Chief Product Officer 6,343 1,012 Matthew Zinn Chief Legal Officer 5,102 922 Stephanie Garcia Chief Human Resources Officer - - (1) 70 8x8, Inc. | PROXY STATEMENT

PROPOSAL FIVE Name and Position Number of Shares Received From Exercise of Purchase Rights Through Record Date Estimated Number of Shares to Be Received from Exercise of Purchase Rights in Current Purchase Interval Dejan Deklich Former Chief Innovation Officer 8,928 - All current executive officers as a group 28,527 3,569 All current directors who are not executive officers as a group - - Each nominee for election as a director - - Each associate of any such directors, executive officers or nominees - - Each other person who received or is to receive 5 percent of such options, warrants or rights - - All employees, including all current officers who are not executive officers, as a group 6,785,245 359,632 (1)This column assumes that the current purchase interval ends on the Record Date, such that the purchase price would be $[·] (the “estimated purchase price”). The number of shares in this column is calculated based on the payroll deferrals received through the Record Date and the estimated purchase price. In practice, the current purchase interval is not expected to end until August 10, 2022. Vote Required and Recommendation The proposal to approve the Restated Purchase Plan will require approval by the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on such proposal. The Board believes that the opportunity to purchase shares under the Restated Purchase Plan is an important factor in motivating and maintaining the morale of the Company’s valuable employees. The Board believes equity-based reward programs such as the Restated Purchase Plan are important tools to retain the Company’s valued employees and to closely align their interests with those of our stockholders. Consequently, the Board believes that it is in the best interests of our stockholders to approve the Restated Purchase Plan. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENTS TO THE AMENDED AND RESTATED 1996 EMPLOYEE STOCK PURCHASE PLAN, INCLUDING THE RESERVATION OF 3,600,000 ADDITIONAL SHARES FOR ISSUANCE. (1) 8x8, Inc. | PROXY STATEMENT 71

PROPOSAL SIX - APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK Our Restated Certificate of Incorporation currently authorizes the issuance of 200,000,000 shares of common stock, par value $0.001 per share. On May 26, 2022, our Board adopted a proposal to amend the Restated Certificate of Incorporation to increase the number of shares of common stock that we are authorized to issue from 200,000,000 to 300,000,000 shares, subject to stockholder approval at our Annual Meeting. Our Board has determined that the proposed amendment is advisable and in the best interests of the Company and our stockholders and is accordingly submitting the proposed amendment to be voted on by the stockholders. Reasons for the Amendment In addition to 118,643,968 shares of our common stock outstanding on May 17, 2022, the Board has reserved 11,457,180 shares for issuance pursuant to options and other equity awards outstanding on May 17, 2022, 11,385,840 shares for future issuances and grants made under all our equity incentive plans, and 25,316,450 shares for future issuances pursuant to convertible notes. Our reserve of authorized but unissued common stock was substantially reduced with the issuance of convertible senior notes convertible into shares of our common stock in the principal aggregate amounts of $287.5 million (February 2019), $75.0 million (November 2019) and $137.5 million (December 2021), respectively. Additionally, the Company has reserved up to $80.9 million in shares of our common stock for issuance in connection with the acquisition of Fuze, Inc. in January 2022. As a result, on May 17, 2022, there were only 27,976,144 shares of common stock available for issuance for other purposes. As described in Proposal Four and Proposal Five above, the Company is also seeking stockholder approval to approve the 8x8, Inc. 2022 Equity Incentive Plan (including the reservation of 8,000,000 new shares for issuance) and amend the Amended and Restated 1996 Employee Stock Purchase Plan (including the reservation of 3,600,000 additional shares for issuance), respectively, each of which would further increase the number of shares authorized for issuance and reserved thereunder. As such, in considering and planning for our current and future corporate needs, our Board believes that the current number of authorized and unreserved shares of Common Stock available for issuance is inadequate. If stockholders do not vote to approve this Proposal Six, the Company may be unable to issue shares when needed; whereas approving this Proposal Six will help avoid that issue. The Board desires to have shares of our common stock available to provide additional flexibility for the Company to use its capital stock for business and financial purposes in the future, without the expense and delay of an additional special meeting of stockholders, unless such approval is expressly required by applicable law. The additional shares may be used for various purposes, including for (i) capital-raising, financing or refinancing transactions involving the issuance of shares of our common stock, the issuance of convertible securities or other equity securities, (ii) future acquisitions and investment opportunities, (iii) strategic business transactions, (iv) current or future equity compensation plans, (v) stock splits, (vi) stock dividends and (vii) other corporate purposes. The Company currently does not have any definitive plans, arrangements or understandings for the issuance of the additional shares of common stock that would be authorized by the proposed amendment. The issuance of any shares of common stock, or securities convertible into common stock, in connection with any financing or refinancing, may dilute the proportionate ownership and voting power of existing stockholders and depress the market price of our common stock. Although the future issuance of additional shares of common stock would dilute the relative ownership interests of existing stockholders, the Board believes that having the flexibility to issue additional shares in appropriate circumstances could increase the overall value of the Company to its stockholders. 72 8x8, Inc. | PROXY STATEMENT

PROPOSAL SIX Effects of the Amendment The additional shares of common stock to be authorized by adoption of the amendment would have the same rights and privileges as our currently outstanding shares of common stock. Adoption of the proposed amendment and issuance of the common stock would not affect the rights and privileges of the holders of our currently outstanding common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of our common stock. If the amendment is adopted, it will become effective upon filing of a certificate of amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. Our Board reserves the right, notwithstanding stockholder approval of the certificate of amendment and without further action by our stockholders, not to proceed with the amendment at any time before the filing of the certificate of amendment. Our Restated Certificate of Incorporation currently also authorizes the issuance of 5,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued or outstanding. The proposed amendment would not change the authorized number of shares of preferred stock. There are currently no plans, arrangements, commitments or understandings with respect to the issuance of any shares of preferred stock. Potential Anti-Takeover Effect The issuance of additional shares of common stock could, under certain circumstances, have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company, including through the implementation of a stockholder rights plan. Although not designed or intended for such purposes, the effect of the proposed increase might be to discourage a merger, tender offer, proxy contest or change in control of the Company and the removal of management, which stockholders might otherwise deem favorable. We are not presently aware of any attempts on the part of a third party to effect a takeover of the Company, and the amendment has been proposed for the reasons stated above and not with the intention that any increase in the authorized shares of common stock be used as an anti-takeover device. Form of the Amendment If this proposal is approved and the amendment becomes effective, the first paragraph of Article IV of our Restated Certificate of Incorporation, as amended to date, will be amended to read as follows: "IV. The Corporation is authorized to issue two classes of shares to be designated respectively Common Stock and Preferred Stock. Each share of Common Stock shall have a par value of $0.001 and each share of Preferred Stock shall have a par value of $0.001. The total number of shares of Common Stock this Corporation shall have authority to issue is 300,000,000, and the total number of shares of Preferred Stock this Corporation shall have authority to issue is 5,000,000." Vote Required and Recommendation The proposal to approve the amendment to our Restated Certificate of Incorporation will require approval by the holders of a majority of the outstanding shares entitled to vote on such proposal. The Board recommends that the stockholders vote "FOR" the proposal to approve the amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 300,000,000 shares. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 200,000,000 TO 300,000,000 SHARES. 8x8, Inc. | PROXY STATEMENT 73

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 17, 2022 by:

- each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock;
- each of our directors and nominees for election as directors;
- each of the named executive officers; and
- all directors and officers as a group.

Ownership information is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power, and also includes any shares that the person has the right to acquire within 60 days of the date as of which the beneficial ownership determination is made. Applicable percentages are based upon 118,643,968 voting shares issued and outstanding as of May 17, 2022, and treating any shares that the holder has the right to acquire within 60 days as outstanding for purposes of computing their percent ownership. Unless otherwise noted, the address of the beneficial owner is c/o 8x8, Inc. 675 Creekside Way, Campbell, CA 95008.

Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
Named Executive Officers & Directors[1]:		
David Sipes	553,117	*
Samuel Wilson	220,646	*
Matthew Zinn	78,661	*
Hunter Middleton	58,640	*
Stephanie Garcia	117,096	*
Monique Bonner	32,972	*
Todd Ford	30,765	*
Alison Gleeson	10,753	*
Vladimir Jacimovic	118,729	*
Eric Salzman	191,633	*
Jaswinder Pal Singh	115,026	*
Elizabeth Theophille	16,040	*
All officers and directors as a group (12 persons)[2]	1,544,078	1.30
5% Stockholders:		
BlackRock, Inc.[3]	17,224,878	14.52
Sylebra Capital Limited[4]	13,825,103	11.65
The Vanguard Group, Inc.[5]	12,528,155	10.56
Tiger Global Management, LLC[6]	9,000,000	7.59
ArrowMark Colorado Holdings, LLC[7]	8,321,612	7.30
Morgan Stanley[8]	5,917,017	5.12

(Footnotes to the table appear on the following page)

74 8x8, Inc. | PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

** Indicates less than 1%.*

(1)Includes the following number of shares (rounded) issuable upon the exercise of stock options or the vesting of restricted stock units that were expected to be exercisable or to vest within 60 days of May 31, 2022:

David Sipes	-	Eric Salzman	-
Samuel Wilson	-	Jaswinder Pal Singh	75,000
Hunter Middleton	1,676	Vladimir Jacimovic	75,000
Matthew Zinn	2,222	Monique Bonner	-
Stephanie Garcia	-	Todd Ford	-
Alison Gleeson	-	Elizabeth Theophille	-
	-	All officers and directors as a group (12 persons)[4]	153,898

(2)Includes (a) each of the directors listed in this table and (b) each of the named executive officers as of May 17, 2022.

(3)This information is based solely on Form 13G/A filed with the SEC by BlackRock, Inc. ("Blackrock") on January 27, 2022 reporting share ownership as of December 31, 2022. Blackrock reported that it had sole dispositive power over 17,067,853 of the shares beneficially owned and sole voting power over 17,224,878 of the shares beneficially owned. The principal business address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(4)This information is based solely on Form 13G/A filed with the SEC by Sylebra Capital Limited, ("Sylebra") on February 11, 2022 reporting share ownership as of December 31, 2022. Sylebra reported that it had shared voting power and shared dispositive power over all 13,825,103 of the shares beneficially owned. The principal business address of Sylebra is 28 Hennessy Road, Floor 20, Wan Chai, Hong Kong, K3 00000.

(5)This information is based solely on Form 13G/A filed with the SEC by The Vanguard Group ("Vanguard") on February 9, 2022 reporting share ownership as of December 31, 2022. Vanguard reported that it had shared voting power over 211,637 of the shares beneficially owned; sole dispositive power over 12,217,631 of the shares beneficially owned; and shared dispositive power over 310,524 of the shares beneficially owned. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)This information is based solely on Form 13G/A filed with the SEC by Tiger Global Management, LLC ("Tiger Global Management") on December 21, 2020 reporting share ownership as of December 10, 2020. Tiger Global reported that it had shared voting power and shared dispositive power over all 9,000,000 of the shares beneficially owned. The principal business address of Tiger Global Management is 9 West 57th Street, 35th Floor, New York, New York 10019.

(7)This information is based solely on Form 13G filed with the SEC by ArrowMark Colorado Holdings, LLC ("ArrowMark") on February 14, 2022 reporting share ownership as of December 31, 2021. ArrowMark reported that it had sole voting power and sole dispositive power over all 8,321,612 of the shares beneficially owned. The principal business address of ArrowMark is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.

(8)This information is based solely on Form 13G filed with the SEC by Morgan Stanley on February 9, 2022 reporting share ownership as of December 31, 2021. Morgan Stanley reported that it had shared voting power and shared dispositive power over all 5,899,335 of shares beneficially owned. The principal business address of Morgan Stanley is 1585 Broadway New York, New York 10036.

8x8, Inc. | PROXY STATEMENT 75

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING NOMINATIONS FOR DIRECTORS Stockholders may present proper proposals for nominations of candidates for election as directors at the 2023 annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. Our Secretary must receive the written proposal at our principal executive offices not later than April 13, 2023. Such stockholder proposals should be addressed to: 8x8, Inc., Attention: Secretary, 675 Creekside Way, Campbell, CA 95008. To be timely, a stockholder proposal relating to a nomination of a candidate for election as a director to be presented at an annual meeting must be received by our Secretary at our principal executive offices not less than 90 nor more than 120 calendar days in advance of the first anniversary of the previous year’s annual meeting of stockholders. For our 2023 annual meeting of stockholders, a timely stockholder notice must contain the information specified in our by-laws and be received by our Secretary at our principal executive offices not earlier than March 14, 2023 and not later than the close of business on April 13, 2023. In the event that we hold the 2023 annual meeting of stockholders more than 30 calendar days earlier than the date contemplated at the time of the previous year’s proxy statement, notice of such stockholder proposal must be received not later than the close of business on the 10th day following the day on which the date of the annual meeting is publicly disclosed. OTHER STOCKHOLDER PROPOSALS Stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal regarding matter(s) other than a nomination of a candidate for election as a director, to be considered for inclusion in our Proxy Statement for the 2023 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than February 1, 2023. In addition, such stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Such stockholder proposals should be addressed to: 8x8, Inc., Attention: Secretary, 675 Creekside Way, Campbell, CA 95008. Our by-laws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our Proxy Statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our Board, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our by-laws. To be timely, a stockholder proposal to be presented at an annual meeting (relating to matter(s) other than a nomination of a candidate for election as a director) must be received by our Secretary at our principal executive offices not less than 90 nor more than 120 calendar days in advance of the first anniversary of the date our Proxy Statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. For our 2023 annual meeting of stockholders, a timely stockholder notice must be received by our Secretary at our principal executive offices not earlier than February 1, 2023 and not later than the close of business on March 3, 2023. In the event that we hold the 2023 annual meeting of stockholders more than 30 calendar days earlier than the date contemplated at the time of the previous year’s proxy statement, notice of such stockholder proposal that is not intended to be included in our Proxy Statement must be received not later than the close of business on the 10th day following the day on which the date of the annual meeting is publicly disclosed. If a stockholder who has notified us of his, her, or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her, or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting. 76 8x8, Inc. | PROXY STATEMENT

VOTING RIGHTS, QUORUM, AND REQUIRED VOTE GENERAL The accompanying proxy is solicited by the Board of 8x8 for use at the 2022 Annual Meeting of Stockholders to be held July 12, 2022, at 9:00 a.m., Pacific time, or at any adjournments or postponements thereof. The 2022 Annual Meeting will be held virtually via live interactive webcast on the Internet at www.virtualshareholdermeeting.com/8x82022. Our telephone number is (408) 727-1885. You will not be able to attend the 2022 Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/8x82022. Our Board annually considers the appropriate format of our annual meeting. In light of the unprecedented coronavirus (COVID-19) global pandemic and the worldwide impact on travel and public gatherings, and in consideration of the health and well-being of our employees and stockholders, we will only be hosting the 2022 Annual Meeting via live webcast on the Internet. Hosting the Annual Meeting via the Internet also provides expanded access, improved communication, reduced environmental impact, and cost savings for our stockholders and the Company. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate and ask questions from any location around the world and provides us an opportunity to give thoughtful responses. In addition, we intend that the virtual meeting format will provide stockholders a similar level of transparency to the traditional in person meeting format, and we take steps to ensure such an experience. Our stockholders will be afforded similar opportunities to participate at the virtual 2022 Annual Meeting as they would at an in person annual meeting of stockholders. On or about June 8, 2022, we expect to mail to our stockholders as of the record date of May 17, 2022 (the “Record Date”) the Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended March 31, 2022 (the “Annual Report”), and proxy card. On the Record Date, we had 118,643,968 shares of common stock issued and outstanding, including shares held in street name and shares held by registered stockholders. In addition, stockholders who wish to view our Annual Report, as filed with the SEC, including our audited financial statements, will find it available on the Investor Relations section of our website at http://www.8x8.com/. To request a printed copy of our Proxy Statement and Annual Report, which we will provide to you free of charge, either: write to 8x8’s Investor Relations Department at 8x8, Inc., 675 Creekside Way, Campbell, CA 95008; call us at (408) 495-2524; or email us at investor.relations@8x8.com. The information in this Proxy Statement relates to the proposals to be voted on at the 2022 Annual Meeting, the voting process, our corporate governance, the compensation of our directors and named executive officers in fiscal 2022, and other required information. VOTING Each holder of one or more shares of 8x8 common stock issued and outstanding as of the Record Date is entitled to vote on all proposals presented at the 2022 Annual Meeting. Each such holder is entitled to one vote for each share of common stock held as of the Record Date. You may vote all shares that you owned as of the Record Date, whether held directly in your name as the stockholder of record or held for you (for example, by a broker, trustee, or nominee) in street name as the beneficial owner. Please vote using each 16-digit control number and proxy card that you receive. WAYS TO VOTE. If you are a stockholder of record, there are four ways to vote: ▪by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on July 11, 2022 (have your proxy card in hand when you visit the website); ▪by toll-free telephone until 11:59 p.m. Eastern Time on July 11, 2022 at 1-800-690-6903 (be sure to have your proxy card in hand when you call); ▪by completing and mailing your proxy card so it is received prior to the Annual Meeting; or ▪by attending and voting at the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/8x82022, where stockholders may vote and submit questions (before and during) the Annual Meeting (have your proxy card in hand when you visit the website). If you have questions or require assistance with voting, you may contact 8x8’s proxy solicitor as follows: Morrow Sodali LLC 333 Ludlow St - 5th Floor - South Tower Stamford, CT 06902 Shareholders Call Toll Free: (800) 662-5200 8x8, Inc. | PROXY STATEMENT 77

VOTING RIGHTS, QUORUM AND REQUIRED VOTE Instructions on how to connect to the Annual Meeting and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/8x82022. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions during the Annual Meeting. Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy prior to the Annual Meeting so that your vote will be counted if you later decide not to attend the Annual Meeting. If you are a street name stockholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank, or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank, or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee. REVOCABILITY OF PROXIES. Your proxy is revocable, and you may change your vote at any time prior to the vote at the 2022 Annual Meeting. If you are the stockholder of record, you may change your vote by: ▪granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above, at any time before the deadline for submitting proxies under that method; ▪providing a written notice of revocation to 8x8, Inc., Attn: Secretary, 675 Creekside Way, Campbell, CA 95008, prior to your shares being voted; or ▪attending and voting at the virtual Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy). QUORUM. The quorum requirement for holding and transacting business at the 2022 Annual Meeting is that holders of a majority of the voting power of the issued and outstanding shares of our common stock as of the Record Date must be present virtually or represented by proxy. Abstentions, withhold votes, and broker non-votes are counted for the purpose of determining the presence of a quorum. COUNTING VOTES. An automated system administered by Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate stockholder votes by proxy instructions submitted by beneficial owners over the Internet, by telephone, or by proxy cards mailed to Broadridge. Broadridge will also tabulate stockholder votes submitted by proxies submitted by stockholders of record. The inspector of the election will tabulate votes cast virtually at the 2022 Annual Meeting. Broker Non-Votes. Brokers holding shares in street name for customers have discretionary authority to vote on some matters when they have not received instructions from the beneficial owners of shares. A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”) but does not vote on a particular matter due to a lack of discretionary voting power and instructions from the beneficial owner. Under listing rules governing voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. At the Annual Meeting, only Proposal Two (Ratification of Independent Public Accountants) and Proposal Six (Approval of an Amendment to Our Restated Certificate of Incorporation to Increase the Number of Authorized Shares) are considered routine matters. Therefore, absent your instructions, the shares held for you in street name will not be voted on any other matter at the Annual Meeting. Broker non-votes are excluded from the tabulation of votes cast on each proposal and will not affect the outcome of the vote on any of the proposals at the Annual Meeting, except for Proposal Six (Approval of an Amendment to Our Restated Certificate of Incorporation to Increase the Number of Authorized Shares), for which a broker non-vote will have the same effect as a vote "against" such proposal (although we do not expect any such broker non-votes since Proposal Six is a routine matter, eligible for discretionary voting by brokers and other nominees). Abstentions. Abstentions are counted as present and entitled to vote for purposes of establishing a quorum. An abstention will have no effect on the election of directors under Proposal One (Election of Directors), because directors are elected by plurality vote. However, an abstention will have the same effect as a vote “against” Proposal Two (Ratification of Independent Public Accountants), Proposal Four (Approval of Our New 2022 Equity Incentive Plan), and Proposal Five (Approval of Amendments to Our Amended and Restated 1996 Employee Stock Purchase Plan), because in each case the required approval is a majority of votes present and entitled to vote at the meeting. As well, an abstention will have the same effect as a vote “against” Proposal Three (Advisory Vote to Approve Executive Compensation) because we will consider our executive compensation approved on an advisory basis based on a majority of the votes present and entitled to vote at the meeting. An abstention will also have the same effect as a vote “against” Proposal Six (Approval of an Amendment to Our Restated Certificate of Incorporation to Increase the Number of Authorized Shares) because the required approval is a majority of the outstanding shares entitled to vote at the meeting. INSPECTOR OF ELECTIONS. The inspector of elections will be a representative from the Company. 78 8x8, Inc. | PROXY STATEMENT

VOTING RIGHTS, QUORUM AND REQUIRED VOTE VOTING REQUIREMENTS The voting requirements for the proposals that we will consider at the Annual Meeting are: PROPOSAL VOTING REQUIREMENT 1. Election of eight directors to serve until 2023 Annual Meeting. The eight nominees receiving the most votes cast “FOR” their election shall be elected as directors. 2. Ratification of appointment of Moss Adams LLP as independent registered public accounting firm for fiscal 2023. An affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting will constitute approval of this proposal. 3. To approve, through an advisory vote, the Company’s executive compensation for the fiscal year ended March 31, 2022. An affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting will be considered approval of this proposal. 4. To approve the Company’s 2022 Equity Incentive Plan, including the reservation of 8,000,000 new shares for issuance thereunder. An affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting will constitute approval of this proposal. 5. To approve amendments to the Company’s Amended and Restated 1996 Employee Stock Purchase Plan, including the reservation of 3,600,000 additional shares for issuance. An affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on this proposal at the Annual Meeting will constitute approval of this proposal. 6. To approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 300,000,000 shares. An affirmative vote of the holders of a majority of the outstanding shares entitled to vote on this proposal at the Annual Meeting will constitute approval of this proposal. (1)Pursuant to a policy adopted by the Board, any director nominee who fails to receive more votes cast “FOR” his or her election than “WITHHELD” is expected to tender his or her resignation to the Governance and Nominating Committee of the Board, which is responsible for considering each resignation tendered under the policy and recommending to the Board whether or not to accept the resignation. (2)This is an advisory vote. Neither we nor the Board will be bound by the results of the vote on this proposal. SOLICITATION OF PROXIES PERSONS INVOLVED IN SOLICITATION. 8x8 is making this solicitation. MANNER AND COST OF SOLICITATION. Proxies may be solicited by mail, in person, by telephone, and via the Internet. 8x8 will pay the costs of this solicitation, including the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. 8x8 has retained Morrow Sodali LLC as proxy solicitor for a fee of $10,000, plus out-of-pocket expenses. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. (1) (2) 8x8, Inc. | PROXY STATEMENT 79

OTHER MATTERS The Board knows of no other matters to be presented for stockholder action at the 2022 Annual Meeting. However, if other matters do properly come before the 2022 Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with the best judgment of the proxy holders. BY ORDER OF THE BOARD Jaswinder Pal Singh, Chairman San Jose, California June 8, 2022 80 8x8, Inc. | PROXY STATEMENT

APPENDIX A Non-GAAP Financial Information and Reconciliations The rationale for management’s use of non-GAAP information in the Compensation Discussion and Analysis and Proxy Statement is as follows: The Company has provided, in this proxy statement, financial information that has not been prepared in accordance with Generally Accepted Accounting Principles (GAAP). Management uses these Non-GAAP financial measures internally to understand, manage, and evaluate the business, and to make operating decisions. As such, the Board has incorporated certain of these Non-GAAP financial measures within the Company’s annual employee bonus plan (EBP) and the Company’s performance stock unit vesting criteria. Management also believes these Non-GAAP financial measures are useful to investors, as a supplement to GAAP measures, in evaluating the Company's ongoing operational performance. For example, management believes that some of 8x8’s investors use these Non-GAAP financial measures as an additional tool in evaluating 8x8's ongoing "core operating performance" in the ordinary, ongoing, and customary course of the Company's operations. Core operating performance excludes items that are non-cash, not expected to recur, or not reflective of ongoing financial results. Management also believes that looking at the Company’s core operating performance provides consistency in period-to-period comparisons and trends. These Non-GAAP financial measures may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies, which limits the usefulness of these measures for comparative purposes. Management recognizes that these Non- GAAP financial measures have limitations as analytical tools, including the fact that management and the Board must exercise judgment in determining which types of items to exclude from the Non-GAAP financial information. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these Non-GAAP financial measures to their most directly comparable GAAP financial measures below. Detailed explanations of the adjustments from comparable GAAP to Non-GAAP financial measures are as follows: NON-GAAP GROSS PROFIT Non-GAAP Gross Profit is computed as Total Revenue less Non-GAAP Cost of Service Revenue and less Non-GAAP Cost of Other Revenue. Non-GAAP Cost of Service Revenue is Cost of Service Revenue excluding amortization of acquired intangible assets, stock-based compensation expense and related employer payroll taxes, certain legal and regulatory costs, and certain severance, transition and contract termination costs. Non-GAAP Cost of Other Revenue is Cost of Other Revenue excluding stock-based compensation expense and related employer payroll taxes, certain legal and regulatory costs, and certain severance, transition and contract termination costs. For the Fiscal 2022 PSU performance period, the Board has excluded the impacts of the acquisition of Fuze, Inc. from Non-GAAP Gross Profit for determining achievement. NON-GAAP PRE-TAX INCOME Non-GAAP Pre-Tax Income excludes from Net Income (Loss): amortization of acquired intangible assets, stock-based compensation expense and related employer payroll taxes, acquisition and integration expenses, certain legal and regulatory costs, certain severance, transition and contract termination costs, debt amortization expense, sub-lease income, and the provision for income taxes. Non-GAAP Net Loss includes the impact of the provision for (benefit from) income taxes on Non-GAAP Pre-Tax Income. Given that the EBP targets are established at the beginning of the fiscal year, the Compensation Committee and management believe it is appropriate to also exclude the impact of certain acquisitions which can have impacts on expenses, revenues, and profits or losses that were not foreseen at the time such EBP targets were established. For the Fiscal 2022 EBP, the Board has excluded the impacts of the acquisition of Fuze, Inc. from Non-GAAP Pre-Tax Income for determining achievement. 8x8, Inc. | PROXY STATEMENT 81

APPENDIX A As of March 31, 2022 Costs of Revenue: GAAP cost of service revenue $ 195,909 Amortization of acquired intangible assets (5,127) Stock-based compensation expense and related employer payroll taxes (9,163) Legal and regulatory costs 0 Severance, transition and contract termination costs (1,611) Non-GAAP cost of service revenue 180,008 GAAP cost of other revenue $ 51,649 Stock-based compensation expense and related employer payroll taxes (5,046) Legal and regulatory costs 0 Severance, transition and contract termination costs (998) Non-GAAP cost of other revenue 45,605 Total Revenue 638,130 Less: Non-GAAP cost of service revenue (180,008) Less: Non-GAAP cost of other revenue (45,605) Non-GAAP Gross Profit Including Fuze, Inc. 412,517 Less Impact of Acquisition of Fuze, Inc. (17,203) Non-GAAP Gross Profit Excluding Fuze, Inc. 395,314 April 1 - September 30, 2021 October 1, 2021 - March 31, 2022 GAAP net loss (86,230) (89,153) Amortization of acquired intangible assets 2,550 5,767 Stock-based compensation expense and related employer payroll taxes 75,847 62,379 Acquisition and integration costs 19 9,698 Legal and regulatory costs (1,849) (873) Severance, transition and contract termination costs 2,697 8,494 Debt amortization expense 8,856 11,552 Sublease income (155) (116) Non-GAAP net income (loss) 1,735 7,748 (Benefit from) provision for income taxes 489 (876) Non-GAAP Pretax Income Including Fuze, Inc. 2,224 6,872 Less Impact of Acquisition of Fuze, Inc. - (1,719) Non-GAAP Pretax Income Excluding Fuze, Inc. 2,224 5,153 82 8x8, Inc. | PROXY STATEMENT

APPENDIX B 8X8, INC. 2022 EQUITY INCENTIVE PLAN 1.Purpose This Plan is intended to encourage ownership of Stock by employees, consultants and directors of the Company and its Affiliates and to provide additional incentive for them to promote the success of the Company’s business through the grant of Awards of or pertaining to shares of the Company’s Stock. 2.Definitions As used in the Plan, the following terms shall have the respective meanings set out below, unless the context clearly requires otherwise: 2.1Accountants shall have the meaning set forth in Section 8.3(d) herein. 2.2Affiliate means any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company. 2.3Applicable Laws means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan. 2.4Applicable Ratio shall have the meaning set forth in Section 4.1(a) herein. 2.5Award means any grant or sale pursuant to the Plan of Options, Stock Appreciation Rights, Performance Units, Restricted Stock, Restricted Stock Units, or Stock Grants. 2.6Award Agreement means an agreement between the Company and the recipient of an Award, or other notice of grant of an Award, setting forth the terms and conditions of the Award. 2.7Board means the Company’s Board of Directors. 2.8Board Approval Time means 12:01 a.m. Pacific Time on the date the Plan is adopted by the Board. 2.9Change in Control means the consummation of any of the following corporate transactions: (i) an acquisition in one or more related transactions of 45% or more of the Company’s common stock or voting securities by a “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any employee benefit plan of the Company and any corporation controlled by the Company’s stockholders) or multiple “persons” acting as a group; (ii) a complete liquidation or dissolution of the Company; (iii) a sale, transfer or other disposition of all or substantially all of the Company’s assets; or (iv) a merger, consolidation or reorganization (collectively, a “Business Combination”) other than a Business Combination in which (x) the stockholders of the Company receive 50% or more of the stock of the corporation resulting from the Business Combination or (y) at least a majority of the board of directors of such resulting corporation were incumbent directors of the Company immediately prior to the consummation of the Business Combination or (z) after which no individual, entity or group (excluding any corporation or other entity resulting from the Business Combination or any employee benefit plan of such corporation or of the Company) who did not own 45% or more of the stock of the resulting corporation or other entity immediately before the Business Combination owns 45% or more of the stock of such resulting corporation or other entity. 2.10Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder. 2.11Committee means the Compensation Committee of the Board, which in general is responsible for the administration of the Plan, as provided in Section 5 herein. For any period during which no such committee is in existence, “Committee” shall mean the Board or any committee of the Board to which the Board delegates such authority and responsibility in its sole discretion, and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board or such delegate, as applicable. 2.12Company means 8x8, Inc., a corporation organized under the laws of the state of Delaware. 8x8, Inc. | PROXY STATEMENT 83

APPENDIX B 2.13Consultant means any natural person, other than an Employee or Non-Employee Director, engaged by the Company or an Affiliate to render services to such entity if the person: (i) renders bona fide services to the Company or the Affiliate; and (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s or any of its Affiliates’ securities. 2.14Contingent Award shall have the meaning set forth in Section 3 herein. 2.15Director means a member of the Board. 2.16Disability means total and permanent disability as defined in Section 22(e)(3) of the Code. 2.17Effective Date means the date the Plan is initially approved by the stockholders of the Company. 2.18Employee means any person, including Officers and Directors, employed by the Company or any Affiliate. Neither service as a Director nor payment of a director’s fee will be sufficient to constitute “employment.” 2.19Exchange Act means the U.S. Securities Exchange Act of 1934, as amended. 2.20Exchange Program means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced. Notwithstanding the foregoing, the term Exchange Program does not include any action described in Section 6.4 or Section 8 and does not to apply to “issuing or assuming a stock option in a transaction to which Section 424(a) applies” within the meaning of Section 424 of the Code. 2.21Excise Tax means the excise tax imposed by Section 4999 of the Code. 2.22Grant Date means the date as of which an Option is granted, as determined under Section 7.1(a). 2.23Incentive Option means an Option which by its terms is to be treated as an “incentive stock option” within the meaning of Section 422 of the Code. 2.24Market Value means the value of a share of Stock on a particular date determined by such methods or procedures as may be established by the Committee. Unless otherwise determined by the Committee, the Market Value of Stock as of any date is: (i) the closing price for the Stock as reported on the New York Stock Exchange (or on any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the last date for which a closing price was reported prior to such date; or (ii) if the Stock is not traded on a national securities exchange but is traded over-the-counter, the closing or last price of the Stock on the composite tape or other comparable reporting system on that date or, if such date is not a trading day, the last market trading day prior to such date. 2.25Non-Employee Director means a Director who is not an Employee. 2.26Nonstatutory Option means any Option that is not an Incentive Option. 2.27Officer means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder (or any successor law or rule). 2.28Option means an option to purchase shares of Stock. 2.29Optionee means an eligible individual to whom an Option shall have been granted under the Plan. 2.30Parent means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code. 2.31Participant means any holder of an outstanding Award under the Plan. 2.32Performance-Based Award means an Award that is earned or becomes vested on account of achievement of one or more Performance Goals. 2.33Performance Goals means the performance goals determined by the Committee in its discretion to be applicable to an Award. 2.34Performance Period means the one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of one or more Performance Goals will be measured for purposes of determining a Participant’s right to, and the payment of, a Performance Unit or other Performance-Based Award. 2.35Performance Unit means a right granted to a Participant under Section 7.5, to receive cash, Stock or other Awards, the payment of which is contingent on achieving Performance Goals established by the Committee. 84 8x8, Inc. | PROXY STATEMENT

APPENDIX B 2.36Plan means the 8x8 Inc. 2022 Equity Incentive Plan, as amended from time to time, including any attachments or addenda hereto. 2.37Prior Award means, individually or collectively, a grant under the Prior Plan of Options, Stock Appreciation Rights, Performance Units, Restricted Stock, Restricted Stock Units, or Stock Grants. 2.38Prior Plan means the 8x8 Inc. Amended and Restated 2012 Equity Incentive Plan, and including any attachments or addenda thereto. 2.39Prior Plan Expiration Time means 12:01 a.m. Pacific Time on June 22, 2022. 2.40Restricted Stock means a grant or sale of shares of Stock to a Participant subject to a Risk of Forfeiture. 2.41Restricted Stock Unit means a right to receive Stock at the close of a Restriction Period, subject to a Risk of Forfeiture. 2.42Restriction Period means the period of time, established by the Committee in connection with an Award of Restricted Stock or Restricted Stock Units, during which the shares of Restricted Stock or Restricted Stock Units are subject to a Risk of Forfeiture described in the applicable Award Agreement. 2.43Risk of Forfeiture means a limitation on the right of the Participant to retain Restricted Stock or Restricted Stock Units, including a right of the Company to reacquire shares of Restricted Stock at less than their then Market Value, arising because of the occurrence or non-occurrence of specified events or conditions. 2.44Section 409A shall have the meaning set forth in Section 19 herein. 2.45Service Provider means an Employee, Non-Employee Director or Consultant. 2.46Stock means common stock, par value $0.001 per share, of the Company, and such other securities as may be substituted for Stock pursuant to Section 8. 2.47Stock Appreciation Right or SAR means a right to receive any excess in the Market Value of shares of Stock (except as otherwise provided in Section 7.2(c)) over a specified exercise price. 2.48Stock Grant means the grant of shares of Stock not subject to restrictions or other forfeiture conditions. 2.49Stock Right means an Award in the form of an Option or a Stock Appreciation Right. 2.50Substitute Award means Awards granted or shares of Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. 2.51Successor means, in the event of a Change in Control, the acquiring or succeeding company (or an affiliate thereof). 2.52Ten Percent Owner means a person who owns, or is deemed within the meaning of Section 422(b)(6) of the Code to own, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code). Whether a person is a Ten Percent Owner shall be determined with respect to an Option based on the facts existing immediately prior to the Grant Date of the Option. 2.53Total Authorized Shares shall have the meaning set forth in Section 4.1 herein. 3.Term of the Plan; Stockholder Approval; Successor to Prior Plan Unless the Plan shall have been earlier terminated by the Board, Awards may be granted under the Plan at any time during the period commencing on the date the Plan is adopted by the Board and ending on the tenth anniversary of the date the Plan is adopted by the Board. Awards granted pursuant to the Plan within that period shall not expire solely by reason of the termination of the Plan. Any Awards granted prior to stockholder approval of the Plan (“Contingent Awards”) are hereby expressly conditioned upon such stockholder approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws. The Plan is intended as the successor to the Prior Plan. The Plan shall take effect on the Effective Date. No additional awards may be granted under the Prior Plan following its expiration on June 22, 2022. In addition, from and after 12:01 a.m. Pacific Time on the Effective Date, all outstanding awards granted under the Prior Plan will remain subject to the terms of the Prior Plan. All Awards granted on or after 12:01 a.m. Pacific Time on the Effective Date and all Contingent Awards will be subject to the terms of the Plan. 8x8, Inc. | PROXY STATEMENT 85

APPENDIX B 4.Stock Subject to the Plan 4.1.Shares of Stock Subject to the Plan. Subject to adjustment as provided in Section 8 herein, the maximum number of shares of Stock reserved for the grant of Awards under the Plan (“Total Authorized Shares”) shall be equal to the sum of: (i) 8,000,000 shares of Stock, plus (ii) the number of shares of Stock subject to Options granted under the Prior Plan that are outstanding as of the Prior Plan Expiration Time, but only to the extent such Options expire, terminate, are cancelled without having been exercised in full or are settled in cash after the Prior Plan Expiration Time without the delivery of shares of Stock, plus (iii) the number of shares of Stock subject to Restricted Stock, Restricted Stock Units, and Performance Units granted under the Prior Plan that are outstanding as of the Prior Plan Expiration Time, but only to the extent such awards are forfeited by the holder, are reacquired by the Company at less than their then Market Value as a means of effecting a forfeiture, or are settled in cash after the Prior Plan Expiration Time without the delivery of shares of Stock to the holder (in each case, with each such share referenced in this prong (iii) increasing the shares of Stock available for issuance under the Plan by the “Applicable Ratio”, as defined below), provided that in no event shall the Total Authorized Shares exceed 24,976,465 shares of Stock (which is the sum of (1) the 8,000,000 shares set forth above, plus (2) the number of shares of Stock that remain available under the Prior Plan for additional award grant purposes as of the Board Approval Time, plus (3) the aggregate number of shares of Stock subject to Options previously granted and outstanding under the Prior Plan as of the Board Approval Time plus (4) the Applicable Ratio times the aggregate number of shares of Stock subject to Restricted Stock, Restricted Stock Units, and Performance Units previously granted and outstanding under the Prior Plan as of the Board Approval Time). Notwithstanding anything to the contrary herein except adjustments in accordance with Section 8, no more than 24,976,465 shares of Stock may be issued pursuant to the exercise of Incentive Options under the Plan. (a)“Applicable Ratio” means (i) one (1) share of Stock for every one (1) share granted in connection with such Prior Awards made before July 25, 2014 or on or after August 1, 2019; (ii) one and one-half (1.5) shares of Stock for every one (1) share granted in connection with such Prior Awards made on or after July 25, 2014 and before July 22, 2016; and (iii) one and seven-tenths (1.7) shares of Stock for every one (1) share granted in connection with such Awards made on or after July 22, 2016 and before August 1, 2019. 4.2.Share Counting; Share Recycling. (a)For purposes of determining the number of shares of Stock available for grant under the Plan, each share of Stock subject to or issued in respect of an Award shall be counted against the Total Authorized Shares as one (1) share of Stock. Shares of Stock issued pursuant to the Plan may be either authorized but unissued shares of Stock or shares of Stock held by the Company in its treasury. (b)If an Award expires, is cancelled or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, or Performance Unit Awards, is forfeited to the Company or repurchased by the Company, the unpurchased shares of Stock (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased shares of Stock) that were subject thereto will become available for future grant or sale under the Plan. Upon exercise of a Stock Appreciation Right settled in shares of Stock, the gross number of shares of Stock covered by the portion of the Award so exercised will cease to be available under the Plan. Shares of Stock that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested shares of Restricted Stock or Restricted Stock Units or unvested shares subject to Performance Unit Awards are repurchased by the Company or are forfeited to the Company, such shares of Stock will become available for future grant under the Plan. Shares of Stock used to pay the exercise price of an Award and/or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than shares of Stock, such cash payment will not reduce the number of shares of Stock available for issuance under the Plan. Shares of Stock actually issued pursuant to Awards transferred under any Exchange Program to reprice Options or Stock Appreciation Rights will not become available for grant or sale under the Plan. 86 8x8, Inc. | PROXY STATEMENT

APPENDIX B 4.3.Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Affiliate or the Company’s or any Affiliate’s acquisition of an entity’s property or stock, the Committee may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms and conditions as the Committee deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Total Authorized Shares (nor shall shares of Stock subject to a Substitute Award be added to the shares of Stock available for Awards under the Plan), except that shares of Stock acquired by exercise of substitute Incentive Options will count against the maximum number of shares of Stock that may be issued pursuant to the exercise of Incentive Options under the Plan. 5.Administration The Plan shall be administered by the Committee; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder; and provided further, however, that the Committee may delegate to an executive officer or officers the authority to grant Awards hereunder to Employees who are not Officers, and to Consultants, in accordance with such guidelines as the Committee shall set forth at any time or from time to time. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to each Award to be granted by the Company under the Plan including the Employee, Consultant or Non-Employee Director to receive the Award and the form of Award. In making such determinations, the Committee may take into account the nature of the services rendered by the respective Employees, Consultants, and Non-Employee Directors, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to: (a) interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it; (b) approve one or more forms of Award Agreement; (c) determine the initial terms and provisions of the respective Award Agreements (which need not be identical), including, without limitation, as applicable, (i) the exercise price of the Award, (ii) the method of payment for shares of Stock purchased upon the exercise of the Award, (iii) the timing, terms and conditions of the exercisability of the Award or the vesting of any shares acquired upon the exercise thereof, (iv) the time of the expiration of the Award, (v) the effect of the Participant ceasing to be a Service Provider on any of the foregoing, and (vi) all other terms, conditions and restrictions applicable to the Award or such shares not inconsistent with the terms of the Plan; (d) amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired upon the exercise thereof; (e) accelerate, continue, extend or defer the exercisability of any Award or the vesting of any shares acquired upon the exercise thereof, including with respect to the period following a Participant ceasing to be a Service Provider; (f) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or Applicable Laws; and (g) to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations made in good faith on matters referred to in the Plan shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or an Award made pursuant hereto. 6.Authorization of Grants 6.1Eligibility. The Committee may grant from time to time and at any time prior to the termination of the Plan one or more Awards, either alone or in combination with any other Awards, to any Employee, Consultant or Non-Employee Director. However, only Employees who are employees of the Company, and of any parent or subsidiary corporations of the Company, as defined in Sections 424(e) and (f), respectively, of the Code, shall be eligible for the grant of an Incentive Option. 6.2General Terms of Awards. Each grant of an Award shall be subject to all applicable terms and conditions of the Plan (including, but not limited to, any specific terms and conditions applicable to that type of Award set out in the following sections), and such other terms and conditions, not inconsistent with the terms of the Plan, as the Committee may prescribe. No prospective Participant shall have any rights with respect to an Award, unless and until such Participant shall have complied with the applicable terms and conditions of such Award (including, if applicable, delivering a fully executed copy of any agreement evidencing an Award to the Company). 6.3Effect of Cessation of Service, Disability or Death. (a)Cessation of Service. Unless the Committee shall provide otherwise with respect to any Award, if the Participant ceases to be a Service Provider for any reason other than by the Participant’s Disability or death, including because of an Affiliate ceasing to be an Affiliate, (i) any outstanding Stock Right of the Participant shall cease to be exercisable in any respect not later than 90 days following the date the Participant ceases to be a Service Provider and, for the period it remains exercisable, shall be exercisable only to the extent exercisable as of the date the Participant ceased to be a Service Provider and (ii) any other outstanding Award of the Participant shall be forfeited or otherwise subject to return to or repurchase by the Company on the terms specified in the applicable Award Agreement. 8x8, Inc. | PROXY STATEMENT 87

APPENDIX B Cessation of the performance of services in one capacity, for example, as an Employee, shall not result in termination of an Award while the Participant continues to perform services in another capacity, for example as a Non-Employee Director. Military or sick leave or other bona fide leave approved by the Company shall not be deemed a cessation of a Participant’s status as a Service Provider, provided that it does not exceed the longer of six (6) months or the period during which the absent Participant’s reemployment rights, if any, are either guaranteed by statute or by contract or permitted by Company policy. To the extent consistent with Applicable Laws, the Committee may provide that Awards continue to vest for some or all of the period of any such leave, or that their vesting shall be tolled during any such leave and only recommence upon the Participant’s return from leave, if ever. (b)Disability of Participant. If a Participant ceases to be a Service Provider due to the Participant’s Disability, any outstanding Stock Right may be exercised at any time within six months following the date the Participant ceases to be a Service Provider, but only to the extent of the accrued right to exercise as of the date the Participant ceased to be a Service Provider, subject to the condition that no Stock Right shall be exercised after its expiration in accordance with its terms. (c)Death of Participant. In the event of the Participant’s death during the period during which the Stock Right may be exercised, of a Participant who is at the time of his or her death an Employee, Non-Employee Director or Consultant and whose services had not ceased or been terminated (as determined with regard to the second sentence of Section 6.3 (a)) as such from the Grant Date until the date of death, the Stock Right of the Participant may be exercised at any time within six months following the date of death by such Participant’s estate or by a person who acquired the right to exercise the Stock Right by bequest, inheritance or otherwise as a result of the Participant’s death, but only to the extent of the accrued right to exercise at the time of the Participant’s death, subject to the condition that no Stock Right shall be exercised after its expiration in accordance with its terms. 6.4Non-Transferability of Awards. Except as otherwise provided in this Section 6.4, Awards shall not be transferable, and no Award or interest therein may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All of a Participant’s rights in any Award may be exercised during the life of the Participant only by the Participant or the Participant’s legal representative. However, the Committee may, at or after the grant of an Award of a Nonstatutory Option, or shares of Restricted Stock, provide that such Award may be transferred by the recipient to a family member; provided, however, that any such transfer is without payment of any consideration whatsoever and that no transfer shall be valid unless first approved by the Committee, acting in its sole discretion. For this purpose, “family member” means any child, stepchild, grandchild, parent, grandparent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or Participant), a trust in which the foregoing persons have more than 50 percent of the beneficial interests, a foundation in which the foregoing persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50 percent of the voting interests. The events of termination of service of Section 6.3 hereof or in the Award Agreement shall continue to be applied with respect to the original Participant, following which the Awards shall be exercisable by the transferee only to the extent, and for the periods specified in the Award Agreement or Section 6.4, as applicable. 6.5Limitation on Grants of Awards to Non-Employee Directors. Notwithstanding any provision to the contrary in the Plan, a Non-Employee Director may not be granted equity Awards during any single calendar year that, taken together with any cash fees paid to such Non-Employee Director in respect of the Non-Employee Director’s services as a member of the Board during such calendar year, exceeds $800,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial accounting purposes). 7.Specific Terms of Awards 7.1Options. (a)Date of Grant. An Option’s Grant Date shall be specified in the applicable Award Agreement, as determined by the Committee. (b)Exercise Price. The price at which shares of Stock may be acquired under each Incentive Option shall be not less than 100% of the Market Value of Stock on the Grant Date, or not less than 110% of the Market Value of Stock on the Grant Date if the Optionee is a Ten Percent Owner. The price at which shares of Stock may be acquired under each Nonstatutory Option shall not be less than the Market Value of Stock on the Grant Date. Notwithstanding the foregoing, Options may be granted with an exercise price of less than 100% of the Market Value of Stock on the Grant Date pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. 88 8x8, Inc. | PROXY STATEMENT

APPENDIX B (c)Option Period. No Option may be exercised on or after the tenth anniversary of the Grant Date, and, further, no Incentive Option may be exercised or on or after the fifth anniversary of the Grant Date if the Optionee is a Ten Percent Owner. (d)Exercisability. An Option may be immediately exercisable or become exercisable in such installments, cumulative or non-cumulative, as the Committee may determine. In the case of an Option not otherwise immediately exercisable in full, the Committee may accelerate the vesting and exercisability of such Option in whole or in part at any time; provided, however, that in the case of an Incentive Option, any such acceleration of the Option would not cause the Option to fail to comply with the provisions of Section 422 of the Code or the Optionee consents to the acceleration. (e)Method of Exercise. An Option may be exercised by the Optionee giving written notice, in the manner provided in Section 16, specifying the number of shares of Stock with respect to which the Option is then being exercised. The notice shall be accompanied by payment in the form of cash or check payable to the order of the Company in an amount equal to the exercise price of the shares of Stock to be purchased or, subject in each instance to the Committee’s approval, acting in its sole discretion, and to such conditions, if any, as the Committee may deem necessary to avoid adverse accounting effects to the Company, (i)by delivery to the Company of shares of Stock having a Market Value equal to the exercise price of the shares to be purchased, or (ii)by surrender of the Option as to all or part of the shares of Stock for which the Option is then exercisable in exchange for shares of Stock having an aggregate Market Value equal to the difference between (1) the aggregate Market Value of the surrendered portion of the Option, and (2) the aggregate exercise price under the Option for the surrendered portion of the Option, or (iii)unless prohibited by Applicable Laws, by delivery to the Company of the Optionee’s executed promissory note in the principal amount equal to the exercise price of the shares of Stock to be purchased and otherwise in such form as the Committee shall have approved, or (iv)by delivery of any other lawful means of consideration which the Committee may approve. If the Stock is traded on an established market, payment of any exercise price may also be made through and under the terms and conditions of any formal cashless exercise program authorized by the Company entailing the sale of the Stock subject to an Option in a brokered transaction (other than to the Company). Receipt by the Company of such notice and payment in any authorized or combination of authorized means shall constitute the exercise of the Option. Within 30 days thereafter but subject to the remaining provisions of the Plan, the Company shall deliver or cause to be delivered to the Optionee or his or her agent a certificate or certificates or book-entry authorization and instruction to the Company’s transfer agent and registrar for the number of shares of Stock then being purchased. Such shares of Stock shall be fully paid and nonassessable. In its reasonable discretion, the Committee may suspend or halt Option exercises for such length of time as the Committee deems reasonably necessary under circumstances in which such suspension or halt is considered to be in the best interests of the Company. (f)Limit on Incentive Option Characterization. Notwithstanding any Option’s designation as an Incentive Option, to the extent that the aggregate Market Value of the shares of Stock with respect to which Incentive Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Options. (g)Notification of Disposition. Each person exercising any Incentive Option granted under the Plan shall be deemed to have covenanted with the Company to report to the Company any disposition of the shares of Stock issued upon such exercise prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code and, if and to the extent that the realization of income in such a disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, to remit to the Company an amount in cash sufficient to satisfy those requirements. (h)Participants shall not be entitled to receive payments equivalent to any dividends declared with respect to Stock referenced in the grant of an Option. 8x8, Inc. | PROXY STATEMENT 89

APPENDIX B 7.2Stock Appreciation Rights. (a)Tandem or Stand-Alone. Stock Appreciation Rights may be granted in tandem with an Option (at or, in the case of a Nonstatutory Option, after, the award of the Option), or alone and unrelated to an Option. Stock Appreciation Rights in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem Stock Appreciation Rights are exercised. (b)Exercise Price. Stock Appreciation Rights shall have an exercise price of not less than 100% of the Market Value of the Stock on the date of award, or in the case of Stock Appreciation Rights in tandem with Options, the exercise price of the related Option. (c)Other Terms. Except as the Committee may deem inappropriate or inapplicable in the circumstances, Stock Appreciation Rights shall be subject to terms and conditions substantially similar to those applicable to a Nonstatutory Option. Participants shall not be entitled to receive payments equivalent to any dividends declared with respect to Stock referenced in the grant of a Stock Appreciation Right. 7.3Restricted Stock. (a)Purchase Price. Shares of Restricted Stock shall be issued under the Plan for such consideration, in cash, other property or services, or any combination thereof, as is determined by the Committee. (b)Issuance of Certificates. Each Participant receiving a Restricted Stock Award, subject to subsection (c) below, shall be issued a stock certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and, if applicable, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award substantially in the following form: The shares evidenced by this certificate are subject to the terms and conditions of the 8x8, Inc. 2022 Equity Incentive Plan and an Award Agreement entered into by the registered owner and 8x8, Inc., copies of which will be furnished by the Company to the holder of the shares evidenced by this certificate upon written request and without charge. (c)Escrow of Shares. The Committee may require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Participant deliver a stock power, endorsed in blank, relating to the Stock covered by such Award. (d)Restrictions and Restriction Period. During the Restriction Period applicable to shares of Restricted Stock, such shares shall be subject to limitations on transferability and a Risk of Forfeiture arising on the basis of such conditions related to the performance of services, Company or Affiliate performance or otherwise as the Committee may determine and provide for in the applicable Award Agreement. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate. (e)Rights Pending Lapse of Risk of Forfeiture or Forfeiture of Award. Except as otherwise provided in the Plan or the applicable Award Agreement, at all times prior to lapse of any Risk of Forfeiture applicable to, or forfeiture of, an Award of Restricted Stock, the Participant shall have all of the rights of a stockholder of the Company, including the right to vote, and the right to receive any dividends with respect to, the shares of Restricted Stock, which, at the Committee’s discretion, may be paid in cash or shares of Stock. Notwithstanding anything in the Plan to the contrary, dividends or other distributions declared during the Restriction Period applicable to any Award of Restricted Stock shall only become payable if (and to the extent) the Restriction Period applicable to the Award of Restricted Stock lapses with all conditions satisfied. Any such dividends shall be paid, if at all, without interest or other earnings. (f)Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant promptly if not theretofore so delivered. 7.4Restricted Stock Units. (a)Character. Each Restricted Stock Unit shall entitle the Participant to one or more shares of Stock at a close of such Restriction Period as the Committee may establish and subject to a Risk of Forfeiture arising on the basis of such conditions relating to the performance of services, Company or Affiliate performance, or otherwise as the Committee may determine and provide for in the applicable Award Agreement. Any such Risk of Forfeiture may be waived or terminated, or the Restriction Period shortened, at any time by the Committee on such basis as it deems appropriate. 90 8x8, Inc. | PROXY STATEMENT

APPENDIX B (b)Form and Timing of Payment. Payment of earned Restricted Stock Units shall be made in a single lump sum following the close of the applicable Restriction Period. At the discretion of the Committee, Participants may be entitled to receive payments equivalent to any dividends declared with respect to Stock referenced in grants of Restricted Stock Units. Notwithstanding anything in the Plan to the contrary, any such dividend equivalents declared during the Restriction Period applicable to any Restricted Stock Units shall only become payable if (and to the extent) the Restriction Period applicable to the Restricted Stock Units lapses with all conditions satisfied and the Committee elects to grant rights to such dividend equivalents in its discretion. Any such dividend equivalents shall be paid, if at all, without interest or other earnings. 7.5Performance Units. (a)Character. Each Performance Unit shall entitle the recipient to the value of a specified number of shares of Stock, over the initial value for such number of shares, if any, established by the Committee at the time of grant, at the close of a specified Performance Period to the extent specified Performance Goals shall have been achieved. (b)Earning of Performance Units. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met within the applicable Performance Period, will determine the number and value of Performance Units that will be paid out to the Participant. After the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive payout on the number and value of Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved. (c)Form and Timing of Payment. Payment of earned Performance Units shall be made in a single lump sum following the close of the applicable Performance Period. Participants shall not be entitled to receive payments equivalent to any dividends declared with respect to Stock referenced in grants of Performance Units, except that, at the discretion of the Committee, Participants may be entitled to receive such payments following the close of the Performance Period, only if the Performance Units have been earned. Any such dividend equivalents shall be paid, if at all, without interest or other earnings. The Committee may permit or, if it so provides at grant require, a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Stock that would otherwise be due to such Participant by virtue of the satisfaction of any requirements or goals with respect to Performance Units. If any such deferral election is required or permitted, the Committee shall establish rules and procedures for such payment deferrals. 7.6Stock Grants. Stock Grants shall be awarded solely in recognition of significant prior or expected contributions to the success of the Company or its Affiliates, as an inducement to employment, in lieu of compensation otherwise already due and in such other limited circumstances as the Committee deems appropriate. Stock Grants shall be made without forfeiture conditions of any kind. 7.7Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan granted to a Participant who is, at the time of grant or during the term of the Award, resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that the Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. The Committee may establish supplements to, or amendments, restatements, or alternative versions of the Plan for the purpose of granting and administrating any such modified Award. No such modification, supplement, amendment, restatement or alternative version may increase the Total Authorized Shares. 8.Adjustment Provisions 8.1Adjustment for Corporate Actions. In the event that any dividend or other distribution (whether in the form of cash, shares of Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the shares of Stock occurs, the Committee, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will appropriately and proportionately adjust the number and class of shares of Stock that may be delivered under the Plan and/or the number, class, and price of shares of Stock covered by each outstanding Award (without change in the aggregate exercise price as to which any such Stock Rights remain exercisable), provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive. 8x8, Inc. | PROXY STATEMENT 91

APPENDIX B 8.2Related Matters. Any adjustment in Awards made pursuant to Section 8.1 shall be determined and made, if at all, by the Committee, acting in its sole discretion, and shall include any correlative modification of terms, including of Stock Right exercise prices, rates of vesting or exercisability, Risks of Forfeiture, applicable repurchase prices for Restricted Stock, and Performance Goals which the Committee may deem necessary or appropriate so as to ensure the rights of the Participants in their respective Awards are not substantially diminished nor enlarged as a result of the adjustment and corporate action other than as expressly contemplated in this Section 8. 8.3Change in Control. (a)Assumption, Substitution or Continuation of Outstanding Awards. In the event of a Change in Control in which the Successor proposes to assume, substitute or continue equivalent awards (with such adjustments as may be required or permitted by Section 8.1 of the Plan, with appropriate adjustments as to the number and kind of shares and prices), any substitute equivalent award must (i) have a value at least equal to the value of the Award being substituted; (ii) relate to a publicly-traded equity security of the Successor involved in the Change in Control or another publicly traded entity that is affiliated with the Successor following the Change in Control; (iii) be the same type of award as the Award being substituted; (iv) be vested to the extent the Award being substituted was vested at the time of the Change in Control and (v) have other terms and conditions (including by way of example, vesting and exercisability) that are the same or more favorable to the Participant than the terms and conditions of the Award being substituted, in each case, as reasonably determined by the Committee (as constituted prior to the Change in Control) in good faith. If a Participant’s Award is assumed, substituted or continued by the Successor pursuant to this Section 8.3(a), then, subject to the remaining provisions of this Section 8.3, such Award will not vest or lapse solely as a result of the Change in Control but will instead remain outstanding under the terms pursuant to which it has been assumed, substituted, or continued and will continue to vest or lapse pursuant to such terms. (i)For the purposes of Section 8.3 of the Plan, an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Stock for each share of Stock held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration received in the Change in Control is not solely common stock of the Successor or its Parent, the Committee may, with the consent of the Successor, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of any other Award, for each share of Stock subject to such Award, to be solely common stock of the Successor or its Parent equal in fair market value to the per share consideration received by holders of shares of Stock in the Change in Control. (b)No Assumption, Substitution, or Continuation of Outstanding Awards. Unless otherwise provided in an applicable Award Agreement or another applicable agreement between the Company and a Participant, if for any reason outstanding Awards are not assumed, substituted, or continued pursuant to Section 8.3(a), such outstanding Awards will be subject to the following rules, in each case effective immediately prior to such Change in Control but conditioned upon completion of such Change in Control, with any corresponding payments made as soon as reasonably practicable after the Change in Control, but no later than within 30 days following the date of the Change in Control: (i)Options and Stock Appreciation Rights. All Options and Stock Appreciation Rights will become fully vested and exercisable. The Committee will give Participants a reasonable opportunity (at least 30 days if practicable) to exercise any or all Options and Stock Appreciation Rights before the consummation of the transaction resulting in the Change in Control, provided that any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void and such Options and Stock Appreciation Rights will be restored to their status as if there had been no Change in Control. If a Participant does not exercise all Options and Stock Appreciation Rights prior to the Change in Control, the Committee will pay such Participant in exchange for the cancellation of each such unexercised Option and Stock Appreciation Right the difference between the exercise price for such Option or Stock Appreciation Right and the consideration per share of Stock provided to other similarly situated stockholders in such Change in Control; provided, however, that if the exercise price of such Option or Stock Appreciation Right 92 8x8, Inc. | PROXY STATEMENT

APPENDIX B exceeds the aforementioned consideration provided, then such unexercised Option or Stock Appreciation Right will be canceled and terminated without any payment. (ii)Vesting of Restricted Stock Units and Lapse of Restricted Stock Restrictions, for Awards that are not Performance-Based Awards. All restrictions imposed on Restricted Stock Units and Restricted Stock that do not have Performance Goals will lapse and be of no further force and effect, such that all such Restricted Stock Units and Restricted Stock will become fully vested and no longer subject to a Risk of Forfeiture and the Restriction Period shall lapse, and Restricted Stock Units will be settled and paid in cash and/or shares of Stock at the Committee’s discretion, and Restricted Stock will be paid in cash and/or shares of Stock at the Committee’s discretion; provided, however that if any such payment is to be made in shares of Stock, the Committee may in its discretion, provide such holders the consideration provided to other similarly situated stockholders in such Change in Control. (iii)Vesting, Payment and Achievement of Performance-Based Awards. All Performance-Based Awards for which the Performance Period has been completed as of the date of the Change in Control but have not yet been paid will vest and be paid in cash and/or shares of Stock at such time at the Committee’s discretion, with all Performance Goals to be deemed achieved at actual performance. Unless otherwise provided in an applicable Award Agreement or another applicable agreement between the Company and a Participant, all Performance-Based Awards for which the Performance Period has not been completed as of the date of the Change in Control will, with respect to each Performance Goal or other vesting criteria, be deemed achieved at the greater of (x) one hundred percent (100%) of target levels and (y) actual performance measured on the date of the Change in Control as determined by the Committee, in each case, with all other terms and conditions met, and vest and be paid out for the entire Performance Period (and not pro rata), with the manner of payment to be made in cash or shares of Stock at the Committee’s discretion; provided, however that if any such payment is to be made in shares of Stock, the Committee may in its reasonable discretion, provide such holders the consideration provided to other similarly situated stockholders in such Change in Control. (iv)Notwithstanding anything in Section 8.3 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its Successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the Successor’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption. (c)Termination, Amendment and Modifications of Change in Control Provisions; Other Agreements. Notwithstanding any other provision of the Plan or any Award Agreement provision, the provisions of Section 8.3 of the Plan may not be terminated, amended, or modified in any manner that adversely affects any then-outstanding Award or Award Participant without the prior written consent of the Participant, unless for the purpose of complying with Applicable Laws and regulations. (d)Limitation on Change in Control Payments. Notwithstanding anything in Section 8.3 of the Plan to the contrary, if, with respect to a Participant, the acceleration of the vesting of an Award or the payment of cash in exchange for all or part of the Award (i) could be deemed a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for Section 8.3 of the Plan, would be subject to an Excise Tax, then the “payments” to such Participant pursuant to Section 8.3 of the Plan shall be either (a) delivered in full, or (b) delivered as to a reduced amount that would result in no portion of such payments or benefits being subject to the Excise Tax; whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income and employment taxes and the Excise Tax, results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefit, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event that any Excise Tax is imposed on any payments under the Plan, the Participant will be fully responsible for the payment of any and all Excise Tax, and the Company and its Affiliates will not be obligated to pay all or any portion of any Excise Tax. All computations and determinations called for by Section 8.3(d) shall be promptly determined and reported in writing to the Company and the applicable Participant by independent public accountants or other independent advisors selected by the Company and reasonably acceptable to the applicable Participant (the “Accountants”), and all such computations and determinations shall be conclusive and binding upon the applicable Participant and the Company. For the purposes of such determinations, the Accountants may rely on 8x8, Inc. | PROXY STATEMENT 93

APPENDIX B reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the applicable Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determinations. The Company shall bear all fees and expenses charged by the Accountants in connection with these services. 8.4Clawback. If the Committee determines that a Participant has intentionally committed an act of embezzlement, fraud, dishonesty, or breach of fiduciary duty during the Participant’s employment that contributed to an obligation to restate the Company’s financial statements, the Participant shall be required to repay to the Company, in cash and upon demand, Award Proceeds (defined below) resulting from any sale or other disposition of shares of Stock issued or issuable under an Award (a) if the sale or disposition was effected during the twelve-month period following the first public issuance or filing with the SEC of the financial statements required to be restated, or (b) if the shares of Stock were issued as a result of vesting criteria that were determined to be satisfied based all or in part on the financial statements required to be restated. In the preceding sentence, “Award Proceeds” means, with respect to any sale or other distribution, an amount determined appropriate by the Committee to reflect the effect of the restatement on the Company’s stock price, up to the amount equal to the number of shares of Stock sold or disposed multiplied by the excess of Market Value at the time of such sale or disposition over the amount paid, if any, to purchase such shares of Stock. Notwithstanding any other provision of the Plan to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy of the Company currently in effect or as may be adopted by the Company and, in each case, as may be amended from time to time. No such policy adoption or amendment shall require a Participant’s prior consent. 9.Settlement of Awards 9.1In General. Awards of Restricted Stock shall be settled in accordance with their terms. All other Awards may be settled in cash or Stock, or a combination thereof, as determined by the Committee at or after grant and subject to any contrary applicable Award Agreement. The Committee may not require settlement of any Award in Stock pursuant to the immediately preceding sentence to the extent issuance of such Stock would be prohibited or unreasonably delayed by reason of any other provision of the Plan. 9.2Violation of Law. Notwithstanding any other provision of the Plan or the relevant Award Agreement, if, at any time, in the reasonable opinion of the Company, the issuance of shares of Stock covered by an Award may constitute a violation of Applicable Laws, then the Company may delay such issuance and the delivery of a certificate for such shares until (i) approval shall have been obtained from such governmental agencies, other than the Securities and Exchange Commission, as may be required under any Applicable Laws, rule, or regulation and (ii) in the case where such issuance would constitute a violation of a law administered by or a regulation of the Securities and Exchange Commission, one of the following conditions shall have been satisfied: (a)the shares of Stock are at the time of the issue of such shares effectively registered under the Securities Act of 1933, as amended; or (b)the Company shall have determined, on such basis as it deems appropriate (including an opinion of counsel in form and substance satisfactory to the Company) that the sale, transfer, assignment, pledge, encumbrance or other disposition of such shares does not require registration under the Securities Act of 1933, as amended or any applicable State securities laws. 9.3Corporate Restrictions on Rights in Stock. Any Stock to be issued pursuant to Awards granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the charter, certificate or articles, and by-laws, of the Company, as applicable. 9.4Investment Representations. The Company shall be under no obligation to issue any shares of Stock covered by any Award unless the shares to be issued pursuant to Awards granted under the Plan have been effectively registered under the Securities Act of 1933, as amended, or the Participant shall have made such written representations to the Company (upon which the Company believes it may reasonably rely) as the Company may deem necessary or appropriate for purposes of confirming that the issuance of such shares will be exempt from the registration requirements of the Securities Act of 1933 and any applicable state securities laws and otherwise in compliance with all Applicable Laws, rules and regulations, including, but not limited to, that the Participant is acquiring the shares for his or her own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution of any such shares. 9.5Registration. If the Company shall deem it necessary or desirable to register under the Securities Act of 1933, as amended, or other applicable statutes any shares of Stock issued or to be issued pursuant to Awards granted under the Plan, or to qualify any such shares of Stock for exemption from the Securities Act of 1933, as amended or other applicable statutes, then the Company shall take such action at its own expense. The Company may require from each recipient of an Award, or each holder of shares of Stock acquired pursuant to the Plan, such 94 8x8, Inc. | PROXY STATEMENT

APPENDIX B information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for that purpose and may require reasonable indemnity to the Company and its officers and directors from that holder against all losses, claims, damage and liabilities arising from use of the information so furnished. 9.6Certificates. All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. 9.7Tax Withholding. Whenever shares of Stock are issued or to be issued pursuant to Awards granted under the Plan, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy federal, state, local or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) or as provided below, prior to the delivery of any certificate or certificates for such shares. The obligations of the Company under the Plan shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant, including, without limitation, pursuant to the Company’s delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the amount necessary to satisfy the minimum tax or social insurance obligations required by law to be withheld in respect of Awards and any Greater Amount (as defined below) (such arrangement, a “Sale to Cover Arrangement”). In the Committee’s discretion, the Company’s foregoing rights to (i) to have the Participant remit to the Company amounts to satisfy tax withholding requirements and (ii) to deduct any such taxes from any payment of any kind otherwise due to the Participant, shall extend to the minimum tax or social insurance obligations required by law to be withheld in respect of Awards, or, if applicable, such other withholding amount (a “Greater Amount”) as mutually agreed upon by the Company and the Participant, up to the sum of all applicable statutory maximum rates (provided, in the case of a Participant who is an Officer, that such other amount is approved in advance by the Committee or the Board), and provided further, that if any part of such amount is permitted by the Committee at its discretion to be paid in shares of Stock, such shares of Stock shall be valued at their Market Value on the date the applicable tax is incurred. Participants may elect, subject to the approval of the Committee, acting in its sole discretion, to satisfy an applicable withholding requirement, in whole or in part, by having the Company withhold shares of Stock to satisfy their tax obligations or by means of a Sale to Cover Arrangement. However, unless a corresponding Greater Amount is approved in advance by the Committee or the Board, Participants who elect, subject to the approval of the Committee, to satisfy an applicable withholding requirement, in whole or in part, by having the Company withhold shares of Stock to satisfy their tax obligation, may only elect to have shares of Stock withheld having a Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee deems appropriate. Any determination that a tax withholding obligation has arisen shall be made without regard to the potential applicability of Section 83(c) of the Code. 9.8Company Charter and By-Laws; Other Company Policies. This Plan and all Awards granted under the Plan (including the exercise, settlement or exchange of an Award) are subject to and must comply with the certificate of incorporation and by-laws of the Company, as they may be amended from time to time, and all other Company policies duly adopted by the Board, the Committee or any other committee of the Board as in effect from time to time regarding the acquisition, ownership or sale of Stock by Employees and other Service Providers, including, without limitation, policies intended to limit the potential for insider trading and to avoid or recover compensation payable or paid on the basis of inaccurate financial results or statements, employee conduct, and other similar events. 9.9Dividends and Dividend Equivalents. Notwithstanding anything in the Plan to the contrary, dividend and dividend equivalent and other distribution amounts the Committee grants with respect to any Award (or share of Stock underlying an Award) may be accrued but not paid to a Participant until all conditions or restrictions relating to such Award and/or share of Stock have been satisfied or lapsed and shall be forfeited if all of such conditions or restrictions are never satisfied or lapse. 10.Reservation of Stock The Company shall at all times during the term of the Plan and while any Awards are outstanding under the Plan reserve or otherwise keep available such number of shares of Stock as will be sufficient to satisfy the requirements of the Plan (if then in effect) and such Awards. 11.Limitation of Rights in Stock; No Special Service Rights 8x8, Inc. | PROXY STATEMENT 95

APPENDIX B A Participant shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the shares of Stock subject to an Award, unless and until a certificate shall have been issued therefor and delivered to the Participant or his or her agent. Any Stock to be issued pursuant to Awards granted under the Plan shall be subject to all restrictions upon the transfer thereof which may be now or hereafter imposed by the certificate of incorporation and the by-laws of the Company. Nothing contained in the Plan or in any Award Agreement shall confer upon any recipient of an Award any right with respect to the continuation of his or her employment or other association with the Company (or any Affiliate), or interfere in any way with the right of the Company (or any Affiliate), subject to the terms of any separate employment or consulting agreement or provision of law or certificate of incorporation or by-laws to the contrary, at any time to terminate such employment or consulting agreement or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment or other association with the Company and its Affiliates. 12.Unfunded Status of Plan The Plan is intended to constitute an “unfunded” plan for incentive compensation, and the Plan is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments with respect to Stock Rights and other Awards hereunder, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan. 13.Nonexclusivity of the Plan Neither the adoption of the Plan by the Board nor any action taken in connection with the adoption or operation of the Plan shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of stock options and restricted stock other than under the Plan, and such arrangements may be either applicable generally or only in specific cases. 14.No Guarantee of Tax Consequences Neither the Company nor any Affiliate, nor any director, officer, agent, representative or employee of either, guarantees to the Participant or any other person any particular tax consequences as a result of the grant of, exercise of rights under, or payment in respect of an Award, including, but not limited to, that an Option granted as an Incentive Option has or will qualify as an “incentive stock option” within the meaning of Section 422 of the Code or that the provisions and penalties of Section 409A of the Code, pertaining non-qualified plans of deferred compensation, will or will not apply. 15.Termination and Amendment of the Plan 15.1Termination or Amendment of the Plan. Subject to the limitations contained in Section 15.3 below, including specifically the requirement of stockholder approval if applicable, the Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable. Unless the Board otherwise expressly provides, no amendment of the Plan shall affect the terms of any Award outstanding on the date of such amendment. 15.2No Repricing and No Cash Buyout. Other than in connection with an adjustment to an Award pursuant to Section 8, the Company shall not, without stockholder approval, at any time when the exercise price per share of Stock of an Option or SAR is greater than Market Value of the underlying shares of Stock, reduce the exercise price of such Option or SAR or exchange such Option or SAR for a new Award with a lower (or no) purchase price or for cash. 15.3Limitations on Amendments, Etc. Without the approval of the Company’s stockholders, no amendment or modification of the Plan by the Board may (i) increase the number of shares of Stock which may be issued under the Plan (except in accordance with Section 8.1 herein, to the extent stockholder approval is not required by Applicable Law), (ii) change the description of the persons eligible for Awards, (iii) implement an Exchange Program or (iv) effect any other change for which stockholder approval is required by Applicable Law. No amendment or modification of the Plan by the Board, or of an outstanding Award by the Committee, shall impair the rights of the recipient of any Award outstanding on the date of such amendment or modification or such Award, as the case may be, without the Participant’s consent; provided, however, that no such consent shall be required if (i) the Board or Committee, as the case may be, determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation, including without limitation the provisions of Section 409A of the Code, or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) the Board or Committee, as the case may be, determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration is not reasonably likely to significantly diminish the benefits provided under the Award, or that any such diminution has been adequately compensated. 16.Notices and Other Communications 96 8x8, Inc. | PROXY STATEMENT

APPENDIX B Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, addressed or telecopied, as the case may be, (i) if to the recipient of an Award, at his or her residence address last filed with the Company and (ii) if to the Company, at its principal place of business, addressed to the attention of its General Counsel or to such other address or telecopier number, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; and (iii) in the case of facsimile transmission, when confirmed by facsimile machine report. 17.Administrative Provisions Nothing contained in the Plan shall require the issuance or delivery of certificates for any period during which the Company has elected to maintain or caused to be maintained the evidence of ownership of its shares of Stock, either generally or in the case of Stock acquired pursuant to Awards, by book entry, and all references herein to such actions or to certificates shall be interpreted accordingly in light of the systems maintained for that purpose. Furthermore, any reference herein to actions to be taken or notices (including of grants of Awards) to be provided in writing or pursuant to specific procedures may be satisfied by means of and pursuant to any electronic or automated voice response systems the Company may elect to establish for such purposes, either by itself or through the services of a third party, for the period such systems are in effect. 18.Limitations Applicable to Section 16 Insiders Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Laws, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule. 19.Compliance With Section 409A of the Code The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code and any regulations or guidance promulgated thereunder (“Section 409A”), and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, a Participant shall not be considered to have terminated employment or service with the Company or an Affiliate for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company or any Affiliate within the meaning of Section 409A. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A and comparable provisions of any applicable state or local income tax laws. Notwithstanding anything to the contrary in the Plan or any Award, if and to the extent the Committee shall determine that the terms of any Award may result in the failure of such Award to comply with or be exempt from the requirements of Section 409A, the Committee shall have authority to take such action to amend, modify, cancel or terminate the Plan or any Award as it deems necessary or advisable to bring such Award into compliance with or maintain an exemption from Section 409A. 20.Governing Law The Plan and, except as otherwise provided in an applicable Award Agreement, all actions taken thereunder, shall be governed, interpreted and enforced in accordance with the laws of the state of Delaware, without regard to the conflicts of laws principles thereof. 8x8, Inc. | PROXY STATEMENT 97

APPENDIX C 8X8, INC. AMENDED AND RESTATED 1996 EMPLOYEE STOCK PURCHASE PLAN The following constitute the provisions of the 1996 Employee Stock Purchase Plan of 8x8, Inc., as most recently amended and restated by the Board on May 26, 2022 and most recently approved by the stockholders on July 12, 2022. 1.Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. Except as otherwise provided in Section 13(b) of the Plan, it is the intention of the Company to have the Offerings under the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code. 2.Definitions. (a)“Administrator” shall mean the Board or a committee of members of the Board appointed by the Board to administer the Plan. (b)“Board” shall mean the Board of Directors of the Company. (c)“Common Stock” shall mean the common stock of the Company. (d)“Company” shall mean 8x8, Inc. (e)“Compensation” shall mean all base straight time gross earnings, commissions and standard incentive cash bonus compensation, exclusive of payments for overtime, shift premium, incentive payments, new hire bonuses, retention bonuses, and non-standard bonuses, and other compensation. (f)“Current Purchase Period” shall mean any Purchase Period which is scheduled to end in the current calendar year, as determined at the relevant time. (g)“Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Administrator from time to time in its sole discretion as eligible to participate in Offerings under the Plan. (h)“Employee” shall mean any individual who is an employee of the Company or a Designated Subsidiary, as applicable, for tax purposes whose customary employment with the Company or applicable Designated Subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company (or applicable Designated Subsidiary). Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the ninety-first (91st) day of such leave. (i)“Enrollment Date” shall mean the first day of each Offering Period. (j)“Exercise Date” shall mean the last day of each Purchase Period. (k)“Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows: (i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, Nasdaq Global Market or The Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or; (ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common 98 8x8, Inc. | PROXY STATEMENT

APPENDIX C Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or; (iii)In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator. (l)“New Exercise Date” shall mean the New Exercise Date set for Purchase Periods in the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation in accordance with Section 18(c). (m)“Offering” shall mean the grant of options to purchase shares of Common Stock under the Plan to Employees of the Company and/or one or more Designated Subsidiaries. (n)“Offering Periods” shall mean the periods of approximately twelve (12) months during which an option granted pursuant to an Offering may be exercised, commencing on the first Trading Day on or after February 10 and August 10 of each year and terminating on the last Trading Day in the periods ending twelve (12) months later. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan; provided, however, that the duration of an Offering Period shall not exceed twenty-seven (27) months. If an Offering Period is intended to include multiple Purchase Periods but the Fair Market Value of the Common Stock on an Exercise Date during such an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering, then that Offering Period shall automatically terminate after the purchases for such Exercise Date are completed and the participants in such Offering Period shall automatically be enrolled in the immediately following Offering as of the Enrollment Date thereof. (o)“Plan” shall mean this Amended and Restated 1996 Employee Stock Purchase Plan. (p)“Purchase Price” shall mean an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower. (q)“Purchase Period” shall mean the approximately six (6) month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period shall commence on the Enrollment Date and end with the next Exercise Date. (r)“Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option. (s)“Subsidiary” shall mean a corporation, domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary. For purposes of any Offering pursuant to Section 13(b) that is not intended to qualify under Section 423 of the Code, “Subsidiary” shall also include any entity (including any corporation, company or other vehicle organized under local law) of which at least fifty percent (50%) of the voting power is controlled by the Company or a Subsidiary. (t)“Trading Day” shall mean a day on which national stock exchanges are open for trading. 3.Eligibility. (a)Any Employee (as defined in Section 2(h)) who, as of the Enrollment Date for a given Offering, is employed by the Company (or a Designated Subsidiary approved by the Administrator to participate in such Offering) shall be eligible to participate in the Plan for that Offering. (b)Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time. 4.Offerings. Unless otherwise determined by the Administrator, the Plan shall be implemented by consecutive, overlapping Offerings. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced at least two (2) days prior to the scheduled beginning of the first Offering Period to be affected thereafter. The Administrator shall have the power to establish the terms and conditions of each Offering including the participating entities (Company and or one or more Designated Subsidiaries), duration of the Offering Period (subject to the twenty-seven (27) month limit established in Section 8x8, Inc. | PROXY STATEMENT 99

APPENDIX C 2(n)), number and frequency of Purchase Periods, Purchase Price (provided that the Purchase Price shall not be lower than eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower) and maximum shares available per eligible Employee (which may not exceed the amounts calculated by Section 6(d) and Section 7 hereof), in each case subject to compliance with the terms and conditions of the Plan (which may be incorporated by reference) and the requirements of Section 423 of the Code, including the requirement that all eligible Employees have the same rights and privileges. The Administrator shall specify the terms and conditions of each Offering prior to the commencement of the Offering, which terms and conditions need not be identical and shall be deemed incorporated by reference and made a part of the Plan. 5.Participation. (a)An eligible Employee may become a participant in an Offering under the Plan by completing the enrollment process prior to the applicable Enrollment Date. The enrollment process for this purpose will be prescribed and communicated from time to time by the Company to eligible Employees. (b)Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof. 6.Payroll Deductions. (a)At the time a participant enrolls in an Offering, he or she shall elect to have payroll deductions made on each pay day during the Offering Period for that Offering in an amount not exceeding twenty percent (20%) of the Compensation which he or she receives on each pay day during the Offering Period. (b)All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account. (c)A participant may discontinue his or her participation in an Offering under the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by filing with the Company an authorization to change the payroll deduction rate pursuant to the process prescribed by the Company from time to time. The Administrator may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period commencing after the Company’s receipt of the new authorization unless the Company elects to process a given change in participation more quickly. Upon conclusion of an Offering in which a participant was participating, the participant’s enrollment terms and conditions shall automatically apply and the participant shall be enrolled in the next scheduled Offering, unless and until participation is terminated pursuant to Section 10 hereof. (d)Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be decreased to zero percent (0%) at such time during any Current Purchase Period that the aggregate of all payroll deductions which were previously used to purchase stock under the Plan in a prior Purchase Period which ended during that calendar year plus all payroll deductions accumulated with respect to the Current Purchase Period equal twenty-one thousand, two hundred fifty dollars ($21,250) or at any time the limit set forth in Section 423(b)(8) of the Code is likely to be exceeded but for such decrease. Payroll deductions shall recommence at the rate previously elected by such participant at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof. (e)At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the federal, state, or other tax withholding obligations of the participant’s employer (whether the Company or a Designated Subsidiary), if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the employer may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the employer to meet applicable withholding obligations, including any withholding required to make available to the employer any tax deductions or benefits attributable to participating in an Offering or sale or early disposition of Common Stock by the participant. 7.Grant of Option. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering shall be granted an option to purchase on each Exercise Date during such Offering (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the participant’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Purchase Period more than a number of shares determined by dividing twenty-five thousand dollars ($25,000) by the Fair Market Value of a share of the Company’s Common Stock on the Enrollment Date, and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof and in Code Section 423(b)(8). Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the last day of the Offering. 100 8x8, Inc. | PROXY STATEMENT

APPENDIX C 8.Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other monies left over in a participant’s account after the Exercise Date shall be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her. 9.Delivery. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the shares purchased upon exercise of his or her option or shall cause an appropriate entry to be made in such participant’s brokerage account reflecting the shares purchased. 10.Withdrawal; Termination of Employment. (a)A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by giving notice pursuant to the process prescribed and communicated by the Company from time to time. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant promptly after receipt of notice of withdrawal and such participant’s option for the Offering shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering. If a participant withdraws from an Offering, payroll deductions shall not resume at the beginning of the succeeding Offering unless the participant completes the enrollment process again pursuant to Section 5. (b)Upon a participant’s ceasing to be an Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14 hereof, and such participant’s option shall be automatically terminated. (c)A participant’s withdrawal from an Offering shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offerings which commence after the participant’s withdrawal. 11.Interest. No interest shall accrue on the payroll deductions of a participant in the Plan. 12.Stock. (a)The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 3,600,000 shares plus that number of shares of the Company’s Common Stock previously approved and remaining available for issuance under the Plan as of July 12, 2022, subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. (b)The participant shall have no interest or voting right in shares covered by his option until such option has been exercised. (c)Shares to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse. 13.Administration. (a)The Administrator shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding the appointment of a committee to serve as Administrator, the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan. (b)The Administrator may initiate separate Offerings through sub plans (which need not qualify under Section 423 of the Code) for the purpose of (i) facilitating participation in the Plan by Employees of Designated Subsidiaries located outside of the United States in compliance with foreign laws and regulations without affecting the qualification of the remainder of the Plan under Section 423 of the Code, or (ii) qualifying an Offering under the Plan for preferred tax treatment under foreign tax laws (which sub plans, at the Administrator’s discretion, may provide for allocations of the authorized shares reserved for issue under the Plan as set forth in Section 12(a)). Any sub plan shall be subject to the Offering Period limit established in Section 2(n), the Purchase Price floor 8x8, Inc. | PROXY STATEMENT 101

APPENDIX C established in Section 4 and the overall share limit established in Section 12(a). The rules of such sub plans may take precedence over provisions of the Plan other than the foregoing requirements of Sections 2(n), 4 and 12(a) (including as to participating Designated Subsidiaries, eligible Employees, duration of the Offering Period (including Enrollment Dates), number and frequency of Purchase Periods, Purchase Price, currency exchange rates, and maximum shares available per eligible Employee), but unless otherwise superseded by the terms of such sub plan, the provisions of the Plan shall govern the operation of such sub plan. Alternatively and in order to comply with the laws of a foreign jurisdiction, the Administrator shall have the power, in its discretion, to grant options in an Offering to eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) that provide terms which are less favorable than the terms of options granted under the same Offering to Employees resident in the United States, subject to compliance with Section 423 of the Code. 14.Designation of Beneficiary. (a)A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective. (b)Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate. 15.Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering in accordance with Section 10 hereof. 16.Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. 17.Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any. 18.Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale. (a)Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves, as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option. (b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offerings shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. (c)Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, any Purchase Periods then in progress shall be shortened by setting a New Exercise Date and any Offerings then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be 102 8x8, Inc. | PROXY STATEMENT

APPENDIX C exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering as provided in Section 10 hereof. 19.Amendment or Termination. (a)The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18 hereof, no such termination can affect options previously granted, provided that an Offering may be terminated by the Board on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 18 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Rule 16b-3 or under Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as required. In addition, the Company shall not amend the Plan to extend the Offering Period limit established in Section 2(n) or to lower the Purchase Price floor established in Section 4, as applicable to any Offering(s) under the Plan or any sub plan established pursuant to Section 13(b), without obtaining stockholder approval. (b)Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan. (c)In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to: (i)altering the Purchase Price for any Offering including an Offering underway at the time of the change in Purchase Price; (ii)shortening any Offering Period so that Offering Period ends on a New Exercise Date, including an Offering Period underway at the time of the Administrator action; and (iii)allocating shares. Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants. 20.Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof. 21.Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law. 22.Information to Employees. The Company shall provide to each Employee who acquires shares pursuant to the Plan, not less frequently than annually during the period such individual owns such shares, copies of annual financial statements. The Company shall not be required to provide such statements to key employees whose duties in connection with the Company assure their access to equivalent information. 8x8, Inc. | PROXY STATEMENT 103

Exhibit E

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 July 12, 2022 Date of Report (Date of earliest event reported) (Exact name of registrant as specified in its charter) Delaware 001-38312 77-0142404 (State or other jurisdiction of incorporation) (Commission File Number) (I.R.S. Employer Identification Number) 675 Creekside Way Campbell, CA 95008 (Address of principal executive offices including zip code) (408) 727-1885 (Registrant's telephone number, including area code) Not Applicable (Former Name or Former Address, if Changed Since Last Report) Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12) ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Securities registered pursuant to Section 12(b) of the Act: Title of each class Trading Symbol Name of each exchange on which registered COMMON STOCK, PAR VALUE $.001 PER SHARE EGHT New York Stock Exchange Emerging growth company ☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 12, 2022, in accordance with the recommendation from the Board of Directors and approval by the majority of the shares of Common Stock of 8x8, Inc. (the "Company"), the Company filed a Certificate of Amendment to the Certificate of Incorporation (the "Amendment") with the Secretary of the State of the State of Delaware to increase the number of authorized shares of the Company's Common Stock (the "Common Stock") from 200,000,000 authorized shares to 300,000,000 authorized shares. The additional shares of Common Stock authorized by the Amendment have rights identical to the Company's currently outstanding Common Stock. The Amendment became effective upon its filing with the Secretary of State of the State of Delaware.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the form thereof, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On July 12, 2022, 8x8, Inc. (the "Company") held its annual meeting of stockholders for calendar year 2022 (the "Annual Meeting"), at which a quorum for the transaction of business was present virtually or represented by proxy. The stockholders voted on the following proposals at the Annual Meeting:

1.Election of eight directors to hold office until the 2023 Annual Meeting of Stockholders of the Company, and until their respective successors have been duly elected and qualified. The Company's nominees were Jaswinder Pal Singh, David Sipes, Monique Bonner, Todd Ford, Alison Gleeson, Vladimir Jacimovic, Eric Salzman and Elizabeth Theophille.

2.Ratification of the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2023.

3.Approval, on an advisory basis, of the Company's executive compensation for the fiscal year ended March 31, 2022.

4.Approval of the Company's 2022 Equity Incentive Plan, including the reservation of 8,000,000 new shares for issuance thereunder.

5.Approval of amendments to the Company's Amended and Restated 1996 Employee Stock Purchase Plan, including the reservation of 3,600,000 additional shares for issuance thereunder.

6.Approval of an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 200,000,000 to 300,000,000 shares.

Final voting results were as follows:

Proposal One: Election of Directors

	For	Withheld	Broker Non-Vote
Jaswinder Pal Singh	85,987,580	2,103,225	13,611,609
David Sipes	86,825,741	1,265,064	13,611,609
Monique Bonner	86,750,335	1,340,470	13,611,609
Alison Gleeson	86,085,296	2,005,509	13,611,609
Todd Ford	86,651,207	1,439,598	13,611,609
Vladimir Jacimovic	86,899,562	1,191,243	13,611,609
Eric Salzman	85,832,761	2,258,044	13,611,609
Elizabeth Theophille	86,783,977	1,306,828	13,611,609

Each of the Company's nominees was elected to serve as a director until the next annual meeting of stockholders, and until such director's successor has been elected and qualified.

Proposal Two: Ratification of Independent Registered Public Accounting Firm

For	Against	Abstain	Broker Non-Vote
100,868,826	651,398	182,190	-

The stockholders ratified the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2023. Proposal Three: Advisory Vote on Executive Compensation For Against Abstain Broker Non-Vote 84,934,742 2,703,319 452,744 13,611,609 The stockholders approved, on an advisory basis, the Company's executive compensation for the fiscal year ended March 31, 2022. Proposal Four: Approval of the Company’s 2022 Equity Incentive Plan, including the reservation of 8,000,000 new shares for issuance thereunder For Against Abstain Broker Non-Vote 63,018,499 24,667,223 405,083 13,611,609 The stockholders approved the Company’s 2022 Equity Incentive Plan, including the reservation of 8,000,000 new shares for issuance thereunder. Proposal Five: Approval of amendments to the Company’s Amended and Restated 1996 Employee Stock Purchase Plan, including the reservation of 3,600,000 additional shares for issuance For Against Abstain Broker Non-Vote 86,592,507 1,112,549 385,749 13,611,609 The stockholders approved the amendments to the Company’s Amended and Restated 1996 Employee Stock Purchase Plan, including the reservation of 3,600,000 additional shares for issuance. Proposal Six: Approval of an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 200,000,000 to 300,000,000 shares For Against Abstain Broker Non-Vote 99,549,662 2,049,037 103,715 - The stockholders approved an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 200,000,000 to 300,000,000 shares. Item 9.01 Financial Statements and Exhibits. (d) Exhibits Exhibit No. Description 3.1 Certificate of Amendment to the Restated Certificate of Incorporation of 8x8, Inc. 104 Cover Page Interactive Data File (embedded within the Inline XBRL document

SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized. Date: July 13, 2022 8x8, Inc. By: /s/ MATTHEW ZINN Matthew Zinn Chief Legal Officer & Corporate Secretary

Exhibit F